UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12

Doral Financial Corporation
(Name of Registrant as Specified in its Charter)
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1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
, 2010

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Doral Financial Corporation (“Doral Financial” or the “Company”). The meeting will be held on the second floor of the Doral Financial Plaza Building located at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico on          , 2010. The meeting will begin promptly at 8:30 a.m., AST.

The specific proposal being submitted to stockholders at the upcoming special meeting relates to 285,002 shares of our Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock which we issued on April 21, 2010 and April 22, 2010 for $180 million in the aggregate in a private placement to accredited investors. At the special meeting, stockholders will be asked to consider and vote on a proposal to approve the issuance of additional shares of our common stock, which would be issued upon conversion of the preferred stock. Under New York Stock Exchange rules, such issuance requires stockholder approval.

Your Board of Directors recommends a vote “FOR” the proposal.

Only stockholders of record as of the close of business on June 1, 2010 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof. A list of these stockholders will be available for inspection for a period of ten calendar days prior to the special meeting at the office of Doral Financial on the ninth floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

You are urged to review carefully the enclosed proxy statement and complete, sign and return your proxy card in the envelope provided, even if you plan to attend the meeting. The prompt return of your proxy card will ensure that your vote is counted. Please note that sending us your proxy will not prevent you from voting in person at the meeting if you so desire.

Doral Financial anticipates that the proxy statement and the accompanying form of proxy will be mailed to stockholders on or about          , 2010.

We appreciate your support.

Sincerely,

Glen R. Wakeman
President and Chief Executive Officer

1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On          , 2010

The special meeting of stockholders of Doral Financial Corporation (“Doral Financial”) will be held on the second floor of the Doral Financial Plaza Building located at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico on          , 2010, beginning at 8:30 a.m., AST, to vote on the following matter as described in the accompanying proxy statement:

To consider a proposal to approve the issuance of shares of our common stock upon the conversion of shares of our Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock, $1.00 par value and $1,000 liquidation preference per share, that (i) exceeds 20% of the voting power or the number of shares of the Company’s common stock outstanding immediately prior to the issuance of the Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock; and (ii) involves issuances to directors, officers, substantial securityholders, their affiliates or entities in which they have a substantial direct or indirect interest, which issuance requires stockholder approval pursuant to the rules of the New York Stock Exchange.

Only stockholders of record as of the close of business on June 1, 2010 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof. A list of these stockholders will be available for inspection for a period of ten calendar days prior to the special meeting at the office of Doral Financial at the ninth floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By order of our Board of Directors,

Enrique R. Ubarri-Baragaño
Secretary

Dated:          , 2010

i

PRELIMINARY PROXY STATEMENT DATED MAY 21, 2010
THIS PROXY STATEMENT WILL BE REVISED TO REFLECT ACTUAL FACTS AT THE
TIME OF FILING OF THE DEFINITIVE PROXY STATEMENT.

Doral Financial Corporation
1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717

PROXY STATEMENT

This proxy statement contains information related to the special meeting of stockholders of Doral Financial Corporation (“Doral Financial” or the “Company”) to be held on the second floor of the Doral Financial Plaza Building located at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico on          , 2010, beginning at 8:30 a.m., AST, and any postponements or adjournments thereof. Doral Financial anticipates that this proxy statement and the accompanying form of the proxy will be mailed to stockholders commencing on or about          , 2010.

GENERAL QUESTIONS ABOUT THE SPECIAL MEETING

What Information Is Contained In The Proxy Statement?

The information in this proxy statement relates to the proposal to be voted on at the special meeting, the voting process, a description of our Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock and other required information.

Who Is Soliciting My Vote?

The Board of Directors of Doral Financial is soliciting your vote at the special meeting.

What Am I Being Asked to Vote on at the Special Meeting?

You will be asked to consider a proposal to approve the issuance of shares of our common stock, issuable upon conversion of our Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock, $1.00 par value and $1,000 liquidation preference per share, which we refer to as the preferred stock, that (i) equals or exceeds 20% of the voting power or the number of shares of the Company’s common stock outstanding immediately prior to the issuance of the preferred stock; and (ii) involves issuances to directors, officers, substantial securityholders, their affiliates or entities in which they have a substantial direct or indirect interest, which issuance requires stockholder approval pursuant to the rules of the New York Stock Exchange (the “NYSE”).

Please see the information under the caption “Description of the Preferred Stock” below and the Certificate of Designations for the preferred stock, which is attached to this proxy statement as Appendix I, for additional information on the preferred stock, including a description of applicable conversion rate adjustments.

What Is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, LLC, you are considered the “stockholder of record” with respect to those shares. The proxy materials have been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Who Is Entitled to Vote?

Only stockholders of record at the close of business on the record date, June 1, 2010 (the “Record Date”), are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment thereof. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon. As of the close of business on May 18, 2010, there were 67,283,370 shares of the Company’s common stock outstanding.

Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), to vote at the meeting you must use the proxy or voting instructions included in the mailing or follow the instructions provided by your broker, bank or other nominee for voting by telephone or on the Internet.

What Is the Board’s Recommendation?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The Board’s recommendation for the proposal is set forth below.

Proposal to approve the issuance of shares of our common stock, issuable upon conversion of our Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock, which issuance requires stockholder approval pursuant to the rules of the NYSE.

The Board recommends a vote “FOR” this proposal.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion. Management at present knows of no other matter to be brought before the meeting.

What Constitutes a Quorum for the Special Meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of May 18, 2010, 67,283,370 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

How Do I Vote?

If you complete and properly sign the accompanying proxy card and return it to Doral Financial, it will be voted as you direct. If you are a registered stockholder of record and attend the meeting, you may deliver your completed proxy card in person. Alternatively, in lieu of signing the accompanying proxy card and returning it to Doral Financial, registered stockholders can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions and to confirm that their instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving timely written notice of such revocation to the Secretary of Doral Financial.

“Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares. “Street name” stockholders may vote by telephone or the Internet if their banks or brokers make those methods available. If that is the case, each bank or broker will enclose instructions with the proxy statement.

Can I Change My Vote After I Return My Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Doral Financial either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders with respect to your proxy will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What Vote Is Required to Approve Each Item?

The rules of the NYSE require that the proposal be approved by our stockholders representing a majority of the votes cast on the proposal (provided that the total votes cast on the proposal represent 50% of the outstanding shares of our common stock entitled to vote on the proposal). Abstentions and broker non-votes will each be counted as present for the purpose of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

As of May 18, 2010, Doral Holdings Delaware, LLC (“Doral Holdings”) beneficially owned approximately 72.0% of the outstanding shares of Doral Financial common stock. As a result, Doral Holdings has sufficient votes to approve the proposal to be voted on at the annual meeting. Pursuant to the Cooperation Agreement (as defined below), Doral Holdings is contractually obligated to vote its shares of common stock in favor of the proposal and against any action that would compete with or impede or interfere with the conversion. See “Proposal — Issuance Of Common Stock Upon Conversion Of Preferred Stock — Cooperation Agreement.” Doral Holding’s compliance with such obligation will assure stockholder approval of the proposal.

Who Will Bear the Costs of Soliciting Proxies for the Special Meeting?

We will bear the cost of soliciting proxies for the special meeting. We do not intend to solicit proxies otherwise than by the use of the mails but certain of our officers and regular employees or our subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to solicit proxies. Proxy material will also be distributed at our expense by brokers, nominees, custodians and other similar parties.

Who Will Count the Vote?

Representatives of our transfer agent, BNY Mellon Shareowner Services, LLC, will tabulate the votes.

How Are My Votes Counted?

You may vote for or against or you may abstain on the proposal. If you abstain from voting on the proposal, your shares will be counted as present for purposes of establishing a quorum.

Could Other Matters Be Decided at the Meeting?

We do not know of any other matters that may come before the special meeting. However, if any new matter requiring the vote of our stockholders is properly presented before the special meeting, proxies may be voted with respect thereto at the discretion of the proxy holders.

What Happens If the Meeting Is Postponed or Adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Other Information

All share and per share information presented in this proxy statement has been adjusted to reflect a 1-for-20 reverse stock split effective August 17, 2007.

Please contact Christopher C. Poulton, Investors Relations, at (212) 329-3794. if you need directions to be able to attend the meeting and vote in person.

The contents of our corporate website (http://www.doralfinancial.com) are not incorporated by reference into this proxy statement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this document regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (which we refer to as the “PSLRA”) and are made pursuant to the safe harbors of the PSLRA. Actual results could be quite different from those expressed or implied by the forward-looking statements. Do not unduly rely on forward-looking statements; they give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made and we do not undertake any obligation to update them to reflect changes that occur after that date. A number of factors could cause results to differ significantly from our expectations, including, among others, any failure to obtain the stockholder approvals sought in this document.

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SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND PRINCIPAL HOLDERS

The following table shows, as of May 18, 2010, the amount of our common stock beneficially owned (unless otherwise indicated in the footnotes) by (1) each stockholder known by us to own beneficially more than 5% of our common stock, (2) each director, (3) each executive officer (including former executive officers) named in the Summary Compensation Table of our Definitive Proxy Statement dated April 9, 2010 with respect to our annual meeting of stockholders (the “named executive officers”) and (4) all of our directors and executive officers as a group. The information is based on reports filed with the SEC and information provided by the persons named below. Certain of our executive officers own shares of preferred stock, as indicated in the footnotes to the table below. On July 19, 2007, Doral Holdings Delaware, LLC, a newly formed entity in which Irving Place Capital (formerly known as Bear Stearns Merchant Banking) and other investors, including funds managed by Marathon Asset Management, Perry Capital, the DE Shaw Group and Tennenbaum Capital, purchased 48,412,698 shares of common stock for an aggregate purchase price of $610.0 million.

Amount and Nature
of Beneficial
Name of Beneficial Owner	Ownership		Percent of Class

Directors
Frank Baier	—		**

Dennis G. Buchert	—		**

James E. Gilleran	—		**

Douglas L. Jacobs	—		**

David E. King(2)	—		**

Mark Kleinman(2)	—		**

Howard M. Levkowitz(2)	—		**

Raymond J. Quinlan	—		**

Gerald L. Smith	—		**

Management (including former executive officers)
Glen R. Wakeman(3) *†	33,129		**

Lesbia Blanco(4) †	1,454		**

Robert E. Wahlman †	—		**

Paul Makowski(4)	—		**

Christopher C. Poulton(4) †	1,500		**

Enrique R. Ubarri(4)	—		**

Marito Domingo(4)(5)	—		**

All directors and executive officers as a group, consisting of 16 persons, including those named above	36,083		**

Other Principal Holders
Doral Holdings Delaware, LLC	48,412,698	(6)(7)	72.0%

Doral GP Ltd.
Doral Holdings, L.P. C/O Irving Place Capital 277 Park Avenue New York, New York 10172

*	Mr. Wakeman is also a director of Doral Financial.

**	Represents less than 1% of Doral Financial’s outstanding common stock.

†	Mr. Wakeman, Ms. Blanco, Mr. Wahlman and Mr. Poulton own 48, 48, 238 and 48 shares of preferred stock, respectively, convertible into 10,105, 10,105, 50,105 and 10,105 shares of our common stock, respectively, at the initial conversion price of $4.75 per share of common stock.

(1)	Except as noted in the footnotes below, this information is based on the SEC’s definition of “beneficial ownership,” which is broader than ownership in the usual sense. For example, under SEC rules you beneficially own stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee or a contract or an understanding) have or share the power to vote the stock or to sell it, or if you have the right to acquire it within 60 days. For purposes of the this chart, “beneficial ownership” of shares of preferred stock is not counted as “beneficial ownership” of shares of common stock into which such shares of preferred stock are convertible, subject to stockholder approval.

(2)	The named director also is a director of Doral GP Ltd., which is the general partner of Doral Holdings, L.P., which is the managing member of Doral Holdings Delaware, LLC, which is the holder of 48,412,698 shares of common stock of Doral Financial. In his capacity as a director of Doral GP Ltd., the named director does not have voting or dispositive power over such shares. The named director is also a senior managing director of an entity which may hold (or affiliates of which may hold) shares of common stock of Doral Financial and which is affiliated with limited partners in Doral Holdings, L.P. and members of Doral Holdings Delaware, LLC and Doral GP Ltd. In his capacity as a senior managing director, the named director does not have voting or dispositive power over such shares. The named director disclaims beneficial ownership of any shares referred to herein.

(3)	Includes 10,000 shares that represent restricted share units that vested in July 2007. In addition, Mr. Wakeman has an investment of $4,000,000 in Doral Holdings, L.P. Pursuant to the Cooperation Agreement, Doral Holdings L.P. has agreed to dissolve subsequent to the conversion of the preferred stock. See “Proposal — Issuance of Common Stock Upon Conversion of Proposed Stock — Cooperation Agreement.” Upon dissolution of Doral Holdings, L.P. Mr. Wakeman is expected to receive 306,167 shares of common stock with respect to his investment in Doral Holdings, L.P.

(4)	191,355 shares of common stock are owned directly by Doral Strategic Co-Investment, L.P. (“Doral Strategic”). Of a total investment of $2,500,000 in Doral Strategic made by Doral Financial’s officers, Ms. Blanco, Mr. Makowski, Mr. Poulton, Mr. Ubarri and Mr. Domingo invested $300,000, $100,000, $100,000, $300,000 and $700,000, respectively.

(5)	Mr. Domingo served as an Executive Officer of the Company until March 25, 2009.

(6)	Based on information filed with the SEC jointly by Doral Holdings Delaware, LLC, Doral Holdings L.P. and Doral GP Ltd., of the total number of shares shown, 48,412,698 shares are held by Doral Holdings Delaware, LLC. Doral Holdings. L.P. acts as the managing member of Doral Holdings Delaware, LLC, and Doral GP Ltd. serves as the general partner of Doral Holdings L.P. Accordingly, each of Doral Holdings L.P. and Doral GP Ltd. may be deemed to be an indirect beneficial owner of the shares of common stock owned directly by Doral Holdings Delaware, LLC. Each of Doral Holdings L.P. and Doral GP Ltd. disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. Pursuant to the Cooperation Agreement, Doral Holdings Delaware, LLC has agreed to dissolve subsequent to stockholder approval of the conversion of the preferred stock. See “Proposal — Issuance of Common Stock Upon Conversion of Proposed Stock — Cooperation Agreement.”

(7)	191,355 shares of common stock are owned directly by Doral Strategic. Doral GP Ltd. is the general partner of Doral Strategic. Accordingly, Doral GP Ltd. may be deemed to be an indirect beneficial owner of the shares of common stock owned directly by Doral Strategic. Doral GP Ltd. disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Four of our executive officers, Mr. Glen R. Wakeman, Ms. Lesbia Blanco, Mr. Robert E. Wahlman and Mr. Christopher C. Poulton, participated in the private placement purchasing 48, 48, 238 and 48 shares, respectively, of our preferred stock at a purchase price and liquidation preference of $1,000 per share for an aggregate purchase price of $382,000.

Upon receipt of stockholder approval, Mr. Wakeman’s shares will convert to approximately 10,106 shares of our common stock at a conversion price of $4.75 per share, which price is below the market value of our common stock as of the trading day immediately prior to the effective date of the Stock Purchase Agreement (as defined below). Prior to the private placement, Mr. Wakeman owned 33,129 shares of our common stock. Accordingly, if stockholder approval is obtained, Mr. Wakeman will own approximately 43,235 shares of our common stock upon conversion of his preferred stock representing          % of our outstanding shares of common stock as of the Record Date.

Upon receipt of stockholder approval, Ms. Blanco’s shares will convert to approximately 10,106 shares of our common stock at a conversion price of $4.75 per share, which price is below the market value of our common stock as of the trading day immediately prior to the effective date of the Stock Purchase Agreement. Prior to the private placement, Ms. Blanco owned 1,559 shares of our common stock. Accordingly, if stockholder approval is obtained, Ms. Blanco will own 11,665 shares of our common stock upon conversion of his preferred stock representing          % of our outstanding shares of common stock as of the Record Date.

Upon receipt of stockholder approval, Mr. Wahlman’s shares will convert to approximately 50,105 shares of our common stock at a conversion price of $4.75 per share, which price is below the market value of our common stock as of the trading day immediately prior to the effective date of the Stock Purchase Agreement. Prior to the private placement, Mr. Wahlman did not own any shares of our common stock. Accordingly, if stockholder approval is obtained, Mr. Wahlman will own 50,105 shares of our common stock upon conversion of his preferred stock representing     % of our outstanding shares of common stock as of the Record Date.

Upon receipt of stockholder approval, Mr. Poulton’s shares will convert to approximately 10,106 shares of our common stock at a conversion price of $4.75 per share, which price is below the market value of our common stock as of the trading day immediately prior to the effective date of the Stock Purchase Agreement. Prior to the private placement, Mr. Poulton owned 1,500 shares of our common stock. Accordingly, if stockholder approval is obtained, Mr. Poulton will own 11,606 shares of our common stock upon conversion of his preferred stock representing     % of our outstanding shares of common stock as of the Record Date.

Messrs. Kleinman and Levkowitz are each senior managing directors of Marathon Asset Management and Tennenbaum Capital Partners, LLC, respectively, which entities (or affiliates of which entities) participated in the private placement. Neither Mr. Kleinman nor Mr. Levkowitz has voting or dispositive power over the applicable shares of preferred stock and each disclaims beneficial ownership of such shares.

No other directors, executive officers or non-executive officer employees or their affiliates participated in the private placement, or beneficially own preferred stock.

PROPOSAL — ISSUANCE OF COMMON STOCK UPON CONVERSION OF PREFERRED STOCK

The Proposal

This proposal seeks stockholder approval of the issuance of shares of the Company’s common stock upon the conversion of shares of the Company’s Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock, $1.00 par value and $1,000 liquidation preference per share that (i) exceeds 20% of the voting power or the number of shares of the Company’s common stock outstanding immediately prior to the issuance of the preferred stock; or (ii) involves issuances to directors, officers, substantial securityholders, their affiliates or entities in which they have a substantial direct or indirect interest, which issuance requires stockholder approval pursuant to the rules of the NYSE.

The conversion price will be $4.75 per share, subject to adjustment in certain circumstances including, among other things, if the preferred stock remains outstanding on October 18, 2010 (the 180th day after the first issue of the preferred stock). See “— Consequences if Stockholders Do Not Approve the Proposal — Decreased Conversion Price.” Please see the information under the caption “Description of the Preferred Stock” below and the Certificate of Designations for the preferred stock, which is attached to this proxy statement as Appendix I, for additional information concerning the preferred stock.

The Preferred Stock Issuance

On April 19, 2010, we entered into a definitive Stock Purchase Agreement (the “Stock Purchase Agreement”) with various investors to raise new equity capital for the Company through a private placement. In the private placement, we issued to certain accredited investors, including certain direct and indirect investors in Doral Holdings, our parent company, the following securities: 180,000 shares of the preferred stock with a liquidation value of $180 million; and 105,002 shares of the preferred stock with a liquidation value of $105 million, which were deposited into escrow pending the result of our bid for a potential FDIC-assisted transaction, and which were released to investors on May 3, 2010 by reason of the non-occurrence of such transaction. After giving effect to the release of shares of the preferred stock from escrow, in the aggregate, the shares of the preferred stock issued in the capital raise had an effective sale price of $3.00 per common share equivalent.

NYSE Stockholder Approval Requirement

Because our common stock is listed on the NYSE, we are subject to NYSE rules and regulations. NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance or sale of securities convertible into shares of our common stock in any transaction or series of transactions if (1) the shares of common stock will have, upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of the convertible securities; or (2) the number of shares of common stock to be issued will, upon issuance, equal 20% or more of the number of shares of common stock outstanding before the issuance of the convertible securities. At the time of original issuance of the preferred stock, 20% of our common stock outstanding was 13,456,674 shares, which we refer to as the exchange cap.

Additionally, NYSE Listed Company Manual Section 312.03(b) requires stockholder approval prior to the issuance or sale of securities convertible into shares of our common stock in any transaction or series of transactions to (1) any director, officer or substantial security holder (which we refer to as related parties); (2) any subsidiary, affiliate or other closely-related person of a related party; or (3) any company or entity in which a related party has a substantial direct or indirect interest, in each case where (x) the shares of common stock will have, upon issuance, voting power exceeding 1% of the number of shares of common stock outstanding before the issuance of the convertible securities; or (y) the number of shares of common stock to be issued will, upon issuance, exceed 1% of the number of shares of common stock outstanding before the issuance of the convertible securities.

Because of such rules and regulations, it was necessary to structure the private placement such that the preferred stock could not be converted into shares of our common stock unless and until we obtained the necessary stockholder approval to issue common stock upon conversion of the preferred stock in excess of the exchange cap and involving related parties. Based on the initial conversion rate and subject to certain adjustments, the number of shares to be issued initially upon conversion of the preferred stock amounts to approximately 60,000,421 shares of common stock. In connection with the preferred stock offering, we agreed to submit this proposal to a vote of our stockholders at a special meeting. Accordingly, we are seeking stockholder approval of the issuance of such additional shares of our common stock in excess of the exchange cap upon conversion of the preferred stock or involving related parties.

Pursuant to the Cooperation Agreement, Doral Holdings is contractually obligated to vote its shares of common stock in favor of the proposal and against any action that would compete with or impede or interfere with the conversion. See “— Cooperation Agreement” Doral Holding’s compliance with such obligation will assure stockholder approval of the proposal.

Consequences If Stockholders Approve the Proposal

Conversion of Preferred Stock; Issuance of Shares.

If stockholders approve this proposal, five business days after such approval, the preferred stock will mandatorily convert (with certain exceptions set forth under the caption “Description of the Preferred Stock” below and in the Certificate of Designations for the preferred stock) into shares of our common stock at an initial conversion rate of 210.52632 shares of common stock per share of preferred stock, which is equivalent to an initial conversion price of approximately $4.75 per share of common stock. The conversion rate is subject to adjustment in certain circumstances.

Rights of Investors; Registration Rights.

The rights and privileges associated with shares of our common stock issued upon conversion of the preferred stock will be identical to the rights and privileges associated with the common stock held by our existing common stockholders, including voting rights.

The Company has agreed to file a registration statement with respect to shares of our common stock issuable upon conversion of the preferred stock. In addition, the shares of common stock owned by our parent, Doral Holdings, which shares are to be distributed to Doral Holdings’ shareholders upon its dissolution (See “— Cooperation Agreement”), will either be included in such registration statement or will become freely transferable under Rule 144 under the Securities Act of 1933, as amended. As a result, a total of approximately 108.2 million shares of common stock are expected to become available for sale pursuant to the registration statement and under Rule 144 (following the conversion of the preferred stock and the dissolution of Doral Holdings). The transferability of a large quantity of our common stock that was not previously available to be sold into the market may materially and adversely impact the market price of our common stock.

Dilution.

Based on the capitalization of the Company as of the Record Date, and the initial conversion price of $4.75 per share of common stock, the conversion of the preferred stock would result in the preferred stock investors owning approximately an additional     % of our outstanding common stock after giving effect to such conversion. As a result, our existing stockholders may incur substantial dilution of their voting power and may own a significantly smaller percentage of our outstanding common stock if this proposal is passed.

Dissolution of Doral Holdings.

Pursuant to the Cooperation Agreement described below (see “— Cooperation Agreement”), Doral Holdings has agreed to dissolve after stockholder approval, promptly following the earlier of (i) the effectiveness of the registration statement filed pursuant to the Registration Rights described above (see “— Consequences if Stockholders Approve the Proposal — Rights of Investors; Registration Rights”) and (ii) October 17, 2010 (the 180th day after the funding date under the Stock Purchase Agreement).

Upon the dissolution of Doral Holdings, we will no longer be a “controlled company” under the rules and regulations of the NYSE, and thus will be required to comply with the NYSE corporate governance rules, including requirements that at the end of a one year transition period a majority of our board of directors consist of independent directors (as defined under the rules of the NYSE), we have a corporate governance and nominating committee composed entirely of independent directors and we have a compensation committee composed entirely of independent directors. We currently meet all such requirements, except with respect to our compensation committee, which is not composed entirely of independent directors.

Consequences If Stockholders Do Not Approve the Proposal

Decreased Conversion Price.

If the Company’s stockholders do not approve this proposal, the holders of the preferred stock will not be able to convert shares of preferred stock.

If the preferred stock (other than shares of preferred stock held by investors that cannot invest directly in our common stock due to certain regulatory waiting periods) remains outstanding on October 18, 2010 (the 180th day after the first issue of the preferred stock), the conversion price of the preferred stock will decrease by 1.0%, subject to a maximum decrease of 10%, every 90 days thereafter (or the pro rata portion of such adjustments for any partial period) until such shares of preferred stock are no longer outstanding. The decreased conversion price will not be applied to shares of preferred stock not previously converted due to the absence of certain regulatory approvals.

Stockholders’ Meetings.

If stockholders do not approve this proposal at this special meeting, then we are contractually obligated, pursuant to the Stock Purchase Agreement governing the preferred stock offering, to undertake to obtain stockholder approval at an additional special meeting held 90 days after this special meeting and at least once every 90 days thereafter until the required stockholder approval is obtained.

Cooperation Agreement

Pursuant to a Cooperation Agreement, dated April 19, 2010, between Doral Financial and Doral Holdings, Doral Holdings L.P. and Doral GP Ltd. (the “Cooperation Agreement”) entered into in order to effect the private placement, Doral Holdings is contractually obligated to vote its shares of common stock in favor of the proposal and against any action that would compete with or impede or interfere with the conversion. As of March 31, 2010, 48,412,698 shares of common stock, or approximately 72% of the Company’s voting securities, were held by Doral Holdings. Therefore, the Company expects this proposal to pass.

Additionally, pursuant to the Cooperation Agreement, Doral GP Ltd. agreed to cause the dissolution of each of Doral Holdings and Doral Holdings L.P. after receipt of the stockholder approval, promptly following the earlier of (i) the effectiveness of the registration statement filed pursuant to the Registration Rights described above (see “— Consequences if Stockholders Approve the Proposal — Rights of Investors; Registration Rights”) and (ii) October 17, 2010 (the 180th day after the funding date under the Stock Purchase Agreement).

In connection with the dissolution of Doral Holdings and Doral Holdings L.P., the assets of each of Doral Holdings and Doral Holdings L.P., including the shares of our common stock currently held by Doral Holdings, will be distributed to the direct and indirect investors in Doral Holdings L.P.

Financial and Other Information

Please find attached for your reference as Appendix II (“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements” sections from the Company’s Annual Report on Form 10-K for the year ending December 31, 2009) and Appendix III (“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements” sections from the Company’s Quarterly Report on Form 10-Q for the three months ending March 31, 2010) to this proxy statement the financial and other information required by Item 13(a) of Schedule 14A. The information found on Appendices II and III is made part of this proxy statement.

Representatives of the Company’s principal accountants, PricewaterhouseCoopers LLP, an independent registered public accounting firm, are not expected to be present at the special meeting.

No Appraisal Rights

Under applicable Puerto Rico law, our stockholders are not entitled to appraisal rights with respect to this proposed issuance of common stock.

Required Vote

The rules of the NYSE require that this proposal be approved by our stockholders representing a majority of the votes cast on the proposal (provided that the total votes cast on the proposal represent 50% of the outstanding shares of our common stock entitled to vote on the proposal). Abstentions and broker non-votes will each be counted as present for the purpose of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Vote Recommendation

The Board recommends a vote “FOR” this proposal.

DESCRIPTION OF THE PREFERRED STOCK

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the preferred stock, as contained in the Certificate of Designations of the Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock ($1.00 Par Value) (Liquidation Preference $1,000 Per Share)(the “Certificate of Designations”), which is attached to this proxy statement as Appendix I and is included as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on April 26, 2010. Stockholders are urged to read the Certificate of Designations in its entirety.

General

Under our Certificate of Incorporation, our Board of Directors is authorized, without further stockholder action, to issue up to 40,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the preferred stock or any series thereof. For each series, the Board of Directors will determine the designations, preferences, limitations and relative or other rights thereof. The holders of the preferred stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other of our securities of any class. The preferred stock will be perpetual unless converted in accordance with its terms.

Ranking

The preferred stock, with respect to dividend rights and rights upon our liquidation, winding up or dissolution, ranks:

•	senior to the common stock and any other class or series of capital stock of the Company, the terms of which expressly provide that such class or series ranks junior to the preferred stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company (which we will refer to collectively as “junior stock”);

•	equally with all other series of preferred stock currently outstanding or to be established after the issuance of the preferred stock (“parity stock”);

•	junior to each class or series of capital stock of the Company, the terms of which expressly provide that such class or series ranks senior to the preferred stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company (“senior stock”); and

•	junior to our and our subsidiaries’ existing and future indebtedness (including, in the case of our subsidiaries, trade payables).

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of the preferred stock then outstanding will be entitled, subject to the payment in full or provision having been made for payment in full of all claims of our creditors and the liquidation preferences of all senior stock, to an amount equal to $1,000 per share, to be paid out of our assets available for distribution to our stockholders whether from capital, surplus or earnings before any payment will be made in respect of our common stock or on any other junior stock.

Dividends

Holders of the preferred stock will receive cash dividends on the liquidation preference of $1,000 per share when, as and if declared by our Board of Directors, in its sole discretion out of funds legally available for payment in an amount equal to the dividend per share payable on the common stock multiplied by the conversion rate.

So long as any shares of any series of our preferred stock remain outstanding, unless full dividends on all outstanding shares of all series of our preferred stock have been paid in full or declared and set aside for payment, no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock, including common stock. The holders of common stock will be entitled to receive and share equally in such dividends when, if and as declared by the Board of Directors out of funds legally available therefor.

Dividends on the preferred stock will not be cumulative. Accordingly, if for any reason our Board of Directors does not declare a dividend on the preferred stock for a dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period or at any time in the future, whether or not our Board of Directors declares a dividend on the preferred stock or any other series of our preferred stock or common stock for any future dividend period.

Conversion

On the fifth business day after stockholders approve the proposal set forth in this proxy statement, each share of the preferred stock will mandatorily convert into shares of common stock at a price of $4.75 per share, subject to adjustment. The conversion of the preferred stock of certain holders may be subject to certain waiting periods or otherwise delayed to comply with applicable law and regulations. See the Certificate of Designations, which is attached to this proxy statement as Appendix I.

If the preferred stock (other than shares of preferred stock held by investors that cannot invest directly in our common stock due to certain regulatory waiting periods) remains outstanding on October 18, 2010 (the 180th day after the first issue of the preferred stock), the conversion price of the preferred stock will decrease by 1.0%, subject to a maximum decrease of 10%, every 90 days thereafter (or the pro rata portion of such adjustments for any partial period) until such shares of preferred stock are no longer outstanding. The decreased conversion price will not be applied to shares of preferred stock not previously converted due to the absence of certain regulatory approvals.

Stockholder Approval

We have agreed to file a preliminary proxy statement no later than May 23, 2010 seeking stockholder approval of the issuance of shares of our common stock upon conversion of the preferred stock, pursuant to NYSE regulations. Thereafter, we will use our reasonable best efforts to cause a definitive proxy statement to be available to be distributed to stockholders. If we are notified by the SEC that the proxy statement will not be subject to review, we will mail the definitive proxy statement within five business days after such notification and hold this special meeting within 25 business days after mailing the proxy statement. If we are unable to obtain stockholder approval, we will undertake to obtain stockholder approval at a special meeting of our stockholders held (i) 90 days after the special meeting and (ii) at least once every 90 days thereafter until stockholder approval is obtained.

If the preferred stock (other than shares of preferred stock held by investors that cannot invest directly in our common stock due to certain regulatory waiting periods) remains outstanding on October 18, 2010 (the 180th day after the first issue of the preferred stock), the conversion price of the preferred stock will decrease by 1.0%, subject to a maximum decrease of 10%, every 90 days thereafter (or the pro rata portion of such adjustments for any partial period) until such shares of preferred stock are no longer outstanding. The decreased conversion price will not be applied to shares of preferred stock not previously converted due to the absence of certain regulatory approvals.

Voting Rights

Holders of preferred stock generally will not have voting rights, except as specifically required by applicable law and our Certificate of Incorporation, including the Certificate of Designations with respect to the preferred stock.

Anti-Dilution Adjustments for Preferred Stock

The formula for determining the conversion rate and the number of shares of common stock to be delivered upon conversion of the preferred stock will be adjusted in the event of certain stock dividends or distributions in shares of common stock or subdivisions, splits and combinations of our common stock. For a more detailed description of these adjustments, please see the Certificate of Designations, which is attached to this proxy statement as Appendix I.

Redemption

The preferred stock is not redeemable.

HOUSEHOLDING

With regard to the delivery of annual reports and proxy statements, under certain circumstances the SEC permits a single set of such documents to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder, however, still receives a separate proxy card. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs as well. A number of banks, brokers and other nominees have instituted householding and have previously sent a notice to that effect to certain of the Company’s beneficial stockholders whose shares are registered in the name of the bank, broker or other nominee. As a result, unless the stockholders receiving such notice gave contrary instructions, only one proxy statement will be mailed to an address at which two or more such stockholders reside. If any stockholder residing at such an address wishes to receive a separate proxy statement in the future, such stockholder should telephone the householding election system (toll-free) at               . In addition, (i) if any stockholder who previously consented to householding desires to receive a separate copy of the proxy statement for each stockholder at his or her same address, or (ii) if any stockholder shares an address with another stockholder and both stockholders of such address desire to receive only a single copy of the proxy statement, then such stockholder should contact his or her bank, broker or other nominee in whose name the shares are registered or contact the Company as follows: Christopher C. Poulton, Investors Relations, 623 Fifth Avenue, 16th Floor, New York, New York 10022; Telephone: (212) 329-3794.

INTERNET AVAILABILITY

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting to be held on          , 2010: This proxy statement, the form of proxy card and the notice of special meeting are available at http://bnymellon.mobular.net/bnymellon/DRL.

OTHER MATTERS

Management knows of no matters that may be brought before the special meeting or any adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. If any other matter should come before the special meeting or any adjournment thereof it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies as recommended by our Board of Directors or, if no recommendation is given, in accordance with their own discretion.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2011 ANNUAL MEETING

Under Doral Financial’s bylaws, no business may be brought before an annual meeting, including nominations from stockholders, unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to the Corporate Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 90 or more than 180 days prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is called on a date that is not within thirty days before or after such anniversary date — that is with respect to the 2011 Annual Meeting of Stockholders between April 12, 2011 and June 11, 2011 — notice by a stockholder in order to be timely must be so received not later than the close of business on the fifteenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In addition, any stockholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with certain additional information requirements in the bylaws relating to stockholder nominations.

These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in Doral Financial’s proxy statement. According to the SEC’s requirements, stockholder proposals intended to be included in Doral Financial’s proxy statement for the 2010 Annual Meeting of Stockholders must have delivered such to the Corporate Secretary by December 9, 2010. You can obtain a copy of Doral Financial’s bylaws by writing to the Corporate Secretary at the address set forth on the cover page of this proxy statement.

Stockholder proposals should be directed to the attention of the Corporate Secretary of Doral Financial and otherwise follow the procedure prescribed in SEC Rule 14a-8.

The above Notice of Special Meeting and Proxy Statement are sent by order of our Board of Directors of Doral Financial Corporation.

Enrique R. Ubarri-Baragaño
Secretary

Dated:          , 2010

No.	Description

Appendix I	Certificate of Designation of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock of Doral Financial Corporation
Appendix II	Information included under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009
Appendix III	Consolidated Financial Statements and the information included under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010

Appendix I

CERTIFICATE OF DESIGNATIONS
OF
MANDATORILY CONVERTIBLE NON-CUMULATIVE NON-VOTING PREFERRED STOCK
OF
DORAL FINANCIAL CORPORATION

Pursuant to Section 5.01(G) of the
General Corporation Law of
the Commonwealth of Puerto Rico

The undersigned, Enrique R. Ubarri, Executive Vice President, General Counsel and Corporate Secretary of Doral Financial Corporation, a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Corporation”), hereby certifies that, in accordance with Section 5.01(G) of the General Corporation Law of the Commonwealth of Puerto Rico, the Board of Directors hereby approves this Certificate of Designations and hereby states and certifies that pursuant to the authority conferred upon the Board of Directors by Article FOURTH of the Certificate of Incorporation of the Corporation, as amended (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), the Board of Directors adopted the following resolutions on a meeting duly held on April 14, 2010:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with Article FOURTH of its Certificate of Incorporation, a series of Serial Preferred Stock of the Corporation be and it hereby is created.

FURTHER RESOLVED, that the Board of Directors has determined that the preferences and relative, participating, optional or other special rights of the shares of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, as stated and expressed herein, are under the circumstances prevailing on the date hereof fair and equitable to all the existing stockholders of the Corporation.

FURTHER RESOLVED, that the designation and amount of such series and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof. are as follows:

RIGHTS AND PREFERENCES

Section 1.  Designation.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock” (the “Preferred Stock”). The number of shares constituting such series shall be 650,000. The par value of the Preferred Stock shall be $1.00 per share, and the liquidation preference shall be $1,000 per share (as adjusted equitably for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Preferred Stock).

Section 2.  Ranking.  The Preferred Stock shall, with respect to dividend rights (except to the extent that Parity Securities have a stated dividend yield) and rights on liquidation, winding up and dissolution, rank (i) equally with the Corporation’s Perpetual Cumulative Convertible Preferred Stock, 7.00% Noncumulative Monthly Income Preferred Stock, Series A, 8.35% Noncumulative Monthly Income Preferred Stock, Series B, 7.25% Noncumulative Monthly Income Preferred Stock, Series C, and with each other class or series of capital stock of the Corporation the terms of which do not expressly provide that such class or series shall rank senior or junior to the Preferred Stock (collectively referred to as “Parity Securities”), (ii) senior to the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which expressly provide that such class or series ranks junior to the Preferred Stock (collectively referred to as “Junior Securities”), and (iii) junior to all capital stock issued by the Corporation the terms of which expressly provide that such capital stock shall rank senior to the Preferred Stock (or to a number of series of preferred stock that includes the Preferred Stock). For this purpose, the term “capital stock” does not include debt securities convertible into or exchangeable for capital stock.

Section 3.  Definitions.  The following capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c) “BHC Act” means the Bank Holding Company Act of 1956, as amended.

(d) “BHC Affiliated Person” means, with respect to any Person, its Affiliates, which for purposes of this definition include all “affiliates” as defined in the BHC Act or Regulation Y of the Board of Governors of the Federal Reserve.

(e) “Business Day” means a day other than a Saturday, Sunday or a general bank holiday in San Juan, Puerto Rico or New York, New York.

(f) “Certificate of Designations” means this Certificate of Designations of Doral Financial Corporation, dated April 20, 2010.

(g) “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern.

(h) “Common Stock” has the meaning set forth in Section 2, provided, to the extent the Corporation is party to a merger, consolidation or other transaction pursuant to which the Common Stock is converted or exchanged for other securities, “Common Stock” shall be deemed to refer to such other securities for all purposes hereof.

(i) “Common Stock Dividend Equivalent” means the dividends per share payable on the Common Stock multiplied by the Conversion Rate.

(j) “Conversion Limit” has the meaning set forth in Section 8.

(k) “Conversion Price” means, for each share of Preferred Stock, $4.75, provided that the foregoing shall be subject to adjustment as set forth herein.

(l) “Conversion Price Reduction” has the meaning set forth in Section 8(e).

(m) “Conversion Rate” means, at any time, the Liquidation Preference divided by the Applicable Conversion Price, which itself is subject to adjustment as set forth herein.

(n) “Corporation” means Doral Financial Corporation, a corporation organized under the laws of the Commonwealth of Puerto Rico.

(o) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(p) “Doral Holdings” means Doral Holdings Delaware LLC, a Delaware limited liability company.

(q) “Doral LP” means Doral Holdings, L.P., an exempted limited partnership organized under the laws of the Cayman Islands.

(r) “Doral GP” means Doral GP, Ltd., an exempted company organized under the laws of the Cayman Islands.

(s) “Effective Date” means the date on which shares of the Preferred Stock are first issued.

(t) “Escrow Agreement” means the escrow agreement between the Corporation and Mellon Investor Services LLC dated April 19, 2010.

(u) “Exchange Property” has the meaning set forth in Section 11(a).

(v) “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(w) “Holder” means the Person in whose name the shares of the Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(x) “Holdings Dissolution Date” means the date of completion of the distribution of shares of Common Stock owned by Doral Holdings to the limited partners of Doral Holdings L.P.

(y) “Holdings Investors” means the Holders that are securityholders of Doral LP, Doral GP, or Doral Holdings as of the Effective Date.

(z) “HSR Approval” means, as to any Holder, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law, rule or regulation, the receipt of approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

(aa) “Junior Securities” has the meaning set forth in Section 2.

(bb) “Liquidation Preference” means, as to the Preferred Stock, $1,000 per share (as adjusted equitably for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Preferred Stock).

(cc) “Mandatory Conversion Date” means, with respect to any share of Preferred Stock held by any Holder, the fifth Business Day (in the case of clause (1)) or the tenth Business Day (in the case of clauses (2) and (3)) following the latest to occur of (1) the receipt by the Corporation of Stockholder Approval (or if a Reorganization Conversion Event has theretofore been consummated, the date of consummation of such Reorganization Conversion Event); (2) if applicable to the Holder’s conversion, notice to the Corporation by such Holder of such Holder’s receipt of HSR Approval, it being understood that the Corporation may instruct the transfer agent to convert the Preferred Shares without notice from the Holder if the Corporation has notice of HSR Approval; and (3) in the case of a Holdings Investor, the earliest of (a) if a Reorganization Conversion Event has theretofore been consummated, the date of consummation of such Reorganization Conversion Event, (b) the Resale Registration Statement Effectiveness Date, and (c) the 180th day after (i) release of funds, in accordance with the Escrow Agreement, to the Corporation upon the occurrence of a “Disbursement Event” as defined in the Escrow Agreement, or (ii) if instead funds and shares of Preferred Stock are released to purchasers under the Escrow Agreement, the Effective Date; provided, however, that a Holdings Investor may, by written notice to the Corporation at least three Business Days prior to its Mandatory Conversion Date, elect to have its shares of Preferred Stock mandatorily convert on the tenth Business Day following the Holdings Dissolution Date (the “Dissolution Conversion Date”, and also a “Mandatory Conversion Date” with respect to any shares of Preferred Stock converted on such date pursuant to Section 8(c) hereof); and provided in the case of any of (1), (2) or (3) that if a Mandatory Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the record date for such issuance or distribution, such Mandatory Conversion Date shall instead occur on the first calendar day after the record date for such issuance or distribution.

(dd) “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(ee) “Parity Securities” has the meaning set forth in Section 2.

(ff) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(gg) “Preferred Stock” has the meaning set forth in Section 1.

(hh) “Reorganization Conversion Event” means the Reorganization Events described in Section 11(a); provided, however, that with respect to a reclassification of Common Stock into securities including securities other than the Common Stock, as provided in clause (iii) of Section 11(a), a Reorganization Conversion Event shall only occur if such reclassification has been approved by the stockholders of the Corporation.

(ii) “Reorganization Event” has the meaning set forth in Section 11(a).

(jj) “Resale Registration Statement Effectiveness Date” means the date on which the registration statement on Form S-1 with respect to, among other things, the Common Stock issuable upon conversion of the Preferred Stock is declared effective by the Securities and Exchange Commission.

(kk) “Stockholder Approval” means the stockholder approval necessary to approve the conversion of the Preferred Stock into Common Stock for purposes of Section 312.03 of the New York Stock Exchange Listed Company Manual.

(ll) “Stock Purchase Agreement” means the Stock Purchase Agreement, as may be amended from time to time, between the Corporation and the Holders.

(mm) “Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(nn) “Voting Securities” has the meaning set forth in the BHC Act and Regulation Y of the Board of Governors of the Federal Reserve.

Section 4.  Dividends.  (a) Holders of Preferred Stock shall be entitled to receive cash dividends on the Liquidation Preference, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, in an amount equal to the Common Stock Dividend Equivalent.

(b) Dividends on shares of Preferred Stock shall be non-cumulative. The Preferred Stock has no stated dividend yield and the Corporation shall have no obligation to declare, and the holders of Preferred Stock shall have no right to receive, dividends for any period with respect to Preferred Stock.

(c) So long as any share of Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Preferred Stock with respect to all prior dividends that have been declared have been paid in full, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Securities, (ii) no shares of Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Securities by the Corporation and (iii) no shares of Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such Parity Securities, except by conversion into or exchange for Junior Securities. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period unless required pursuant to the terms of such Parity Securities and any dividends declared on the outstanding shares of Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Preferred Stock and on any Parity Securities but cannot make full payment of such declared dividends, the Corporation shall allocate the dividend payments first to Parity Securities with a stated dividend yield, and second on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any other Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Securities. No interest shall be payable in respect of any dividend payment on shares of Preferred Stock that may be in arrears. Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Securities from time to time out of any assets legally available therefor, and the shares of Preferred Stock shall not be entitled to participate in any such dividend on a Common Stock Dividend Equivalent basis.

(d) If the Mandatory Conversion Date with respect to any share of Preferred Stock is prior to the record date for any dividend payable hereunder, the Holder of such share of Preferred Stock shall not have the right to receive any dividends on the Preferred Stock with respect to such dividend payment.

Section 5.  Liquidation.  (a) Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the then record holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution is made to holders of Common Stock or any other capital stock of the Corporation ranking junior upon liquidation to the Preferred Stock, distributions upon liquidation in the amount of the Liquidation Preference plus an amount equal to any accrued and unpaid dividends prior to the date of payment. Such amount shall be paid to the holders of the Preferred Stock prior to any payment or distribution to the holders of the Common Stock or of any other class of Junior Securities.

(b) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Preferred Stock and any other shares of Parity Securities are not paid in full, the holders of the Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they would otherwise be entitled, the holders of shares of Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(c) Neither the consolidation or merger of the Corporation with any other corporation, nor any sale, lease or conveyance of all or any part of the property or business of the Corporation, shall be deemed to be a liquidation, dissolution, or winding up of the Corporation.

Section 6.  Maturity.  The Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7.  Redemption/Sinking Fund.  The Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Preferred Stock shall have no right to require redemption or repurchase of any shares of Preferred Stock.

Section 8.  Mandatory Conversion.  (a) Effective as of the close of business on the Mandatory Conversion Date with respect to any shares of Preferred Stock of a Holder, such shares of Preferred Stock shall automatically convert into shares of Common Stock at the Conversion Rate, subject to Sections (b) and (c) below. Such shares of Preferred Stock to be converted into shares of Common Stock on the Mandatory Conversion Date shall be cancelled at the time of the conversion and cease to be issued and outstanding. Upon conversion, Holders shall receive cash in lieu of fractional shares in accordance with Section 13 hereof.

(b) If, as of the applicable Mandatory Conversion Date for a share of Preferred Stock, the Holder thereof (together with its BHC Affiliated Persons, as defined herein) owns, or is deemed for applicable bank regulatory purposes to own, or would own or be deemed to own upon conversion, more than 9.9% of the total outstanding number of any class of Voting Securities of the Corporation (4.9% for a holder that is subject to the BHC Act) (the “Conversion Limit”), such shares of Preferred Stock owned by such Holder shall not be converted on such Mandatory Conversion Date to the extent such conversion would result in such Holder and its BHC Affiliated Persons owning or being deemed for applicable bank regulatory purposes to own Voting Securities of the Corporation in excess of the Conversion Limit (for the avoidance of doubt, thereby permitting conversion of shares up to but not exceeding the Conversion Limit). For purposes of calculating ownership of a class of Voting Securities of the Corporation pursuant to this Section 8(b) prior to the Holdings Dissolution Date, indirect interests in the Corporation held by a Holdings Investor through its ownership of voting securities of Doral Holdings, Doral LP or Doral GP shall be accounted for by including the greater of the percentage of voting securities held by the investor (a) in Doral Holdings, (b) in Doral LP and (c) in Doral GP. In calculating the Conversion Limit for any Holder on any Mandatory Conversion Date, the total number of outstanding Voting Securities shall include all Voting Securities to be issued in connection with mandatory conversion of Preferred Stock on such date.

(c) Any shares of Preferred Stock not converted on a Holder’s Mandatory Conversion Date due to the Conversion Limit will be mandatorily converted, subject to the Conversion Limit, (i) on any subsequent Mandatory Conversion Date specified in clause (2) or (3) of the definition of Mandatory Conversion Date, or (ii) on the Dissolution Conversion Date, provided that the Corporation has received prior notice from Doral Holdings or a Holdings Investor of such Holdings Dissolution Date.

(d) Any shares of Preferred Stock that are not converted pursuant to Sections 8(a) or 8(c) due to the Conversion Limit will be mandatorily converted immediately following a transfer of such shares of Preferred Stock (A) in a widely distributed public offering, (B) to a Person that would control more than 50% of the Voting Securities of the Corporation (not including Voting Securities such person is acquiring from holder) or (C) to a Person that would not receive 2% or more of any class of the Corporation’s Voting Securities.

(e) If the Preferred Stock (other than shares of Preferred Stock held by investors that cannot invest directly in our Common Stock prior to receipt of HSR Approval and shares of Preferred Stock that are not converted due to the Conversion Limit) remains outstanding on the 180th day following the Effective Date, the applicable Conversion Price shall be reduced by 1.0% every 90 days thereafter (or the pro rata portion of such adjustments for any partial period) until the Preferred Stock (other than shares of Preferred Stock held by investors that cannot invest directly in our Common Stock prior to receipt of HSR Approval and shares of Preferred Stock that are not converted due to the Conversion Limit) is no longer outstanding, up to a maximum aggregate reduction in the Conversion Price pursuant to this Section 8(d) of 10% (the “Conversion Price Reduction”). The Conversion Price Reduction shall not be applied with respect to shares of Preferred Stock not previously converted due to the absence of an HSR Approval.

Section 9.  Conversion Procedures.

(a) The Corporation shall provide notice to Holders of Preferred Stock at least three Business Days prior to the Mandatory Conversion Date described in clause (1) or five Business Days prior to a Mandatory Conversion Date described in clause (2) or (3) or the Dissolution Conversion Date (such notice, a “Notice of Mandatory Conversion”).

(b) Any Holder of Preferred Stock to be converted following receipt of an HSR Approval shall provide notice to the Corporation of receipt of such approval.

(c) At least two Business Day prior to any Mandatory Conversion Date, each Holder of Preferred Stock to be converted on such date shall provide to the Corporation a certification of the number of shares of Voting Securities such Holder owns or controls of the Corporation and, if applicable, of Doral LP, Doral GP and Doral Holdings.

(d) In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such shares shall state, as appropriate:

(i) the applicable Mandatory Conversion Date;

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii) if certificates are to be issued, the place or places where certificates for shares of Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(e) Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any shares of Preferred Stock, dividends shall no longer be declared on any such shares of Preferred Stock subject to the right of the Holder to receive payments to which such Holder is otherwise entitled pursuant to Section 4, Section 8, Section 11 or Section 13 hereof, as applicable.

(f) No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of record of the Common Stock as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Preferred Stock.

(g) Shares of Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, shall resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock; provided, however, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Preferred Stock below the number of shares of Preferred Stock then outstanding.

(h) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(i) On the Mandatory Conversion Date with respect to any share of Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee (or, at the Corporation’s option, such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Preferred Stock to the Corporation (or, if the Preferred Stock is registered in book-entry form upon instruction from the Corporation) and, if required and subject to Section 16(b) below, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10.  Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions.  If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution shall be multiplied by the following fraction:

OS0 OS1

Where,
OS0	=	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.
OS1	=	the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the earlier of (a) the date the Board of Directors publicly announces its decision not to make such dividend or distribution and (b) the date the dividend or distribution was to be paid, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combinations of the Common Stock.  If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination shall be multiplied by the following fraction:

OS0 OS1

Where,
OS0	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.
OS1	=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Issuance of Stock Purchase Rights.  If the Corporation issues to all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a stockholders’ rights plan, a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be multiplied by the following fraction:

OS0 + Y OS0 + X

Where,
OS0	=	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.
X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants.
Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants.

For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the earlier of (a) the date the Board of Directors publicly announces its decision not to issue such rights or warrants and (b) the date such rights or warrants were to be issued, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price (but giving effect to any other adjustments that may have been made with respect to the Conversion Price pursuant to the terms of this Certificate of Designations) that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in a reasonable manner by the Board of Directors).

(iv) Debt or Asset Distributions.  If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any rights or warrants referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its applicable subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be multiplied by the following fraction:

SP0 − FMV SP0

Where,
SP0	=	the Current Market Price on such date.
FMV	=	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In a “spin-off”, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price shall be adjusted on the fifteenth Trading Day after the effective date of the distribution, but will be given effect as of the day immediately succeeding the effective date of the distribution, by multiplying such Conversion Price in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0 MP0 + MPs

Where,
MP0	=	the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.
MPs	=	the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v) Cash Distributions.  If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a Common Stock Dividend Equivalent dividend pursuant to Section 4 is paid on the Preferred Stock, (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above, (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be multiplied by the following fraction:

SP0 − DIV SP0

Where,
SP0	=	the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.
DIV	=	the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this paragraph (v).

In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the earlier of (a) the date the Board of Directors publicly announces its decision not to pay such distribution and (b) the date such distribution was to be paid, to the Conversion Price that would then be in effect if such distribution had not been declared.

(vi) Self Tender Offers and Exchange Offers.  If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day shall be multiplied by the following fraction:

OS0 × SP0 AC + (SP0 × OS1)

Where,
SP0	=	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.
OS0	=	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.
OS1	=	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, giving effect to consummation of the acquisition of all shares validly tendered or exchanged (and not withdrawn) in connection with such tender or exchange.
AC	=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(vii) Rights Plans.  To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Mandatory Conversion Date, upon conversion of any shares of the Preferred Stock, Holders shall receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price shall be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) The Corporation may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c) (i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided that any adjustments that by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on any Mandatory Conversion Date adjustments to the Conversion Price shall be made with respect to any such adjustment carried forward and that has not been taken into account before such date.

(ii) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Preferred Stock, without having to convert the Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Preferred Stock may then be converted.

(iii) The Applicable Conversion Price shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(B) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Effective Date and not substantially amended thereafter;

(D) for a change in the par value or no par value of Common Stock; or

(E) for accrued and unpaid dividends on the Preferred Stock.

(d) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price. The notices required in clauses (ii) and (iii) above may be combined to the extent practicable to give timely notice.

Section 11.  Reorganization Events.  (a) In the event that, prior to the Mandatory Conversion Date with respect to any shares of Preferred Stock of any Holder, there occurs:

(i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock shall be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock shall be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”); then each share of such Holder’s Preferred Stock, if any, outstanding immediately prior to such Reorganization Event shall remain outstanding but shall automatically convert, effective as of the close of business on the Mandatory Conversion Date (which may be the date of consummation of such Reorganization Event) with respect to the applicable shares of Preferred Stock of such Holder (with the terms “HSR Approval” and “Conversion Limit” applied for such purpose, as applicable, to the surviving entity in such Reorganization Event and its securities included in the Exchange Property (as defined below)), into the type and amount of securities, cash and other property receivable in such Reorganization Event by the Holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of the number of shares of Common Stock obtained by dividing (x) the Liquidation Preference by (y) the Applicable Conversion Price as of such date (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

Section 12.  Voting Rights.  (a) Holders shall not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law or the Corporation’s Certificate of Incorporation, and (ii) voting rights, if any, described in this Section 12. Except as described in this Section 12, or except as required by applicable law, holders of the Preferred Stock shall not be entitled to receive notice of or attend or vote at any meeting of stockholders of the Corporation.

(b) Any amendment, alteration or repeal of the rights, preferences and privileges of the Preferred Stock by way of amendment of the Corporation’s Certificate of Incorporation whether by merger or otherwise (including, without limitation, the authorization or issuance of any shares of the Corporation ranking, as to dividend rights (other than with respect to stated dividend yield) or rights on liquidation, winding up and dissolution, senior to the Preferred Stock) that would materially and adversely affect the powers, preferences or special rights of the Preferred Stock shall not be effective (unless otherwise required by applicable law) except with the consent in writing of the holders of at least two-thirds of the outstanding aggregate liquidation preference of the outstanding shares of the Preferred Stock or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of Preferred Stock. Notwithstanding the foregoing, the Corporation may, without the consent or sanction of the holders of the Preferred Stock, authorize and issue shares of the Corporation ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on a parity with or junior to the Preferred Stock, as provided under the Certificate of Incorporation of the Corporation.

(c) The Corporation shall cause a notice of any meeting at which holders of any series of Preferred Stock are entitled to vote to be mailed to each record holder of such series of Preferred Stock. Each such notice shall include a statement setting forth (i) the date of such meeting, (ii) a description of any resolution to be proposed for adoption at such meeting on which such holders are entitled to vote and (iii) instructions for deliveries of proxies.

(d) Except as set forth in this Section 12, holders of Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

(e) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Preferred Stock shall have been converted into shares of Common Stock.

Section 13.  Fractional Shares.

(a) No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the applicable Mandatory Conversion Date.

(c) If more than one share of the Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Preferred Stock so surrendered.

Section 14.  Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Preferred Stock then outstanding at the Applicable Conversion Price. For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances.

(c) All shares of Common Stock delivered upon conversion of the Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the approval of or consent to the delivery thereof by any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Preferred Stock.

Section 15.  Replacement Certificates.

(a) If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Preferred Stock on or after the Mandatory Conversion Date with respect to such shares. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Preferred Stock formerly evidenced by the certificate.

Section 16.  Miscellaneous.

(a) All notices or communications in respect of Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law and addressed:

(i) if to the Corporation, to its office at 1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, Attention: Enrique R. Ubarri, Facsimile: (787) 474-8014, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto or certificates representing such shares or securities; provided that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) All payments on the shares of Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d) No share of Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Designations as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e) The shares of Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

RESOLVED, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

IN WITNESS WHEREOF, Doral Financial Corporation has caused this Certificate of Designations to be signed by Enrique R. Ubarri its Executive Vice President, General Counsel and Secretary this 20th day of April, 2010.

DORAL FINANCIAL CORPORATION

[Corporate Seal]

By:	/s/ Enrique R. Ubarri- Baragaño
Name:     Enrique R. Ubarri-Baragaño

Title:	Executive Vice President & General Counsel

Affidavit # 849

Sworn and subscribed before me by Enrique R. Ubarri-Baragaño, of legal age, married, attorney-at-law, resident of San Juan, Puerto Rico, in his capacity as Secretary of the Board of Directors of Doral Financial Corporation, personally known to me, this 20th day of April, 2010, in San Juan, Puerto Rico.

[Notary Seal]	/s/ Jose Alberto Sosa LlorensNotary Public

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE PUERTO RICO UNIFORM SECURITIES ACT (THE ‘‘PRUSA”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER EACH OF THE SECURITIES ACT, AND THE PRUSA OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH THE PRUSA AND ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT, THE PRUSA AND SUCH OTHER APPLICABLE LAWS.

Certificate Number [ ]	Number of Shares of Preferred Stock [ ]

CUSIP 25811P 860 ISIN US25811P8602

DORAL FINANCIAL CORPORATION

Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock
(par value $1.00 per share)
(liquidation amount as specified below)

DORAL FINANCIAL CORPORATION, a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Corporation”), hereby certifies that [          ] (the “Holder”), is the registered owner of [          ] ([          ]) fully paid and non-assessable shares of the Corporation’s designated Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock, with a par value of $1.00 per share and a liquidation amount of $1,000 per share (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated April 20, 2010 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation shall provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by two Officers of the Corporation this 20 of April 2010.

DORAL FINANCIAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are shares of Preferred Stock referred to in the within-mentioned Certificate of Designations.

[          ], as Registrar

By:
Name:
Title:

Dated: [          ], [     ]

[FORM OF REVERSE OF CERTIFICATE FOR PREFERRED STOCK]

Non-cumulative dividends on each share of Preferred Stock shall be payable as provided in the Certificate of Designations.

The shares of Preferred Stock shall be convertible in the manner and accordance with the terms set forth in the Certificate of Designations.

The Corporation shall furnish without charge to each holder who so requests a summary of the authority of the board of directors to determine variations for future series within a class of stock and the designations, limitations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Schedule I1

Doral Financial Corporation.

Global Preferred Share
Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock

Certificate Number:

The number of shares of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock initially represented by this Global Preferred Share shall be [          ]. Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock evidenced by this Global Preferred Share in the table set forth below:

Number of Shares
Amount of Decrease	Amount of Increase	Represented by this
in Number of Shares	in Number of Shares	Global Preferred	Signature of
Represented by this	Represented by this	Share Following	Authorized Officer
Global Preferred	Global Preferred	Decrease or	of Transfer Agent
Share	Share	Increase	and Registrar

1 Attach Schedule I only if book entry registry, for the Global Preferred Share, if any.

Appendix II

Information included under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements in the Doral Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help you understand Doral Financial and its subsidiaries. This MD&A is provided as a supplement to and should be read in conjunction with Doral Financial’s consolidated financial statements and the accompanying notes. The MD&A includes the following sections:

OVERVIEW OF RESULTS OF OPERATIONS:  Provides a brief summary of the most significant events and drivers affecting Doral Financial’s results of operations during 2009.

CRITICAL ACCOUNTING POLICIES:  Provides a discussion of Doral Financial’s accounting policies that require critical judgment, assumptions and estimates.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007:  Provides an analysis of the consolidated results of operations for 2009 compared to 2008, and 2008 compared to 2007.

OPERATING SEGMENTS:  Provides a description of Doral Financial’s three operating segments and an analysis of the results of operations for each of these segments.

BALANCE SHEET AND OPERATING DATA ANALYSIS:  Provides an analysis of the most significant balance sheet items and operational data that impact Doral Financial’s financial statements and business. This section includes a discussion of the Company’s liquidity and capital resources, regulatory capital ratios, off-balance sheet activities and contractual obligations.

RISK MANAGEMENT:  Provides an analysis of the most significant risks to which Doral Financial is exposed, specifically interest rate risk, credit risk, operational risks and liquidity risk.

MISCELLANEOUS:  Provides disclosure about various matters, including changes in accounting standards and recently issued accounting standards.

Investors are encouraged to carefully read this MD&A together with Doral Financial’s consolidated financial statements, including the Notes to the consolidated financial statements.

As used in this report, references to “the Company” or “Doral Financial” refer to Doral Financial Corporation and its consolidated subsidiaries unless otherwise indicated.

OVERVIEW OF RESULTS OF OPERATIONS

Net loss for the year ended December 31, 2009 amounted to $21.1 million, compared to net losses of $318.3 million and $170.9 million for the years 2008 and 2007, respectively. Doral Financial’s performance for the year ended December 31, 2009, compared to 2008 was primarily due to (i) a recognition of a tax benefit of $21.5 million compared to a $286.0 million tax expense in 2008 (which primarily resulted from a $295.9 million deferred tax asset valuation allowance); (ii) a decrease of $9.9 million in net interest income; (iii) an increase of $4.8 million in provision for loan and lease losses; (iv) an increase in non-interest income of $7.7 million and (v) an increase of $3.4 million in non-interest expenses.

The significant events affecting the Company’s financial results for the year ended December 31, 2009 included the following:

•	Net loss attributable to common shareholders for the year ended December 31, 2009 of $45.6 million, resulted in a diluted loss per share of $0.81, compared to a net loss attributable to common shareholders for the corresponding 2008 and 2007 periods of $351.6 million and $204.2 million, or a diluted loss per share of $6.53 and $7.45, respectively. The net loss attributable to common shareholders resulted from the preferred stock exchanges settled during the year which generated a non-cash charge of $8.6 million to retained earnings, and increased paid in capital by $8.6 million, and the accrual for preferred stock dividends of $15.8 million.

•	Net interest income for the year ended December 31, 2009 was $167.6 million, compared to $177.5 million and $154.3 million for the corresponding 2008 and 2007 periods, respectively. The decrease of $9.9 million in net interest income for 2009, compared to 2008, resulted from a reduction in interest income of $66.4 million, partially offset by a reduction in interest expense of $56.6 million. The reduction in interest income resulted principally from (i) a reduction of $37.4 million in interest income on investment securities primarily due to a reduction in the average balance of investment securities of $711.1 million as a result of sales, calls and the settlement of the position with Lehman during 2008 the full impact of which was reflected in 2009; (ii) an increase of $2.1 million in interest on mortgage-backed securities resulted from the net effect and timing of the sale of approximately $2.0 billion of securities and the purchase of approximately $2.3 billion of securities during the year for the purpose of increasing interest margins in the first six months and reducing the Company’s interest rate exposure in the latter part of the year; (iii) a decrease in interest on loans of $21.2 million primarily related to the lower interest rate environment and an increase in non-performing loans in the Company’s loan portfolio; and (iv) a decrease of $8.9 million on interest income on other interest earning assets due to a net decrease of $76.1 million in the average balance of other interest-earning assets. The decrease in interest expense resulted primarily from (i) a decrease of $31.6 million in interest on deposits driven by the rollover of maturing brokered CDs at lower current market rates even though the Company lengthened maturities, as well as shifts in the composition of the Company’s retail deposits and the general decline in interest rates; (ii) a decrease of $9.8 million and $6.7 million in the interest on securities sold under agreements to repurchase and advances from FHLB, respectively, mainly driven by the general decline in interest rates; and (iii) a decrease of $9.0 million in interest on loans payable due to a reduction in the average balance of loans payable of $27.2 million as a result of repayment of loans and a decrease of 216 basis points in the average cost of loans payable since most of these loans are floating rate notes indexed to the 3-month LIBOR.

•	Doral Financial’s provision for loan and lease losses for the year ended December 31, 2009 amounted to $53.7 million, compared to $48.9 million and $78.2 million for the corresponding 2008 and 2007 periods, respectively. For 2009, the Company’s provision for loan and lease losses for all portfolios increased except for the provision for the commercial real estate portfolio which is the portfolio where a higher provision was established at the end of 2008. The level of the provision in 2009 was largely driven by higher delinquencies (primarily in the construction, residential mortgage and commercial loan portfolios) during the period and the continued deterioration in the Puerto Rico economy.

•	Non-interest income for the year ended December 31, 2009 was $87.2 million, compared to non-interest income of $79.5 million for the corresponding 2008 period and to a non-interest loss of $75.4 million for 2007. The increase in non-interest income of $7.7 during 2009 resulted from (i) a net gain on investment securities of $34.9 million due to the sale of approximately $2.0 billion of mortgage-backed securities and other debt securities; (ii) an OTTI loss of $27.6 million recognized on seven of the Company’s non-agency CMOs; (iii) a net loss on trading activities was driven principally by an increase in the loss on the MSR economic hedge of $36.2 million when compared to 2008; and (iv) a decrease in other income of $5.2 million due to a lower gain on redemption of shares of VISA, Inc. in 2009 of $3.2 million and lower sales of units of a residential housing project which the Company took possession of in 2005 of $1.3 million.

•	Non-interest expense for the year ended December 31, 2009 was $243.8 million, compared to $240.4 million and $303.5 million for the years ended December 31, 2008 and 2007, respectively. Non-interest expenses results for the year ended December 31, 2009 were impacted by (i) decreases of $1.8 million in compensation and employee benefits, of $1.9 million in advertising expenses, of $3.2 million in depreciation expenses, of $3.1 million in occupancy expenses, and a significant decrease in other expenses resulted from a provision of $21.6 million recognized during 2008 related to the account receivable from Lehman Brothers, Inc., offset by (ii) an increase of $7.4 million in professional services expenses driven by amounts advanced to cover legal expenses of the Company’s former officers, for the management of legacy portfolios and expenses associated with the preferred stock exchanges; (iii) an increase of $2.6 million in EDP expenses primarily related to certain initiatives to optimize and update the Company’s banking and mortgage platforms and to an increase in the Company’s outsourced services; (iv) an increase of $13.6 million in the FDIC insurance expense; and

(v) an increase of $13.7 million in OREO losses and other related expenses as a result of significant appraisal adjustments.

•	An income tax benefit of $21.5 million for the year ended December 31, 2009, compared to an income tax expense of $286.0 million (related to a valuation allowance established in 2008) and an income tax benefit of $131.9 million for the years ended December 31, 2008 and 2007. The recognition of an income tax benefit for 2009 was the result of a current tax benefit of $11.5 million and a deferred tax benefit of $10.0 million. The current tax benefit resulted from the release of unrecognized tax benefits due to the expiration of the statute of limitations on certain tax positions, partially offset by the recognition of tax expense related to intercompany transactions in the federal tax jurisdiction which had not been previously recognized net of current tax expenses in the Company’s U.S. affiliates. The deferred tax benefit is primarily related to the effect of the Company entering into an agreement with the Puerto Rico Treasury Department during the third quarter of 2009 amending the previous agreement regarding amortization of certain prepaid taxes, net of the amortization of existing deferred tax assets.

•	The Company reported other comprehensive income of $11.7 million for the year ended December 31, 2009 compared to other comprehensive loss of $90.1 million and other comprehensive income of $73.8 million for the corresponding 2008 and 2007 periods. The Company’s other comprehensive income for the year ended December 31, 2009 resulted principally from the increase in value of securities in its available for sale investment portfolio. The other comprehensive loss for the year ended December 31, 2008 was mainly driven by the reduction in value of the Company’s private label CMO’s as a result of the price movement on these securities that has been affected by the conditions of the U.S. financial markets, especially the non-agency mortgage market.

•	Doral Financial’s loan production for the year ended December 31, 2009 was $1.1 billion, compared to $1.3 billion for the comparable 2008 period, a decrease of $0.2 billion, or 14%. The decrease in Doral Financial’s loan production during 2009 resulted from decreases in residential mortgage and construction lending activity levels in Puerto Rico. The decrease in Doral Financial’s originated loans is due to a number of factors including deteriorating economic conditions, competition from other financial institutions, changes in laws and regulations and the general economic conditions in Puerto Rico.

•	Total assets as of December 31, 2009 totaled to $10.2 billion compared to $10.1 billion as of December 31, 2008. Total assets at December 31, 2009, when compared to December 31, 2008 were affected by a decrease of $835.8 million in the Company’s investment securities portfolio that resulted from a combination of sales amounted to $2.0 billion of investment securities during 2009 and purchases primarily of shorter duration mortgage-backed securities as part of interest rate risk management, and partially offset by increases of $189.7 million in net loans, $539.5 million in cash and due from banks, $93.3 million in interest earning assets, $32.9 million in real estate held for sale and $56.9 million in other assets.

•	Non-performing assets as of December 31, 2009 were $942.6 million, an increase of $163.4 million from December 31, 2008. Non-performing loans (which are included in non-performing assets) as of December 31, 2009 were $848.3 million, an increase of $130.6 million from December 31, 2008. The increase in non-performing assets resulted from increases in non-performing construction and residential mortgage loans as a direct consequence of the depressed housing market and overall macroeconomic trends in Puerto Rico.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in accordance with GAAP requires management to make a number of judgments, estimates and assumptions that affect the reported amount of assets, liabilities, income and expenses in Doral Financial’s consolidated financial statements and accompanying notes. Certain of these estimates are critical to the presentation of Doral Financial’s financial condition since they are particularly sensitive to the Company’s judgment and are highly complex in nature. Doral Financial believes that the judgments, estimates and assumptions used in the preparation of its consolidated financial statements are appropriate given the factual circumstances as of December 31, 2009. However, given the sensitivity of Doral

Financial’s consolidated financial statements to these estimates, the use of other judgments, estimates and assumptions could result in material differences in Doral Financial’s results of operations or financial condition.

Various elements of Doral Financial’s accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Note 2 to Doral Financial’s consolidated financial statements contain a summary of the most significant accounting policies followed by Doral Financial in the preparation of its financial statements. The accounting policies that have a significant impact on Doral Financial’s statements and that require the most judgment are set forth below.

Fair Value Measurements

The Company uses fair value measurements to state certain assets and liabilities at fair value and to support fair value disclosures. Securities held for trading, securities available for sale, derivatives and servicing assets are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record other financial assets at fair value on a nonrecurring basis, such as loans held for sale, loans receivable and certain other assets. These nonrecurring fair value adjustments typically involve the application of the lower-of-cost-or-market accounting or write-downs of individual assets.

Effective January 1, 2008, the Company adopted ASC 820, Fair Value Measurements and Disclosures, (previously SFAS No. 157, Fair Value Measurements (“SFAS No. 157”)). ASC 820 (SFAS No. 157) defines fair value, establishes a consistent framework for measuring fair value and expands disclosures requirements for fair value measurements.

The Company adopted ASC 825, Financial Instruments, (previously SFAS No. 159, The Fair Value Option for Financing Assets and Financing Liabilities, (“SFAS No. 159”)), in 2008, but chose not to apply the fair value option to any of its financial assets and financial liabilities.

Effective April 1, 2009, the Company adopted ASC 825, Financial Instruments, (previously FSP FAS No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS No. 107-1 and APB 28-1”)). ASC 825 requires the Company to disclose for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not in the statement of financial position, as required by ASC 825-10-50 (previously SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS No. 107”)).

Fair Value Hierarchy

Under ASC 820-10 (SFAS No. 157), the Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 — Valuation is based upon unadjusted quoted prices for identical instruments traded in active markets.

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market, or are derived principally from or corroborated by observable market data, by correlation or by other means.

•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Determination of Fair Value

Under ASC 820 (SFAS No. 157), the Company bases fair values on the price that would be received upon sale of an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. It is Doral Financial’s intent to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in ASC 820 (SFAS No. 157).

Fair value measurements for assets and liabilities where there is limited or no observable market data are based primarily upon the Company’s estimates, and are generally calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the fair values represent management’s estimates and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values. Please refer to Note 40 of the accompanying Consolidated Financial Statements for a discussion about the extent to which fair value is used to measure assets and liabilities, the valuation methodologies used and its impact on earnings.

Gain or Loss on Mortgage Loan Sales

The Company generally sells or securitizes a portion of the residential mortgage loans that it originates. FHA and VA loans are generally securitized into GNMA mortgage-backed securities and held as trading securities. After holding these securities for a period of time, usually less than one month, Doral Financial sells these securities for cash. Conforming conventional loans are generally sold directly to FNMA, FHLMC or institutional investors or exchanged for FNMA or FHLMC-issued mortgage-backed securities, which Doral Financial sells for cash through broker-dealers.

As part of its mortgage loan sale and securitization activities, Doral Financial generally retains the right to service the mortgage loans it sells. Doral Financial determines the gain on sale of a mortgage-backed security or loan pool by allocating the carrying value, also known as basis, of the underlying mortgage loans between the mortgage-backed security or mortgage loan pool sold and its retained interests, based on their relative estimated fair values. The gain on sale reported by Doral Financial is the difference between the proceeds received from the sale and the cost allocated to the loans sold. The proceeds include cash and other assets received in the transaction (primarily MSRs) less any liabilities incurred (i.e., representations and warranty provisions). The reported gain or loss is the difference between the proceeds from the sale of the security or mortgage loan pool and its allocated cost. The amount of gain on sale is therefore influenced by the values of the MSRs and retained interest recorded at the time of sale. See “-Retained Interest Valuation” below for additional information.

If in a transfer of financial assets in exchange for cash or other consideration (other than beneficial interests in transferred assets), Doral Financial has not surrendered control over the transferred assets according to the provisions of ASC 860, Transfers and Servicing, (previously FASB Statement No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB No. 140), Doral Financial accounts for the transfer as a secured borrowing (loan payable) with a pledge of collateral.

Retained Interest Valuation

The Company routinely originates, securitizes and sells mortgage loans into the secondary market. The Company generally retains the servicing rights and, in the past, also retained IOs. MSRs represent the estimated present value of the normal servicing fees (net of related servicing costs) expected to be received on a loan being serviced over the expected term of the loan. MSRs entitle Doral Financial to a future stream of cash flows based on the outstanding principal balance of the loans serviced and the contractual servicing fee. The annual servicing fees generally range between 25 and 50 basis points, less, in certain cases, any corresponding guarantee fee. In addition, MSRs may entitle Doral Financial, depending on the contract language, to ancillary income including late charges, float income, and prepayment penalties net of the appropriate expenses incurred for performing the servicing functions. In certain instances, the Company also services loans with no contractual servicing fee. The servicing asset or liability associated with such loans is evaluated based on ancillary income, including float, late fees, prepayment penalties and costs. The Company’s interests that continue to be held (“retained interest”) are subject to prepayment and interest rate risk. MSRs are classified as servicing assets in Doral Financial’s Consolidated Statements of Financial Condition. Any servicing liability recognized is included as part of accrued expenses and other liabilities in Doral Financial’s Consolidated Statements of Financial Condition.

Doral Financial engages third party specialists to assist with its valuation of the Company’s servicing portfolio (governmental, conforming and non-conforming portfolios). The fair value of the MSRs is determined based on a combination of benchmarking of servicing assets (valuation surveys) and cash-flow modeling. The valuation of the Company’s MSRs incorporate two sets of assumptions: (1) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (2) market derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior, for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties. For the year ended December 31, 2009, the MSRs fair value amounted to $118.5 million, which represents a value increment of $4.1 million compared to December 31, 2008.

The generalized increase in MSR values was mainly driven by the increase observed in mortgage rates for the year, which in turn reduced the consensus estimate for mortgage prepayment speeds. Consistent with this market trend, prepayment speeds for the Company’s MSR collateral decreased by about 450 basis points when compared to the end of 2008. Secondary components of the increase in MSR carrying values were: (1) an increase in ancillary income offset by a decrease in float earnings and (2) a reduction of $804.7 million in unpaid principal balance of MSR underlying mortgages.

IOs represent the estimated present value of cash flows retained by the Company that are generated by the underlying fixed rate mortgages (as adjusted for prepayments) after subtracting: (1) the interest rate payable to the investor (adjusted for any embedded cap, if applicable); and (2) a contractual servicing fee. As of December 31, 2009, the carrying value of the IOs of $45.7 million is related to $324.4 million of outstanding principal balance of mortgage loans sold to investors. IOs are classified as securities held for trading in Doral Financial’s Consolidated Statements of Financial Condition.

To determine the value of its portfolio of variable IOs, Doral Financial uses an internal valuation model that forecasts expected cash flows using forward LIBOR rates derived from the LIBOR/Swap yield curve at the date of the valuation. The characteristics of the variable IOs result in an increase in cash flows when LIBOR rates fall and a reduction in cash flows when LIBOR rates rise. This provides a mitigating effect on the impact of prepayment speeds on the cash flows, with prepayments expected to rise when long-term interest rates fall reducing the amount of expected cash flows and the opposite when long-term interest rise. Prepayment assumptions incorporated into the valuation model for variable and fixed IOs are based on publicly available, independently verifiable, prepayment assumptions for FNMA mortgage pools and statistically derived prepayment adjusters based on observed relationships between the Company’s and FNMA’s U.S. mainland mortgage pool prepayment experiences.

This methodology resulted in a CPR of 10.38% for 2009, 12.74% for 2008 and 9.81% for 2007. The change in the CPR between 2009 and 2008 was due mostly to a generalized decrease in market interest rates. However, Puerto Rico prepayments speeds continue to be slower than U.S. especially considering the persistence of recessionary conditions.

The Company continues to benchmark its internal assumptions for setting its discount rate to a third party valuation provider. A discount rate of 13.00% was used for the years ended December 31, 2009 and 2008, respectively, and 12.11% for the corresponding 2007 period.

For IOs, Doral Financial recognizes as interest income (through the life of the IO) the excess of all estimated cash flows attributable to these interests over their recorded balance using the effective yield method in accordance with ASC 325-40 (EITF No. 99-20). The Company updates its estimates of expected cash flows periodically and recognizes changes in calculated effective yield on a prospective basis. The following table presents a detail of the cash flows received and the losses on the valuation of Doral Financial’s portfolio of IOs for 2009, 2008 and 2007 based on the internal valuation model:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Total cash flows received on IO portfolio	$15,378	$12,560	$12,533
Amortization of IOs, as offset to cash flows	(9,236)	(5,398)	(6,552)

Net cash flows recognized as interest income	$6,142	$7,162	$5,981

Gain on IO valuation	$2,780	$5,649	$8,554

As discussed above, Doral Financial classifies its IOs as securities held for trading with changes in the fair value recognized in current earnings as a component of net gain (loss) on trading activities.

The following table shows the weighted averages of the key economic assumptions used by the Company in its internal and external valuation models and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions for mortgage loans at December 31, 2009:

	Servicing	Interest-Only
	Assets	Strips
	(Dollars in thousands)

Carrying amount of retained interest	$118,493	$45,723
Weighted-average expected life (in years)	6.6	5.1
Constant prepayment rate (weighted-average annual rate)	9.1%	10.4%
Decrease in fair value due to 10% adverse change	$(4,428)	$(1,385)
Decrease in fair value due to 20% adverse change	$(8,593)	$(2,693)
Residual cash flow discount rate (weighted-average annual rate)	11.4%	13.0%
Decrease in fair value due to 10% adverse change	$(4,764)	$(1,464)
Decrease in fair value due to 20% adverse change	$(9,175)	$(2,827)

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, in the table above, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments), which may magnify or offset the sensitivities.

The following table summarizes the estimated change in the fair value of the Company’s IOs, the constant prepayment rate and the weighted-average expected life under the Company’s valuation model, given several hypothetical (instantaneous and parallel) increases or decreases in interest rates. As of December 31, 2009, all of the mortgage loan sale contracts underlying the Company’s floating rate IOs were subject to interest rate caps, which prevent a negative fair value for the floating rate IOs.

	Constant	Weighted-Average	Change in Fair
Change in Interest	Prepayment	Expected Life	Value of Interest-
Rates (basis points)	Rate	(Years)	Only Strips	% Change
	(Dollars in thousands)

+200	6.7%	6.5	$(4,193)	(9.2)%
+100	8.1%	5.9	(2,024)	(4.4)%
+50	9.3%	5.4	(1,239)	(2.7)%
Base	10.4%	5.1	—	0%
−50	11.8%	4.7	965	2.1%
−100	13.0%	4.5	1,648	3.6%
−200	14.6%	4.1	3,624	7.9%

The Company’s IOs included in the table above are primarily floating rate IOs. Accordingly, in a declining interest rate scenario (as shown in the table above), decreases in the fair value of the interest rate caps only partially offsets the positive impact that declining interest rates would have on the fair values of the IOs. This results in net increases in the fair values of the IOs.

Valuation of Trading Securities and Derivatives

Doral Financial’s net gain (loss) on trading activities includes gains and losses, whether realized or unrealized, on securities accounted for as held for trading, including IOs, as well as various other financial instruments, such as derivative contracts, that Doral Financial uses to manage its interest rate risk. Securities held for trading and derivatives are recorded at fair values with increases or decreases in such values reflected in current earnings. The fair values of many of Doral Financial’s trading securities (other than IOs) are based on market prices obtained from market data sources, such as Bloomberg LLP and Interactive Data Corporation. For instruments not traded on a recognized market, Doral Financial generally determines fair value by reference to quoted market prices for similar instruments. The fair values of derivative instruments are obtained using internal valuation models based on financial modeling tools and using market derived assumptions obtained from Bloomberg LLP.

Until the second quarter of 2009, securities accounted as held for trading included U.S. Treasury security positions, taken as economic hedges against the valuation adjustment of the Company’s capitalized mortgage servicing rights. Subsequently, the U.S. Treasury positions were unwound and other derivative instruments were used as economic hedges on the MSR.

Generally, derivatives are financial instruments with little or no initial net investment in comparison to their notional amount and whose value is based on the value of an underlying asset, index, reference rate or other variable. They may be standardized contracts executed through organized exchanges or privately negotiated contractual agreements that can be customized to meet specific needs, including certain commitments to purchase and sell mortgage loans and mortgage-backed securities. The fair value of derivatives is generally reported net by counterparty, provided that a legally enforceable master agreement exists. Derivatives in a net asset position are reported as part of securities held for trading, at fair value. Similarly, derivatives in a net liability position are reported as part of accrued expenses and other liabilities, at fair value.

For those derivatives not designated as an accounting hedge, fair value gains and losses are reported as part of net gain (loss) on trading activities in the Consolidated Statements of Operations.

Other Than Temporary Impairment

Doral Financial adopted ASC 320-10-65, Investments-Debt and Equity Securities/Transition and Open Effective Date Information, (previously FSP FAS No. 115-2 and FAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments), effective April 1, 2009. ASC 320-10-65 (FSP FAS No. 115-2 and FAS No. 124-2) requires an assessment of OTTI whenever the fair value of an investment security is less than its amortized cost basis at the balance sheet date. Amortized cost basis includes adjustments made to the cost of a security for accretion, amortization, collection of cash, previous OTTI recognized into earnings (less any cumulative effect adjustments) and fair value hedge accounting adjustments. OTTI is considered to have occurred under the following circumstances:

•	If the Company intends to sell the investment security and its fair value is less than its amortized cost.

•	If, based on available evidence, it is more likely than not that the Company will decide or be required to sell the investment security before the recovery of its amortized cost basis.

•	If the Company does not expect to recover the entire amortized cost basis of the investment security. This occurs when the present value of cash flows expected to be collected is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Company uses its best estimate of the present value of cash flows expected to be collected from the investment security. Cash flows expected to be collected are estimated based on a careful assessment of all available information. The difference between the present value of the cash flows expected to be collected and the amortized cost basis represents the amount of credit loss.

The Company evaluates its individual investment securities for OTTI at least on a quarterly basis. As part of this process, the Company considers its intent to sell each debt security and whether it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of these conditions is met, the Company recognizes an OTTI charge to earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, an analysis is performed to determine if any of these securities are at risk for OTTI. To determine which securities are at risk for OTTI and should be quantitatively evaluated utilizing a detailed cash flow analysis, the Company evaluates certain indicators which consider various characteristics of each security including, but not limited to, the following: the credit rating and related outlook or status of the securities; the creditworthiness of the issuers of the securities; the value and type of underlying collateral; the duration and level of the unrealized loss; any credit enhancements; and other collateral-related characteristics such as the ratio of credit enhancements to expected credit losses. The relative importance of this information varies based on the facts and circumstances surrounding each security, as well as the economic environment at the time of assessment. The difference between the estimate of the present value of the cash flows expected to be collected and the amortized cost basis is considered to be a credit loss.

Other Income Recognition Policies

Interest income on loans is accrued by Doral Financial when earned. Loans are placed on non-accrual status when any portion of principal or interest is more than 90 days past due, except for revolving lines of credit and credit cards until 180 days past due and FHA and VA loans until 300 days past due, or earlier if concern exists as to the ultimate collectibility of principal or interest. When a loan is placed on non-accrual status, all accrued but unpaid interest to date is fully reversed. Such interest, if collected, is credited to income in the period of recovery. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

Loan origination fees, as well as discount points and certain direct origination costs for loans held for sale, are initially recorded as an adjustment to the cost of the loan and reflected in Doral Financial’s earnings as part of the net gain on mortgage loan sales and fees when the loan is sold or securitized into a mortgage-backed security. In the case of loans held for investment, such fees and costs are deferred and amortized to income as adjustments to the yield of the loan in accordance with ASC 310-20, Receivables / Nonrefundable Fees and Other Costs, (previously SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (“SFAS No. 91”)).

Allowance for Loan and Lease Losses

Doral Financial maintains an allowance for loan and lease losses to absorb probable credit-related losses on its loans receivable portfolio. The allowance consists of specific and general components and is based on Doral Financial’s assessment of default probabilities, internal risk ratings (based on borrowers’ financial stability, external credit ratings, management strength, earnings and operating environment), probable loss and recovery rates, and the degree of risk inherent in the loans receivable portfolio. The allowance is maintained at a level that Doral Financial considers to be adequate to absorb probable losses. Credit losses are charged and recoveries are credited to the allowance, while increases to the allowance are charged to operations. Unanticipated increases in the allowance for loan and lease losses could adversely impact Doral Financial’s net income in the future.

The Company evaluates impaired loans and calculates the related valuation allowance based on ASC 310-10-35, Receivables-Measurement of Loan Impairment, (previously SFAS No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”)). Commercial and construction loans over $1.0 million that are classified as substandard are evaluated individually for impairment. Loans are considered impaired when, based on current information and events it is probable that the borrower will not be able to fulfill its obligation according to the contractual terms of the loan agreement.

The impairment loss, if any, on each individual loan identified as impaired is generally measured based on the present value of expected cash flows discounted at the loan’s effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. If foreclosure is probable, the Company is required to measure the impairment based on the fair value of the collateral. The fair value of the collateral is generally obtained from appraisals or estimated using an appraisal-like methodology (see below). Consistent with management’s intention of preserving capital, its strategy is to maximize proceeds from the disposition of foreclosed assets as opposed to rapid liquidation. Accordingly, the market value of appraisals is used. Should the appraisal show a deficiency, the Company records a specific reserve for the underlying loan. When current appraisals are not available, management estimates the fair value of the collateral giving consideration to several factors including the price at which individual units could be sold in the current market, the period of time over which the units would be sold, the estimated cost to complete the units, the risks associated with completing and selling the units, the required return on the investment a potential acquirer may have and current market interest rates in the Puerto Rico market.

Doral Financial’s mortgage loan portfolio consists primarily of homogeneous loans that are secured by residential real estate and are made to consumers. Doral Financial does not evaluate individual small-balance homogeneous loans for impairment. Instead, it records an allowance (including residential mortgages, consumer, commercial and construction loans under $1.0 million) on a group basis under the provisions of ASC 450-20-25, Contingencies-Loss Contingencies/Recognition, (previously SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”)). For such loans, the allowance is determined considering the historical charge-off experience of each loan category and delinquency levels as well as economic data, such as interest rate levels, inflation and the strength of the housing market in the areas where the Company operates.

The Company also engages in the restructuring and/or modifications of the debt of borrowers, who are delinquent due to economic or legal reasons, if the Company determines that it is in the best interest for both the Company and the borrower to do so. In some cases, due to the nature of the borrower’s financial condition, the restructure or loan modification fits the definition of Troubled Debt Restructuring (“TDR”) as defined by the ASC 310-40, Receivables-Troubled Debt Restructuring by Creditors and ASC 470-60, Debt-Troubled Debt Restructuring by Debtors, (previously SFAS No. 15, Accounting by Debtors and Creditors of Troubled Debt Restructurings). Such restructures are identified as TDRs and accounted for based on the provisions ASC 310-10-35, Receivables-Measurement of Loan Impairment, (previously SFAS No. 114, Accounting by Creditors for Impairment of a Loan).

Estimated Recourse Obligation

Prior to 2006, the Company normally sold mortgage loans and mortgage-backed securities subject to recourse provisions. Pursuant to these recourse arrangements, the Company agreed to retain or share the credit risk with the purchaser of such mortgage loans for a specified period or up to a certain percentage of the total amount in loans sold. The Company estimates the fair value of the retained recourse obligation or any liability incurred at the time of sale and includes such obligation with the net proceeds from the sale, resulting in lower gain-on-sale recognition. Doral Financial recognized the fair value of its recourse obligation by estimating the amount that the Company would be required to pay for mortgage insurance from a third party in order to be relieved of its estimated recourse exposure on these loans. During the third quarter of 2008, Doral Financial refined its estimate for determining expected losses from recourse obligations as it began to develop more data regarding historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment. This actual data on losses showed a substantially different experience than that used for newer loans for which insurance quotes are published. The Company believes that this method resulted in an adequate valuation of its recourse allowance as of December 31, 2009 and 2008, but actual future recourse obligations may be different and a different result may have been obtained if the Company had used another method for estimating this liability.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities based on current tax laws. To the extent tax laws change, deferred tax assets and liabilities are adjusted, as necessary, in the period that the tax change is enacted. The Company recognizes income tax benefits when the realization of such benefits is probable. A valuation allowance is recognized for any deferred tax asset which, based on management’s evaluation, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax asset will not be realized. Significant management judgment is required in determining the provision for income taxes and, in particular, any valuation allowance recorded against deferred tax assets. In determining the realizability of deferred tax assets the Company considers, among other matters, all sources of taxable income, including the future reversal of existing temporary differences, future taxable income, carryforwards and tax planning strategies. In the determination of the realizability of the deferred tax asset, the Company evaluates both positive and negative evidence regarding the ability of the Company to generate sufficient taxable income. The amount of the valuation allowance has been determined based on our estimates of taxable income over the periods in which the deferred tax assets will be recoverable. These estimates are projected through the life of the related deferred tax assets based on assumptions that we believe to be reasonable and consistent with current operating results. Changes in future operating results not currently forecasted may have a significant impact on the realization of deferred tax assets.

On January 1, 2007, the Company adopted the provision of ASC 740, Income Taxes, (previously FIN 48, “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109”). The Company classifies all interest and penalties related to tax uncertainties as income tax expense.

Income tax benefit or expense includes (i) deferred tax expense or benefit, which represents the net change in the deferred tax assets or liability balance during the year plus any change in the valuation allowance, if any; and (ii) current tax expense.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

Net Interest Income

Net interest income is the excess of interest earned by Doral Financial on its interest-earning assets over the interest incurred on its interest-bearing liabilities. Doral Financial’s net interest income is subject to interest rate risk due to the repricing and maturity mismatch in the Company’s assets and liabilities. Generally, Doral Financial’s assets have a longer maturity and a later repricing date than its liabilities, which results in lower net interest income in periods of rising short-term interest rates and higher net interest income in periods of declining short term interest rates. Please refer to “— Risk Management” below for additional information on the Company’s exposure to interest rate risk.

Net interest income for the years 2009, 2008 and 2007, was $167.6 million, $177.5 million, and $154.3 million, respectively.

2009 compared to 2008.  Doral Financial’s net interest income for the year ended December 31, 2009, decreased by $9.9 million, or 6%, compared to 2008. The decrease in net interest income resulted from a reduction in interest income of $66.4 million, partially offset by a reduction in interest expense of $56.6 million. The reduction in interest income was principally related to (i) a reduction of $37.4 million in interest income on investment securities primarily due to a reduction in the average balance of investment securities of $711.1 million as a result of sales, calls and the settlement of the position with Lehman during 2008 the full impact of which was reflected in 2009; (ii) an increase of $2.1 million in interest on mortgage-backed securities resulted from the net effect and timing of the sale of approximately $2.0 billion of securities and the purchase of approximately $2.3 billion of securities during the year for the purpose of increasing interest margins in the first six months and reducing the Company’s interest rate exposure in the latter part of the year; (iii) a decrease in interest on loans of $21.2 million compared to December 2008 primarily related to the lower interest rate environment and an increase in non-performing loans in the Company’s loan portfolio; and (iv) a decrease of $8.9 million in interest income on other interest earning assets was due to a net decrease of $76.1 million in the average balance of other interest-earning assets.

The decrease in interest income was partially offset by a decrease in interest expense of $56.6 million for the year ended December 31, 2009, when compared to the corresponding 2008 period. The decrease in interest expense was driven by (i) a reduction of $31.6 million in interest expense on deposits driven by the rollover of maturing brokered CDs at lower current market rates even though the Company lengthened maturities, as well as shifts in the composition of the Company’s retail deposits and the general decline in interest rates; (ii) a reduction of $9.8 million in interest expense on securities sold under agreements to repurchase driven by the general decline in interest rates; (iii) a decrease of $6.7 million in interest on advances from FHLB resulted primarily from the general decline in interest rates that allowed the Company to maintain its balance of advances at lower fixed rates; (iv) an increase of $1.0 million in interest on short-term borrowings directly related to the increase of $0.4 billion in the average balance of short-term borrowings during 2009 compared to the previous year; and (v) a decrease of $9.0 million in interest on loans payable due to a reduction in the average balance of loans payable of $27.2 million as a result of repayment of loans and lower interest rates.

Average interest-earning assets increased from $9.4 billion for the year ended December 31, 2008 to $9.5 billion for the corresponding 2009 period. The reduction in leverage combined with a decline in net interest income of $9.9 million during 2009, resulted in a contraction of the net interest margin from 1.88% for the year ended December 31, 2008 to 1.76% in the corresponding 2009 period.

2008 compared to 2007.  Doral Financial’s net interest income for the year ended December 31, 2008, increased by $23.2 million, or 15%, compared to 2007. The increase in net interest income was principally due to a faster decline in interest expense than interest income during a period of declining interest rates. This is because Company’s interest bearing assets on average have longer re-pricing periods than its interest-bearing liabilities. Another principal factor was the reduction in the Company’s leverage resulting from the repayment of $625.0 million in senior notes in July 2007 which was funded primarily with a $610.0 million capital raise. The Company also reduced its leverage through the sale of investment securities during the latter half of 2007 as part of the Company’s interest rate risk management efforts and the reduction in investments securities in the latter half of 2008 associated with the liquidation of Lehman Brothers Inc. and the exercise of call options by issuers on bonds owned by the Company. Net interest margin increased from 1.60% for the year ended December 31, 2007 to 1.88% for the corresponding 2008 period.

Average balance of interest-bearing liabilities decreased by $0.4 billion compared to the corresponding 2007 period. The reduction in the average balance of the interest-bearing liabilities was principally impacted by (i) a reduction of $0.8 billion in the average balance of the repurchase agreements mainly related to the reduction of $0.5 billion associated with the termination of repurchase financing arrangements associated with such financing arrangements with LBI as a result of the SIPC liquidation proceedings as of September 19, 2008 during the third quarter of 2008; (ii) a reduction of $0.4 billion in the average balance of the notes payable related to the repayment of $625.0 million in senior notes on July 20, 2007; and (iii) partially offset by an increase of $0.6 billion in the average balance of the advances from FHLB used to finance the Asset Purchase Program (as defined below).

The reduction in the average balance of the interest-bearing liabilities was partially offset by a reduction in the average balance of the interest-earning assets. The average balance of the interest-earning assets decreased by $0.2 billion, or 2%, when compared to the corresponding 2007 period. The reduction in the average balance of interest-earning assets was principally impacted by (i) a decrease of $1.1 billion in the average balance of investment securities mainly related (a) to the sale of $1.9 billion of investment securities during the third and fourth quarters of 2007, and (b) to the reduction of $0.5 billion associated with the termination of repurchase financing arrangements and the sale of collateral associated with such financing arrangements with LBI as a result of the SIPC liquidation proceedings as of September 19, 2008 during the third quarter of 2008; (ii) by a decrease of $0.5 billion in money markets investments used to finance the purchase of securities associated with the Company’s plan to increase its earning assets (“Asset Purchase Program”); and (iii) partially offset by an increase of $1.0 billion in the average balance of the mortgage-backed securities mainly related to the purchase of securities associated to the Asset Purchase Program.

The following table presents Doral Financial’s average balance sheet for the years indicated, the total dollar amount of interest income from its average interest-earning assets and the related yields, as well as the interest expense on its average interest-bearing liabilities, expressed in both dollars and rates, and the net interest margin and spread. The table does not reflect any effect of income taxes. Average balances are based on average daily balances.

Table A — Average Balance Sheet and Summary of Net Interest Income

	2009			2008			2007
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
				(Dollars in thousands)

Assets:

Interest-Earning Assets:

Total loans(1)(2)	$5,680,428	$321,384	5.66%	$5,566,644	$342,631	6.16%	$5,156,667	$353,202	6.85%

Mortgage-backed securities	3,035,780	114,032	3.76%	2,267,801	111,940	4.94%	1,254,626	69,914	5.57%

Interest-only strips	48,873	6,142	12.57%	50,167	7,162	14.28%	49,936	5,981	11.98%

Investment securities	296,793	10,234	3.45%	1,007,845	47,602	4.72%	2,141,949	97,598	4.56%

Other interest-earning assets	454,071	6,473	1.43%	530,157	15,339	2.89%	1,044,334	52,265	5.00%

Total interest-earning assets/interest income	9,515,945	$458,265	4.82%	9,422,614	$524,674	5.57%	9,647,512	$578,960	6.00%

Total non-interest-earning assets	550,360			840,949			896,774

Total assets	$10,066,305			$10,263,563			$10,544,286

Liabilities and Stockholders’ Equity :

Interest-Bearing Liabilities:

Deposits	$3,961,603	$125,133	3.16%	$4,003,331	$156,730	3.91%	$3,772,111	$171,232	4.54%

Repurchase agreements	1,894,329	70,712	3.73%	1,974,732	80,527	4.08%	2,788,039	124,983	4.48%

Advances from FHLB	1,596,087	62,948	3.94%	1,669,975	69,643	4.17%	1,097,978	55,636	5.07%

Other short-term borrowings	459,887	1,212	0.26%	37,652	233	0.62%	—	—	—

Loans payable	353,556	9,881	2.79%	380,772	18,865	4.95%	425,375	28,834	6.78%

Notes payable	274,160	20,752	7.57%	279,104	21,195	7.59%	634,445	43,934	6.92%

Total interest-bearing liabilities/interest expense	8,539,622	$290,638	3.40%	8,345,566	$347,193	4.16%	8,717,948	$424,619	4.87%

Total non-interest-bearing liabilities	660,019			676,523			698,265

Total liabilities	9,199,641			9,022,089			9,416,213

Stockholders’ equity	866,664			1,241,474			1,128,073

Total liabilities and stockholders’ equity	$10,066,305			$10,263,563			$10,544,286

Net interest-earning assets	$976,323			$1,077,048			$929,564

Net interest income on a non-taxable equivalent basis		$167,627			$177,481			$154,341

Interest rate spread(3)			1.42%			1.41%			1.13%

Interest rate margin(4)			1.76%			1.88%			1.60%

Net interest-earning assets ratio(5)			111.43%			112.91%			110.66%

(1)	Average loan balances include the average balance of non-accruing loans, on which interest income is recognized when collected. Also includes the average balance of GNMA defaulted loans for which the Company has an unconditional buy-back option.

(2)	Interest income on loans includes $1.1 million, $1.3 million and $2.5 million for 2009, 2008 and 2007, respectively, of income from prepayment penalties related to the Company’s loan portfolio.

(3)	Interest rate spread represents the difference between Doral Financial’s weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(4)	Interest rate margin represents net interest income on an annualized basis as a percentage of average interest-earning assets.

(5)	Net interest-earning assets ratio represents average interest-earning assets as a percentage of average interest-bearing liabilities.

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Doral Financial’s interest income and interest expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rate (change in rate multiplied by current year volume); and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated in proportion to the absolute dollar amounts of the changes due to rate and volume.

Table B — Net Interest Income Variance Analysis

	2009 Compared to 2008			2008 Compared to 2007
	Increase/(Decrease)			Increase/(Decrease)
		Due to:			Due to:
	Volume	Rate	Total	Volume	Rate	Total
			(In thousands)

Interest Income Variance
Total loans	$6,924	$(28,171)	$(21,247)	$26,728	$(37,299)	$(10,571)
Mortgage-backed securities	32,667	(30,575)	2,092	50,729	(8,703)	42,026
Interest-only strips	(181)	(839)	(1,020)	28	1,153	1,181
Investment securities	(27,041)	(10,327)	(37,368)	(53,317)	3,321	(49,996)
Other interest-earning assets	(1,957)	(6,909)	(8,866)	(19,884)	(17,042)	(36,926)

Total interest income variance	10,412	(76,821)	(66,409)	4,284	(58,570)	(54,286)

Interest Expense Variance
Deposits	$(1,626)	$(29,971)	$(31,597)	$10,119	$(24,621)	$(14,502)
Repurchase agreements	(3,177)	(6,638)	(9,815)	(33,998)	(10,458)	(44,456)
Advances from FHLB	(3,008)	(3,687)	(6,695)	25,188	(11,181)	14,007
Other short-term borrowings	1,187	(208)	979	117	116	233
Loans payable	(1,266)	(7,718)	(8,984)	(2,789)	(7,180)	(9,969)
Notes payable	(384)	(59)	(443)	(26,636)	3,897	(22,739)

Total interest expense variance	(8,274)	(48,281)	(56,555)	(27,999)	(49,427)	(77,426)

Net interest income variance	$18,686	$(28,540)	$(9,854)	$32,283	$(9,143)	$23,140

Interest Income

Total interest income for the years 2009, 2008 and 2007, was $458.3 million, $524.7 million and $579.0 million, respectively.

2009 compared to 2008.  Interest income decreased by approximately $66.4 million, or 13%, for the year ended December 31, 2009 compared to the corresponding 2008 period. Significant variances impacting interest income for the year ended December 31, 2009, when compared to the corresponding 2008 period, are as follow:

•	A reduction of $21.2 million in interest income on loans primarily related to the lower interest rate environment and an increase in non-performing loans in the Company’s loan portfolio. The average interest rate on loans decreased 50 basis points for the year ended December 31, 2009 compared to the same period in 2008, while non-performing loans increased by $130.6 million during 2009.

•	An increase of $2.1 million in interest income on mortgage-backed securities resulted from the net effect and timing of the sale of approximately $2.0 billion of securities and the purchase of approximately $2.3 billion of securities during the year for the purpose of increasing interest margins in the first six months and reducing the Company’s interest rate exposure in the latter part of the year. These transactions resulted in an increase in the average balance of mortgage-backed securities of $768.0 million.

•	A decrease of $1.0 million in interest income on IOs was mainly driven by a decrease of $1.3 million in the average balance of IOs during 2009 due to the portfolio run-off.

•	A reduction of $37.4 million in interest income on investment securities was primarily due to a reduction in the average balance of investment securities of $711.1 million as a result of sales, calls and the settlement of the position with Lehman during 2008 the full impact of which was reflected in 2009. The average rate of investment securities decreased 127 basis points during 2009.

•	A decrease of $8.9 million on interest income of other interest-earning assets resulted from a net decrease of $76.1 million in the average balance of other interest-earning assets resulting from the sale of these instruments to finance the purchase of securities. The average rate of other interest-earning assets decreased by 146 basis points during 2009.

2008 compared to 2007.  Interest income decreased by approximately $54.3 million, or 9%, for the year ended December 31, 2008 compared to the corresponding 2007 period. Significant variances impacting interest income for the year ended December 31, 2008, when compared to the corresponding 2007 period, are as follow:

•	A decrease of $10.6 million, or 3% in interest income on loans. The average rate earned on the Company’s loans decreased by 69 basis points for the year ended December 31, 2008, compared to 2007, and the average balance of loans increased by $0.4 billion, or 8%, compared to 2007. The decrease in interest income on loans was mainly related to the increase in delinquencies in the Company’s loan portfolio during 2008.

•	An increase of $42.0 million, or 60% in mortgage-backed securities resulted from an increase in the average balance of mortgage-backed securities of $1.0 billion, or 80% from 2007 to 2008, offset in part by a decrease in the average rate earned on mortgage-backed securities of 63 basis points. The increase in the average balance of mortgage-backed securities was driven by the purchase of securities during 2008, which amounted to $2.6 billion, through the Company’s Asset Purchase Program.

•	An increase of $1.2 million, or 20% in interest income on IOs principally attributable to the decline in interest rates during 2008 as compared to 2007. The impact of the increase in the average balance of outstanding IOs and the increase in interest income of the IOs contributed to an increase of 230 basis points in the average yield of the IOs. The actual cash flow received on Doral Financial’s portfolio of IOs, particularly its floating rate IOs, increased to $12.6 million for 2008, compared to $12.5 million for 2007.

•	A decrease of $50.0 million, or 51% in interest income on investment securities that resulted from a reduction in the average balance of investment securities of $1.1 billion, or 53%, from 2007 to 2008, mainly related to the sale of $1.9 billion of available for sale investment securities during the second half of 2007 and to the reduction of $0.5 billion associated with the termination of repurchase financing arrangements and the sale of collateral associated with such financing arrangements with LBI as a result of the SIPC liquidation proceedings during the third quarter of 2008.

•	A decrease of $36.9 million, or 71% in interest income on other interest-earning assets. A decrease of 211 basis points for the year ended December 31, 2008 in the average yield on other interest-earning assets was due to decline in interest rates, compared to 2007. During 2008 the average balance of other interest-earning assets decreased by $0.5 billion, or 49%, compared to 2007. The decrease was primarily related to the use of money market instruments for the purchase of assets and for liquidity purposes.

Interest Expense

Total interest expense for the years 2009, 2008 and 2007, was $290.6 million, $347.2 million and $424.6 million, respectively.

2009 compared to 2008.  Interest expense decreased by approximately $56.6 million, or 16%, for the year ended December 31, 2009 compared to the corresponding 2008 period. Significant variances impacting interest expense for the year ended December 31, 2009, when compared to the corresponding 2008 period, are as follow:

•	A decrease of $31.6 million in interest expense on deposits driven by the rollover of maturing brokered CDs at lower current market rates even though the Company lengthened maturities, as well as shifts in the composition of the Company’s retail deposits and the general decline in interest rates. A reduction of $41.7 million in the average balance of deposits during 2009, combined with the decrease in the interest expense thereon resulted in a decrease in the average cost of deposits during 2009 of 75 basis points compared to the corresponding 2008 period.

•	A decrease of $9.8 million in the interest expense of securities sold under agreements to repurchase was mainly driven by the general decline in interest rates that resulted in a reduction of 35 basis points in the average interest cost during 2009.

•	A reduction of $6.7 million in interest expense on advances from FHLB resulted primarily from the general decline in interest rates that allowed the Company to maintain its balance of advances at lower fixed rates. While the average balance of advances from FHLB decreased $73.9 million during 2009, the average cost decreased by 23 basis points for the year ended December 31, 2009.

•	An increase of $1.0 million in interest expense on other short-term borrowings is directly related to the increase of $0.4 billion in the average balance of other short-term borrowings for the year ended December 31, 2009, when compared to 2008 corresponding period. The higher average balance of other short-term borrowings is related to the Company’s focus on the repositioning of borrowings to lower cost instruments such as the auction of term funds to depository institutions granted by the Federal Reserve under the Term Auction Facility (“TAF”).

•	A decrease of $9.0 million in interest expense on loans payable resulted from a reduction of $27.2 million in the average balance of loans payable due to the regular repayment of borrowings. The average cost on loans payable during 2009 decreased by 216 basis points compared to the corresponding 2008 period as a result of the general decline in interest rates, which reflects the re-pricing nature of most of the Company’s loans payable, which are floating rate notes indexed to the 3-month LIBOR.

2008 compared to 2007.  Interest expense decreased by approximately $77.4 million, or 18%, for the year ended December 31, 2008 compared to the corresponding 2007 period. Significant variances impacting interest expense for the year ended December 31, 2008, when compared to the corresponding 2007 period, are as follow:

•	A decrease in interest expense on deposits of $14.5 million, or 8%, resulted from the repositioning of the Company’s deposit products and the general decline in interest rates. The increase in the average balance of deposits during 2008 by $231.2 million, or 6%, compared to 2007, combined with the decrease in interest expense on deposits resulted in a decrease in the average interest cost on deposits during 2008 of 63 basis points, compared to the corresponding 2007 period.

•	A reduction of $44.5 million in interest expense on securities sold under agreements to repurchase principally related to a decrease of $0.8 billion, or 29%, in the average balance of securities sold under agreements to repurchase primarily driven by the reduction of $0.5 billion associated with the termination of repurchase financing arrangements and the sale of collateral associated with such financing arrangements with LBI as a result of the SIPC liquidation proceedings. Also, the decrease in the average balance of securities sold under agreements to repurchase resulted from the cancellation of borrowings used to finance mortgage-backed securities and other investment securities as a result of the sale of $2.4 billion of available for sale securities during the second half of 2007. The decline in interest expense related to the securities sold under agreements to repurchase along with the decrease in their average balance resulted in a decrease in the average interest cost during 2008 of 40 basis points, compared to 2007 period.

•	An increase of $14.0 million, or 25%, in interest expense on advances from FHLB for the year ended December 31, 2008, compared to 2007 related to an increase of $0.6 billion in the average balance on advances from FHLB used to finance the purchase of securities. The general decline in interest rates allowed the Company to obtain financing for the increase of interest earning-assets at lower average interest cost. While interest expense on advances from FHLB and the average balance of advances from FHLB increased during 2008, the average interest cost during 2008 decreased by 90 basis points, when compared to the corresponding 2007 period.

•	A decrease of $10.0 million, or 35%, in interest expense on loans payable during 2008 was related to a decrease of $44.6 million in the average balance of loans payable during 2008, when compared to 2007. The reduction in the average balance of loans payable resulted from the regular repayment of borrowings. The average interest cost on loans payable during 2008 decreased by 183 basis points compared to the corresponding 2007 as a result of the general decline in interest rates.

•	A reduction of $22.7 million, or 52%, in interest expense on notes payable during 2008, when compared to the 2007 corresponding period. The reduction in interest expense was directly related to the reduction in the average balance of notes payable during 2008 by $0.4 billion, compared to 2007. This decrease was principally related to the repayment of $625.0 million in senior notes on July 20, 2007, funded primarily from the $610.0 million equity investment by Doral Holdings on July 19, 2007, and which represented a reduction of $21.7 million in interest expense during 2008. The average interest cost on notes payable during 2008 increased by 67 basis points compared to 2007, which reflects the fixed rates nature of most of the Company’s notes payable.

•	Interest expense on other short-term borrowings amounted to $0.2 million for the year ended December 31, 2008. The average balance of other short-term borrowings during 2008 was $37.7 million, which represents the balance of a line of credit with the Federal Home Loan Bank and an auction term funds to depository institutions granted by the Federal Reserve under the Term Auction Facility (“TAF”).

Provision for Loan and Lease Losses

The provision for loan and lease losses is charged to earnings to bring the total allowance for loan and lease losses to a level considered appropriate by management considering all losses inherent in the portfolio and based on Doral Financial’s historical loss experience, current delinquency rates, known and inherent risks in the loan portfolio, an assessment of individual troubled loans, the estimated value of the underlying collateral or discounted expected cash flows, and an assessment of current economic conditions and emerging risks. While management believes that the current allowance for loan and lease losses is adequate, future additions to the allowance could be necessary if economic conditions change or if credit losses increase substantially from those forecasted by Doral Financial in determining the allowance. Unanticipated increases in the allowance for loan and lease losses could materially affect Doral Financial’s net income in future periods.

2009 compared to 2008.  Doral Financial’s provision for loan and lease losses for the year ended December 31, 2009 amounted to $53.7 million, compared to $48.9 million for the corresponding 2008 period, an increase of $4.8 million, or 10%. For 2009, the provision of all portfolios increased except for the provision for the commercial real estate loan portfolio which is the portfolio where a higher provision was established at the end of 2008. The level of the provision in 2009 was largely driven by higher delinquencies (primarily in the construction, residential mortgage and commercial loan portfolios) during the period and continued deterioration in the Puerto Rico economy. Please refer to the discussions under Credit Risk for further analysis of the allowance for loan and lease losses and non-performing assets and related ratios.

Mortgage lending is the Company’s principal line of business and has historically reflected low levels of losses. Nevertheless, due to current economic conditions in Puerto Rico, which have resulted in higher non-performing loans and loss severities in the residential mortgage loan portfolio, the Company increased its allowance and provision for loan and lease losses for this portfolio during 2009.

Perhaps the sector of the economy most affecting Doral Financial, directly and indirectly, is the sale of new home construction in Puerto Rico. For the year ended December 31, 2009, the market absorption of new construction homes decreased significantly, principally due to the termination, late in the fourth quarter of 2008, of the tax incentive provided by Law 197. This circumstance required modifications in absorption estimates, resulting in higher loan loss provisions. Furthermore, the slowdown in new construction has resulted in lost jobs, which has further increased mortgage and commercial loan delinquencies as the overall level of economic activity declines. The Company expects that absorption will continue to be at low levels due to the current economic environment.

In optimizing its recovery of non-performing construction loans, as of December 31, 2009, management has determined to foreclose approximately 20 non-performing residential development properties with an outstanding balance of approximately $125.8 million in order to accelerate sales of the individual units. Most of these projects are in a mature stage of the development with approximately 85% complete or close to completion. If foreclosure is probable, accounting guidance requires the measurement of impairment to be based on the fair value of the collateral. Since current appraisals were not available on all these properties at year end, management determined its loss reserve estimates for these loans by estimating the fair value of the collateral. In doing so, management considered a number of factors including the price at which individual units could be sold in the current market, the period of time over which the units would be sold, the estimated cost to complete the units, the risks associated with completing and selling the units, the required rate of return on investment a potential acquirer may have and current market interest rates in the Puerto Rico market. Management continues to evaluate the best course of action to optimize loan recoveries on all non-performing properties, and will regularly assess all projects in choosing its course of action.

The provisions for loan and lease losses were partially offset by net charge-offs of $44.9 million, the net of which resulted in an increase in the allowance for loan and lease losses of $8.8 million for the year ended December 31, 2009.

2008 compared to 2007.  Doral Financial’s provision for loan and lease losses for the year ended December 31, 2008 decreased by $29.4 million, or 38%, compared to 2007. The provision for loan and lease losses for the year ended December 31, 2007, included the transfer of $1.4 billion of loans from the held for sale portfolio to the loans receivable portfolio, which resulted in an increase in the provision of $9.0 million. No such transfer was executed in 2008. The decrease in the provision for loan and lease losses was also affected by the fact that delinquency during 2008 was steadier than the delinquency performance indicators of the corresponding 2007 period. Non-performing loans as of December 31, 2008 increased by $84.4 million compared to December 31, 2007, while they increased by $259.0 million in the corresponding 2007 period. As of December 31, 2008, the allowance for loan and lease losses was 2.51% of total loans receivable compared to 2.47% as of December 31, 2007.

The 2008 period reflected a higher increase in delinquencies in the residential portfolio, which was partially offset by a better performance of the construction loan portfolio. During 2008, the Company increased the allowance for loan losses for its residential mortgage loans portfolio from $21.1 million to $33.0 million, or 57%. Doral Financial recognized total provisions for loan and lease losses of $48.9 million and $78.2 million for the years ended December 31, 2008 and 2007, respectively.

Non-Interest Income

A summary of non-interest income (loss) for the years ended December 31, 2009, 2008 and 2007 is provided below.

Table C — Non-Interest Income (Loss)

	Year Ended December 31,
				Variance
				2009 vs.	2008 vs.
	2009	2008	2007	2008	2007
	(In thousands)

Net credit related OTTI losses	$(27,577)	$(920)	$—	$(26,657)	$(920)
Net gain on mortgage loan sales and fees	9,746	13,112	2,223	(3,366)	10,889
(Loss) gain on trading activities:
Net gain (loss) on securities held for trading	4,117	724	(33,674)	3,393	34,398
Gain on IO valuation	2,780	5,649	8,554	(2,869)	(2,905)
(Loss) gain on MSR economic hedge	(8,678)	27,551	(818)	(36,229)	28,369
Loss on derivatives	(1,594)	(3,943)	(1,787)	2,349	(2,156)

Net (loss) gain on trading activities	(3,375)	29,981	(27,725)	(33,356)	57,706
Net gain (loss) on investment securities	34,916	(3,979)	(97,480)	38,895	93,501
Net loss on extinguishment of liabilities	—	—	(14,806)	—	14,806
Servicing income (loss):
Servicing fees	29,179	31,572	35,378	(2,393)	(3,806)
Late charges	8,482	9,058	9,057	(576)	1
Prepayment penalties	341	417	635	(76)	(218)
Other servicing fees	533	628	386	(95)	242
Interest loss on serial notes and others	(6,067)	(6,733)	(3,969)	666	(2,764)
Mark-to-market adjustment of servicing assets	(3,131)	(42,642)	(20,800)	39,511	(21,842)

Total servicing income (loss)	29,337	(7,700)	20,687	37,037	(28,387)
Commission, fees and other income:
Retail banking fees	29,088	28,060	21,131	1,028	6,929
Insurance agency commissions	10,579	10,550	8,834	29	1,716
Other income	4,487	10,425	2,218	(5,938)	8,207

Total commission, fees and other income	44,154	49,035	32,183	(4,881)	16,852
Net premium on deposits sold	—	—	9,521	—	(9,521)

Total non-interest income (loss)	$87,201	$79,529	$(75,397)	$7,672	$154,926

2009 compared to 2008.  Significant variances in non-interest income for the year ended December 31, 2009, when compared to the corresponding 2008 period, are as follow:

•	During 2009 OTTI losses were recognized on seven of the Company’s non-agency CMOs, representing an aggregate amortized cost of $246.7 million as of December 31, 2009. A credit loss of $27.6 million was recognized on these securities for the year ended December 31, 2009. Three of these securities were P.R. non-agency CMO’s with an amortized cost of $11.6 million and a recognized credit loss of $1.2 million, and the additional four securities that reflected OTTI were U.S. non-agency CMOs with an amortized cost of $235.1 million and a recognized credit loss of $26.4 million. Please refer to Note 10 in the accompanying Notes to the Consolidated Financial Statements for additional information on OTTI.

•	A decrease in net gain on mortgage loan sales and fees was due to lower origination fees in 2009 of approximately $3.4 million compared to 2008.

•	The net loss on trading activities was driven principally by a loss of $13.8 million related to the U.S. Treasuries that were serving as an economic hedge on the Company’s capitalized MSR during the first half of 2009 as the spreads between declining mortgage rates and the U.S. Treasury curve compressed as a result of the U.S. Federal Reserve Bank Monetary Policy implemented at the end of 2008 designed to promote mortgage loan originations and reduce mortgage loan interest rates. This loss was partially offset by an improvement on the economic hedge on the MSRs due to a change in the hedging strategy during the second quarter of 2009 from the use of U.S. Treasuries to forward contracts and to the decrease in forecasted prepayment speeds resulting in a gain of $5.2 million and a loss on the MSR hedge of $3.7 million for 2009.

•	Net gain on investment securities of $34.9 million resulted from the sale of approximately $2.0 billion of mortgage-backed securities, primarily CMO floaters, and other debt securities during 2009. The focus during the first half of the year was to restructure the investment portfolio to improve interest margin through the sale of floating rate investments and during the second half of 2009, the target was to reduce interest rate risk exposure through the sale of assets with the highest levels of extension risk.

•	An improvement in the mark-to-market adjustment of the mortgage servicing assets of $39.5 million was principally related to the decrease in mortgage rates triggering higher prepayment speed assumptions and reduced MSR valuations in the 2008 calculation combined with more stable and slower prepayment speed assumptions used in the 2009 calculation consistent with observed trends in benchmark prepayment speeds and recent trends in the Puerto Rico mortgage origination and prepayment experience.

•	A decrease in other income of $5.9 million was due to a lower gain on redemption of shares of VISA, Inc. amounted to $5.2 million in 2009 and to lower income associated with the sale of certain units of a residential housing project which the Company took possession of in 2005 of $1.3 million.

2008 compared to 2007.  Significant variances in non-interest income for the year ended December 31, 2008, when compared to the corresponding 2007 period, are as follow:

•	An OTTI loss of $0.9 million was recognized on two of the Company’s P.R. private label CMOs.

•	The increase of $10.9 million in net gain on mortgage loan sales and fees was driven by (i) an increase in the volume of loans and securitizations which resulted on the recognition of higher mortgage loan fees, and (ii) a higher capitalization of MSRs when compared to 2007 corresponding period as a result of the increase of $132.7 million, or 45%, in the loan sales with servicing retained during 2008.

•	The gain on trading activities during 2008 was primarily related to a gain of $27.6 million in U.S. Treasury security positions, representing economic hedges against the valuation adjustment of the Company’s capitalized mortgage servicing rights, as a result of a decrease in interest rates during 2008. Also, the Company had net realized gains on securities held for trading when compared to a loss in the corresponding period 2007 primarily related to $19.3 million loss resulting from the termination of economic hedging transactions associated with the sale of $1.9 billion of available for sale securities during the third quarter of 2007 and a loss of $2.7 million principally related to the sale of securities transferred from the held to maturity portfolio to trading portfolio in connection with the sale of certain assets of Doral Bank NY.

•	The net loss on investment securities experienced during 2008 was primarily related to the realization of $4.2 million loss arising from the sale of securities held by LBI under the repurchase agreements that the Company had with LBI, which was placed in liquidation by the SIPC.

•	The servicing loss resulted for 2008 was principally driven by the change in fair value of MSRs. The decrease in fair value during 2008 was mainly related to a decrease in interest rates which primarily impacted the earnings rate on escrow balances, which accounted for $27.3 million of the loss in the fair value. The remaining $15.3 million was due to a realized principal amortizations and higher forecasted prepayments. In addition, loan servicing fees, net of guarantee fees, decreased $3.8 million, or 11% principally due to a decrease in the average servicing portfolio from $10.1 billion as of December 31, 2007 to $9.5 billion as of December 31, 2008. Interest loss increased $2.8 million, or 70%, due to the increase in the repurchase of loans, specially related to the repurchase of delinquent loans.

•	An increase in commission, fees and other income was mainly related to an increase in retail banking fees driven by a higher number of checking accounts, the conversion of ATH card holders to debit cards, as well as higher service fees associated with these accounts. Also, the increase in commission, fees and other income was related to (i) a gain of $5.2 million recognized in 2008 from the redemption of shares of VISA, Inc.; (ii) to income associated with the sale of certain units of a residential housing project which the Company took possession of in 2005 amounting to $1.3 million and (iii) to an increase of $1.5 million driven by income related to the reimbursement of expenses associated to dwelling policies.

•	A decrease of $9.5 million was reflected as a result of the sale of deposits and certain assets of Doral Bank NY; a net premium payment of $9.5 million was received in 2007.

Non-Interest Expenses

A summary of non-interest expenses for the years ended December 31, 2009, 2008, and 2007 is provided below.

Table D — Non-Interest Expenses

	Year Ended December 31,
				Variance
				2009 vs.	2008 vs.
	2009	2008	2007	2008	2007
	(In thousands)

Compensation and employee benefits	$68,724	$70,562	$118,709	$(1,838)	$(48,147)
Taxes, other than payroll and income taxes	10,051	9,880	11,312	171	(1,432)
Advertising	6,633	8,519	11,378	(1,886)	(2,859)
Professional services	31,582	24,156	55,617	7,426	(31,461)
Communication expenses	16,661	17,672	14,776	(1,011)	2,896
EDP expenses	13,727	11,146	8,630	2,581	2,516
Occupancy expenses	15,232	18,341	18,295	(3,109)	46
Office expenses	5,303	6,099	5,915	(796)	184
Depreciation and amortization	12,811	16,013	17,586	(3,202)	(1,573)
FDIC insurance expense	18,238	4,654	3,380	13,584	1,274
OREO losses and other related expenses	14,542	842	(837)	13,700	1,679
Other	30,282	52,528	38,731	(22,246)	13,797

Total non-interest expenses	$243,786	$240,412	$303,492	$3,374	$(63,080)

2009 compared to 2008.  Significant variances in non-interest expenses for the year ended December 31, 2009, when compared to the corresponding 2008 period, are as follow:

•	A decrease of $1.8 million in compensation and employee benefits was driven by reduction in workforce during 2009, partially offset by one-time severance expenses. The number of full-time equivalent employees decreased by 252 to 1,154 in 2009 from 1,406 in 2008.

•	A decrease in advertising expenses of $1.9 million resulted from the cost control measures implemented by the Company since 2008. Also, during 2008 advertising expenses included some additional expenses related to the Company’s refreshed branding program initiated late in 2007.

•	An increase of $7.4 million in professional services expenses was driven by amounts advanced to cover legal expenses of the Company’s former officers, for the management of legacy portfolios and expenses associated with the preferred stock exchanges.

•	An increase of $2.6 million in EDP expenses was primarily related to certain initiatives to optimize and update the Company’s banking and mortgage platforms and to an increase in the Company’s outsourced services.

•	A decrease of $3.1 million in occupancy expenses partially driven by decreases in utilities expenses resulting from the Company implementation of cost control measures and controls established to reduce energy consumption together with lower fuel costs. Also, this decrease in occupancy expenses was related to a non-recurring impairment charge of $1.4 million made during the third quarter of 2008 on a residential housing project which the Company took possession of in 2005.

•	A decrease of $3.2 million in depreciation expenses related to intangibles, software and building improvements fully depreciated or amortized during 2009.

•	An increase of $13.6 million in the FDIC insurance expense primarily related to (i) $4.2 million of the FDIC special assessment expense during the second quarter of 2009 and (ii) an increase of $7.8 million during the second half of 2009 resulting from a final rule adopted by the FDIC in May 2009, effective June 30, 2009 that caused a significant increase in rates and assessment bases. For additional information please refer to Part I, Item 1, Business-Regulation and Supervision of this Annual Report on Form 10-K.

•	An increase of $13.7 million in OREO losses and other related expenses as a result of significant appraisal adjustments driven by a devaluation of OREO properties in Puerto Rico made during the second half of 2009, higher levels of repossessed units and higher expenses to maintain the properties in saleable condition.

•	A significant decrease in other expenses resulted from a provision of $21.6 million recognized during 2008 related to the LBI transaction mentioned above.

2008 vs. 2007.  Significant variances in non-interest expenses for the year ended December 31, 2008, when compared to the corresponding 2007 period, are as follow:

•	A decrease in compensation and benefit expenses primarily related to (i) a reduction of $24.2 million in production, performance and other bonuses; (ii) a significant reduction related to incentive to incentive and stock option compensation made during 2007 amounted to $8.2 million, of which $4.4 million was related to the payment remaining in an escrow account maintained on behalf of the Company’s Chief Executive Officer pursuant to the terms of his employment agreement and $3.8 million to the recognition of stock-based compensation related to the termination of stock options; and (iii) a reduction of $3.0 million related to payments to agencies employees.

•	A decrease in taxes, other than payroll and income taxes was primarily related to a decrease in the payment of municipal taxes principally driven by a lower volume of business during 2008.

•	The decrease in advertising expense for 2008 was principally related to the elimination of expenses associated with Doral’s refreshed branding which amounted to $1.8 million for the year ended December 31, 2007 and also a general reduction in advertising expenses related to the cost control measures implemented by the Company during 2008.

•	The decrease in professional services was primarily related to the elimination of expenses associated with the recapitalization and reorganization efforts and with the settlement of the class action lawsuit in August 2007. The decline in professional expenses during 2008 was driven by (i) the elimination of $19.6 million of professional services composed of (a) $8.6 million in professional services related to the remediation of legacy issues, (b) $5.0 million of other legal expenses and (c) $6.0 million in professional services for investment banking and other services, and (ii) a reduction of $1.4 million in legal expenses and $1.8 million in accounting and auditing expenses.

•	The increase in communication expenses was mainly related to an increment in fee income of $3.4 million in ATH and VISA expenses associated with the increase in usage of the Company’s ATH and credit cards by its customers.

•	The increase in EDP expenses was impacted by an increase of $2.6 million in software expenses related to a new service implemented by the Company in 2008.

•	The decrease in depreciation and amortization was principally related to an adjustment of $0.8 million resulting from the physical inventory of the Company’s fixed assets realized during 2008.

•	The increase in other expenses during 2008 was principally driven by (i) a provision of $21.6 million on a claim receivable related to the LBI default; (ii) a loss of $3.4 million related to the elimination of tax credits granted to customers under Law 197; partially offset by (iii) a decrease of $7.9 million related to a combination of elimination of charges made in 2007 related to a net increase in the recourse liability of $2.3 million, write-offs of certain uncollectible commissions of approximately $1.5 million, and expenses related to foreclosure claims of approximately $4.1 million.

Income Taxes

The recognition of current income tax benefit of $21.5 million for the year ended December 31, 2009 resulted from a current income tax benefit of $11.5 million and a deferred income tax benefit of $10.0 million. The current income tax benefit is primarily related to the release of unrecognized tax benefits due to the expiration of the statute of limitations on certain tax positions net of the recognition of certain unrecognized tax benefits during the year. This net benefit was partially offset by the recognition of tax expense related to intercompany transactions in the federal tax jurisdiction which had not been previously recognized net of current tax benefit related to the Company’s U.S. affiliates. The deferred tax benefit is primarily related to the effect of the Company entering into an agreement with the Puerto Rico Treasury Department during the third quarter of 2009 amending the previous agreement regarding amortization of certain prepaid taxes, net of the amortization of existing deferred tax assets.

As of December 31, 2009, one of the Company’s Puerto Rico taxable entities remained in a cumulative loss position in earnings before tax (two entities were in a cumulative loss positions as of December 31, 2008). For purposes of assessing the realization of the deferred tax assets, this cumulative taxable loss position for this entity is considered significant negative evidence that has caused management to conclude that the Company will not be able to fully realize the deferred tax assets related to those two entities in the future, considering the criteria of ASC 740 Income Taxes, (previously SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”)). Accordingly, as of December 31, 2009 and 2008, the Company determined that it was more likely than not that $385.9 million and $388.5 million, respectively, of its gross deferred tax assets would not be realized and maintained a valuation allowance for that amount. For the entity that no longer remained in a cumulative loss position in 2009, the Company decided to maintain the valuation allowance on its deferred tax assets until it reflects a steady return to profitability.

For Puerto Rico taxable entities with positive core earnings, a valuation allowance on deferred tax assets has not been recorded since they are expected to continue to be profitable. At December 31, 2009, the net deferred tax asset associated with these two companies was $14.4 million, compared to $16.5 million at December 31, 2008. Approximately, $94.1 million of the IO tax asset would be realized through these entities. In management’s opinion, for these companies, the positive evidence of profitable core earnings outweighs any negative evidence.

There is also a valuation allowance of $3.0 million related to deferred taxes on unrealized losses on cash flow hedges as of December 31, 2009.

For the year ended December 31, 2008, income tax expense of $286.0 million was primarily related to a charge through earnings of a valuation allowance on deferred tax assets of approximately $295.9 million. This valuation allowance was established because two of the Company’s Puerto Rico taxable entities had a cumulative loss in earnings before tax. For purposes of assessing the realization of the deferred tax assets, the cumulative taxable loss position for these two entities are considered significant negative evidence and have caused management to conclude that the Company will not be able to rully realize the deferred tax assets related to those two entities in the future. Accordingly, as of December 31, 2008, the Company determined that it was more likely than not that $388.5 million of its gross deferred tax asset would not be realized and maintained a valuation allowance for that amount.

For the year ended December 31, 2007, the Company had an income tax benefit of $131.9 million related to an increase in the deferred tax asset and the release of the valuation allowance. After the recapitalization and corporate reorganization, the Company started operating under a different business model which enabled it to achieve significant improvements in its operating results during the latter half of 2007. The positive operating results together with the tax agreements with the Puerto Rico Treasury Department enabled the Company to reduce its valuation allowance during 2007.

Management does not establish a valuation allowance on the deferred tax assets generated on the unrealized losses of its securities available for sale because the Company does not intend to sell the securities before recovery of value, and based on available evidence it is not more likely than not that the Company will decide or be required to sell the securities before the recovery of its amortized cost basis. Management has therefore determined that a valuation allowance on deferred tax assets generated on the unrealized losses of its securities available for sale is not necessary at this time.

Failure to achieve sufficient projected taxable income in the entities where a valuation allowance on deferred tax assets has not been established, might affect the ultimate realization of the net deferred tax asset.

Management assesses the realization of its deferred tax assets at each reporting period based on the criteria of ASC 740 (SFAS No. 109), To the extent that earnings improve and the deferred tax assets become realizable, the Company may be able to reduce the valuation allowance through earnings.

Please refer to Note 31 of the accompanying Consolidated Financial Statements for additional information related to the Company’s income taxes.

OPERATING SEGMENTS

Doral Financial manages its business in three operating segments: mortgage banking activities, banking (including thrift operations), and insurance agency activities. The Company’s segment reporting is organized by legal entity and aggregated by line of business. Legal entities that do not meet the threshold for separate disclosure are aggregated with other legal entities with similar lines of business. Management made this determination based on operating decisions particular to each business line and because each one targets different customers and requires different strategies. The majority of the Company’s operations are conducted in Puerto Rico. The Company also operates in the mainland United States, principally in the New York City metropolitan area.

In the past, the Company managed a fourth operating segment, institutional securities operations, but effective on December 31, 2009, Doral Securities was merged with and into Doral Financial, with Doral Financial remaining as the surviving corporation.

Banking

The banking segment includes Doral Financial’s banking operations in Puerto Rico, currently operating through 35 retail bank branches, and in the mainland United States, in the New York City metropolitan area. Doral Financial accepts deposits from the general public and institutions, obtains borrowings, originates and invests in loans, and invests in mortgage-backed securities as well as in other investment securities and offers traditional banking services. Net loss for the banking segment amounted to $32.3 million during 2009, compared to a net loss of $123.4 million during 2008 and $165.1 million during 2007, respectively.

This segment also includes the operations conducted through Doral Bank PR’s subsidiaries, Doral Money, which engages in commercial and construction lending in the New York City metropolitan area, and CB, LLC, a Puerto Rico limited liability company organized in connection with the receipt, in lieu of foreclosure, of real property securing an interim construction loan. During the third quarter of 2009, Doral Money organized a new middle market syndicated lending unit that is engaged in purchasing participations in senior credit facilities in the U.S. syndicated leverage loan market.

On July 1, 2008, Doral International, Inc., which was a subsidiary of Doral Bank PR licensed as an international banking entity under the International Banking Center Regulatory Act of Puerto Rico, was

merged with and into Doral Bank PR in a transaction structured as a tax free reorganization. On December 16, 2008, Doral Investment was organized to become a new subsidiary of Doral Bank PR that will be licensed to operate as an international banking entity under the IBC Act.

On July 27, 2007, Doral Financial completed the sale of its 11 branches in the New York City Metropolitan Area and certain related assets to New York Commercial Bank, subsidiary of New York Community Bancorp. Doral Financial retained Doral Bank NY’s federal thrift charter and Doral Bank NY operates one branch located in New York City.

2009 compared to 2008.  Net interest income for the banking segment was $149.3 million for 2009, compared to $158.0 million for 2008. The decrease in net interest income was principally driven by a reduction of $48.7 million in the interest income during 2009, partially offset by a reduction of $40.0 million in interest expense for the same period. The decrease in interest income was driven by a reduction in interest income on investment securities of $32.7 million that resulted from a reduction in the average balance of investment securities of $600.1 million as a result of sales, calls and the settlement of the position with Lehman during 2008, the full impact of which was reflected in 2009. The reduction in interest expense was driven by a decrease of $32.5 million in interest expense on deposits resulted from the rollover of maturing brokered CDs at lower current market rates even though the Company lengthened maturities, as well as shifts in the composition of the Company’s retail deposits and the general decline in interest rates during 2009.

Total average balance of interest-earning assets increased by $0.3 billion during 2009, from $8.5 billion for the year ended December 31, 2008 to $8.8 billion for the corresponding 2009 period. The increase in the average balance of interest-earning assets together with the increase in the average balance of interest-bearing liabilities of $0.3 billion during 2009 and the corresponding decrease in net interest income of $8.7 million resulted in a decrease of 17 basis points in the net interest margin, from 1.87% during 2008 to 1.70% during 2009.

Non-interest income for the banking segment was $62.9 million for 2009, compared to $56.4 million for 2008. The increase in non-interest income of $6.5 million resulted mainly by (i) an increase of $36.5 million in servicing income during 2009 driven by an improvement of $39.5 million in the mark-to-market adjustment of the mortgage servicing assets; (ii) an increase of $38.1 million in gain on investment securities that resulted from the sale of $2.0 billion during 2009; partially offset by (iii) an OTTI loss of $26.4 million in the Company’s investment securities portfolio; and (iv) by a reduction of $30.3 million in trading activities related to a loss on the MSR economic hedge of $36.2 million when compared to 2008, due to a loss of $13.8 million related to the U.S. Treasuries that were serving as an economic hedge on the Company’s capitalized MSR during 2008 and the first four months of 2009.

Non-interest expense for the banking segment was $192.3 million for 2009, compared to $180.5 million for 2008. The increase in non-interest expense of $11.8 million was mainly driven by (i) an increase of $4.1 million in professional services related to the management of legacy portfolios; (ii) a $2.5 million increase in EDP expenses related to certain initiatives to optimize and update the Company’s banking platforms; (iii) an increase of $11.2 million in other expenses mainly related to an increase of $13.6 million in the FDIC insurance expense during 2009; partially offset by (iv) a decrease in compensation and employee benefits of $4.7 million, associated to the reduction in workforce during 2009.

2008 compared to 2007.  Net interest income for the banking segment was $158.0 million for 2008, compared to $153.0 million for 2007. The increase in net interest income was driven by a decline in interest expense of $35.7 million, partially offset by a reduction in interest income of $30.8 million. The reduction in interest expense was principally related to (i) a reduction of $15.6 million in deposit costs as a result of the repositioning of the Company’s deposit products and the general decline in interest rates, and (ii) a reduction of $34.4 million in the interest expense of the repurchase agreements impacted in part by the Lehman default and by the cancellation of borrowings to finance securities sold during the second half of 2007. These reductions were partially offset by an increase of $14.0 million in advances from FHLB. Total average interest-earning assets for the banking segment amounted to $8.5 billion for 2008, compared to $8.2 billion for the corresponding 2007 period. For the year ended December 31, 2008, interest rate margin was 1.87%, compared to 1.86% for the corresponding 2007 period.

The provision for loan and lease losses decreased $23.3 million from $68.8 million in 2007 to $45.5 million in 2008 due in part to a transfer of $1.4 billion of loans from the held for sale portfolio, which resulted in an increase in the provision of $9.0 million in 2007. No such transfer was executed in 2008.

Non-interest income for the banking segment amounted to $56.4 million for 2008, compared to a loss of $97.1 million in 2007. The loss in 2007 was driven by the Company’s decision to sell $2.4 billion of available for sale investment securities, of which $2.2 billion was related to the banking subsidiaries, during the second half of 2007.

Income tax expense for 2008 was $111.7 million compared to an income tax benefit of $5.3 million for 2007. This increase of $117.0 million was due to an increase in the deferred tax asset valuation allowance in 2008.

Mortgage Banking

This segment previously related to the business activities of the holding company (Doral Financial). Prior to 2007, the holding company and various of its subsidiaries were engaged in mortgage originations, securitizations and related activities. As part of the business transformation effort, Doral Financial transferred its mortgage origination and servicing platforms, subject to certain exclusions, to Doral Bank PR, including its wholly-owned subsidiary, Doral Mortgage. The Company’s mortgage origination business is conducted by Doral Mortgage and the Company’s mortgage servicing business is operated by Doral Bank PR. With the exception of Doral Mortgage, operations of all other mortgage banking subsidiaries were consolidated under a single Doral brand. Substantially all new loan origination and investment activities at the holding company level were also terminated.

2009 compared to 2008.  Net interest income for the mortgage banking segment was $14.7 million for 2009, compared to $17.4 million for 2008. The decrease in net interest income was principally driven by a reduction of $20.2 million in the interest income during 2009, partially offset by a reduction of $17.5 million in interest expense for the same period. The decrease in interest income was driven principally by a reduction in interest income of loans of $9.9 million that resulted from the lower interest rate environment and the increase in non-performing loans in the Company’s loan portfolio. The average interest rate on loans decreased 40 basis points for the year ended December 31, 2009 compared to the same period in 2008. The reduction in interest expense was driven by a decrease of $9.0 million in interest expense on loans payable driven primarily by a reduction in rates during 2009 and to a reduction of $8.0 million in interest expense on securities sold under repurchase agreements as a result of the Company not entering in these agreements for the mortgage banking segment during 2009.

Total interest-earning assets decreased by $0.3 billion during 2009, from $1.1 billion for the year ended December 31, 2008 to $0.8 billion for the corresponding 2009 period. The decrease in interest-earning assets together with the decrease in interest-bearing liabilities of $0.2 billion during 2009 and the corresponding decrease in net interest income of $2.7 million resulted in an increase of 26 basis points in the net interest margin, from 1.58% during 2008 to 1.84% during 2009.

Non-interest income for the mortgage banking segment was $46.1 million for 2009, compared to $35.5 million for 2008. The increase in non-interest income of $10.6 million resulted mainly by an increase of $18.0 million in other income during 2009 related to dividends paid by Doral Insurance to its parent company, partially offset by a reduction of $3.1 million in trading activities resulted from lower gains in the value of IOs.

Non-interest expense for the mortgage banking segment was $56.4 million for 2009, compared to $65.4 million for 2008. The decrease in non-interest expense of $9.0 million during 2009 was mainly driven by the elimination of charges made in 2008, such as a loss of $3.4 million related to the elimination of tax credits granted to customers under Law 197 and a reduction of $11.6 million related to the provisions for sales of delinquent loans and for other receivables.

2008 compared to 2007.  Net interest income for the mortgage banking segment amounted to $17.4 million for 2008, compared to net interest loss of $2.4 million for the comparable period of 2007. The increase in net interest income was driven by a $42.8 million decline in interest expense partially offset by $23.0 million reduction in interest income, when compared to 2007 period. The mortgage banking segment was fully benefited in 2008 from the repayment of the $625.0 million in senior notes from the proceeds of the Company’s capital raise in July 2007, allowing for the larger reduction in interest expense. Net interest loss in 2007 was driven by a loss of interest income due to the sale of $3.1 billion in mortgage loans. For the year ended December 31, 2008, the interest rate margin for the mortgage banking segment was 1.58% compared to (0.16%) for 2007. The average balance of interest-earning assets for the segment was $1.1 billion and $1.5 billion for December 31, 2008 and 2007, respectively.

Non-interest income for the mortgage banking segment amounted to $35.5 million for 2008, compared to $188.2 million for the corresponding period of 2007. The decrease in non-interest income for 2008 was primarily related to dividends paid by subsidiaries to the parent company during 2007 amounting to $165.1 million.

Non-interest expenses for this segment amounted to $71.9 million in 2008 compared to $171.5 million in 2007. The decrease in non-interest expense during 2008 was primarily related to a reduction in compensation and benefit expenses and professional services expenses of $53.2 million and $28.1 million, respectively, when compared to the corresponding 2007 period. Non-interest expense for 2007 was impacted by (i) the payment of $4.4 million remaining in an escrow account maintained on behalf of the Company’s Chief Executive Officer pursuant to the terms of his employment agreement; (ii) the recognition of $3.8 million of stock-based compensation related to the termination of stock options; (iii) $3.6 million related to severance payments; and (iv) $1.6 million of professional services related to accounting matters of Doral Holdings GP, ultimate holding company.

Net loss for 2008 was $161.2 million compared to $7.8 million for the corresponding 2007 period. The net loss for the year ended December 31, 2008 was primarily driven by an increase in income tax expense related to the increase in the valuation allowance for the deferred tax assets. Income tax expense for 2008 amounted to $170.5 million compared to an income tax benefit of $128.5 million for the comparable 2007.

Insurance Agency

Doral Financial operates its insurance agency activities through its wholly-owned subsidiary Doral Insurance Agency. Doral Insurance Agency’s principal insurance products are hazard, title and flood insurance, which are sold primarily to Doral Financial’s mortgage customers. Doral Insurance Agency also offers a diversifying range of insurance products such as auto, life, home protector and disability, among others. Net income for this segment amounted to $8.0 million during 2009, compared to $6.3 million for 2008 and $3.2 million for 2007. The increase in net income during 2009 was principally related to decrease of $1.6 million in deferred income tax provision resulting from the effect of the IO deduction (refer to Note 31 of the Consolidated Financial Statements for additional information). For the year ended December 31, 2009, insurance fees and commissions amounted to $12.0 million, compared to $12.8 million in 2008 and $9.5 million in 2007.

Institutional Securities Operations

Doral Financial has been steadily decreasing the operations of this segment. During 2006, the Company sold substantially all of Doral Securities’ investment securities and during the third quarter of 2007, Doral Securities voluntarily withdrew its license as a broker-dealer with the SEC and its membership with the FINRA. Doral Securities’ operations were limited during 2008 to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009 and Doral Securities did not conduct any other operations in 2009. During the third quarter of 2009, this investment advisory agreement was terminated by the investment company. Effective on December 31, 2009, Doral Securities was merged with and into Doral Financial, with Doral Financial remaining as the surviving corporation.

Net loss for this segment amounted to $0.1 million for the year ended December 31, 2008, compared to net income of $0.4 million for the corresponding period of 2007.

BALANCE SHEET AND OPERATING DATA ANALYSIS

Loan Production

Loan production includes loans internally originated by Doral Financial as well as residential mortgage loans purchased from third parties with the related servicing rights. Purchases of mortgage loans from third parties were $126.0 million, $182.2 million and $85.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. The following table sets forth the number and dollar amount of Doral Financial’s loan production for the years indicated:

Table E — Loan Production

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands, except for
	average initial loan balance)

FHA/VA mortgage loans
Number of loans	2,589	2,727	1,392
Volume of loans	$344,579	$349,238	$143,714
Percent of total volume	30%	26%	11%
Average initial loan balance	$133,093	$128,067	$103,243
Conventional conforming mortgage loans
Number of loans	921	806	1,268
Volume of loans	$115,265	$95,828	$145,079
Percent of total volume	10%	7%	11%
Average initial loan balance	$125,152	$118,893	$114,416
Conventional non-conforming mortgage loans(1)
Number of loans	2,246	4,044	3,598
Volume of loans	$353,620	$514,163	$461,432
Percent of total volume	31%	39%	34%
Average initial loan balance	$157,444	$127,142	$128,247
Construction developments loans(2)
Number of loans	6	24	24
Volume of loans	$4,719	$82,880	$64,661
Percent of total volume	0%	6%	5%
Average initial loan balance	$786.575	$3,453,333	$2,694,208
Disbursements of construction developments loans
Volume of loans	$44,328	$87,309	$229,634
Percent of total volume	4%	7%	17%
Commercial loans(3)
Number of loans	128	200	384
Volume of loans	$271,020	$130,048	$235,761
Percent of total volume	24%	10%	18%
Average initial loan balance	$2,117,344	$650,237	$613,960
Consumer loans(3)
Number of loans	684	7,631	6,876
Volume of loans	$5,012	$61,455	$49,300
Percent of total volume	0%	5%	4%
Average initial loan balance	$7,327	$8,053	$7,170
Other(4)
Number of loans	1	3	2
Volume of loans	$9,200	$6,600	$2,188
Percent of total volume	1%	—	—
Average initial loan balance	$9,200,000	$2,200,000	$1,094,153

Total loans
Number of loans	6,575	15,435	13,544
Volume of loans	$1,147,743	$1,327,521	$1,331,769

(1)	Includes $2.5 million, $29.2 million and $29.0 million, in second mortgages for the years ended December 31, 2009, 2008 and 2007, respectively.

(2)	Construction development loans during 2009 and 2008 relates to new commitments to fund construction loans in New York.

(3)	Commercial and consumer lines of credit are included in the loan production according to the credit limit approved.

(4)	Consists of multifamily loans.

Total loan production for 2009 decreased by $179.8 million, or 14%, when compared to the 2008 corresponding period. The reduction in loan production was impacted by (i) a decrease of $123.6 million, or 11% in loans originated by the Company during 2009, and (ii) a decrease of $56.2 million, or 31%, associated to production purchased from third parties. The decrease in Doral Financial’s loan production for the year ended December 31, 2009 resulted from significant decreases in residential mortgage and construction lending activity in Puerto Rico, partially offset by an increase in the commercial production related to participation in syndicated loans in the U.S. mainland. The decrease in the Company’s internally originated loans is due to a number of factors including deteriorating economic conditions, competition from other financial institutions, changes in laws and regulations and the general economic conditions in Puerto Rico.

A substantial portion of Doral Financial’s total residential mortgage loan originations has consistently been composed of refinancing transactions. For the years ended December 31, 2009, 2008, and 2007, refinancing transactions represented approximately 82%, 53% and 54%, respectively, of the total dollar volume of internally originated mortgage loans. Doral Financial’s future results could be adversely affected by a significant increase in mortgage interest rates that may reduce refinancing activity. However, the Company believes that refinancing activity in Puerto Rico is less sensitive to interest rate changes than in the mainland United States because a significant number of refinance loans in the Puerto Rico mortgage market are made for debt consolidation purposes rather than interest savings due to lower rates.

Loan Origination Channels

In Puerto Rico, Doral Financial relies primarily on Doral Bank PR’s extensive branch network to originate loans. It supplements these originations with wholesale purchases from other financial institutions. Purchases generally consist of conventional mortgage loans. Doral Financial also originates consumer, commercial, construction and land loans primarily through its banking subsidiaries. Due to worsening economic conditions in Puerto Rico, new lending activity was limited during 2009 and 2008.

The following table sets forth the sources of Doral Financial’s loan production as a percentage of total loan originations for the years indicated:

Table F — Loan Origination Sources

	Year Ended December 31,
	2009			2008			2007
	Puerto Rico	U.S.	Total	Puerto Rico	U.S.	Total	Total

Retail	60%	—	60%	58%	—	58%	50%
Wholesale(1)	11%	—	11%	14%	—	14%	6%
Construction Development(2)	2%	2%	4%	6%	7%	13%	22%
Other(3)	1%	24%	25%	8%	7%	15%	22%

(1)	Refers to purchases of mortgage loans from other financial institutions and mortgage lenders.

(2)	Includes new construction loans and disbursement of existing construction loans.

(3)	Refers to commercial, consumer and multifamily loans originated through the banking subsidiaries.

The increase in U.S. loan originations during 2009 is related to originations of the new syndicated lending unit.

Mortgage Loan Servicing

Doral Financial’s principal source of servicing rights has traditionally been sales of loans from its internal loan production. However, Doral Financial also purchases mortgage loans. Doral Financial intends to continue growing its mortgage-servicing portfolio primarily by internal loan originations, but may also continue to seek and consider attractive opportunities for wholesale purchases of loans with the related servicing rights and bulk purchases of servicing rights from third parties.

The following table sets forth certain information regarding the total mortgage loan servicing portfolio for the years indicated:

Table G — Loans Serviced for Third Parties

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands, except for
	average size of loans serviced)

Composition of Portfolio Serviced for Third Parties at Year End:
GNMA	$2,283,667	$2,267,782	$2,115,760
FHLMC/FNMA	3,084,078	3,451,334	3,756,019
Other conventional mortgage loans(1)(2)	3,287,868	3,741,234	4,200,759

Total portfolio serviced for third parties	$8,655,613	$9,460,350	$10,072,538

Activity of Portfolio Serviced for Third Parties at Year End:
Beginning servicing portfolio	$9,460,350	$10,072,538	$11,997,324
Additions to servicing portfolio	465,935	428,792	296,091
Servicing released due to repurchases(3)	(178,727)	(63,964)	(54,571)
MSRs sales	(7,111)	—	(697,744)
Run-off(4)	(1,084,834)	(977,016)	(1,468,562)

Ending servicing portfolio	$8,655,613	$9,460,350	$10,072,538

Selected Data Regarding Mortgage Loans Serviced for Third Parties:
Number of loans	103,214	112,150	119,306
Weighted-average interest rate	6.31%	6.41%	6.60%
Weighted-average remaining maturity (months)	242	246	255
Weighted-average gross servicing fee rate	0.39%	0.39%	0.39%
Average-servicing portfolio(5)	$8,976,464	$9,645,932	$10,782,861
Principal prepayments	$715,981	$632,694	$769,074
Constant prepayment rate	7%	6%	7%
Average size of loans	$83,861	$84,354	$84,426
Servicing assets, net	$118,493	$114,396	$150,238
Mortgage-servicing advances(6)	$19,592	$18,309	$20,621

Delinquent Mortgage Loans and Pending Foreclosures at Year End:
60-89 days past due	2.45%	2.08%	1.70%
90 days or more past due	4.54%	3.55%	2.10%

Total delinquencies excluding foreclosures	6.99%	5.63%	3.80%

Foreclosures pending	2.99%	2.55%	2.11%

(1)	Excludes $4.4 billion, $4.2 billion and $3.6 billion of mortgage loans owned by Doral Financial at December 31, 2009, 2008 and 2007, respectively.

(2)	Includes portfolios of $154.2 million, $177.0 million and $201.7 million at December 31, 2009, 2008 and 2007, respectively, of delinquent FHA/VA and conventional mortgage loans sold to third parties.

(3)	As of December 31, 2008 includes $48.1 million of principal balance of loans repurchased from a third party.

(4)	Run-off refers to regular amortization of loans, prepayments and foreclosures.

(5)	Excludes the average balance of mortgage loans owned by Doral Financial of $4.3 billion, $3.9 billion and $3.3 billion at December 31, 2009, 2008 and 2007, respectively.

(6)	Includes reserves for possible losses on P&I advances of $8.8 million, $9.7 million and $11.2 million as of December 31,2009, 2008 and 2007, respectively.

Most of the mortgage loans in Doral Financial’s servicing portfolio are secured by single (one-to-four) family residences located in Puerto Rico. At December 31, 2009, 2008 and 2007 less than one percent of Doral Financial’s mortgage-servicing portfolio was related to mortgages secured by real property located in the U.S.

The amount of principal prepayments on mortgage loans serviced for third parties by Doral Financial was $0.7 billion, $0.6 billion, and $0.8 billion for the years ended December 31, 2009, 2008 and 2007, respectively. Total delinquencies excluding foreclosures increased from 5.63% to 6.99% from 2008 to 2009 as a result of the economic recession and general deterioration of the mortgage sector, while pending foreclosures increased from 2.55% to 2.99%, respectively. The Company does not expect significant losses related to these delinquencies since it has a liability for loans under recourse agreements and for other non recourse loans has not experienced significant losses in the past.

As part of its servicing responsibilities, in some servicing agreements, Doral Financial is required to advance the scheduled payments of principal or interest whether or not collected from the underlying borrower. While Doral Financial generally recovers funds advanced pursuant to these arrangements within 30 days, it must absorb the cost of funding the advances during the time the advance is outstanding. In the past, Doral Financial sold pools of delinquent FHA and VA and conventional mortgage loans. Under these arrangements, Doral Financial is required to advance the scheduled payments whether or not collected from the underlying borrower. While Doral Financial expects to recover a significant portion of the amounts advanced through foreclosure or, in the case of FHA and VA loans, under the applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of the large number of delinquent loans.

Loans Held for Sale

Loans held for sale are carried on Doral Financial’s Consolidated Statements of Financial Condition at the lower of net cost or market value on an aggregate portfolio basis. Market values are determined by reference to market prices for comparable mortgage loans, adjusted by the portfolio credit risk. The amount by which costs exceed market value, if any, is accounted for as a loss during the period in which the change in valuation occurs. Given traditional consumer preferences in Puerto Rico, substantially all of Doral Financial’s residential loans held for sale are fixed-rate loans. Please refer to Note 12 of the Consolidated Financial Statements accompanying this Annual Report on Form 10-K for additional information regarding Doral Financial’s portfolio of loans held for sale.

As of December 31, 2009, Doral Financial owned approximately $320.9 million in loans held for sale, of which approximately $288.3 million consisted of residential mortgage loans.

GNMA programs allow financial institutions to buy back individual delinquent mortgage loans that meet certain criteria from the securitized loan pool for which the Company provides servicing. At the Company’s option and without GNMA prior authorization, Doral Financial may repurchase such delinquent loans for an amount equal to 100% of the loan’s remaining principal balance. This buy-back option is considered a conditional option until the delinquency criteria are met, at which time the option becomes unconditional (but not an obligation). When the loans backing a GNMA security are initially securitized, the Company treats the transaction as a sale for accounting purposes and the loans are removed from the balance sheet because the conditional nature of the buy-back option means that the Company does not maintain effective control over the loans. When individual loans later meet GNMA’s specified delinquency criteria and are eligible for repurchase, Doral Financial is deemed to have regained effective control over these loans. In such case, for financial reporting purposes, the delinquent GNMA loans are brought back into the Company’s portfolio of loans held for sale, regardless of whether the Company intends to exercise the buy-back option. An offsetting liability is also recorded. As of December 31, 2009, the portfolio of loans held for sale includes $128.6 million related to GNMA defaulted loans, compared to $165.6 million and $126.0 million as of December 31, 2008 and 2007, respectively.

In December 2009, the Company repurchased $118.3 million of GNMA defaulted loans, which were classified as loans held for investment.

Loans Held for Investment

Doral Financial originates mortgage loans secured by income-producing residential and commercial properties, construction loans, land loans, certain residential mortgage loans and other commercial and consumer loans that are held for investment and classified as loans receivable. Loans receivable are originated primarily through Doral Financial’s banking subsidiaries. A significant portion of Doral Financial’s loans receivable consists of loans made to entities or individuals located in Puerto Rico. During the third quarter of 2009, Doral Financial started a new syndicated lending unit operating out of one of its New York subsidiaries. This unit is engaged in purchasing participations in senior credit facilities in the syndicated leverage loan market. As of December 31, 2009, the syndicated lending unit had originated $178.0 million.

The maximum aggregate amount in unsecured loans that Doral Bank PR could make to a single borrower under Puerto Rico banking regulations as of December 31, 2009, was approximately $103.0 million. Puerto Rico banking regulations permit larger loans to a single borrower to the extent secured by qualifying collateral. The maximum aggregate amount in loans that Doral Bank NY could make to a single borrower under the OTS banking regulations as of December 31, 2009, was $2.1 million. Doral Financial’s largest aggregated indebtedness to a single borrower or a group of related borrowers as of December 31, 2009 was $71.4 million.

The following table sets forth certain information regarding Doral Financial’s loans receivable:

Table H — Loans Receivable, Net

	As of December 31,
	2009	2008	2007	2006	2005
	(In thousands)

Construction loans	$452,386	$506,031	$588,175	$817,352	$795,848
Residential mortgage loans	3,859,276	3,650,222	3,340,162	1,785,454	514,164
Commercial — secured by real estate	740,429	757,112	767,441	541,891	891,795
Consumer — other	70,657	90,188	91,157	86,961	81,464
Lease financing receivable	13,656	23,158	33,457	43,565	44,636
Commercial non-real estate	312,352	136,210	126,484	158,963	142,909
Loans on savings deposits	3,249	5,240	11,037	16,811	15,082
Land secured	100,450	118,870	119,232	42,769	50,358

Loans receivable, gross	5,552,455	5,287,031	5,077,145	3,493,766	2,536,256

Less:
Discount on loans	(13,190)	(15,735)	(17,615)	(22,016)	—
Unearned interest and deferred loan fees, net	(23,457)	(19,583)	(8,597)	(14,580)	(23,252)
Allowance for loan and lease losses	(140,774)	(132,020)	(124,733)	(67,233)	(35,044)

	(177,421)	(167,338)	(150,945)	(103,829)	(58,296)

Loans receivable, net(1)	$5,375,034	$5,119,693	$4,926,200	$3,389,937	$2,477,960

(1)	During 2007, the Company experienced a significant increase in loans receivable principally related to the reclassification of $1.4 billion of loans from the loans held for sale portfolio to the loans receivable portfolio.

The following table sets forth certain information as of December 31, 2009, regarding the dollar amount of Doral Financial’s loans receivable portfolio based on the remaining contractual maturity. Expected maturities may differ from contractual maturities because of prepayments and other market factors. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

Table I — Loans Receivable by Contractual Maturities

	As of December 31, 2009
	1 Year	1 to 5	Over 5
	or Less	Years	Years	Total
		(In thousands)

Construction loans	$398,382	$39,684	$14,320	$452,386
Residential mortgage loans	43,546	169,953	3,645,777	3,859,276
Commercial — secured by real estate	222,520	266,944	250,965	740,429
Consumer — other	24,394	44,490	1,773	70,657
Lease financing receivable	3,324	10,232	100	13,656
Commercial non-real estate	61,925	166,764	83,663	312,352
Loans on savings deposits	246	2,676	327	3,249
Land secured	65,794	21,662	12,994	100,450

Loans receivable, gross	$820,131	$722,405	$4,009,919	$5,552,455

Scheduled contractual amortization of loans receivable does not reflect the expected life of Doral Financial’s loans receivable portfolio. The average life of these loans is substantially less than their contractual terms because of prepayments and, with respect to conventional mortgage loans, due-on-sale clauses, which give Doral Financial the right to declare a conventional mortgage loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan rates are lower than rates on existing mortgage loans. Under the latter circumstance, the weighted-average yield on loans decreases as higher-yielding loans are repaid or refinanced at lower rates.

The following table sets forth the dollar amount of total loans receivable at December 31, 2009, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates that have a contractual maturity of more than one year.

Table J — Loans Receivable by Fixed and Floating or Adjustable Rates

		Due After One Year
			Floating or
	1 Year		Adjustable-
	or Less	Fixed-Rate	Rate	Total
		(In thousands)

Construction loans	$398,382	$19,517	$34,487	$452,386
Residential mortgage loans	43,546	3,815,730	—	3,859,276
Commercial — secured by real estate	222,520	482,125	35,784	740,429
Consumer — other	24,394	46,263	—	70,657
Lease financing receivable	3,324	10,332	—	13,656
Commercial non-real estate	61,925	190,900	59,527	312,352
Loans on savings deposits	246	3,003	—	3,249
Land secured	65,794	26,826	7,830	100,450

Loans receivable, gross	$820,131	$4,594,692	$137,628	$5,552,455

Doral Financial’s banking subsidiaries originate floating or adjustable and fixed interest-rate loans. Unlike its portfolio of residential mortgage loans, which is comprised almost entirely of fixed rate mortgage loans, a significant portion of Doral Financial’s construction, land, and other commercial loans classified as loans receivable carry adjustable rates. At December 31, 2009, 2008 and 2007, approximately 13%, 13% and 17%, respectively, of Doral Financial’s gross loans receivable were adjustable rate loans. The decrease in the percentage of adjustable rate loans in 2008 was the result of the transfers of $1.4 billion of residential mortgage loans from the held for sale portfolio to the loans receivable portfolio during 2007, resulting in an increase of the Company’s fixed-rate portfolio. Also, the decrease in adjustable rate loans in the portfolio relates to the decrease in the construction loans portfolio. The adjustable rate construction, commercial and land loans have interest rate adjustment limitations and are generally tied to the prime rate, and often provide for a maximum and minimum rate beyond which the applicable interest rate will not fluctuate. Future market factors may affect the correlation of the interest rate adjustment with the rate Doral Financial pays on the different funding sources used to finance these loans. Please refer to Note 13 of the consolidated financial statements accompanying this Annual Report on Form 10-K for additional information regarding Doral Financial’s portfolio of loans receivable.

Investment and Trading Activities

As part of its mortgage securitization activities, Doral Financial is involved in the purchase and sale of mortgage-backed securities. At December 31, 2009, Doral Financial, principally through its banking subsidiaries, held securities for trading with a fair market value of $47.7 million.

Securities held for trading are reflected on Doral Financial’s consolidated financial statements at their fair market value with resulting gains or losses included in current period earnings as part of net gain (loss) on securities held for trading. See “Critical Accounting Policies — Valuation of Trading Securities and Derivatives” above for additional information on how Doral Financial determines the fair values of its trading securities.

Securities held for trading also includes derivatives that serve as economic hedges on the Company’s servicing assets and secondary marketing activities.

As part of its strategy to diversify its revenue sources and maximize net interest income, Doral Financial also invests in securities that are classified as available for sale. As of December 31, 2009, Doral Financial, principally through its banking subsidiaries, held $2.8 billion of investment securities that were classified as available for sale and reported at fair value based on quoted or evaluated market prices, with unrealized gains or losses included in stockholders’ equity and reported as accumulated other comprehensive loss (“AOCL”), net of income tax benefit in Doral Financial’s consolidated financial statements. Of this amount, approximately 98% was held at Doral Financial’s banking subsidiaries. At December 31, 2009, Doral Financial had unrealized losses in AOCL of $103.9 million, compared to unrealized losses of $109.5 million at December 31, 2008 related to its available for sale portfolio.

The securities held by the Company are principally mortgage-backed securities or securities backed by a U.S. government sponsored entity and therefore, principal and interest on the securities are deemed recoverable. Doral Financial’s investment portfolio consists primarily of AAA rated debt securities, except for the Non-Agency CMO.

During 2009, the Company sold approximately $2.0 billion and purchased approximately $2.3 billion of investment securities for the purpose of increasing interest margin in the first six months of the year and reducing the Company’s interest rate exposure in the latter part of the year. As a result of these transactions, the Company recognized a net gain on investment securities of $34.9 million during 2009.

The Company adopted ASC 320-10-65, Investments-Debt and Equity Securities/Transition and Open Effective Date Information, (previously FSP FAS No. 115-2 and FAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments), effective April 1, 2009. ASC 320-10-65 (FSP FAS No. 115-2 and FAS No. 124-2) requires an assessment of OTTI whenever the fair value of an investment security is less than its amortized cost basis at the balance sheet date. Amortized cost basis includes adjustments made to the cost of a security for accretion, amortization, collection of cash, previous OTTI recognized into earnings (less any cumulative effect adjustments) and fair value hedge accounting adjustments. OTTI is considered to have occurred under any of the following circumstances:

•	If the Company intends to sell the investment security and its fair value is less than its amortized cost.

•	If, based on available evidence, it is more likely than not that the Company will decide or be required to sell the investment security before the recovery of its amortized cost basis.

•	If the Company does not expect to recover the entire amortized cost basis of the investment security. This occurs when the present value of cash flows expected to be collected is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Company uses its best estimate of the present value of cash flows expected to be collected from the investment security. Cash flows expected to be collected are estimated based on a careful assessment of all available information. The difference between the present value of the cash flows expected to be collected and the amortized cost basis represents the amount of credit loss.

The Company evaluates its individual available for sale investment securities for OTTI on at least a quarterly basis. As part of this process, the Company considers its intent to sell each debt security and whether it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of these conditions is met, the Company recognizes an OTTI charge to earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, an analysis is performed to determine if any of these securities are at risk for OTTI. To determine which securities are at risk for OTTI and should be quantitatively evaluated utilizing a detailed cash flow analysis, the Company evaluates certain indicators which consider various characteristics of each security including, but not limited to, the following: the credit rating and related outlook or status of the securities; the creditworthiness of the issuers of the securities; the value and type of underlying collateral; the duration and level of the unrealized loss; any credit enhancements; and other collateral-related characteristics such as the ratio of credit enhancements to expected credit losses. The relative importance of this information varies based on the facts and circumstances surrounding each security, as well as the economic environment at the time of assessment. The difference between the estimate of the present value of the cash flows expected to be collected and the amortized cost basis is considered to be a credit loss.

As of December 31, 2009, the Company performed a detailed cash flow analysis to assess whether any of the securities were OTTI. The Company uses a third party provider to generate cash flow forecasts of each security reviewed based on a combination of management and market driven assumptions and securitization terms, including remaining payment terms of the security, prepayment speeds, the estimated amount of loans to become seriously delinquent over the life of the security and the pull through rate, the estimated life-time severity rate, estimated losses over the life of the security, loan characteristics, the level of subordination within the security structure, expected housing price changes and interest rate assumptions.

For the year ended December 31, 2009, it was determined that seven securities reflected OTTI. Four of these securities are subordinated interests in a securitization structure collateralized by option adjustable rate mortgage (“ARM”) loans. The security characteristics that led to the OTTI conclusion included: the cumulative level and estimated future delinquency levels, the effect of severely delinquent loans on forecasted defaults, the cumulative severity and expected severity in resolving the defaulted loans, the current subordination of the securities and the present value of the forecast cash flows was less than the cost basis of the security. Management estimates that credit losses of $26.4 million had been incurred on these securities with amortized cost of $235.1 million as of December 31, 2009. It is possible that future loss assumptions or securitization cash flow estimates could change and cause future OTTI charges on these securities.

Non-Agency CMO’s also include P.R. Non-Agency CMO’s with a market value of $7.6 million that are comprised of subordinate tranches of 2006 securitizations of Doral originated mortgage loans primarily composed of 2003 and 2004 vintages. Doral purchased these CMOs at a discounted price of 61% of par value, anticipating a partial loss of principal and interest value and as a result, accounted for these investments under the guidance of ASC 325-40, Investments — Other/Beneficial Interest in Securitized Financial Assets,

(previously EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets (“EITF No. 99-20”)), as amended by FSP No. EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20). The remaining three securities that reflected OTTI during 2009 are P.R. Non-Agency CMO’s. Management estimates that credit losses of $1.2 million had been incurred on these securities with amortized cost of $11.6 million as of December 31, 2009. It is possible that future loss assumptions could change and cause future other-than-temporary impairment charges in these securities.

Higher default and loss assumptions driven by higher delinquencies in Puerto Rico, primarily due to the impact of inflationary pressures on the consumer, the high rate of unemployment and general recessionary conditions on the Island, has resulted in higher default and loss estimates on these bonds. The higher default and loss estimates have resulted in lower bond prices and higher levels of unrealized losses on the bonds. These changes have caused the securitization’s cash flow waterfall to accelerate repayment of senior issues of certain securitizations.

The Company does not intend to sell the securities which it has judged to be OTTI and it is not more likely than not that it will be required to sell these securities before its anticipated recovery of each security’s remaining amortized cost basis. Therefore, the difference between the amortized cost basis and the present value of estimated future cash flows is recorded as a credit related OTTI of the securities.

For the remainder of the Company’s securities portfolio that have experienced decreases in fair value, the decline is considered to be temporary as the Company expects to recover the entire amortized cost basis on the securities and neither intends to sell these securities nor is it more likely than not that it will be required to sell these securities.

In subsequent periods the Company will account for the securities judged to be OTTI as if the securities had been purchased at the previous amortized cost less the credit related OTTI. Once a credit loss is recognized, the investment will be adjusted to a new amortized cost basis equal to the previous amortized cost basis less the amount recognized in earnings. For the investment securities for which OTTI was recognized in earnings, the difference between the new amortized cost basis and the cash flows expected to be collected will be accreted as interest income.

The following table summarizes Doral Financial’s securities holdings as of December 31, 2009.

Table K — Investment Securities

			Total
	Held for	Available	Investment
	Trading	For Sale	Securities
	(In thousands)

Mortgage-backed securities:
GNMA, FHLMC and FNMA	$—	$918,271	$918,271
CMO government sponsored agencies	—	1,488,013	1,488,013
Non-agency CMOs	893	270,600	271,493
Variable rate IOs	45,342	—	45,342
Fixed rate IOs	381	—	381
U.S. government sponsored agency obligation	—	48,222	48,222
Puerto Rico government obligations	—	2,678	2,678
Derivatives	1,110	—	1,110
Other	—	61,393	61,393

Total	$47,726	$2,789,177	$2,836,903

For additional information regarding the composition of Doral Financial’s investment securities, please refer to Notes 7, 8 and 9 to the consolidated financial statements accompanying this Annual Report on Form 10-K.

LIQUIDITY AND CAPITAL RESOURCES

Doral Financial has an ongoing need for capital to finance its lending, servicing and investing activities. Doral Financial’s cash requirements arise mainly from loan originations and purchases, purchases and holding of securities, repayments of debt upon maturity, payments of operating and interest expenses, servicing advances and loan repurchases pursuant to recourse or warranty obligations. Sources of funds include deposits, advances from FHLB and other borrowings, proceeds from the sale of loans, and of certain available for sale investment securities and other assets, payment from loans held on balance sheet, and cash income from assets owned, including payments from owned mortgage servicing rights and interest only strips. The Company’s Asset and Liability Committee (“ALCO”) establishes and monitors liquidity guidelines to ensure the Company’s ability to meet these needs. Doral Financial currently has and anticipates that it will continue to have adequate liquidity, financing arrangements and capital resources to finance its operations in the ordinary course of business.

Liquidity of the Holding Company

The holding company’s principal uses of funds are the payment of its obligations, primarily the payment of principal and interest on its debt obligations. The holding company no longer directly funds any mortgage banking activities. Beyond the amount of unencumbered liquid assets at the holding company, the principal sources of funds for the holding company are principal and interest payments on the portfolio of loans, securities retained on its balance sheet and dividends from its subsidiaries, including Doral Bank PR, Doral Bank NY and Doral Insurance Agency. The existing cease and desist order applicable to the holding company requires prior regulatory approval for the payment of any dividends from Doral Bank PR to the holding company. In addition, various federal and Puerto Rico statutes and regulations limit the amount of dividends that the Company’s banking and other subsidiaries may pay without regulatory approval. No restrictions exist on the dividends available from Doral Insurance Agency, other than those generally applicable under the Puerto Rico corporation law. During 2009, Doral Insurance Agency paid dividends amounting to $18.0 million to the holding company.

Doral Financial has not paid dividends on the Company’s common stock since April 2006.

On March 20, 2009, the Company announced that in order to preserve capital the Board of Directors approved the suspension of the payment of dividends on all of its outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends is effective and commenced with the dividends for the month of April 2009 for Doral Financial’s noncumulative preferred stock and the dividends for the second quarter of 2009 for Doral Financial’s cumulative preferred stock.

Liquidity is managed at the holding company level that owns the banking and non-banking subsidiaries. It is also managed at the level of the banking and non-banking subsidiaries.

The following items have impacted the Company’s liquidity, funding activities and strategies during 2009 and 2008:

•	changes in short-term borrowings and deposits in the normal course of business,

•	repayment of certain long-term callable certificates of deposits,

•	adoption of an initiative to lengthen the brokered CD term to structurally reduce interest rate sensitivity,

•	the impact on the Company’s assets and liabilities as a result of the Company’s exposure to Lehman Brother’s Inc. in connection with repurchase agreements and forward TBA agreements,

•	capital contributions to Doral Bank,

•	suspension of payment of dividends on outstanding preferred stock,

•	prepayment of FDIC insurance assessments for years 2010-2012,

•	repurchase of GNMA defaulted loans

The following sections provide further information on the Company’s major funding activities and needs. Also, please refer to the consolidated statements of cash flows in the accompanying Consolidated Financial Statements for further information.

Liquidity of the Banking Subsidiaries

Doral Financial’s liquidity and capital position at the holding company differ from the liquidity and capital positions of the Company’s banking subsidiaries. Doral Financial’s banking subsidiaries rely primarily on deposits, including brokered deposits which are all insured so as to meet the coverage for FDIC deposit insurance up to applicable limits, borrowings under advances from FHLB and repurchase agreements secured by pledges of their mortgage loans and mortgage-backed securities and other borrowings, such as term notes backed by FHLB-NY letters of credit and auction term funds to depository institutions granted by the Federal Reserve under TAF, as their primary sources of liquidity. The banking subsidiaries also have significant investments in loans and investment securities, which together with the owned mortgage servicing rights, serve as a source of cash. To date, these sources of liquidity for Doral Financial’s banking subsidiaries have not been materially adversely impacted by the current adverse liquidity conditions in the U.S. mortgage and credit markets, except for OTTI charges taken as of December 31, 2009. Please refer to Note 10 of the accompanying Consolidated Financial Statements for additional information on OTTI charges.

Cash Sources and Uses

Doral Financial’s sources of cash as of December 31, 2009 include retail and commercial deposits, borrowings under advances from FHLB, borrowings from the Federal Reserve, repurchase financing agreements, principal repayments and sale of loans and securities.

Management does not contemplate material uncertainties in the rolling over of deposits, both retail and wholesale, and is not engaged in capital expenditures that would materially affect the capital and liquidity positions. In addition, the Company’s banking subsidiaries maintain borrowing facilities with the FHLB and at the discount window of the Federal Reserve, and have a considerable amount of collateral that can be used to raise funds under these facilities.

Doral Financial’s uses of cash as of December 31, 2009 include origination and purchase of loans, purchase of investment securities, repayment of obligations as they become due, dividend payments related to the preferred stock (which were suspended by the Company’s Board of Directors on March 2009 effective during the second quarter of 2009), and other operational needs. The Company also is required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of changes in interest rates, a liquidity crisis or any other factors, the Company will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity.

Primary Sources of Cash

The following table shows Doral Financial’s sources of borrowings and the related average interest rates as of December 31, 2009 and 2008:

Table L — Sources of Borrowings

	As of December 31,
	2009		2008
	Outstanding	Average	Outstanding	Average
	Balance	Rate	Balance	Rate
	(Dollars in thousands)

Deposits	$4,643,021	2.24%	$4,402,772	3.58%
Repurchase agreements	2,145,262	3.32%	1,907,447	3.62%
Advances from FHLB	1,606,920	3.05%	1,623,400	3.83%
Other short-term borrowings	110,000	0.25%	351,600	0.52%
Loans payable	337,036	7.27%	366,776	7.27%
Notes payable	270,838	7.30%	276,868	7.31%

As of December 31, 2009, Doral Financial’s banking subsidiaries held approximately $4.3 billion in interest-bearing deposits at a weighted-average interest rate of 2.43%. For additional information regarding the Company’s sources of borrowings please refer to Notes 23, 24, 25, 26, 27, 28 and 29 of the Consolidated Financial Statements accompanying this Annual Report on Form 10-K.

The following table presents the average balance and the annualized average rate paid on each deposit type for the years indicated.

Table M — Average Deposit Balance

	Year Ended December 31,
	2009		2008		2007
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)

Certificates of deposit	$484,917	3.34%	$543,081	4.17%	$711,091	5.29%
Brokered certificates of deposits	2,374,207	3.70%	2,451,523	4.51%	2,071,618	4.82%
Regular passbook savings	361,217	1.69%	332,032	2.56%	380,710	3.56%
NOW accounts and other transaction accounts	350,300	1.26%	381,848	1.57%	437,321	3.04%
Money market accounts	390,962	2.71%	294,847	3.07%	171,371	4.05%

Total interest bearing	3,961,603	3.16%	4,003,331	3.91%	3,772,111	4.54%
Non-interest bearing	244,606	—	254,566	—	309,482	—

Total deposits	$4,206,209	2.97%	$4,257,897	3.68%	$4,081,593	4.20%

The reduction in total average rate on deposits for the year ended December 31, 2009 was driven by the decline in interest rates during 2009, when compared to the corresponding 2008 period. During the second quarter of 2009, the Company repriced most retail and commercial deposits. Since the second quarter of 2009, the Company has been focused on mitigating interest rate exposure by extending the maturity of brokered certificates of deposits.

The following table sets forth the maturities of certificates of deposit having principal amounts of $100,000 or more at December 31, 2009.

Table N — Certificates of Deposit Maturities

Amount
(In thousands)

Certificates of deposit maturing:
Three months or less	$414,439
Over three through six months	378,362
Over six through twelve months	695,188
Over twelve months	1,395,538

Total	$2,883,527

The amounts in Table N, includes $2.7 billion in brokered deposits issued in denominations greater than $100,000 to broker-dealers. As of December 31, 2009 all brokered deposits were within the applicable FDIC insurance limit. On October 3, 2008, the President of the U.S. signed the Emergency Economic Stabilization Act of 2008, which among others things, temporarily raised the basic limit on FDIC deposit insurance from $100,000 to $250,000. The temporary increase in deposit insurance became effective upon the President’s signature and was set to expire on December 31, 2009.

On May 20, 2009, the President of the U.S. signed the Helping Families Save Their Homes Act, which extends the temporary increase in the SMDIA to $250,000 per depositor through December 31, 2013. This extension of the temporary $250,000 coverage limit became effective immediately upon the President’s signature. The legislation provides that the SMDIA will return to $100,000 on January 1, 2014.

As of December 31, 2009 and 2008, Doral Financial’s retail banking subsidiaries had approximately $2.7 billion, each, in brokered deposits. Brokered deposits are used by Doral Financial’s retail banking subsidiaries as a source of long-term funds, and Doral Financial’s retail banking subsidiaries have traditionally been able to replace maturing brokered deposits. Brokered deposits, however, are generally considered a less stable source of funding than core deposits obtained through retail bank branches. Brokered deposit investors are generally very sensitive to interest rates and will generally move funds from one depository institution to another based on minor differences in rates offered on deposits.

Doral Financial’s banking subsidiaries, as members of the FHLB-NY, have access to collateralized borrowings from the FHLB-NY up to a maximum of 30% of total assets. In addition, the FHLB-NY makes available additional borrowing capacity in the form of repurchase agreements on qualifying high grade securities. Advances and reimbursement obligations with respect to letters of credit must be secured by qualifying assets with a market value of 100% of the advances or reimbursement obligations. As of December 31, 2009, Doral Financial’s banking subsidiaries had $1.6 billion in outstanding advances from the FHLB-NY at a weighted-average interest rate cost of 3.05%. Please refer to Note 26 of the consolidated financial statements accompanying this Annual Report on Form 10-K for additional information regarding such advances.

Doral Financial also derives liquidity from the sale of mortgage loans in the secondary mortgage market. The U.S. (including Puerto Rico) secondary mortgage market is the most liquid in the world in large part because of the sale or guarantee programs maintained by FHA, VA, HUD, FNMA and FHLMC. To the extent these programs are curtailed or the standard for insuring or selling loans under such programs is materially increased, or, for any reason, Doral Financial were to fail to qualify for such programs, Doral Financial’s ability to sell mortgage loans and consequently its liquidity would be materially adversely affected.

Other Uses of Cash

Servicing agreements relating to the mortgage-backed securities programs of FNMA, FHLMC and GNMA, and to mortgage loans sold to certain other investors, require Doral Financial to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. While Doral Financial generally recovers funds advanced pursuant to these arrangements within 30 days, it must absorb the cost of funding the advances during the time the advance is outstanding. For the year ended December 31, 2009, the monthly average amount of funds advanced by Doral Financial under such servicing agreements was approximately $34.8 million, compared to $36.8 million for 2008. To the extent the mortgage loans underlying Doral Financial’s servicing portfolio experience increased delinquencies, Doral Financial would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts. In the past, Doral Financial sold pools of delinquent FHA and VA and conventional mortgage loans. Under these arrangements, Doral Financial is required to advance the scheduled payments whether or not collected from the underlying borrower. While Doral Financial expects to recover the amounts advanced through foreclosure or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of the delinquent status of the loans. As of December 31, 2009 and 2008, the outstanding principal balance of such delinquent loans was $154.2 million and $177.0 million, respectively, and the average annual amount of funds advanced by Doral Financial was $13.9 million and $15.5 million, respectively.

When Doral Financial sells mortgage loans to third parties, which serves as a source of cash, it also generally makes customary representations and warranties regarding the characteristics of the loans sold. To the extent the loans do not meet specified characteristics, investors are generally entitled to cause Doral Financial to repurchase such loans.

In addition to its servicing and warranty obligations, in the past Doral Financial’s loan sale activities have included the sale of non-conforming mortgage loans subject to recourse arrangements that generally require Doral Financial to repurchase or substitute the loans if the loans are 90 days or more past due or otherwise in default up to a specified amount or limited to a period of time after the sale. To the extent the delinquency ratios of the loans sold subject to recourse are greater than anticipated and Doral Financial is required to repurchase more loans than anticipated, Doral Financial’s liquidity requirements would increase. Please refer to “-Off-Balance Sheet Activities” below for additional information on these arrangements.

In the past, Doral Financial sold or securitized mortgage loans with FNMA on a partial or full recourse basis. Doral Financial’s contractual agreements with FNMA authorize FNMA to require Doral Financial to post collateral in the form of cash or marketable securities to secure such recourse obligation to the extent Doral Financial does not maintain an investment grade rating. As of December 31, 2009, Doral Financial’s maximum recourse exposure with FNMA amounted to $638.8 million and required the posting of a minimum of $44.0 million in collateral to secure recourse obligations. While deemed unlikely by Doral Financial, FNMA has the contractual right to request collateral for the full amount of Doral Financial’s recourse obligations. Any such request by FNMA would have a material adverse effect on Doral Financial’s liquidity and business. Please refer to Note 32 of the accompanying consolidated financial statements and “-Off-Balance Sheet Activities” below for additional information on these arrangements.

Under Doral Financial’s repurchase lines of credit and derivative contracts, Doral Financial is required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of changes in interest rates, Doral Financial will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity.

Regulatory Capital Ratios

As of December 31, 2009, Doral Bank PR and Doral Bank NY were in compliance with all the regulatory capital requirements that were applicable to them as a state non-member bank and federal savings bank, respectively, (i.e., total capital and Tier 1 capital to risk-weighted assets of at least 8% and 4%, respectively, and Tier 1 capital to average assets of at least 4%). The Company was also in compliance with regulatory capital requirements applicable to it as a bank holding company. As described below, Doral Financial is subject to a consent order pursuant to which it submitted a capital plan in which it has agreed to maintain capital ratios in excess of the prompt corrective action well capitalized floors at both the holding company and Doral Bank PR level.

Set forth below are Doral Financial’s and its banking subsidiaries’ regulatory capital ratios as of December 31, 2009, based on existing Federal Reserve, FDIC and OTS guidelines.

Table O — Regulatory Capital Ratios

		Banking Subsidiaries
				Well-
	Doral	Doral	Doral	Capitalized
	Financial	Bank-PR	Bank NY	Minimum

Total capital ratio (Total capital to risk-weighted assets)	15.1%	15.3%	16.6%	10.0%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	13.8%	14.0%	16.2%	6.0%
Leverage ratio(1)	8.4%	7.4%	13.0%	5.0%

(1)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

As of December 31, 2009, Doral Financial capital levels exceeded the well capitalized thresholds under applicable federal bank regulatory definitions. In addition, as of December 31, 2009, Doral Bank PR and Doral Bank NY capital levels exceeded the well capitalized thresholds as contained in the prompt corrective action regulations adopted by the FDIC pursuant to the FDICIA. Those thresholds require an institution to maintain a Leverage Ratio of at least 5%, a Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and not be subject to any written agreement or directive to meet a higher specific capital ratio.

Failure to meet minimum regulatory capital requirements could result in the initiation of certain mandatory and additional discretionary actions by banking regulators against Doral Financial and its banking subsidiaries that, if undertaken, could have a material adverse effect on Doral Financial, such a variety of enforcement remedies, including, with respect to an insured bank or savings bank, the termination of deposit insurance by the FDIC, and to certain restrictions on its business. Please refer to “FDICIA” for additional information.

On March 17, 2006, Doral Financial entered into a consent order with the Federal Reserve, pursuant to which the Company submitted a capital plan in which it established a target minimum leverage ratio of 5.5% for Doral Financial and 6.0% for Doral Bank PR. Please refer to Part I, Item 3. Legal Proceedings, in this Annual Report on Form 10-K for additional information.

On March 19, 2009, the Board of Directors of Doral Financial approved a capital infusion of up to $75.0 million to Doral Bank PR, of which $19.8 million was made during the first quarter of 2009. On November 20, 2009, the Board of Directors approved an additional capital contribution of up to $100.0 million to Doral Bank PR, which was made during November and December 2009.

Assets and Liabilities

Doral Financial’s assets totaled $10.2 billion at December 31, 2009, compared to $10.1 billion at December 31, 2008. Total assets at December 31, 2009, when compared to December 31, 2008 were affected by a decrease of $835.8 million in the Company’s investment securities portfolio that resulted from a combination of a sale of $2.0 billion of investment securities during 2009 and purchases primarily of shorter duration mortgage-backed securities as part of interest rate risk management, and partially offset by increases of $189.7 million in net loans, $539.5 million in cash and due from banks, $93.3 million in other interest earning assets, $32.9 million in real estate held for sale and $56.9 million in other assets.

Total liabilities were $9.4 billion at December 31, 2009, compared to $9.2 billion at December 31, 2008. Total liabilities as of December 31, 2009 were principally affected by an increase in deposits of $240.2 million, primarily in retail deposits, an increase in securities sold under agreements to repurchase of $237.8 million, partially offset by a decrease in other short term borrowings of $241.6 million. Other short-term borrowings consist of the balance of a line of credit with the FHLB and auction term funds to depository institutions granted by the Federal Reserve under TAF. There were also decreases in loans payable of $29.7 million due to pay-downs and other liabilities of $61.0 million.

During September 2008, the company reduced its total assets and liabilities by $509.8 million. This reduction was associated with the termination of repurchase financing arrangements and the sale of the collateral associated with such financing arrangements with LBI as a result of the SIPC’s liquidation proceedings of LBI as of September 19, 2008. Please refer to Note 16 of the accompanying consolidated financial statements for further information.

Capital

Doral Financial’s total equity totaled $875.0 million at December 31, 2009, compared to $905.2 million at December 31, 2008.

On March 20, 2009, the Board of Directors of Doral Financial announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three outstanding series of non-cumulative preferred stock, and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock.

On May 7, 2009, the Company announced the commencement of an offer to exchange a stated amount of its shares of common stock and a cash payment in exchange for a limited number of its shares of outstanding preferred stock. The offer to exchange commenced on May 7, 2009 and expired on June 8, 2009. Each of the series of outstanding preferred stock of Doral Financial were eligible to participate in the exchange offer, subject to all terms and conditions set forth in the Tender Offer Statement that was filed with the SEC on May 7, 2009, as amended. The transaction was settled on June 11, 2009.

Pursuant to the terms of the offer to exchange, the Company issued 2,619,710 shares of common stock and paid $3.7 million in cash in exchange for 298,986 shares of convertible preferred stock; issued 493,058 shares of common stock and paid $0.5 million in cash in exchange for 228,173 shares of Series A preferred stock; issued 234,929 shares of common stock and paid $0.2 million in cash in exchange for 217,339 shares of Series B preferred stock; and issued 606,195 shares of common stock and paid $0.6 million in cash in exchange for 560,798 shares of Series C preferred stock. Overall, $105.6 million liquidation preference of the Company’s preferred stock were validly tendered, not withdrawn and exchanged upon the terms and subject to the conditions set forth in the offer to exchange and the related letter of transmittal, which then represented 18.4% of the aggregate liquidation preference of its preferred shares. An aggregate of 1,305,296 shares of preferred stock were retired upon receipt. After settlement of the exchange offer, 1,266,827 shares of Series A preferred stock, 1,782,661 shares of Series B preferred stock, 3,579,202 shares of Series C preferred stock, and 1,081,014 shares of convertible preferred stock remained outstanding.

The exchange by holders of shares of the non-cumulative preferred stock for shares of common stock and payment of a cash premium resulted in the extinguishment and retirement of such shares of non-cumulative preferred stock and an issuance of common stock. The carrying (liquidation) value of each share of non- cumulative preferred stock retired was reduced and common stock and additional paid-in-capital increased in the amount of the fair value of the common stock issued. The difference between the carrying (liquidation) value of shares of non-cumulative preferred stock retired and the fair value of consideration exchanged (cash plus fair value of common stock) was treated as an increase to retained earnings and income available to common shareholders for earnings per share purposes upon the cancellation of the shares of non-cumulative preferred stock acquired by the Company pursuant to the offer to exchange, in accordance with guidance of ASC 260-10, Earnings per Share, (previously EITF Topic No. D-42, The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock).

The exchange by holders of convertible preferred stock for common stock and a cash premium was accounted for as an induced conversion. Common stock and additional paid-in-capital was increased by the carrying (liquidation) value of the amount of convertible preferred stock exchanged. The fair value of common stock issued and the cash premium in excess of the fair value of securities issuable pursuant to the original exchange terms was treated as a reduction to retained earnings and net income available to common shareholders for earnings per share purposes.

As a result of the exchange offer, Doral issued an aggregate of 3,953,892 shares of common stock and paid an aggregate of $5.0 million in cash premium payments and recognized a non-cash credit to retained earnings (with a corresponding charge to additional paid in capital) of $9.4 million that was added to net income available to common shareholders in calculating earnings per share. This exchange resulted in an increase in common equity of $100.6 million and a decrease in preferred stock of $105.6 million, resulting in an increase in book value per common share of $1.63.

On November 20, 2009, the Company filed an amendment to its Registration Statement on Form S-4 (“S-4”) announcing its offer to exchange a number of properly tendered and accepted shares of its Convertible Preferred Stock for newly issued shares of its common stock. The offer to exchange expired on December 9, 2009 and was settled on December 14, 2009. Pursuant to the terms of the offer to exchange, the Company issued 4,300,301 shares of common stock in exchange for 208,854 shares of Convertible Preferred Stock. This exchange resulted in an increase in common equity and a corresponding decrease in preferred stock of $52.2 million, as well as a non-cash charge to retained earnings of $18.0 million (with a corresponding credit to additional paid in capital) that was deducted from net income available to common shareholders in calculating earnings per share.

The effect of the two preferred stock exchanges in 2009 was to increase common equity by $152.8 million, increase book value per common share by $2.47, decreased preferred equity by $157.8 million and decrease net income available to common shareholders by $8.6 million.

Please refer to Note 37 of the accompanying financial statements for further discussion about the preferred stock conversions.

Off-Balance Sheet Activities

In the ordinary course of the business, Doral Financial makes certain representations and warranties to purchasers and insurers of mortgage loans at the time of the loan sales to third parties regarding the characteristics of the loans sold, and in certain circumstances, such as in the event of early or first payment default. To the extent the loans do not meet specified characteristics, if there is a breach of contract of a representation or warranty or if there is an early payment default, Doral Financial may be required to repurchase the mortgage loan and bear any subsequent loss related to the loan. For the years ended December 31, 2009 and 2008, repurchases amounted to $13.7 million and $9.5 million, respectively. These repurchases were at fair value and no significant losses were incurred. Please refer to Item 1A. Risk Factors, “Risks relating to our business — Defective and repurchased loans may harm our business and financial condition” for additional information.

In the past, in relation to its asset securitization and loan sale activities, the Company sold pools of delinquent FHA, VA and conventional mortgage loans on a servicing retained basis. Following these transactions, the loans are not reflected on Doral Financial’s Consolidated Statements of Financial Condition. Under these arrangements, as part of its servicing responsibilities, Doral Financial is required to advance the scheduled payments of principal and interest whether or not collected from the underlying borrower. While Doral Financial expects to recover a significant portion of the amounts advanced through foreclosure or, in the case of FHA and VA loans, under applicable the FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of delinquent status of the loans. As of December 31, 2009 and 2008, the outstanding principal balance of such delinquent loans amounted to $154.2 million and $177.6 million, respectively.

In addition, Doral Financial’s loan sale activities in the past included certain mortgage loan sale and securitization transactions subject to recourse arrangements that require Doral Financial to repurchase or substitute the loan if the loans are 90-120 days or more past due or otherwise in default. The Company is also required to pay interest on delinquent loans in the form of servicing advances. Under certain of these arrangements, the recourse obligation is terminated upon compliance with certain conditions, which generally involve: (i) the lapse of time (normally from four to seven years), (ii) the lapse of time combined with certain other conditions such as the unpaid principal balance of the mortgage loans falling below a specific percentage (normally less than 80%) of the appraised value of the underlying property or (iii) the amount of loans repurchased pursuant to recourse provisions reaching a specific percentage of the original principal amount of loans sold (generally from 10% to 15%). As of December 31, 2009 and 2008, the Company’s records reflected that the outstanding principal balance of loans sold subject to full or partial recourse was $0.9 billion and $1.1 billion, respectively. As of such date, the Company’s records also reflected that the maximum contractual exposure to Doral Financial if it were required to repurchase all loans subject to recourse was $0.8 billion and $1.0 billion, respectively. Doral Financial’s contingent obligation with respect to such recourse provision is not reflected on Doral Financial’s consolidated financial statements, except for a liability of estimated losses from such recourse agreements, which is included as part of “Accrued expenses and other liabilities.” The Company discontinued the practice of selling loans with recourse obligations in 2005. Doral Financial’s current strategy is to sell loans on a non-recourse basis, except recourse for certain early payment defaults. For the years ended December 31, 2009 and 2008, the Company repurchased at fair value $27.3 million and $25.6 million, respectively, pursuant to recourse provisions.

The Company’s approach for estimating its liability for expected losses from recourse obligations was based on the amount that would be required to pay for mortgage insurance to a third party in order to be relieved of its recourse exposure on these loans. During the third quarter of 2008, Doral Financial refined its estimate for determining expected losses from recourse obligations as it began to develop more data regarding historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment. This actual data on losses showed a substantially different experience than that used for newer loans for which insurance quotes are published.

Doral Financial reserves for its exposure to recourse amounted to $9.4 million and $8.8 million and the other credit-enhanced transactions explained above amounted $8.8 million and $9.7 million as of December 31, 2009 and 2008, respectively. The change in the approach used to estimate the extent of the expected losses from recourse resulted in a $0.6 million change in the underlying reserves for the year ended December 31, 2008. For additional information regarding sales of delinquent loans please refer to “Liquidity and Capital Resources” above.

The following table shows the changes in the Company’s liability of estimated losses from recourse agreements, included in the Statement of Financial Condition, for each of the periods shown:

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008
	(In thousands)

Balance at beginning of period	$8,849	$11,755
Net charge-offs/terminations	(3,218)	(1,941)
Provision (recovery) for recourse liability	3,809	(965)

Balance at end of period	$9,440	$8,849

The Company enters into financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position.

The contractual amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company’s exposure to credit losses in the event of non-performance by the other party to the financial instrument for commitments to extend credit or for forward sales is represented by the contractual amount of these instruments. Doral Financial uses the same credit policies in making these commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses. Generally, the Company does not enter into interest rate lock agreements with borrowers.

The Company purchases mortgage loans and simultaneously enters into a sale and securitization agreement with the same counterparty, essentially a forward contract that meets the definition of a derivative under ASC 815-10, Derivatives and Hedging, (previously SFAS No. 133, Accounting for derivatives instruments and hedging activities (“SFAS No. 133”)), during the period between trade and settlement date.

A letter of credit is an arrangement that represents an obligation on the part of the Company to a designated third party, contingent upon the failure of the Company’s customer to perform under the terms of the underlying contract with a third party. The amount of the letter of credit represents the maximum amount of credit risk in the event of non-performance by these customers. Under the terms of a letter of credit, an obligation arises only when the underlying event fails to occur as intended, and the obligation is generally up to a stipulated amount and with specified terms and conditions. Letters of credit are used by the customer as a credit enhancement and typically expire without having been drawn upon.

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Contractual Obligations and Other Commercial Commitments

The following tables summarize Doral Financial’s contractual obligations, on the basis of contractual maturity or first call date, whichever is earlier, and other commercial commitments as of December 31, 2009.

Table P — Contractual Obligations

	Payments Due by Period
		Less Than	1-3	3-5	After 5
	Total	1 Year	Years	Years	Years
	(In thousands)

Deposits	$4,643,021	$3,217,818	$1,057,981	$209,826	$157,396
Repurchase agreements(1)(2)	2,145,262	1,174,762	364,000	606,500	—
Advances from FHLB(1)(2)	1,606,920	910,500	557,420	139,000	—
Other short-term borrowings	110,000	110,000	—	—	—
Loans payable(3)	337,036	39,853	74,129	59,313	163,741
Notes payable	270,838	3,570	35,900	10,647	220,721
Other liabilities(4)	104,333	104,333	—	—	—
Non-cancelable operating leases	44,949	5,767	9,243	9,454	20,485

Total Contractual Cash Obligations	$9,262,359	$5,566,603	$2,098,673	$1,034,740	$562,343

(1)	Amounts included in the table above do not include interest.

(2)	Includes $228.5 million of repurchase agreements with an average rate of 4.72% and $279.0 million in advances from FHLB with an average rate of 5.41%, which the lenders have the right to call before their contractual maturities. The majority of such repurchase agreements and advances from FHLB are included in the less-than-one-year category in the above table but have actual contractual maturities ranging from March 2010 to February 2014. They are included on the first call date basis because increases in interest rates over the average rate of the Company’s callable borrowings may induce the lenders to exercise their call right.

(3)	Secured borrowings with local financial institutions, collateralized by real estate mortgage loans at fixed and variable interest rates tied to 3-month LIBOR. These loans are not subject to scheduled payments, but are expected to be repaid according to the regular amortization and prepayments of the underlying mortgage loans. For purposes of the table above, the Company used a CPR of 10.4% to estimate the repayments.

(4)	Includes the liability for uncertain tax positions, excluding associated interest and penalties of $3.5 million that the Company expects to settle within less than one year.

Table Q — Other Commercial Commitments(1)

	Amount of Commitment Expiration Per Period
	Total Amount	Less Than	1-3	3-5	After 5
	Committed	1 Year	Years	Years	Years
	(In thousands)

Commitments to extend credit	$85,124	$64,692	$17,652	$2,780	$—
Commitments to sell loans	76,176	76,176	—	—	—
Performance standby letter of credit	25	25	—	—	—
Maximum contractual recourse exposure	770,483	—	—	—	770,483

Total	$931,808	$140,893	$17,652	$2,780	$770,483

(1)	Refer to “Off-Balance Sheet Activities” for additional information regarding other commercial commitments of the Company.

RISK MANAGEMENT

Doral Financial’s business is subject to four broad categories of risks: interest rate risk, credit risk, operational risk and liquidity risk. Doral Financial has specific policies and procedures which have been designed to identify, measure and manage risks to which the company is exposed.

Interest Rate and Market Risk Management

Interest rate risk refers to the risk that changes in interest rates may adversely affect the value of Doral Financial’s assets and liabilities and its net interest income.

Doral Financial’s risk management policies are designed with the goal of maximizing shareholder value with emphasis on stability of net interest income and market value of equity. These policies are also targeted to remain well capitalized, preserve adequate liquidity, and meet various regulatory requirements. The objectives of Doral Financial’s risk management policies are pursued within the limits established by the Board of Directors of the Company. The Board of Directors has delegated the oversight of interest rate and liquidity risks to its Risk Policy Committee.

Doral Financial’s Asset/Liability Management Committee (“ALCO”) has been created under the authority of the Board of Directors to manage the Company’s interest rate, market and liquidity risk. The ALCO is primarily responsible for ensuring that Doral Financial operates within the Company’s established asset/liability management policy guidelines and procedures. The ALCO reports directly to the Risk Policy Committee of the Board of Directors.

The ALCO is responsible for:

•	developing the Company’s asset/liability management and liquidity strategy;

•	monitoring and management of interest rate, pricing and liquidity risk limits to ensure compliance with the Company’s policies;

•	overseeing product pricing and volume objectives for banking and treasury activities; and

•	overseeing the maintenance of management information systems that supply relevant information for the ALCO to fulfill its responsibilities as it relates to asset/liability management.

Risk Identification Measurement and Control

Doral Financial manages interest rate exposure related to its assets and liabilities on a consolidated basis. Changes in interest rates can affect the volume of Doral Financial’s mortgage loan originations, the net interest income earned on Doral Financial’s portfolio of loans and securities, the amount of gain on the sale of loans and the value of Doral Financial’s servicing assets, loans, investment securities and other retained interests.

As part of its interest rate risk management practices, Doral Financial has implemented measures to identify the interest rate risk associated with the Company’s assets, liabilities and off-balance sheet activities.

The Company has also developed policies and procedures to control and manage these risks and continues to improve its interest rate risk management practices. The Company currently manages its interest rate risk by focusing on the following metrics: (a) net interest income sensitivity; (b) market value equity sensitivity; (c) effective duration of equity; and (d) maturity / repricing gaps. Doral Financial’s Asset/Liability Management Policies provide a limit structure based on these four metrics. A single limit is defined for effective duration of equity. Net interest income sensitivity limits are set for instantaneous parallel rate shifts. Specific parallel rate shifts defined for net interest income and market value equity limits are -300 bps, -200 bps, -100 bps, +100 bps, +200 bps, and +300 bps. Net interest income sensitivity limits are established for different time horizons. Additional limits are defined for maturity/repricing mismatches, however, management continues to emphasize risk management and controls based on net interest income and market value of equity sensitivity as these measures incorporate the effect of existing asset/liability mismatches. The explanations below provide a brief description of the metrics used by the Company and the methodologies/assumptions employed in the estimation of these metrics:

•	Net Interest Income Sensitivity. Refers to the relationship between market interest rates and net interest income due to the maturity mismatches and repricing characteristics of Doral Financial’s interest-earning assets, interest-bearing liabilities and off-balance sheet positions. To measure net interest income exposure to changes in market interest rates, the Company uses earnings simulation techniques. These simulation techniques allow for the forecasting of net interest income and expenses under various rate scenarios for the measurement of interest rate risk exposures of Doral Financial. Primary scenarios include instantaneous parallel and non-parallel rate shocks. Net interest income sensitivity is measured for time horizons ranging from twelve to sixty months and as such, serves as a measure of short to medium term earnings risk. The basic underlying assumptions used in net interest income simulations are: (a) the Company maintains a static balance sheet; (b) full reinvestment of funds in similar product/instruments with similar maturity and repricing characteristics; (c) spread assumed constant; (d) prepayment rates on mortgages and mortgage related securities are modeled using multi-factor prepayment model; (e) non- maturity deposit decay and price elasticity assumptions are incorporated, and (f) effect of embedded options is also taken into consideration. To complement and broaden the analysis of earnings at risk the Company also performs earning simulations for longer time horizons.

•	Market Value of Equity Sensitivity. Used to capture and measure the risks associated with longer-term maturity and re-pricing mismatches. Doral Financial uses value simulations techniques for all financial components of the Statement of Financial Condition. Valuation techniques include static cash flows analyses, stochastic models to qualify value of embedded options and prepayment modeling. To complement and broaden the risk analysis, the Company uses duration and convexity analysis to measure the sensitivity of the market value of equity to changes in interest rates. Duration measures the linear change in market value of equity caused by changes in interest rates, while, convexity measures the asymmetric changes in market value of equity caused by changes in interest rates due to the presence of options. The analysis of duration and convexity combined provide a better understanding of the sensitivity of the market value of equity to changes in interest rates.

•	Effective Duration of Equity. The effective duration of equity is a broad measure of the impact of interest rates changes on Doral Financial’s economic capital. The measure summarizes the net sensitivity of assets and liabilities, adjusted for off-balance sheet positions.

Interest Rate Risk Management Strategy

Doral Financial’s current interest rate management strategy is implemented by the ALCO and is focused on reducing the volatility of the Company’s earnings and to protect the market value of equity. While the current strategy will also use a combination of derivatives and balance sheet management, more emphasis is placed on balance sheet management.

Net Interest Income Risk.  In order to protect net interest income against interest rate risk, the ALCO employs a number of tactics which are evaluated and adjusted in relation to prevailing market conditions.

Internal balance sheet management practices are designed to reduce the re-pricing gaps of the Company’s assets and liabilities. However, the Company may also use derivatives, mainly interest rate swaps and interest rate caps, as part of its interest rate risk management activities. Interest rate swaps represent a mutual agreement to exchange interest rate payments; one party pays fixed rate and the other pays a floating rate. For net interest income protection, Doral Financial typically pays a fixed rate payer-float receiver swaps to eliminate the variability of cash flows associated to floating rate debt obligations.

Market Value of Equity Hedging Strategies.  Due to the composition of Doral Financial’s assets and liabilities, the Company has earnings exposure to rising interest rates. The Company measures the market value of all rate sensitive assets, liabilities and off-balance sheet positions; and the difference between assets and liabilities, adjusted by off-balance sheet positions, is termed market value of equity. The Company measures how the market value of equity fluctuates with different rate scenarios to measure risk exposure of economic capital or market value of equity.

Management uses duration matching strategies to manage the fluctuations of market value of equity within the long-term targets established by the Board of Directors of the Company.

Duration Risk.  Duration is a measure of the impact (in magnitude and direction) of changes in interest rates on the economic values of financial instruments. In order to bring duration measures within the policy thresholds established by the Company, management may use a combination of internal liabilities management techniques and derivatives instruments. The derivatives such as interest rate swaps, treasury futures, Eurodollar futures and forward contracts may be entered into as part of the Company’s risk management.

Convexity Risk.  Convexity is a measure of how much duration changes as interest rates change. For Doral Financial, convexity risk primarily results from mortgage prepayment risk. As part of managing convexity risk management may use a combination of internal balance sheet management instruments or derivatives, such as swaptions, caps, floors, put or call options on interest rate indexes or related fixed income underlying securities (i.e. Eurodollar, treasury notes).

Hedging related to Mortgage Banking Activities.  As part of Doral Financial’s risk management of mortgage banking activities, such as secondary market and servicing assets, the Company enters into forward agreements to buy or sell mortgage-backed securities to protect the Company against changes in interest rates that may impact the economic value of servicing assets or the pricing of marketable loan production.

Hedging the various sources of interest rate risks related to mortgage banking activities is a complex process that requires sophisticated modeling, continuous monitoring and active management. While Doral Financial balances and manages the various aspects relating to mortgage activities, there are potential risks to earnings associated to them. The following bullets summarize some of these potential risks:

•	The valuation of MSRs are recorded in earnings immediately within the accounting period in which the changes in value occur, whereas the impact of changes in interest rates are reflected in originations with a time lag and effects on servicing fee income occurs over time. Thus, even when mortgage activities could be protected from adverse changes in interest rates over a period of time (on a cumulative basis) they may display large variations in income from period to period.

•	The degree to which the “natural hedge” associated to mortgage banking (i.e. originating and servicing) offsets changes in servicing asset valuations may be imperfect, as it may vary over time.

•	Origination volumes, the valuation of servicing assets, economic hedging activities and other related costs are impacted by multiple factors, which include, changes in the mix of new business, changes in the term structure of interest rates, changes in mortgage spreads (mortgage basis) to other rate benchmarks, and rate volatility, among others. Interrelation of all these factors is hard to predict and, as such, the ability to perfectly hedge their effects is limited.

Doral Financial’s Risk Profile

Doral Financial’s goal is to manage market and interest rate risk within targeted levels established and periodically reviewed by the Board of Directors. The interest risk profile of the Company is managed by using natural offsets generated by the different components of the balance sheet during the natural course of business operations and through active hedging activities using debt and derivative instruments to achieve targeted risk levels.

The Company’s interest rate risk exposure can be symmetric or asymmetric based on the varying changes to the market value of equity due to changes in interest rates. The asymmetric risks arise primarily from embedded optionality in our products and transactions which allows clients and counterparties to modify the maturity of loans, securities, deposits and/or borrowings. Examples of asymmetric risks include the ability of a mortgagee to prepay his/her mortgage or a counterparty exercising its puttable option on a structured transaction. The embedded optionality is primarily managed by purchasing or selling options or by other active risk management strategies involving the use of derivatives, including the forward sale of mortgage-backed securities.

The tables below show the risk profile of Doral Financial (taking into account the derivatives set forth below) under 100-basis point parallel and instantaneous increases or decreases of interest rates, as of December 31, 2009 and 2008.

	Market Value of	Net Interest
As of December 31, 2009	Equity Risk	Income Risk(1)

+ 100 BPS	(9.4)%	(3.4)%
− 100 BPS	(2.4)%	(0.4)%

	Market Value of	Net Interest
As of December 31, 2008	Equity Risk	Income Risk(1)

+ 100 BPS	(0.3)%	15.9%
− 100 BPS	1.2%	2.2%

(1)	Based on a 12-month forward change in net interest income.

As of December 31, 2009 the market value of equity (“MVE”) showed greater sensitivity to rising interest rates when compared to December 31, 2008. This change in the MVE sensitivity is driven by growth in the mortgage loan portfolio and the change in the mix of the investment portfolio. The Company has been actively managing the balance sheet to maintain the interest rate risk measures within policy limits mainly by restructuring investment portfolios and increased focus on liability extensions.

The net interest income (“NII”) sensitivity measure, based on a 12-month horizon, changed from 15.9% to 3.4% for a 100 basis point rate increase when comparing December 31, 2008 to December 31, 2009. The effect is explained partly due to the change in repricing characteristics of investment securities as the Company sold the majority of the floating rate securities it had as of December 31, 2008, while continuing to focus on actively managing funding mismatches through funding extensions. Although Doral’s risk profile continues to have liability sensitivity in a 12-month time horizon the earnings sensitivity was reduced by 12 percentage points.

The following table shows the Company’s investment portfolio sensitivity to changes in interest rates. The table below assumes parallel and instantaneous increases and decreases of interest rates as of December 31, 2009 and December 31, 2008.

	December 31, 2009	December 31, 2008
	Change in Fair	Change in Fair
	Value of Available	Value of Available
Change in Interest Rates (Basis Points)	for Sale Securities	for Sale Securities
	(In thousands)

+200	$(164,043)	$(169,044)
+100	(71,675)	(72,832)
Base	—	—
−100	51,165	47,100
−200	103,334	80,303

Derivatives.  As described above, Doral Financial uses derivatives to manage its exposure to interest rate risk caused by changes in interest rates. Derivatives are generally either privately negotiated over-the-counter (“OTC”) contracts or standard contracts transacted through regulated exchanges. OTC contracts generally consist of swaps, caps and collars, forwards and options. Exchange-traded derivatives include futures and options.

The Company is subject to various interest rate cap agreements to manage its interest rate exposure. Interest rate cap agreements generally involve purchase of out of the money caps to protect the Company from larger rate moves and to provide the Company with positive convexity. Non-performance by the counterparty exposes Doral Financial to interest rate risk. The following table summarizes the Company’s interest rate caps outstanding at December 31, 2009.

Table R — Interest Rate Caps

Notional			Premium	Fair
Amount	Maturity Date	Entitled Payment Conditions	Paid	Value
(Dollars in thousands)

$25,000	September, 2010	1-month LIBOR over 5.00%	$205	$—
15,000	September, 2011	1-month LIBOR over 5.50%	134	4
15,000	September, 2012	1-month LIBOR over 6.00%	143	54
35,000	October, 2010	1-month LIBOR over 5.00%	199	—
15,000	October, 2011	1-month LIBOR over 5.00%	172	7
15,000	October, 2012	1-month LIBOR over 5.50%	182	76
50,000	November, 2012	1-month LIBOR over 6.50%	228	167
50,000	November, 2012	1-month LIBOR over 5.50%	545	258
50,000	November, 2012	1-month LIBOR over 6.00%	350	211

$270,000			$2,158	$777

The Company is subject to various interest rate swap agreements to manage its interest rate exposure. Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. The Company principally uses interest rate swaps to convert floating rate liabilities to fixed rate by entering into pay fixed receive floating interest rate swaps. Non-performance by the counterparty exposes Doral Financial to interest rate risk. The following table summarizes the Company’s interest rate swaps outstanding at December 31, 2009.

Table S — Interest Rate Swaps

Notional		Pay		Fair
Amount	Maturity Date	Fixed Rate	Receive Floating Rate	Value
(Dollars in thousands)

CASH FLOW HEDGE
$200,000	July, 2010	3.00%	3-month LIBOR minus 0.04%	$(4,138)
8,000	September, 2010	4.62%	1-month LIBOR plus 0.02%	(254)
3,000	September, 2011	4.69%	1-month LIBOR plus 0.02%	(189)
8,000	October, 2010	4.37%	1-month LIBOR plus 0.02%	(263)
6,000	October, 2011	4.51%	1-month LIBOR plus 0.05%	(364)
5,000	October, 2012	4.62%	1-month LIBOR plus 0.05%	(387)
15,000	November, 2010	4.42%	1-month LIBOR	(547)
15,000	November, 2011	4.55%	1-month LIBOR plus 0.02%	(956)
45,000	November, 2012	4.62%	1-month LIBOR plus 0.02%	(3,593)

$305,000				$(10,691)

Freestanding Derivatives.  Doral Financial uses derivatives to manage market risk and generally accounts for such instruments on a mark-to-market basis with gains or losses charged to current operations as part of net gain (loss) on securities held for trading as they occur. Contracts with positive fair values are recorded as assets and contracts with negative fair values as liabilities, after the application of netting arrangements. Fair values of derivatives such as interest rate futures contracts or options are determined by reference to market prices. Fair values for derivatives purchased in the over-the-counter market are determined by valuation models and validated with prices provided by external sources. The notional amounts of freestanding derivatives totaled $480.0 million and $305.0 million, respectively, as of December 31, 2009 and 2008. Notional amounts indicate the volume of derivatives activity, but do not represent Doral Financial’s exposure to market or credit risk. The increase in the notional amount of freestanding derivatives with respect to December 31, 2008 is due mainly to economic hedges related to servicing assets and secondary marketing activities.

Derivatives — Hedge Accounting.  Doral Financial seeks to designate derivatives under hedge accounting guidelines when it can clearly identify an asset or liability that can be hedged pursuant to the strict hedge accounting guidelines. The notional amounts of swaps treated under hedge accounting totaled $305.0 million and $345.0 million as of December 31, 2009 and 2008, respectively. The Company typically uses interest rate swaps to convert floating rate FHLB advances to fixed rate by entering into pay fixed receive floating swaps. In these cases, the Company matches all of the terms in the FHLB advance to the floating leg of the interest rate swap. Since both transactions are symmetrically opposite the effectiveness of the hedging relationship is high.

The following table summarizes the total derivatives positions at December 31, 2009 and 2008, respectively, and their different designations.

Table T — Derivatives Positions

	December 31, 2009		December 31, 2008
	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value
	(In thousands)
Cash flow Hedges
Interest rate swaps	$305,000	$(10,691)	$345,000	$(15,096)
Other derivatives
Interest rate caps	270,000	777	270,000	287
Forward contracts	210,000	(1,572)	35,000	(187)

	480,000	(795)	305,000	100

	$785,000	$(11,486)	$650,000	$(14,996)

The following tables summarize the fair values of Doral Financial’s freestanding derivatives as well as the source of the fair values.

Table U — Fair Value Reconciliation

Year Ended
December 31, 2009
(In thousands)

Fair value of contracts outstanding at the beginning of the year	$100
Changes in fair values during the year	(895)

Fair value of contracts outstanding at the end of the year	$(795)

Table V — Source of Fair Value

	Payment Due by Period
	Maturity			Maturity in
	Less Than	Maturity	Maturity	Excess of	Total
As of December 31, 2009	1 Year	1-3 Years	3-5 Years	5 Years	Fair Value
	(In thousands)

Source of Fair Value
Prices actively quoted	$(1,572)	$—	$—	$—	$(1,572)
Prices provided by internal sources	—	777	—	—	777

	$(1,572)	$777	$—	$—	$(795)

The use of derivatives involves market and credit risk. The market risk of derivatives arises principally from the potential for changes in the value of derivative contracts based on changes in interest rates.

The credit risk of OTC derivatives arises from the potential of counterparties to default on their contractual obligations. To manage this credit risk, Doral Financial deals with counterparties of good credit standing, enters into master netting agreements whenever possible and monitors mark-to-market on pledge collateral to minimize credit exposures. Master netting agreements incorporate rights of set-off that provide for the net settlement of contracts with the same counterparty in the event of default. As a result of the ratings downgrades affecting Doral Financial, counterparties to derivatives contracts used for interest risk management purposes could increase the applicable margin requirements under such contracts, or could require the Company to terminate such agreements.

Table W — Derivative Counterparty Credit Exposure

	December 31, 2009
						Weighted
						Average
						Contractual
	Number of		Total Exposure	Negative	Total	Maturity
Rating(1)	Counterparties(2)	Notional	At Fair Value(3)	Fair Values	Fair Value	(In Years)
	(Dollars in thousands)

AA−	1	$215,000	$719	$—	$719	2.45
A+	1	360,000	58	(10,691)	(10,633)	1.12
A	2	210,000	553	(2,125)	(1,572)	0.11

Total derivatives	4	$785,000	$1,330	$(12,816)	$(11,486)	1.21

(1)	Based on the S&P Long-Term Issuer Credit Ratings.

(2)	Based on legal entities. Affiliated legal entities are reported separately.

(3)	For each counterparty, this amount includes derivatives with a positive fair value including the related accrued interest receivable/payable (net).

	December 31, 2008
						Weighted
						Average
						Contractual
	Number of		Total Exposure	Negative	Total	Maturity
Rating(1)	Counterparties(2)	Notional	At Fair Value(3)	Fair Values	Fair Value	(In Years)
	(Dollars in thousands)

AA−	1	$215,000	$259	$—	$259	3.45
A+	2	410,000	28	(15,137)	(15,109)	1.95
A	1	25,000	—	(146)	(146)	0.07

Total derivatives	4	$650,000	$287	$(15,283)	$(14,996)	2.37

(1)	Based on the S&P Long-Term Issuer Credit Ratings.

(2)	Based on legal entities. Affiliated legal entities are reported separately.

(3)	For each counterparty, this amount includes derivatives with a positive fair value including the related accrued interest receivable/payable (net).

Credit Risk

Doral Financial is subject to credit risk with respect to its portfolio of investment securities and loans receivable. For a discussion of credit risk on investment securities please refer to Note 10 of the accompanying financial statements.

Loans receivable are loans that Doral Financial holds for investment and, therefore, the Company is at risk for the term of the loans. With respect to mortgage loans originated for sale as part of its mortgage banking business, Doral Financial is generally at risk for any mortgage loan default from the time it originates the mortgage loan until the time it sells the loan or packages it into a mortgage-backed security. With respect to FHA loans, Doral Financial is fully insured as to principal by the FHA against foreclosure loss. VA loans are guaranteed within a range of 25% to 50% of the principal amount of the loan subject to a maximum, ranging from $22,500 to $50,750, in addition to the mortgage collateral.

Prior to 2006, the Company sold loans on a recourse basis as part of the ordinary course of business. As part of such transactions, the Company committed to make payments to remedy loan defaults or to repurchase defaulted loans. Please refer to “Off-Balance Sheet Activities” above for additional information regarding recourse obligations. In mid 2005, the Company discontinued the practice of selling mortgage loans with recourse, except for recourse related to early payments defaults. The residential mortgage portfolio includes loans that, at some point were repurchased pursuant to recourse obligations and, as a result, have a higher credit risk. Repurchases of delinquent loans from recourse obligations for the year ended December 31, 2009 amounted to $27.3 million and resulted in a loss of $3.8 million. When repurchased from recourse obligations, loans are recorded at their market value, which includes a discount for poor credit performance.

Doral Financial has historically provided land acquisition, development, and construction financing to developers of residential housing projects and, as consequence, has a relatively high credit risk exposure to this sector. Construction loans extended to developers are typically adjustable rate loans, indexed to the prime interest rate with terms ranging generally from 12 to 36 months. Doral Financial principally targeted developers of residential construction for single-family primary-home occupancy. As a result of the negative outlook for the Puerto Rico economy and its adverse effect on the construction industry, in the fourth quarter of 2007, the Company ceased financing new housing projects in Puerto Rico. As a result, the exposure to the residential construction sector has decreased from $422.6 million as of December 31, 2008, to $276.2 million as of December 31, 2009. Management expects that the amounts of loans and exposure of the construction industry will continue to decrease in subsequent years.

For the year ended December 31, 2009, absorption trends decreased significantly principally due to the termination of the tax incentive provided by Law 197 in the fourth quarter of 2008. Absorption for the year ended December 31, 2009 reflects an 86% reduction versus the corresponding 2008 period. This event required modifications in absorption estimates, resulting in higher loss provisions. The Company expects that absorption will continue to be at low levels due to the current economic environment.

In optimizing its recovery of non-performing construction loans, as of December 31, 2009, management has determined to foreclose approximately 20 non-performing residential development properties with an outstanding balance of approximately $125.8 million in order to accelerate sales of the individual units. Most of these projects are in a mature stage of the development with approximately 85% complete or close to completion. If foreclosure is probable, accounting guidance requires the measurement of impairment to be based on the fair value of the collateral. Since current appraisals were not available on all these properties at year end, management determined its loss reserve estimates for these loans by estimating the fair value of the collateral. In doing so, management considered a number of factors including the price at which individual units could be sold in the current market, the period of time over which the units would be sold, the estimated cost to complete the units, the risks associated with completing and selling the units, the required rate of return on investment a potential acquirer may have and current market interest rates in the Puerto Rico market. Management continues to evaluate the best course of action to optimize loan recoveries on all non-performing properties, and will regularly assess all projects in choosing its course of action.

Because most of Doral Financial’s loans are made to borrowers located in Puerto Rico and secured by properties located in Puerto Rico, the Company is subject to credit risks tied to adverse economic, political or business developments and natural hazards, such as hurricanes, that may affect Puerto Rico. Puerto Rico economy has been in a recession since 2006. This has affected borrowers’ disposable incomes and their ability to make payments when due, causing an increase in delinquency and foreclosures rates. The Company believes that these conditions will continue to affect its credit quality. In addition, there is evidence that property values have declined from their peak. This has reduced borrowers’ capacity to refinance and increased the exposure to loss upon default. This decline in prices and increases in expected defaults are incorporated into the loss rates used for calculating the Company’s allowance for loan and lease losses.

Doral Financial mitigates loan defaults on its construction and commercial portfolios through its Loan Workout function. The function’s main responsibilities are avoiding defaults and minimizing losses upon default of relatively large credit relationships. The group utilizes relationship officers, collection specialists, attorneys and has contracted with third party service providers to supplement its internal resources. In the case of residential construction projects, the workout function monitors project specifics, such as project management and marketing, as deemed necessary. With respect to residential mortgages, the Company has developed collection and loss mitigation strategies.

The Company also engages in the restructuring and/or modifications of the debt of borrowers, who are delinquent due to economic or legal reasons, if the Company determines that it is in the best interest for both the Company and the borrower to do so. In some cases, due the nature of the borrower’s financial condition, the restructure or loan modification fits the definition of TDR as defined by the ASC 310-40 (previously SFAS No. 15). Such restructures are identified as TDRs and accounted for based on the provisions ASC 310-10-35 (previously SFAS No. 114).

During the fourth quarter of 2007, the Company started a Loan Restructuring Program (“the Program”) with the purpose of aiding borrowers with delinquent mortgage loans get back into financial stability. Under the Program, borrowers that prove future payment capacity would be given the opportunity of transferring past due amounts to the end of the term of the loan and place their loan in current status. Under the Program, the Company is not reducing rates or forgiving principal or interest; it is simply shifting past due payments to the end of the loan for a fee. The Program was designed to comply with all laws and regulations.

For purposes of the allowance for loan and lease losses and the related provision, the Company has made the determination that Program fits under the definition of TDR. Under ASC 310-40-35, once restructured, TDRs are to be considered impaired and therefore treated for allowance for loan and lease losses purposes following the guidelines of ASC 310-10-35 ( SFAS No. 114). Under an impairment analysis of discounted cash flows, these loans would yield a present value equal to their unpaid principal balance, and accordingly, require no additional allowance for loan and lease losses. For purposes of determining the allowance for loan and lease losses, the Company has made the determination to include these restructured loans in the regular pool in accordance with ASC 450-20-25 (SFAS No. 5).

During the second quarter of 2009, the Company launched a loss mitigation program (the “Special Repayment Plan”) for customers whose monthly net cash flows have been reduced and, cannot continue to make their mortgage payments. The Special Repayment Plan lowers the monthly payment of qualifying loans through the extension of the remaining maturity by 10 years and, in some cases, a decrease of the interest rate. The program, which is similar in nature to the Home Affordable Modification Program (“HAMP”) recently launched by the U.S. government, does not engage in a formal modification of the mortgage note; it simply enters into a legally binding payment plan with the customer that is valid through the end of the loan or a subsequent default, whichever occurs first. The Special Repayment Plan was designed to comply with all laws and regulations.

For purposes of the allowance for loan and lease losses and the related provision, the Company has made the determination that the Special Repayment Plan fits under the definition of a TDR and accordingly, considers the underlying loans to be impaired and under the scope of ASC 310-10-35 ( SFAS No. 114). The Company performs a cash flow analysis for these loans in which expected monthly payments are calculated using the new amortization schedules and interest rates are discounted using the loans’ original rate. Any identified impairment results in the recognition of a provision for loan and lease losses.

The following table summarizes information regarding the Company’s outstanding TDRs for the period indicated.

	December 31, 2009
		90 Days and Over
	TDRs	Delinquency
	(In thousands)

Residential mortgage loans	$429,302	$89,771
Construction loans (including land)	112,123	98,316
Commercial loans	51,448	15,078
Consumer loans	1,301	—

Total TDRs	$594,174	$203,165

Non-performing Assets, Loans Past Due 90 Days and Still Accruing and Allowance for Loan and Lease Losses

Non-performing assets (“NPAs”) consist of loans on a non-accrual basis, other real estate owned and other non-performing assets. Loans are placed on a non-accrual basis after they are delinquent for more than 90 days, except for revolving lines of credit and credit cards that accrue interest until 180 days past due and FHA and VA loans that accrue interest until 300 days past due, or earlier if concern exists as to the ultimate collectibility of principal or interest. On a case by case basis, the Company may decide that a particular loan should be placed on non-accrual status based on the borrower’s financial condition, or, in the case of construction loans, if a given project is considered to be behind schedule or experiencing economic distress. Generally, when the loan is placed on non-accrual, all accrued but unpaid interest to date is reversed. Such interest, if collected, is credited to income in the period of the recovery, and the loan returns to accrual when it becomes current and/or collectibility is reasonably assured. The Company places in non-accrual status all residential construction loans classified as substandard whose sole source of payment are interest reserves funded by Doral Financial. For the year ended December 31, 2009, 2008 and 2007, Doral Financial would have recognized $30.5 million, $24.6 million and $22.8 million, respectively, in additional interest income had all delinquent loans been accounted for on an accrual basis. This amount also includes interest reversal on loans placed on non-accrual status during the year.

The following table sets forth information with respect to Doral Financial’s non-accrual loans, other real estate-owned (“OREO”) and other non-performing assets as of the dates indicated.

Table Y — Non-performing Assets

	As of December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands)

Non-performing loans:
Residential mortgage loans — held for sale(1)	$4,901	$4,942	$4,603	$62,466	$171,298
Residential mortgage loans — held for investment	403,070	346,579	256,949	110,332	3,904

Total non-performing residential mortgage loans(2)(3)	407,971	351,521	261,552	172,798	175,202
Other lending activities:
Construction loans	273,581	215,080	265,275	144,638	9,042
Commercial real estate loans	130,156	116,841	86,590	47,162	8,594
Commercial real estate loans — held for sale	655	1,130	—	3,384	2,923
Consumer loans	519	685	2,260	707	386
Commercial non-real estate loans	933	1,751	2,053	4,497	670
Lease financing receivable	1,091	1,053	1,032	1,075	158
Land loans	33,373	29,613	14,507	—	—

Total non-performing other lending activities	440,308	366,153	371,717	201,463	21,773

Total non-performing loans	848,279	717,674	633,269	374,261	196,975
Repossessed units	101	191	419	577	—
OREO(4)	94,219	61,340	38,154	33,197	17,662

Total NPAs of Doral Financial (consolidated)	$942,599	$779,205	$671,842	$408,035	$214,637

Total NPAs as a percentage of the loan portfolio, net and OREO (excluding GNMA defaulted loans)	16.65%	14.42%	12.78%	8.01%	2.77%
Total NPAs of Doral Financial as a percentage of consolidated total assets	9.21%	7.69%	7.22%	3.44%	1.24%
Total non-performing loans to total loans (excluding GNMA defaulted loans)	14.86%	13.11%	11.85%	7.30%	2.54%
Ratio of allowance for loan and lease losses to total non-performing loans (excluding loans held for sale) at end of period(5)	16.70%	18.55%	19.84%	21.80%	154.01%

(1)	Does not include approximately $128.6 million, $165.6 million, $126.0 million, $100.3 million and $74.0 million of GNMA defaulted loans (for which the Company has the option, but not an obligation, to buy-back from the pools serviced), included as part of the loans held for sale portfolio as of December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

(2)	In November 2009, the Company evaluated its non-performing assets policy and placed in accrual status all FHA loans until 300 days delinquent because the principal balance of these loans is insured or guaranteed under applicable FHA programs and interest is, in most cases, fully recovered in foreclosure proceedings. As a result of the mentioned change in policy, total non-performing residential mortgage loans exclude $105.5 million of FHA loans as of December 31, 2009. As of December 31, 2008, 2007, 2006 and 2005, total non-performing residential mortgage loans included approximately $5.3 million, $2.1 million, $1.0 million and $6.8 million, respectively, of FHA and VA loans where the principal balance of these loans was insured or guaranteed under applicable programs and interest is, in most cases, fully recovered in foreclosure proceedings.

(3)	During 2007 and 2006, the Company reclassified $1.4 billion and $961.5 million, respectively, from its loans held for sale portfolio to its loans receivable portfolio.

(4)	Excludes FHA and VA claims amounting to $15.6 million, $17.0 million, $18.3 million, $11.5 million and $12.9 million as of December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

(5)	Refer to non-performing asset and allowance for loan and lease losses above for additional information regarding the Company’s methodology for assessing the adequacy of the allowance for loan and lease losses.

Non-performing assets increased by $163.4 million, or 21%, during 2009. The growth in non-performing assets was mainly driven by increases in the construction and residential mortgage portfolio as a direct consequence of the depressed condition of the housing market and overall macroeconomic trends in Puerto Rico.

Non-performing residential mortgage loans increased by $56.5 million, or 16%, when compared to December 31, 2008. The increase in delinquency is mostly attributable to economic stress being experienced by borrowers during the year ended December 31, 2009. Macroeconomic pressure has significantly affected both early stage delinquency and cures from later delinquency segments.

Doral Financial does not hold a significant amount of adjustable interest rate, negative amortization, or other exotic credit features that are common in other parts of the United States. Substantially all residential mortgage loans are conventional 30 and 15 year amortizing fixed rate loans. The following table shows the composition of the mortgage non-performing loans according to their actual loan-to-value (“LTV”) and whether they are covered by mortgage insurance. Loan-to-value ratios are calculated based on current unpaid balances and original property values.

Table Z — Composition of Mortgage Non-Performing Assets

Collateral Type	Loan to Value	Distribution

FHA/VA loans		3.3%
Loans with private mortgage insurance		7.1%
Loans with no mortgage insurance	< 60%	16.7%
	61-80%	45.3%
	81-90%	14.2%
	Over 91%	13.4%

Total loans		100.0%

Actual loan-to-value ratios are considered when establishing the levels of general reserves for the residential mortgage portfolio. Assumed loss severity fluctuates depending on the different LTV levels of individual loans.

Doral Financial believes that the value of the OREO reflected on its Consolidated Statements of Financial Condition represents a reasonable estimate of the properties’ fair values, net of disposition costs. The fair value of the OREO is normally determined on the basis of internal and external appraisals and physical inspections. A loss is recognized for any initial write down to fair value less costs to sell. Any losses in the carrying value of the properties arising from periodic appraisals are charged to expense in the period incurred. Holding costs, property taxes, maintenance and other similar expenses are charged to expense in the period incurred.

Detailed below is a roll-forward of the Company’s OREO properties:

	Year Ended December 31,
	2009	2008
	(In thousands)

Balance at beginning of period	$61,340	$38,154
Additions	85,274	49,514
Sales	(35,271)	(23,460)
Retirement	(3,370)	(1,662)
Lower of cost or market adjustments	(13,754)	(1,206)

Balance at end of period	$94,219	$61,340

During 2009, the Company sold 404 OREO properties, representing $35.3 million in unpaid balance. Total proceeds amounted to $33.3 million, representing the recovery of 94% and 103% of unpaid balance and book value, respectively. During 2008, the Company sold 291 OREO properties, representing $23.5 million in unpaid balance. Total proceeds amounted to $23.7 million, representing the recovery of 101% and 107% of unpaid principal balance and book value, respectively. Gains and losses on sales of OREO are recognized in other expenses in the Company’s Consolidated Statements of Operations. The Company sold more OREO properties during 2009 due to marketing efforts, auctions, among others, but because of the current market conditions, gains were lower than those recognized in 2008.

During 2009, the Company improved its foreclosure functions resulting in shorter foreclosure periods, and units are entering the OREO portfolio at faster rates than in previous years, which together with the deteriorating economic conditions in Puerto Rico explains the higher additions reflected in 2009. Retirements represent properties charged-off due to length of time they remained in portfolio. Generally the Company does not maintain properties for periods in excess of five years for accounting purposes.

The increase in lower of cost or market adjustments is due to the economic conditions on the Island, lower values received on appraisals and an estimated reserve for stale appraisals based on the current trend of appraisal values.

The Company’s portfolio of OREO properties was composed of the following categories for the periods indicated:

	Year Ended December 31,
	2009	2008
	(In thousands)

Construction	$1,878	$1,128
Residential	76,461	53,050
Commercial Real Estate	14,283	7,162
Land secured	1,597	—

Balance at end of period	$94,219	$61,340

During 2009, non-performing construction loans increased by $58.5 million, or 27%, compared to December 31, 2008. This increase is mainly related to 13 loans with a combined outstanding balance of $52.3 million placed in non-accrual status as they did not meet the contractual terms as a result of the current downturn in the construction sector which has affected housing units sales in the market. The construction portfolio is affected by the deterioration in the economy because the underlying loans’ repayment capacity is dependent on the ability to attract buyers and maintain housing prices. In general, the termination in mid December 2008 of the incentive program established by the government of Puerto Rico slowed absorption compared to the trends experienced during 2008. During 2009, construction projects financed by the Company experienced lower levels of unit sales in comparison with 2008 corresponding period.

In optimizing its recovery of non-performing construction loans, as of December 31, 2009, management has determined to foreclose approximately 20 non-performing residential development properties with an outstanding balance of approximately $125.8 million in order to accelerate sales of the individual units. Most of these projects are in a mature stage of the development with approximately 85% complete or close to completion. If foreclosure is probable, accounting guidance requires the measurement of impairment to be based on the fair value of the collateral. Since current appraisals were not available on all these properties at year end, management determined its loss reserve estimates for these loans by estimating the fair value of the collateral. In doing so, management considered a number of factors including the price at which individual units could be sold in the current market, the period of time over which the units would be sold, the estimated cost to complete the units, the risks associated with completing and selling the units, the required rate of return on investment a potential acquirer may have and current market interest rates in the Puerto Rico market. Management continues to evaluate the best course of action to optimize loan recoveries on all non-performing properties, and will regularly assess all projects in choosing its course of action.

During the past two years, the Company’s construction loan portfolio has experienced a significant increase in default rates resulting from borrowers not being able to sell finished units within the loan term. As of December 31, 2009 and 2008, 61% and 43%, respectively, of the loans within the construction portfolio were considered non-performing loans. Although the Company is taking steps to mitigate the credit risk underlying these loans, their ultimate performance will be affected by each borrower’s ability to complete the project, maintain the pricing level of the housing units within the project, and sell the inventory of units within a reasonable timeframe.

During 2009 and 2008, Doral Financial did not enter into commitments to fund new construction loans for residential housing projects in Puerto Rico. Commitments to fund new construction loans in New York amounted to $90.5 million and $139.1 million for the years ended December 31, 2009 and 2008, respectively.

The following table presents further information on the Company’s construction portfolio as of the years indicated.

	As of December 31
	2009	2008
	(Dollars in thousands)

Construction loans(1)(2)	$452,386	$506,031
Total undisbursed funds under existing commitments(2)(3)	30,879	65,660
Total non-performing construction loans(2)	273,581	215,080
Net charge offs — Construction loans(2)	17,754	21,749
Allowance for loan losses — Construction loans(2)	44,626	45,159
Non-performing construction loans to total construction loans	60.5%	42.5%
Allowance for loan losses — construction loans to total construction loans	9.9%	8.9%
Net charge-offs on an annualized basis to total construction loans	3.9%	4.3%

(1)	Includes $276.2 million and $422.6 million of construction loans for residential housing projects as of December 31, 2009 and 2008, respectively. Also includes $176.2 million and $83.4 million of construction loans for commercial, condominiums and multi-family projects as of December 31, 2009 and 2008, respectively.

(2)	Excludes land loans.

(3)	Includes undisbursed funds to matured loans and loans in non-accrual status that are still disbursing funds.

The following table sets forth information with respect to Doral Financial’s loans past due 90 days and still accruing as of the dates indicated. Loans included in this table are 90 days or more past due as to interest or principal and are still accruing, because they are either well-secured and in the process of collection or charged-off prior to being placed in non-accrual status.

Table AA — Loans past due 90 days and still accruing

	As of December 31,
	2009	2008	2007	2006	2005
	(In thousands)

Loans past due 90 days and still accruing:
Residential mortgage loans(1)	$105,520	$—	$—	$—	$—
Construction loans	—	—	—	—	170
Commercial non-real estate loans(2)	1,245	1,428	987	1,074	386
Consumer loans(2)(3)	2,137	2,603	2,043	2,106	1,546

Total loans past due 90 days and still accruing	$108,902	$4,031	$3,030	$3,180	$2,102

(1)	In November 2009, the Company placed in accrual status all Federal Housing Administration (“FHA”), Farmers Home Administration (“FMHA”) and Veteran’s Administration (“VA”) guaranteed loans less than 300 days delinquent because the principal balance of these loans is insured or guaranteed under the applicable FHA, FmHA or VA programs and interest is, in most cases, fully recovered in foreclosure proceedings.

(2)	Revolving lines of credit still accruing until 180 days delinquent.

(3)	Credit cards still accruing until 180 days delinquent.

In December 2009, the Company repurchased $118.3 million of delinquent FHA guaranteed loans, some of which are included in residential mortgage loans past due 90 days or more and still accruing.

The following table summarizes certain information regarding Doral Financial’s allowance for loan and lease losses for the years indicated.

Table BB — Allowance for Loan and Lease Losses

	As of December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands)
Allowance for loan and lease losses:
Balance at beginning of year	$132,020	$124,733	$67,233	$35,044	$20,881
Provision (recovery) for loan and lease losses:
Construction loans	17,221	10,142	25,240	17,907	13,212
Residential mortgage loans	23,241	13,968	17,127	4,298	368
Commercial real estate loans	(560)	12,235	11,065	8,703	2,557
Consumer loans	8,473	8,101	10,510	5,810	4,729
Lease financing	777	606	464	1,022	788
Commercial non-real estate loans	5,967	2,383	2,642	1,839	775
Land secured loans	(1,456)	1,421	11,166	250	(60)

Total provision for loan and lease losses	53,663	48,856	78,214	39,829	22,369
Charge-offs:
Construction loans	(18,942)	(21,749)	(6,060)	(1,050)	(4,938)
Residential mortgage loans	(4,455)	(2,006)	(1,444)	—	(223)
Commercial real estate loans	(5,133)	(8,690)	(2,379)	(965)	(29)
Consumer loans	(10,315)	(7,891)	(7,931)	(4,612)	(2,744)
Commercial non-real estate loans	(6,000)	(1,232)	(2,542)	(1,665)	(827)
Lease financing receivable	(781)	(1,012)	(1,160)	—	—
Land secured loans	(1,905)	—	—	(170)	—

Total charge-offs	(47,531)	(42,580)	(21,516)	(8,462)	(8,761)
Recoveries:
Construction loans	1,188	—	—	224	—
Residential mortgage loans	2	—	—	—	—
Commercial real estate loans	500	132	7	14	173
Consumer loans	833	593	454	260	255
Commercial non-real estate loans	24	71	102	324	219
Leasing financing receivable	75	215	239	—	—

Total recoveries	2,622	1,011	802	822	647
Net charge-offs	(44,909)	(41,569)	(20,714)	(7,640)	(8,114)
Other	—	—	—	—	(92)

Balance at end of year	$140,774	$132,020	$124,733	$67,233	$35,044

Allowance for loan and lease losses as a percentage of loans receivable outstanding, at the end of year(1)(2)	2.55%	2.51%	2.47%	1.94%	1.39%
Provision for loan losses to net charge- offs	119.49%	117.53%	377.59%	521.32%	275.68%
Net charge-offs to average loans receivable outstanding	0.85%	0.80%	0.50%	0.23%	0.39%
Allowance for loan and lease losses to net charge-offs	313.47%	317.59%	602.17%	880.01%	431.90%

(1)	For purpose of this ratio, the denominator includes loans secured by real estate of $448.0 million as of December 31, 2005 resulting from mortgage transfers from local institutions that were recharacterized as commercial loans for accounting and financial reporting purposes and for which no allowance for loan losses was provided.

(2)	During 2007 and 2006, the Company transferred $1.4 billion and $961.5 million, respectively, from loans held for sale to the loans receivable portfolio. The loans transferred were recognized in the Company’s loans receivable portfolio discounted at its market value.

The following table sets forth information concerning the allocation of Doral Financial’s allowance for loan and lease losses by loan category and the percentage of loans in each category to total loans as of the dates indicated:

Table CC — Allocation of Allowance for Loan and Lease Losses

	2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Loans receivable: Construction	$44,626	8%	$45,159	10%	$56,766	12%	$37,586	24%	$20,748	31%
Residential mortgage loans	51,814	70%	33,026	69%	21,064	66%	5,381	52%	1,063	20%
Commercial — secured by real estate	21,883	13%	27,076	14%	23,399	15%	14,706	16%	6,798	35%
Consumer — other	6,955	1%	7,964	2%	7,161	1%	4,128	1%	4,272	3%
Lease financing receivable	1,383	0%	1,312	0%	1,503	1%	1,960	1%	938	2%
Commercial non-real estate	4,281	6%	4,290	3%	3,068	3%	2,866	5%	766	6%
Loans on savings deposits	—	0%	—	0%	—	0%	—	0%	—	1%
Land secured	9,832	2%	13,193	2%	11,772	2%	606	1%	459	2%

Total	$140,774	100%	$132,020	100%	$124,733	100%	$67,233	100%	$35,044	100%

Starting in the second half of 2006, Doral Financial has experienced higher levels of delinquencies and noted worsening trends in the Puerto Rico economy that suggested increased credit risk. As a result, the Company increased its loan loss provisions to account for the increased levels of risk and their effect on the portfolio. The Company’s allowance for loan and lease losses increased by $80.6 million, or 183%, between June 30, 2006 and December 31, 2007. As a result of the increase, the allowance for loan and lease losses as a percentage of loans receivable increased from 1.27% to 2.47% between June 30, 2006 and December 31, 2007.

During 2009 and 2008, Puerto Rico experienced deteriorating macroeconomics trends that contributed to continued increases in default levels in the retail business units. Portfolios underlying retail products including residential mortgage and small-commercial real estate suffered significant increases in default rates. The Company has experienced worsening delinquencies in a number of its loan categories as a result of a Puerto Rico economy that has been in recession since 2006. The Company has reflected the credit quality deterioration in its loan loss provisions, considering the increased levels of delinquencies and severity of loss on disposition of collateral. Perhaps the sector of the economy most affecting Doral Financial, directly and indirectly, is the sale of new home construction in Puerto Rico. For the year ended December 31, 2009, the market absorption of new construction homes decreased significantly, principally due to the termination of the tax incentive provided by Law 197 late in the fourth quarter of 2008. This circumstance required modifications in absorption estimates, resulting in higher loan loss provisions. Furthermore, the slowdown in new construction has resulted in lost jobs, which has further increased mortgage and commercial loan delinquencies as the overall level of economic activity declines. The Company expects that absorption will continue to be at low levels due to the current economic environment.

As of December 31, 2009, the Company’s allowance for loan and lease losses was $140.8 million, an increase of $8.8 million from $132.0 million as of December 31, 2008. The allowance for loan and lease losses was 2.55% of period-end loans receivable at December 31, 2009, compared with 2.51% at December 31, 2008.

The provision for loan and lease losses increased $4.8 million to $53.7 million for the year ended December 31, 2009, from $48.9 million for the year ended December 31, 2008. For 2009, the provision of all portfolios increased except for the provision for the commercial real estate loan portfolio, which is the portfolio where a higher provision was established at the end of 2008. The level of the provision in 2009 was largely driven by higher delinquencies (primarily in the construction, residential mortgage and commercial loan portfolios) during the period and continued deterioration in the Puerto Rico economy.

Mortgage lending is the Company’s principal line of business and has historically reflected significant recoveries and low levels of losses. Nevertheless, due to current economic conditions in Puerto Rico, and increases in non-performing loans and loss severities in this portfolio, the Company increased its allowance during 2009. Non-performing residential mortgage loans increased $56.5 million, or 16%, and the related allowance for loan and lease losses increased $18.8 million or 57% during the year.

The general allowance for residential mortgage loans is calculated based on the probability that loans within different delinquency buckets will default and, in the case of default, the extent of these losses is what the Company expects to realize. In determining the probabilities of default, the Company considers recent experience of rolls of loans from one delinquency bucket into the next. Recent roll rates show that the proportion of loans rolling into subsequent buckets has been following an increasing trend throughout the year. For purposes of forecasting the future behavior of the portfolio, Doral Financial determined that it should only use the roll-rates of relatively recent months, which show a more aggressive deteriorating trend that those in older periods. Using the older historical performance would yield lower probabilities of default that may not reflect recent macroeconomic trends. Severity losses are calculated based on historical results from foreclosure and ultimate disposition of collateral. Historical results are adjusted for the Company’s expectation of housing prices. Severity assumptions for the residential portfolio range between 3% and 15% depending on the different loan types and loan-to-value ratios, and up to 75% for second mortgages.

The construction loan portfolio continued to decrease, consistent with the Company’s strategy to exit the construction business in 2006. Construction non-performing loans increased $58.5 million, or 27%, of which $20.0 million resulted from one large loan related to the Company’s mainland portfolio. During 2009, the Company recorded a loan loss provision of $17.2 million for this portfolio to reflect the loan quality deterioration, partially related to loans determined to be impaired during 2009. The allowance on this portfolio decreased $0.5 million during 2009 due to the decrease in the balance of loans outstanding and to the charge-off of the portion of loans determined to be uncollectible and for which provisions of $17.8 million had been recorded. The allowance for loan and lease losses on the land secured portfolio decreased $3.4 million during 2009 also due to net charge-offs of $1.9 million during the year.

The commercial real estate loan portfolio decreased during 2009 since the Company is not actively lending in this line of business. Non-performing commercial real estate loans increased $12.8 million in 2009 as a result of the deterioration in economic conditions in Puerto Rico. The allowance for loan and lease losses for this portfolio decreased $5.2 million during 2009 due to net charge-offs of $4.6 million and the recovery of provision expenses resulting from a refinement of estimates that management believes better reflect the incurred losses of the portfolio. This decrease was partially offset by increased provisions partially related to loans determined to be impaired in 2009.

The commercial non-real estate portfolio increased primarily as a result of the launch of the middle market syndicated lending unit in the second half of 2009. Non-performing commercial non-real estate loans decreased $0.8 million during the year and the allowance for the portfolio reflected a minor reduction for the year.

The consumer and lease financing portfolios continued to decrease consistent with the Company’s exit strategy for these business lines. Non-performing consumer loans are stable and the allowance has decreased in the consumer portfolio as non-performing loan balances are charged-off.

In total for the year, the balance of non-performing loans outstanding increased $130.6 million, and the Company provided $53.7 million for loan losses. In addition, the Company’s charge-offs were $44.9 million, resulting in a net increase in the allowance for loan and lease losses of $8.8 million. The allowance for loan and lease losses for the construction loans, land secured and commercial real estate portfolios decreased by $0.5 million, $3.4 million and $5.2 million, respectively, as the rate of identified portfolio deterioration reflected in the provision, partially related to loans determined to be impaired in 2009, was less than the losses confirmed and recognized or charged-off during the year.

Net charge-offs for the year ended December 31, 2009 of $44.9 million exceeded net charge-offs for 2008 of $41.6 million by $3.3 million, or 8%. Higher charge-offs in 2009 resulted largely from the increased volume of residential loans foreclosed upon and certain other loans determined to be uncollectible during the period. The Company has focused attention on shortening the period from default to foreclosure. The foreclosure process in Puerto Rico is more time consuming than in the mainland U.S. due to elements in the Puerto Rico law.

The Company evaluates impaired loans and the related valuation allowance based on ASC 310-10-35 (SFAS No. 114). Commercial and construction loans over $1.0 million that are classified as substandard are evaluated individually for impairment. Loans are considered impaired when, based on current information and events it is probable that the borrower will not be able to fulfill its obligation according to the contractual terms of the loan agreement.

The impairment loss, if any, on each individual loan identified as impaired is generally measured based on the present value of expected cash flows discounted at the loan’s effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. This is consistent with management’s intention to maximize proceeds from the disposition of foreclosed assets as opposed to rapid liquidation. Accordingly, the market value of appraisals is used. Should the appraisal show a deficiency, the Company records a specific reserve for the underlying loan. If foreclosure is probable, accounting guidance requires the measurement of impairment to be based on the fair value of the collateral. Since current appraisals were not available on all these properties at year end, management determined its loss reserve estimates for these loans by estimating the fair value of the collateral. In doing so, management considered a number of factors including the price at which individual units could be sold in the current market, the period of time over which the units would be sold, the estimated cost to complete the units, the risks associated with completing and selling the units, the required rate of return on investment a potential acquirer may have and current market interest rates in the Puerto Rico market.

In optimizing its recovery on non-performing construction loans as of December 31, 2009, management has determined to foreclose approximately 20 non-performing residential development properties with an outstanding balance of approximately $125.8 million in order to accelerate sales of the individual units. Most of these projects are in a mature stage of the development with approximately 85% complete or close to completion. Accordingly, impairment of these loans and determination of required loan loss reserves was measured based on the fair value of the collateral. Management continues to evaluate the best course of action to optimize loan recoveries on all non-performing properties, and will regularly assess all projects in choosing its course of action.

The following table summarizes the Company’s loans individually reviewed for impairment (excluding mortgage loans which are not individually reviewed for impairment) and the related allowance:

	2009	2008
	(In thousands)

Impaired loans with allowance(1)	$346,145	$207,949
Impaired loans without allowance	184,601	120,378

Total impaired loans	$530,746	$328,327

Related allowance	$48,223	$45,099
Average impaired loans	$449,741	$317,844

(1)	The increase in balance of impaired loans with allowance during 2009, was primarily related to $72.3 million of loans under the Company’s Special Repayment Plan (“SRP”).

As part of the regular loan workout cycle, the Company charges-off the portion of specific reserves for impaired loans that it considers being confirmed losses. Accordingly, certain loans considered impaired and measured for specific reserve in accordance with ASC 310-10 (SFAS No. 114) are carried at an unpaid balance that has already been reduced by charge-offs, and therefore, carry a relatively lower dollar allowance. Under some circumstances, the economics of a particular credit relationship suggest that the underlying loans are sufficiently collateralized and that no specific reserve is necessary. ASC 310-10 (SFAS No. 114) prohibits the allocation of general reserves for those loans for which an impairment analysis has been conducted and for which no specific reserve is required. As of December 31, 2009, Doral Financial’s construction and commercial real estate portfolio includes $184.6 million of impaired loans that are adequately collateralized and, accordingly, carry no specific reserves.

Doral Financial records an allowance for all performing loans and non-performing small-balance homogeneous loans (including residential mortgages, consumer, commercial and construction loans under $1.0 million) on a group basis under the provisions of ASC 450-20-25, Contingencies-Loss Contingencies /Recognition, (previously SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”)). For such loans, the allowance is determined considering the historical charge-off experience of each loan category and delinquency levels as well as economic data, such as interest rate levels, inflation and the strength of the housing market in the areas where the Company operates.

Generally, the percentage of the allowance for loan and lease losses to non-performing loans will not remain constant due to the nature of Doral Financial’s portfolio of loans, which are primarily collateralized by real estate. The collateral for each non-performing mortgage loan is analyzed to determine potential loss exposure, and, in conjunction with other factors, this loss exposure contributes to the overall assessment of the adequacy of the allowance for loan and lease losses. On an ongoing basis, management monitors the loan portfolio and evaluates the adequacy of the allowance for loan and lease losses. In determining the adequacy of the allowance, management considers such factors as default probabilities, internal risk ratings (based on borrowers’ financial stability, external credit ratings, management strength, earnings and operating environment), probable loss and recovery rates, and the degree of risk inherent in the loan portfolios. Allocated specific and general reserves are supplemented by a macroeconomic or emerging risk reserve. This portion of the total allowance for loan and lease losses reflects management’s evaluation of conditions that are not directly reflected in the loss factors used in the determination of the allowance. The conditions evaluated in connection with the macroeconomic and emerging risk allowance include national and local economic trends, industry conditions within the portfolios, recent loan portfolio performance, loan growth, changes in underwriting criteria and the regulatory and public policy environment.

The following table sets forth information concerning the composition of Doral Financial’s allowance for loan and lease losses by loan category and whether the allowance and related provisions were calculated individually through the requirements of ASC 310-10 (SFAS No. 114) or through a general valuation allowance in accordance with the provisions of ASC 450-20-25 (SFAS No. 5):

	Construction	Residential
	and	Mortgage	Commercial	Consumer and
	Land Secured	Loans	Loans	Lease	Total
	(Dollars in thousands)

ASC 310-10 (SFAS No. 114) — Specific Reserves
Unpaid balance	$328,324	$72,612	$129,810	$—	$530,746
Allowance for loan and lease losses	38,796	7,068	2,359	—	48,223
Allowance for loan and lease losses to unpaid principal balance	11.82%	9.73%	1.82%	—	9.09%
ASC 450-20-25 (SFAS No. 5) — General Allowance
Unpaid balance	223,587	3,754,657	920,287	86,531	4,985,062
Allowance for loan and lease losses	15,662	44,746	23,805	8,338	92,551
Allowance for loan and lease losses to unpaid principal balance	7.00%	1.19%	2.59%	9.64%	1.86%
Total Portfolio
Unpaid balance	551,911	3,827,269	1,050,097	86,531	5,515,808
Allowance for loan and lease losses	54,458	51,814	26,164	8,338	140,774
Allowance for loan and lease losses to unpaid principal balance	9.87%	1.35%	2.49%	9.64%	2.55%

Loans deemed by management to be uncollectible are charged to the allowance for loan and lease losses. Recoveries on loans previously charged-off are credited to the allowance. Provisions for loan and lease losses are charged to expenses and credited to the allowance in amounts deemed appropriate by management based upon its evaluation of the known and inherent risks in the loan portfolio. While management believes that the current allowance for loan and lease losses is adequate, future additions to the allowance may be necessary. If economic conditions change substantially from the assumptions used by Doral Financial in determining the allowance for loan and lease losses further increases in the allowance may be required.

Counterparty Risk

The Company has exposure to many different counterparties, and it routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, and other institutional clients. Loans, derivatives, investments, repurchase agreements, other borrowings, receivables, among others (including the LBI transaction) expose the Company to counterparty risk. Many of these transactions expose the Company to credit risk in the event of default of its counterparty or client. In addition, the Company’s credit risk may be impacted when the collateral held by it cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to the Company. There can be no assurance that any such losses would not materially and adversely affect the Company’s results of operations.

The Company has procedures in place to mitigate the impact of a default among its counterparties. The Company requests collateral for most credit exposures with other financial institutions and monitors these on a regular basis. Nevertheless, market volatility could impact the valuation of collateral held by the Company and result in losses.

Operational Risk

Operational risk includes the potential for financial losses resulting from failed or inadequate controls. Operational risk is inherent in every aspect of business operations, and can result from a range of factors including human judgments, process or system failures, or business interruptions. Operational risk is present in all of Doral Financial’s business processes, including financial reporting. The Company has adopted a policy governing the requirements for operational risk management activities. This policy defines the roles and responsibilities for identifying key risks, key risk indicators, estimation of probabilities and magnitudes of potential losses and monitoring trends.

Overview of Operational Risk Management

Doral Financial has a corporate-wide Chief Risk Officer, who is responsible for implementing the process of managing the risks faced by the Company. The Chief Risk Officer is responsible for coordinating with the Company’s Internal Audit group, risk identification and monitoring throughout Doral Financial. In addition, the Internal Audit function will provide support to ensure compliance with Doral Financial’s system of policies and controls and to ensure that adequate attention is given to correct issues identified.

Internal Control Over Financial Reporting.

For a detailed discussion of the Management’s Report on Internal Control Over Financial Reporting as of December 31, 2009, please refer to Part II, Item 9A. Controls and Procedures, of this Annual Report on Form 10-K.

Liquidity Risk

For a discussion of the risks associated with Doral Financial’s ongoing need for capital to finance its lending, servicing and investing activities, please refer to “— Liquidity and Capital Resources” above.

General Business, Economic and Political Conditions; Puerto Rico Economy and Fiscal Condition

The Company’s business and earnings are sensitive to general business and economic conditions in Puerto Rico and the United States. Significant business and economic conditions include short-term and long-term interest rates, inflation and the strength or weakness of the Puerto Rico and U.S. economies and housing markets. If any of these conditions deteriorate, the Company’s business and earnings could be adversely affected. For example, business and economic conditions that negatively impact household income could decrease the demand for residential mortgage loans and increase the number of customers who become delinquent or default on their loans; or, a dramatically rising interest rate environment could decrease the demand for loans and negatively affect the value of the Company’s investments and loans.

Inflation also generally results in increases in general and administrative expenses. Interest rates normally increase during periods of high inflation and decrease during periods of low inflation. Please refer to “Risk Management” above for a discussion of the effects of changes of interest rates on the Company’s operations.

Markets in the United States and elsewhere have experienced extreme volatility and disruption for nearly two years, continuing through the year ended December 31, 2009. The United States, Europe and Japan entered into recessions during 2008 that persisted through most of 2009, despite governmental intervention in the world’s major economies.

The Company’s business activities and credit exposure are concentrated in Puerto Rico. Consequently, its financial condition and results of operations are highly dependent on economic conditions in Puerto Rico.

Puerto Rico’s economy is currently in a recession that commenced in the fourth quarter of fiscal year that ended June 30, 2006, a fiscal year in which Puerto Rico’s real gross national product grew by only 0.5%. For fiscal years 2007 and 2008, Puerto Rico’s real gross national product contracted by 1.2% and 2.8%, respectively. According to the latest information published by the Planning Board in January 2010, the contraction continued into fiscal year 2009 with a reduction in Puerto Rico’s real gross national product of 3.7%.

While the recessionary trend was expected to continue in current fiscal year 2010, the Planning Board announced in August 2009 that the expected positive impact of the United States and local economic stimulus measures generally discussed below should outweigh the expected negative impact of the Fiscal Stabilization Plan also discussed below, and revised its projections for fiscal year 2010 to reflect an increase of 0.7% in Puerto Rico’s real gross national product. The revised forecast also considers the effect on the Puerto Rico economy of general global economic conditions, the U.S. economy, the volatility of oil prices, interest rates and the behavior of local exports, including expenditures by visitors.

The Planning Board, however, is currently working on a revised fiscal year 2010 gross national product forecast that would take into account the recently announced preliminary results for fiscal year 2009, the economic impact of a delay in the disbursement of funds from ARRA, and other economic factors that may require a downward revision of their projection. The revised projection may show a continued reduction in gross national product during fiscal year 2010. The Planning Board expects to complete and announce the revised projection during the first quarter of 2010.

Future growth of the Puerto Rico economy will depend on several factors including the condition of the United States economy, the relative stability of the price of oil imports, the exchange value of the United States dollar, the level of interest rates, the effectiveness of changes to local tax incentive legislation, and the continuing economic uncertainty generated by the Puerto Rico government’s fiscal condition described below.

Fiscal Condition.  Puerto Rico is experiencing a fiscal crisis as a result of the structural imbalance between recurring government revenues and expenses. The structural imbalance was exacerbated during fiscal years 2008 and 2009, with recurring government expenses significantly higher than recurring revenues, which have declined as a result of the multi-year economic contraction mentioned above. In order to bridge the deficit resulting from the structural imbalance, the Puerto Rico government has used non-recurring solutions, such as borrowing from GDB or in the bond market, and postponing the payment of various government expenses, such as payments to suppliers and utilities providers. The structural deficit for fiscal year 2009 was estimated to be $3.2 billion.

Rating Downgrades.  The continued fiscal imbalance led to successive downgrades in the Commonwealth of Puerto Rico’s general obligation debt ratings, from “Baa1” by Moody’s and “A−” by S&P in fiscal year 2004 to “Baa3” by Moody’s and “BBB−” by S&P currently. Each of the rating agencies has a stable outlook on the Commonwealth’s general obligation debt.

Fiscal Stabilization Plan.  The new Puerto Rico government administration, which commenced on January 2, 2009 and controls the Executive and Legislative branches of government, has developed and commenced implementing a multi-year Fiscal Stabilization and Economic Reconstruction Plan designed to achieve fiscal balance and restore economic growth. The fiscal stabilization plan seeks to achieve budgetary balance on or before fiscal year 2013, while addressing expected fiscal deficits in the intervening years through the implementation of a number of initiatives, including the following: (i) a $2.0 billion operating expense reduction plan during fiscal year 2010, through government reorganization and reduction of operating expenses, including payroll as the main component of government expenditures; (ii) a combination of temporary and permanent tax increases, coupled with additional tax enforcement measures; and (iii) a bond issuance program through COFINA. Before the temporary measures expire in 2013, the administration intends to design and adopt a comprehensive reform of the tax system and a long-term economic development plan to complement the economic reconstruction and supplemental stimulus initiatives described below.

The proceeds expected to be obtained from COFINA bond issuance program will be used to repay existing government debt (including debts with GDB), finance operating expenses of the Commonwealth for fiscal years 2009 through 2011 (and for fiscal year 2012, to the extent included in the government’s annual budget for such fiscal year), including costs related to the implementation of a workforce reduction plan, the funding of an economic stimulus plan, as described below, and for other purposes to address the fiscal imbalance while the fiscal stabilization plan is being implemented. The fiscal stabilization plan seeks to safeguard the investment grade ratings of the Commonwealth’s general obligation debt and lay the foundation for sustainable economic growth. Legislation was enacted during 2009 authorizing the implementation of all the measures in the fiscal stabilization plan.

Economic Reconstruction Plan.  The current Puerto Rico government administration has also developed and commenced implementing a short-term economic reconstruction plan. The cornerstone of this plan is the implementation of U.S. federal and local economic stimuli. Puerto Rico will benefit from the ARRA enacted by the U.S. government to provide a stimulus to the U.S. economy in the wake of the global economic downturn. Puerto Rico expects to receive approximately $6.0 billion from ARRA during the current fiscal year and the next fiscal year, which includes tax relief, expansion of unemployment benefits and other social welfare provisions, and domestic spending in education, health care, and infrastructure, among other measures. The administration will seek to complement the U.S. federal stimulus with additional short- and medium term supplemental stimulus measures seeking to address specific local challenges and providing investment in strategic areas. These measures include a local $500.0 million economic stimulus plan to supplement the federal plan. The local stimulus is composed of three main elements: (i) capital improvements; (ii) stimulus for small- and medium-sized businesses, and (iii) consumer relief in the form of direct payments to retirees, mortgage-debt restructuring for consumers that face risk of default, and consumer stimulus for the purchase of housing. In addition, to further stimulate economic development and cope with the fiscal crisis, the administration established a legal framework via legislation approved in June 2009 to authorize and promote the use of public-private partnerships to finance and develop infrastructure projects and operate and manage certain public assets.

The new administration is also developing a comprehensive long-term economic development plan aimed at improving Puerto Rico’s overall competitiveness and business environment and increasing private-sector participation in the Puerto Rico economy. As part of this plan, the administration will emphasize (i) the simplification and shortening of the permitting and licensing process; (ii) the strengthening of the labor market by encouraging greater labor-force participation and bringing out-of date labor laws and regulations in line with U.S. and international standards and (iii) the adoption of a new energy policy that seeks to lower energy costs and reduce energy-price volatility by reducing Puerto Rico’s dependence on fossil fuels, particularly oil, through the promotion of diverse, renewable-energy technologies. One of these goals was accomplished on December 1, 2009, when the Puerto Rico Governor signed Act. No. 161, which overhauls the existing permitting and licensing process in Puerto Rico in order to provide for a leaner and more efficient process that is expected to foster economic development.

The Company cannot predict at this time the impact that the current fiscal situation of the Commonwealth of Puerto Rico and the various legislative and other measures adopted by the Puerto Rico government in response to such fiscal situation will have on the Puerto Rico economy and on the Company’s financial condition and results of operations.

The Company operates in a highly competitive industry that could become even more competitive as a result of economic, legislative, regulatory and technological changes. The Company faces competition in such areas as mortgage and banking product offerings, rates and fees, and customer service. In addition, technological advances and increased e-commerce activities have, generally, increased accessibility to products and services for customers which has intensified competition among banking and non-banking companies in the offering of financial products and services, with or without the need for a physical presence.

MISCELLANEOUS

Changes in Accounting Standards Adopted in the 2009 Financial Statements

Accounting Standards Update No. 2009-05, Fair Value Measurements and Disclosures (ASC 820) Measuring Liabilities at Fair Value.  In August 2009, the FASB issued Update No. 2009-05 as an amendment to ASC 820-10, Fair Value Measurements and Disclosures-Overall to provide guidance on the fair value measurement of liabilities. The amendments in this Update apply to all entities that measure liabilities at fair value within the scope of ASC 820. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: (1) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets, or (2) another valuation technique that is consistent with the principles of ASC 820. It also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. It clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustment to the quoted price of the asset are required are Level 1 fair value measurements.

The guidance provided in this Update is effective for the first reporting period (including interim periods) beginning after issuance. This Update was adopted by the Company with no significant impact on financial statements.

ASC 105, Generally Accepted Accounting Principles (previously, SFAS No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FASB Statement No. 162 (“SFAS No. 168”)). ASC 105 (SFAS No. 168) establishes the ASC as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the ASC carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the ASC is superseded and deemed non-authoritative. Following ASC 105-10-65 (SFAS No. 168), the FASB will not issue new standards in the form of Statements, FSP, or EITF. Instead, the FASB will issue Accounting Standards Updates, which will serve only to: (i) update the Codification; (ii) provide background information about the guidance; and (iii) provide the bases for conclusions on the change(s) in the Codification. The adoption of ASC 105 and the Codification did not have a material impact on the Company’s consolidated financial statements, but changed the referencing system for accounting standards from the legacy GAAP citations to codification topic numbers.

ASC 855, Subsequent Events (previously, SFAS No. 165, Subsequent Events (“SFAS No. 165”)). In May 2009, the FASB issued ASC 855 (SFAS No. 165), to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. This Statement shall be applied to the accounting for and disclosure of subsequent events not addressed in other applicable GAAP. An entity shall recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. However, an entity shall not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date but before financial statements are issued or are available to be issued. An entity shall disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. Some non-recognized subsequent events may be of such a nature that they must be disclosed to keep the financial statements from being misleading. For such events, paragraph 855-10-50, establishes that an entity shall disclose the following: i) the nature of the event and ii) an estimate of its financial effect, or a statement that such an estimate cannot be made. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

CEO and CFO Certifications

Doral Financial’s Chief Executive Officer and Chief Financial Officer have filed with the Securities and Exchange Commission the certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 as Exhibits 31.1 and 31.2 to this Annual Report on Form 10-K.

In addition, in 2009 Doral Financial’s Chief Executive Officer certified to the New York Stock Exchange that he was not aware of any violation by the Company of the NYSE corporate governance listing standards.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

The information required by this Item is incorporated by reference to the information included under the subcaption “Risk Management” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in this Form 10-K.

Doral Financial Corporation Index to Consolidated Financial Statements

II-F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholders of Doral Financial Corporation:

In our opinion, the accompanying consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Doral Financial Corporation and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for the servicing of financial assets and for uncertain tax positions in 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management’s assessment and our audit of Doral Financial Corporation’s internal control over financial reporting also included controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/  PricewaterhouseCoopers LLP

San Juan, Puerto Rico
February 25, 2010

CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires Dec. 1, 2010
Stamp 2389656 of the P.R. Society of
Certified Public Accountants has been
affixed to the file copy of this report

II-F-2

DORAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2009	2008
	(Dollars in thousands, except
	per share information)

ASSETS
Cash and due from banks	$725,277	$185,817
Other interest-earning assets	95,000	1,700
Securities held for trading, at fair value (includes $0 and $198,680 pledged as collateral at December 31, 2009 and 2008, respectively, that may be repledged)	47,726	251,877
Securities available for sale, at fair value (includes $1,402,906 and $1,067,097 pledged as collateral at December 31, 2009 and 2008, respectively, that may be repledged)	2,789,177	3,429,151
Federal Home Loan Bank of NY (“FHLB”) stock, at cost	126,285	117,938

Total investment securities	2,963,188	3,798,966
Loans:
Loans held for sale, at lower of cost or market	320,930	386,610
Loans receivable	5,516,891	5,253,910
Less: Unearned interest	(1,083)	(2,197)
Less: Allowance for loan and lease losses	(140,774)	(132,020)

Total net loans receivable	5,375,034	5,119,693

Total loans, net	5,695,964	5,506,303

Accounts receivable	60,478	55,197
Mortgage-servicing advances	19,592	18,309
Accrued interest receivable	41,866	42,934
Servicing assets, net	118,493	114,396
Premises and equipment, net	101,437	104,733
Real estate held for sale, net	94,219	61,340
Deferred tax asset	131,201	120,827
Other assets	185,237	128,345

Total assets	$10,231,952	$10,138,867

II-F-3

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION — (Continued)

	December 31,
	2009	2008
	(Dollars in thousands, except
	per share information)

LIABILITIES
Deposits:
Non-interest-bearing deposits	$353,516	$235,983
Interest-bearing deposits	4,289,505	4,166,789

Total deposits	4,643,021	4,402,772
Securities sold under agreements to repurchase	2,145,262	1,907,447
Advances from FHLB	1,606,920	1,623,400
Other short-term borrowings	110,000	351,600
Loans payable	337,036	366,776
Notes payable	270,838	276,868
Accrued expenses and other liabilities	243,831	304,833

Total liabilities	9,356,908	9,233,696

Commitments and contingencies (Please refer to Notes 34 and 35)

STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value; 40,000,000 shares authorized; 7,500,850 shares issued and outstanding, at aggregate liquidation preference value at December 31, 2009 (9,015,000 shares issued and outstanding, at aggregate liquidation preference value at December 31, 2008):

Perpetual noncumulative nonconvertible preferred stock (Series A, B and C)	$197,388	$228,250
Perpetual cumulative convertible preferred stock	218,040	345,000
Common stock, $0.01 par value; 97,500,000 shares authorized; 62,064,304 shares issued and outstanding at December 31, 2009 (53,810,110 shares issued and outstanding at December 31, 2008)	621	538
Additional paid-in capital	1,010,661	849,172
Legal surplus	23,596	23,596
Accumulated deficit	(463,781)	(418,168)
Accumulated other comprehensive loss, net of income tax benefit of $18,328 and $19,329 in 2009 and 2008, respectively	(111,481)	(123,217)

Total stockholders’ equity	875,044	905,171

Total liabilities and stockholders’ equity	$10,231,952	$10,138,867

The accompanying notes are an integral part of these financial statements

II-F-4

DORAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands, except
	per share information)

Interest income:
Loans	$321,384	$342,631	$353,202
Mortgage-backed securities (“MBS”)	114,032	111,940	69,914
Interest-only strips (“IOs”)	6,142	7,162	5,981
Investment securities	10,234	47,602	97,598
Other interest-earning assets	6,473	15,339	52,265

Total interest income	458,265	524,674	578,960

Interest expense:
Deposits	125,133	156,730	171,232
Securities sold under agreements to repurchase	70,712	80,527	124,983
Advances from FHLB	62,948	69,643	55,636
Other short-term borrowings	1,212	233	—
Loans payable	9,881	18,865	28,834
Notes payable	20,752	21,195	43,934

Total interest expense	290,638	347,193	424,619

Net interest income	167,627	177,481	154,341
Provision for loan and lease losses	53,663	48,856	78,214

Net interest income after provision for loan and lease losses	113,964	128,625	76,127

Non-interest income :
Total other-than-temporary impairment (“OTTI”) losses	(105,377)	(920)	—
Portion of loss recognized in other comprehensive income (before taxes)	77,800	—	—

Net credit related OTTI losses	(27,577)	(920)	—
Net gain on mortgage loan sales and fees	9,746	13,112	2,223
Net (loss) gain on trading activities	(3,375)	29,981	(27,725)
Net gain (loss) on investment securities	34,916	(3,979)	(97,480)
Net loss on extinguishment of liabilities	—	—	(14,806)
Servicing income (loss) (net of mark-to-market adjustment)	29,337	(7,700)	20,687
Commissions, fees and other income	44,154	49,035	32,183
Net premium on deposits sold	—	—	9,521

Total non-interest income (loss)	87,201	79,529	(75,397)

Non-interest expenses:
Compensation and benefits	68,724	70,562	118,709
Taxes, other than payroll and income taxes	10,051	9,880	11,312
Advertising	6,633	8,519	11,378
Professional services	31,582	24,156	55,617
Communication expenses	16,661	17,672	14,776
EDP expenses	13,727	11,146	8,630
Occupancy expenses	15,232	18,341	18,295
Office expenses	5,303	6,099	5,915
Depreciation and amortization	12,811	16,013	17,586
FDIC insurance expense	18,238	4,654	3,380
Other real estate owned (“OREO”) losses (benefits) and other related expenses	14,542	842	(837)
Other	30,282	52,528	38,731

Total non-interest expenses	243,786	240,412	303,492

Loss before income taxes	(42,621)	(32,258)	(302,762)
Income tax (benefit) expense	(21,477)	286,001	(131,854)

Net loss	$(21,144)	$(318,259)	$(170,908)

Net loss attributable to common shareholders	$(45,613)	$(351,558)	$(204,207)

Net loss per common share(1)(2)	$(0.81)	$(6.53)	$(7.45)

(1)	For the years ended December 31, 2009, 2008 and 2007, net loss per common share represents the basic and diluted loss per common share, respectively, for each of the periods presented. Please refer to Note 39 for additional information regarding net loss attributable to common shareholders.

(2)	For the year ended December 31, 2009, net loss per common share includes $8.6 million from the accounting effects of the conversions of the Company’s preferred stock. Please refer to Note 39 for additional information.

The accompanying notes are an integral part of these financial statements.

II-F-5

DORAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Preferred stock
Balance at beginning of period	$573,250	$573,250	$573,250
Conversion of preferred stock to common stock at par value:
Noncumulative nonconvertible	(30,862)	—	—
Cumulative convertible	(126,960)	—	—

Balance at end of period	415,428	573,250	573,250

Common stock:
Balance at beginning of period	538	538	107,948
Change in par value $1 to $0.01	—	—	(106,869)
Issuance of common stock	—	—	9,683
Shares reduced as a result of 1-for-20 reverse stock split	—	—	(10,224)
Common Stock issued/converted:
Noncumulative nonconvertible	14	—	—
Cumulative convertible	69	—	—

Balance at end of period	621	538	538

Additional paid-in capital:
Balance at beginning of period	849,172	849,081	166,495
Change in par value $1 to $0.01	—	—	106,869
Issuance of common stock	—	—	600,317
Cost of issuance of common stock	—	—	(39,307)
Shares converted as a result of 1-for-20 reverse stock split	—	—	10,224
Stock-based compensation recognized	94	91	685
Stock-based compensation reversed due to pre-vesting forfeitures	—	—	(25)
Stock-based compensation recognized on termination of option plan	—	—	3,823
Conversion of preferred stock to common stock at par value:
Noncumulative nonconvertible	5,697	—	—
Cumulative convertible	155,698	—	—

Balance at end of period	1,010,661	849,172	849,081

Legal surplus	23,596	23,596	23,596

(Accumulated deficit) retained earnings:
Balance at beginning of period	(418,168)	(66,610)	139,051
Net loss	(21,144)	(318,259)	(170,908)
Cash dividends accrued (declared — 2008 and 2007) on preferred stock	(15,841)	(33,299)	(33,299)
Cumulative effect of accounting change (adoption of ASC 860-50, previously SFAS No. 156)	—	—	926
Cumulative effect of accounting change (adoption of ASC 740, previously FIN 48)	—	—	(2,380)
Effect of conversion of preferred stock:
Noncumulative nonconvertible	23,917	—	—
Cumulative convertible	(32,545)	—	—

Balance at end of period	(463,781)	(418,168)	(66,610)

Accumulated other comprehensive loss, net of tax:
Balance at beginning of year	(123,217)	(33,148)	(106,936)
Other comprehensive income (loss), net of deferred tax	11,736	(90,069)	73,788

Balance at end of period	(111,481)	(123,217)	(33,148)

Total stockholders’ equity	$875,044	$905,171	$1,346,707

The accompanying notes are an integral part of these financial statements.

II-F-6

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Net loss	$(21,144)	$(318,259)	$(170,908)

Other comprehensive income (loss), before tax:
Unrealized gains (losses) on securities arising during the period	104,851	(78,504)	(47,492)
Non-credit portion of OTTI losses	(77,800)	—	—
Amortization of unrealized loss on securities reclassified to held to maturity	—	—	40
Reclassification of realized (gains) losses included in net loss	(20,377)	(11,704)	116,866

Other comprehensive income (loss) on investment securities, before tax	6,674	(90,208)	69,414
Income tax (expense) benefit related to investment securities	(1,001)	13,254	4,946

Other comprehensive income (loss) on investment securities, net of tax	5,673	(76,954)	74,360
Other comprehensive income (loss) on cash flow hedges(1)	6,063	(13,115)	(572)

Other comprehensive income (loss)	11,736	(90,069)	73,788

Comprehensive loss	$(9,408)	$(408,328)	$(97,120)

Accumulated other comprehensive loss, net of tax
Other comprehensive loss on investment securities	$(37,726)	$(109,530)	$(32,576)
Other comprehensive loss on OTTI losses on investment securities	(66,131)	—	—

Total other comprehensive loss on investment securities	(103,857)	(109,530)	(32,576)
Other comprehensive loss on cash flow hedge(1)	(7,624)	(13,687)	(572)

Total accumulated other comprehensive loss, net of tax	$(111,481)	$(123,217)	$(33,148)

(1)	For the year ended December 31, 2009, other comprehensive loss on cash flow hedge includes $3.0 million related to a deferred tax asset valuation allowance.

The accompanying notes are an integral part of these financial statements.

II-F-7

DORAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Cash flows from operating activities:
Net loss	$(21,144)	$(318,259)	$(170,908)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	94	91	4,483
Depreciation and amortization	12,811	16,013	17,586
Mark-to-market adjustment of servicing assets	3,131	42,642	20,800
Deferred income tax (benefit) expense	(10,029)	281,761	(135,790)
Provision for loan and lease losses	53,663	48,856	78,214
Provision for claims receivable(1)	—	21,600	—
Net premium on deposits sold	—	—	(9,521)
Net loss on sale of premises and equipment	16	—	—
Net gain on assets to be disposed of by sale	—	(979)	(501)
Amortization of premium and accretion of discount on loans, investment securities and debt	7,920	(19,555)	(12,567)
Unrealized loss on loans held for sale	—	—	2,068
Origination and purchases of loans held for sale	(459,844)	(445,066)	(687,051)
Principal repayment and sales of loans held for sale	416,197	220,247	610,029
(Gain) loss on securities	(41,296)	(9,352)	104,073
Net OTTI losses	27,577	920	—
Unrealized loss (gain) on trading securities	16,108	(14,944)	8,557
Purchases of securities held for trading	(200,042)	(717,980)	(153,539)
Principal repayment and sales of securities held for trading	816,803	1,075,622	262,607
Amortization and net (gain) loss in the fair value of IOs	6,456	(251)	(2,002)
Unrealized loss on derivative instruments	648	1,519	29,916
Decrease (increase) in derivative instruments	247	(143)	(3,158)
Increase in accounts receivable	(5,281)	7,955	(558)
(Increase) decrease in mortgage servicing advances	(1,283)	2,312	3,276
Decrease (increase) in accrued interest receivable	1,068	(3,722)	19,856
Increase in other assets	(139,931)	(26,521)	(52,943)
Decrease in accrued expenses and other liabilities	(218,445)	(68,521)	(98,740)

Total adjustments	286,588	412,504	5,095

Net cash provided by (used in) operating activities	265,444	94,245	(165,813)

Cash flows from investing activities:
Purchases of securities available for sale	(2,486,297)	(2,923,708)	(535,377)
Principal repayments and sales of securities available for sale	3,132,457	856,844	2,741,110
Principal repayment and maturities of securities held to maturity	—	—	182,579
Increase in FHLB stock	(8,347)	(44,071)	(3,334)
Originations, purchases and repurchases of loans receivable	(866,626)	(946,419)	(699,289)
Principal repayment of loans receivable	304,192	574,732	77,671
Proceeds from sales of servicing assets	159	—	7,000
Purchases of premises and equipment	(9,226)	(9,240)	(8,770)
Proceeds from sale of premises and equipment	143	—	—
Proceeds from assets to be disposed of by sale	—	4,761	5,801
Payment in connection with the sale of certain assets and liabilities of Doral Bank NY, including cash delivered	—	—	(121,824)
Proceeds from sales of real estate held for sale	35,271	23,460	7,070

Net cash provided by (used in) investing activities	101,726	(2,463,641)	1,652,637

Cash flows from financing activities:
Increase in deposits	240,249	134,748	394,755
Increase (decrease) in securities sold under agreements to repurchase	237,815	967,112	(2,445,052)
Proceeds from advances from FHLB	507,000	2,129,400	2,690,790
Repayment of advances from FHLB	(523,480)	(1,740,000)	(2,377,000)
Proceeds from other short-term borrowings	2,996,000	1,031,600	—
Repayment of other short-term borrowings	(3,237,600)	(680,000)	—
Repayment of secured borrowings	(29,740)	(35,925)	(41,742)
Repayment of notes payable	(6,357)	(5,892)	(641,968)
Payment associated with conversion of preferred stock	(4,972)	—	—
Issuance of common stock, net	—	—	610,000
Dividends paid	(8,325)	(33,299)	(33,299)

Net cash provided by (used in) financing activities	170,590	1,767,744	(1,843,516)

Net increase (decrease) in cash and cash equivalents	537,760	(601,652)	(356,692)
Cash and cash equivalents at beginning of year	187,517	789,169	1,145,861

Cash and cash equivalents at end of year	$725,277	$187,517	$789,169

Cash and cash equivalents includes:
Cash and due from banks	$725,277	$184,302	$67,884
Other interest-earning assets	—	3,215	721,285

	$725,277	$187,517	$789,169

II-F-8

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Supplemental schedule of non-cash activities:
Loan securitizations	$430,938	$374,248	$232,282

Loans foreclosed	$81,904	$47,853	$20,181

Reclassification of securities held to maturity to held for trading in connection with the sale of certain assets of Doral Bank NY	$—	$—	$91,045

Reclassification of loans receivable to loans held for sale in connection with the sale of certain assets of Doral Bank NY	$—	$—	$205,629

Reclassification of premises and equipment to assets to be disposed of by sale	$—	$—	$23,680

Reclassification of assets to be disposed of by sale to premises and equipment(2)	$—	$5,189	$—

Reclassification of securities from the held for trading portfolio to available for sale portfolio	$—	$68,250	$—

Reclassification of securities held to maturity to held for sale	$—	$—	$1,822,963

Reclassification of loans receivable to loans held for sale	$6,055	$—	$—

Reclassification of loans held for sale to loans receivable	$6,558	$48,185	$1,382,734

Remeasurement of income taxes payable upon adoption of ASC 740 (FIN 48)	$—	$—	$2,380

Remeasurement of fair value of MSRs upon adoption of ASC 860-50 (SFAS No. 156), net of tax	$—	$—	$926

Capitalization of servicing assets	$7,387	$7,387	$5,305

Supplemental Information for Cash Flows:
Cash used to pay interest	$303,460	$197,874	$440,905

Cash used to pay income taxes(3)	$5,282	$26,934	$4,653

Doral Financial’s and Doral Bank PR’s (combined “Doral”) termination of the agreements with Lehman Brothers, Inc. has led to a reduction in Doral’s total assets and liabilities (please refer to Note 16 for additional information).

The assets and liabilities values as of the termination date were as follows:

Assets:
Securities	$549,884
Accounts receivable	(21,676)
Accrued interest receivable	3,222

Total assets reduction	$531,430
Liabilities:
Securities sold under agreement to repurchase	$504,028
Accrued interest payable	5,192
Other liabilities	610

Total liabilities reduction	$509,830

Provision for claim receivable	$21,600

The Company sold certain assets and liabilities of Doral Bank NY

The assets and liabilities values as of the sale date were as follow:

Assets:
Loans	$206,074
Securities	155,264
Property, leasehold improvements and equipment	9,400
Other assets	2,321

Total assets sold	$373,059

Liabilities:
Securities sold under agreement to repurchase	$9,950
Deposits	377,491
Advances from FHLB	114,290
Other liabilities	2,673

Total liabilities sold	$504,404

Excess of liabilities over assets sold	$(131,345)

Net premium on deposits sold	$9,521

Payment in connection with the sale of certain assets and liabilities of Doral Bank NY, including cash delivered	$(121,824)

(1)	Related to Lehman Brothers, Inc. Transaction. Please refer to Note 16 for additional information.

(2)	Related to assets currently used by the Company and no longer available for sale.

(3)	For the year ended December 31, 2007, cash used to pay income taxes includes $21.7 million related to an income tax credit granted by the P.R. Government as an incentive for new and existing housing projects that was recorded as a receivable in the Company’s Statement of Financial Condition.

The accompanying notes are an integral part of these financial statements.

II-F-9

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

II-F-10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

1.	Nature of Operations and Basis of Presentation

Doral Financial Corporation (“Doral,” “Doral Financial” or the “Company”) is a financial holding company engaged in banking (including thrift operations), mortgage banking and insurance agency activities through its wholly-owned subsidiaries Doral Bank (“Doral Bank PR”), Doral Bank, FSB (“Doral Bank NY”), Doral Securities, Inc. (“Doral Securities”), Doral Insurance Agency, Inc. (“Doral Insurance Agency”), and Doral Properties, Inc. (“Doral Properties”). Doral Bank PR in turn operates three wholly-owned subsidiaries Doral Mortgage LLC (“Doral Mortgage”), Doral Money, Inc. (“Doral Money”), engaged in commercial lending in the New York metropolitan area, and CB, LLC, an entity formed to dispose of a real estate project of which Doral Bank PR took possession during 2005.

During the third quarter of 2007, Doral Securities voluntarily withdrew its license as broker dealer with the SEC and its membership with the Financial Industry Regulatory Authority (“FINRA”). As a result of this decision, Doral Securities’ operations during 2008 were limited to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009 and Doral Securities did not conduct any other operations in 2009. During the third quarter of 2009, this investment advisory agreement was terminated by the investment company. Effective on December 31, 2009, Doral Securities was merged with and into its holding company, Doral Financial Corporation.

On July 1, 2008, Doral International, Inc. (“Doral International”), an international banking entity (“IBE”), subject to supervision, examination and regulation by the Commissioner of Financial Institutions under the International Banking Center Regulatory Act (the “IBC Act”), was merged with and into Doral Bank PR, Doral International’s parent company, with Doral Bank PR being the surviving corporation, in a transaction structured as a tax free reorganization.

On December 16, 2008, Doral Investment International LLC (“Doral Investment”) was organized to become a new subsidiary of Doral Bank PR, but is not operational.

In addition to providing various loan and banking services, the Company services Federal Housing Administration (“FHA”)-insured, Veterans Administration (“VA”) -guaranteed and conventional mortgage loans pooled for the issuance of Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) MBS.

Certain amounts reflected in the 2008 and 2007 Consolidated Financial Statements have been reclassified to conform to the presentation for 2009.

2007 Events that Impacted the Reporting Entity

On July 18, 2007, Sana Mortgage Corporation (“Sana”) was merged with and into Doral Mortgage and Centro Hipotecario de Puerto Rico (“Centro Hipotecario”) was merged with and into Doral Financial, as a tax free reorganization.

On July 17, 2007, Doral Financial amended its Restated Certificate of Incorporation to decrease the par value of the Company’s common stock from $1.00 to $0.01 per share.

On July 19, 2007, Doral Financial completed the private sale of 48,412,698 newly issued shares of common stock to Doral Holdings for an aggregate purchase price of $610.0 million (the “Recapitalization”). In connection with the Recapitalization, on July 19, 2007, Doral Financial also transferred its mortgage servicing and mortgage origination operations to Doral Bank PR, its principal banking subsidiary, and on July 26, 2007, sold the branch network of Doral Bank NY. In connection with these transactions, Doral Bank PR obtained a regulatory approval to pay a $155.0 million cash dividend to the holding company and Doral

II-F-11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Bank NY received regulatory approval to effect a capital distribution to the holding company in the amount of $50.0 million, of which $45.0 million was paid July 30, 2007.

The transactions described above resulted in the significant recapitalization of the holding company and provided the holding company with sufficient funds to repay in full its $625.0 million floating rate senior notes that matured on July 20, 2007, and to fund in August 2007 the settlement of the restatement-related consolidated class action and derivative shareholder litigation and to pay related transaction expenses.

On July 27, 2007, Doral Financial completed the sale of its eleven branches in the New York City Metropolitan Area. The transaction yielded the following results:

(In thousands)

Net deposit premium earned	$9,521
Loss on sale of assets and disposition of liabilities:
Securities sold	(10,742)
Loans sold	(2,068)
Repurchase agreements and advances from FHLB disposed of	(790)

Total loss on sale of assets and liabilities	(13,600)

Net loss related to Doral Bank NY branch sale	$(4,079)

On August 17, 2007, Doral Financial effected a 1-for-20 reverse split of its common stock previously approved by Doral Financial’s stockholders on July 17, 2007. Upon the effectiveness of the reverse split, each 20 shares of authorized and outstanding common stock were reclassified and combined into one new share of common stock. Doral Financial’s common stock began trading on a split-adjusted basis on August 20, 2007. All share and dividend per share information in the Consolidated Financial Statements has been adjusted to reflect a 1-for-20 reverse stock split effective August 17, 2007.

2.	Summary of Significant Accounting Policies

The accompanying Consolidated Financial Statements include the accounts of Doral Financial Corporation and its wholly-owned subsidiaries. The Company’s accounting and reporting policies conform with the generally accepted accounting principles in the United States of America (“GAAP”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The following summarizes the most significant accounting policies followed in the preparation of the accompanying Consolidated Financial Statements:

Use of Estimates in the Preparation of Financial Statements

The preparation of the Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements as well as the reported amounts of revenues and expenses during the reporting periods. Because of uncertainties inherent in the estimation process, it is possible that actual results could differ from those estimates.

A significant estimate that is prevalent in the Company’s financial statements is the estimation of fair value for financial instruments, including derivative instruments, required to be recorded at fair value under GAAP. The measurement of fair value is fundamental to the presentation of Doral Financial’s financial condition and results of operations and, in many instances, requires management to make complex judgments. Fair value is generally based on quoted prices, including dealer marks or direct market observations. If quoted prices or market parameters are not available, fair value is based on internal and external valuation models using market data inputs adjusted by the Company’s particular characteristics, when appropriate. The use of

II-F-12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

different models and assumptions could produce materially different estimates of fair value. The accounting policies that have a significant impact on Doral Financial’s statements and that require the most judgment are those relating to the assumptions underlying the valuation of its MSRs, IOs, investments (including OTTI), collectibility of accounts receivables, income taxes, the allowances for loan and lease losses and recourse obligations.

Fair Value Measurements

Pursuant to Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures (previously Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”)), the Company uses fair value measurements to state certain assets and liabilities at fair value and to support fair value disclosures. Securities held for trading, securities available for sale, derivatives and servicing assets are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record other financial assets at fair value on a nonrecurring basis, such as loans held for sale, loans receivable and certain other assets. These nonrecurring fair value adjustments typically involve application of the lower-of-cost-or-market accounting or write-downs of individual assets.

Effective January 1, 2008, the Company adopted ASC 820-10 which defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements for fair value measurements. This statement defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company adopted ASC 825, Financial Instruments, (previously SFAS No. 159, The Fair Value Option for Financing Assets and Financing Liabilities, (“SFAS No. 159”)), in 2008, but chose not to apply the fair value option to any of its financial assets and financial liabilities.

Effective April 1, 2009, the Company adopted ASC 825, Financial Instruments, (previously Financial Accounting Standard Board Staff Position (“FSP”) FAS No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS No. 107-1 and APB 28-1”)). ASC 825 requires the Company to disclose for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate fair value, whether recognized or not in the statement of financial position, as required by ASC 825 (previously SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS No. 107”)).

Under ASC 820-10 (SFAS No. 157), the Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 — Valuation is based upon unadjusted quoted prices for identical instruments traded in active markets.

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market, or are derived principally from or corroborated by observable market data, by correlation or by other means.

•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Please refer to Note 40 for additional information.

II-F-13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Other Interest Earning Assets

Other interest earning assets includes money market investments, securities purchased under agreements to resell, cash pledged to counterparties, among others.

Money market investments consist of fixed-income securities whose original maturity is less than three months. These investments are carried at cost, which approximates fair value due to their short-term nature. In the case of securities purchased under agreements to resell, it is the Company’s policy to require and take possession of collateral whose fair value exceeds the balance of the related receivable. The collateral is valued daily, and the Company may require counterparties to deposit additional collateral or return collateral pledged when appropriate. The securities underlying the agreements are not recorded in the asset accounts of the Company since the counterparties retain effective control of such securities. Also, other interest earning assets includes cash pledged with counterparties to back the Company’s securities sold under agreements to repurchase and/or derivatives positions.

Investment Securities

Investment securities transactions are recorded on the trade date basis, except for securities underlying forward purchases and sales contracts that are not exempt from the requirements of ASC 815-10, Derivatives and Hedging, (previously SFAS No. 133, Accounting for derivatives instruments and hedging activities (“SFAS No. 133”)), which are recorded on contractual settlement date. At the end of the period, unsettled purchase transactions exempt from the requirements of ASC 815-10 (SFAS No. 133) are recorded as part of the Company’s investments portfolio and as a liability, while unsettled sale transactions are deducted from the Company’s investments portfolio and recorded as an asset. Investment securities are classified as follows:

Securities Held for Trading:  Securities that are bought and held principally for the purpose of selling them in the near term are classified as securities held for trading and reported at fair value generally based on quoted market prices. For securities without quoted prices, fair value represents quoted market prices for comparable instruments. In certain other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting appropriate degrees of risk. Realized and unrealized changes in market value are recorded in the securities trading activities as a part of net gain or loss on securities held for trading in the period in which the changes occur. Interest income and expense arising from trading instruments are included in the Consolidated Statements Operations as part of net interest income.

Forwards, caps and swap contracts that are not exempt from the requirements of ASC 815-10 (SFAS No. 133) are accounted for as derivative instruments. Doral Financial recognizes the creation of the derivative at the time of the execution of the contract and marks to market the contracts against current operations until settlement as part of its trading activities. The securities underlying the forward contracts are recorded at settlement at their market value and generally classified as available for sale.

Securities Held to Maturity:  Securities that the Company has the ability and intent to hold until their maturities are classified as held to maturity and reported at amortized cost.

When securities are transferred from the held to maturity portfolio to the held for sale portfolio, and transfer does not qualify under the exemption provisions for the sale or transfer of held to maturity securities under ASC 320-10, Investments — Debt and Equity Securities (previously SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”)), the classification decision is deemed to have “tainted” the held to maturity category and it will not be permitted to prospectively classify any investment securities scoped under ASC 320-10 (SFAS No. 115) as held to maturity.

Securities Available for Sale:  Securities not classified as either securities held to maturity or securities held for trading are classified as available for sale and reported at fair value, with unrealized

II-F-14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

non-credit related gains and losses excluded from net income (loss) and reported, net of tax, in other comprehensive income (loss), which is a separate component of stockholders’ equity. Cost of securities sold is determined on the specific identification method.

When securities are transferred from the available for sale portfolio to the held to maturity portfolio, any unrealized gain or loss at the time of transfer remains in accumulated other comprehensive income and is amortized over the remaining term of the securities.

For most of the Company’s investment securities, deferred items, including premiums, and discounts, are amortized into interest income over the contractual life of the securities adjusted for actual prepayments using the effective interest method.

The Company adopted ASC 320-10-65, Investments-Debt and Equity Securities/Transition and Open Effective Date Information, (previously FSP FAS No. 115-2 and FAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments), effective April 1, 2009. ASC 320-10-65 (FSP FAS No. 115-2 and FAS No. 124-2) requires an assessment of OTTI whenever the fair value of an investment security is less than its amortized cost basis at the balance sheet date. Amortized cost basis includes adjustments made to the cost of a security for accretion, amortization, collection of cash, previous OTTI recognized into earnings (less any cumulative effect adjustments) and fair value hedge accounting adjustments. OTTI is considered to have occurred under the following circumstances:

•	If the Company intends to sell the investment security and its fair value is less than its amortized cost.

•	If, based on available evidence, it is more likely than not that the Company will decide or be required to sell the investment security before the recovery of its amortized cost basis.

•	If the Company does not expect to recover the entire amortized cost basis of the investment security. This credit loss occurs when the present value of cash flows expected to be collected is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Company uses its best estimate of the present value of cash flows expected to be collected from the investment security. Cash flows expected to be collected are estimated based on a careful assessment of all available information. The difference between the present value of the cash flows expected to be collected and the amortized cost basis represents the amount of credit loss.

The Company evaluates its individual available for sale investment securities for OTTI on at least a quarterly basis. As part of this process, the Company considers its intent to sell each debt security and whether it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of these conditions is met, the Company recognizes an OTTI charge to earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, an analysis is performed to determine if any of these securities are at risk for OTTI. To determine which securities are at risk for OTTI and should be quantitatively evaluated utilizing a detailed cash flow analysis, the Company evaluates certain indicators which consider various characteristics of each security including, but not limited to, the following: the credit rating and related outlook or status of the securities; the creditworthiness of the issuers of the securities; the value and type of underlying collateral; the duration and level of the unrealized loss; any credit enhancements; and other collateral-related characteristics such as the ratio of credit enhancements to expected credit losses. The relative importance of this information varies based on the facts and circumstances surrounding each security, as well as the economic environment at the time of assessment. The difference between the estimate of the present value of the cash flows expected to be collected and the amortized cost basis is considered to be a credit loss.

The Company uses a third party provider to generate cash flow forecasts of each security reviewed based on a combination of management and market driven assumptions and securitization terms, including remaining payment terms of the security, prepayment speeds, the estimated amount of loans to become seriously delinquent over the life of the security and the pull through rate, the estimated life-time severity rate, estimated

II-F-15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

losses over the life of the security, loan characteristics, the level of subordination within the security structure, expected housing price changes and interest rate assumptions.

Once a credit loss is recognized, the investment will be adjusted to a new amortized cost basis equal to the previous amortized cost basis less the amount recognized in earnings. For the investment securities for which OTTI was recognized in earnings, the difference between the new amortized cost basis and the cash flows expected to be collected will be accreted as interest income.

It is possible that future loss assumptions could change and cause future OTTI charges in securities for which OTTI was recognized in previous periods.

Other Investment Securities:  Investments in equity securities that do not have readily determinable fair values, are classified as other securities in the Consolidated Statement of Financial Condition. These securities are stated at cost. Stock that is owned by the Company to comply with regulatory requirements, such as FHLB stock, is included in this category.

Loans Held for Sale

Loans held for sale are carried at the lower of net cost or market value on an aggregate portfolio basis. The amount by which cost exceeds market value, if any, is accounted for as a loss through a valuation allowance. Changes in the valuation allowance are included in the determination of income in the period in which those changes occur and are reported under net gain on mortgage loan sales and fees in the Consolidated Statements of Operations. Loan origination fees and direct loan origination costs related to loans held for sale are deferred as an adjustment to the carrying basis of such loans until these are sold or securitized. Premiums and discounts on loans classified as held for sale are not amortized as interest income while such loans are classified as held for sale. See “Servicing Assets and Servicing Activities,” below for a description of the sales and securitization process. Loans held for sale consist primarily of mortgage loans held for sale. The market value of mortgage loans held for sale is generally based on quoted market prices for MBS adjusted by particular characteristics like guarantee fees, servicing fees, actual delinquency and the credit risk associated to the individual loans.

The Company recognizes interest income on loans on an accrual basis, except when management believes the collection of principal or interest is doubtful. Loans held for sale are placed on a non-accrual basis after they have been delinquent for more than 90 days, except the FHA loans which are placed on a non-accrual basis after they have been delinquent for more than 300 days. When the loan is placed on non-accrual, all accrued but unpaid interest to date is reversed against interest income. Such interest, if collected, is credited to income in the period of the recovery. Loans return to accrual status when principal and interest become current. In the case of loans under troubled debt restructuring agreements, the Company continues to place them in non-accrual status and reports them as non-performing loans until these loans haven proven repayment capacity for a sufficient amount of time.

The Company regularly reviews its loans held for sale portfolio and may transfer loans from the loans held for sale portfolio to its loan receivable portfolio. At the time of such transfers, the Company recognizes a market value adjustment charged against earnings based on the lower of aggregate cost or market value.

Loans held for sale include GNMA defaulted loans. When the loans backing a GNMA security are initially securitized, the Company treats the transaction as a sale for accounting purposes because the conditional nature of the buy-back option means that the Company does not maintain effective control over the loans and the loans are derecognized from the balance sheet. When individual loans later meet GNMA’s specified delinquency criteria and are eligible for repurchase, Doral is deemed to have regained effective control over these loans and must be brought back onto the Company’s books as assets at fair value, regardless of whether the Company intends to exercise the buy-back option, and recognized as part of the loans held for sale. An offsetting liability is also recorded as part of “Accrued Expenses and Other Liabilities.”

II-F-16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

If the Company exercises the buy-back options, the loans are repurchased, only the composition of the Statement of Financial Condition is affected. The loans are removed from the held for sale portfolio and are classified as part of the held for investment portfolio, and the cash and the payable previously recorded are reduced accordingly.

Loans Receivable

Loans receivable are those held principally for investment purposes. These consist of construction loans for housing development, certain residential mortgage loans, commercial real estate, commercial non-real estate, leases, land, and consumer loans which the Company does not expect to sell in the near future.

Loans receivable are carried at their unpaid principal balance, less unearned interest, net of deferred loan fees or costs (including premiums and discounts), undisbursed portion of construction loans and an allowance for loan and lease losses. These items, except for the undisbursed portion of construction loans and the allowance for loan and lease losses, are deferred at inception and amortized into interest income throughout the lives of the underlying loans using the effective interest method.

The Company recognizes interest income on loans receivable on an accrual basis, except when management believes the collection of principal or interest is doubtful. Loans receivable are placed on non-accrual status after they have been delinquent for more than 90 days, except for revolving lines of credit and credit cards until 180 days delinquent and FHA loans until 300 days delinquent. When the loan is placed on non-accrual, all accrued but unpaid interest to date is reversed against interest income. Such interest, if collected, is credited to income in the period of the recovery. Loans return to accrual status when principal and interest become current.

The Company also engages in the restructuring and/or modifications of the debt of borrowers, who are delinquent due to economic or legal reasons, if the Company determines that it is in the best interest for both the Company and the borrower to do so. In some cases, due to the nature of the borrower’s financial condition, the restructure or loan modification fits the definition of Troubled Debt Restructuring (“TDR”) as defined by the ASC 310-40, Receivables- Troubled Debt Restructuring by Creditors and ASC 470-60, Debt-Troubled Debt Restructuring by Debtors, (previously SFAS No. 15, Accounting by Debtors and Creditors of Troubled Debt Restructurings). Such restructures are identified as TDRs and accounted for based on the provisions of ASC 310-10-35, Receivables-Measurement of Loan Impairment, (previously SFAS No. 114, Accounting by Creditors for Impairment of a Loan).

Allowance for Loan and Lease Losses

An allowance for loan and lease losses is established to provide for probable credit losses inherent in the portfolio of loans receivable as of the balance sheet date. The allowance for loan and lease losses is established based on management’s assessment of probabilities of default, internal risk ratings (based on the borrowers’ financial stability, external credit ratings, management strength, earnings and operating environment), probable loss and recovery rates, and the degree of risk inherent in the loan portfolio. Loan losses are charged and recoveries are credited to the allowance for loan and lease losses, while increases to the allowance are charged to operations.

The Company evaluates impaired loans and calculates the related valuation allowance based on ASC 310-10-35, Receivables-Measurement of Loan Impairment, (previously SFAS No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”)). During the third quarter of 2009, the company conducted certain enhancements and refinements to its provisioning policies and procedures that impacted the provision for the quarter. This review process resulted in a reduction in the scope for measuring impairment on individual loans from substandard commercial and construction loans over $2.0 million to substandard commercial and construction loans over $1.0 million.

II-F-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Loans are considered impaired when, based on current information and events, it is probable that the borrower will not be able to fulfill its obligation under the contractual terms of the loan agreement. The impairment loss, if any, on each individual loan identified as impaired is generally measured based on the present value of expected cash flow discounted at the loan’s effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. If foreclosure is probable, the Company is required to measure the impairment based on the fair value of the collateral. The fair value of the collateral is generally obtained from appraisals or is based on management’s estimates of future cash flows discounted at the contractual interest rate, or for loans probable of foreclosure, discounted at a rate reflecting the principal market participant cost of funding, required rate of return and risks associated with the cash flows forecast. Management’s strategy is to maximize proceeds from the disposition of foreclosed assets as opposed to rapid liquidation.

In assessing the reserves under the discounted cash flows methodology, the Company considers the estimate of future cash flows based on reasonable and supportable assumptions and projections. All available evidence, including estimated costs to sell, if those costs are expected to reduce the cash flow available to repay or otherwise satisfy the loan, is considered in developing those estimates. The likelihood of alternative outcomes is considered in determining the best estimate of expected future cash flows.

Doral Financial also provides an allowance for all performing loans and non-performing small-balance homogeneous loans (including residential mortgage, consumer, construction and commercial loans under $1.0 million) on an aggregated basis under the provisions of ASC 450-20-25, Contingencies-Loss Contingencies/Recognition, (previously SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”)). For such loans, the allowance is determined considering the historical charge-off experience of each loan category and delinquency levels as well as economic data, such as interest rate levels, inflation and the strength of the housing market in the areas where the Company operates. Allowances on these loans are periodically reviewed and, when deemed necessary, adjusted to reflect changes in trends and shifts in the inherent risks within the portfolio.

Servicing Assets and Servicing Activities

The Company pools FHA-insured and VA-guaranteed mortgages for issuance of GNMA MBS. Conforming loans are pooled and issued as FNMA or FHLMC MBS as well as sold in bulk to investors with servicing retained.

Prior to adoption of ASC 860-50, Transfer and Servicing — Servicing Assets and Liabilities, (previously SFAS No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”)), the Company securitized or sold mortgage loans, and allocated the cost of the mortgage loans between the MBS or mortgage loan pool sold and the retained interests, based on their relative fair values. The reported gain is the difference between the proceeds from the sale of the security or mortgage loan pool, the cost allocated to the security or loans sold (after allocating a portion of the cost to the retained interests) and the fair value of any recourse assumed by the Company.

Mortgage servicing rights (“MSRs” or “servicing assets”) retained in a sale or securitization arises from contractual agreements between the Company and investors in mortgage securities and mortgage loans. The value of MSRs is derived from the net positive cash flows associated with the servicing contracts. Under these contracts, the Company performs loan servicing functions in exchange for fees and other remuneration. The servicing function typically includes: collecting and remitting loan payments, responding to borrower inquiries, accounting for principal and interest, holding custodial funds for payment of property taxes and insurance premiums, supervising foreclosures and property dispositions, and generally administering the loans. The servicing rights entitle the Company to annual servicing fees based on the outstanding principal balance of the mortgage loans and the contractual servicing rate. The annual servicing fees generally fluctuate between 25 and 50 basis points. The servicing fees are credited to income on a monthly basis when collected. In addition,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

the Company generally receives other remuneration consisting of mortgagor-contracted fees as late charges and prepayment penalties, which are credited to income when collected.

Considerable judgment is required to determine the fair value of the Company’s servicing assets. Unlike the market value of highly liquid investments, the market value of servicing assets cannot be readily determined because these assets are not actively traded in securities markets. The initial carrying value of the servicing assets is generally determined based on an allocation of the carrying amount of the loans sold (adjusted for deferred fees and costs related to loan origination activities) and the retained interest (MSRs) based on their relative fair value.

Effective January 1, 2007, under ASC 860-50 (SFAS No. 156), Doral Financial elected to apply fair value accounting to its MSRs. The Company engages a third party specialist to assist with its valuation of the entire servicing portfolio (governmental, conforming and non-conforming portfolios). The fair value of the Company’s MSRs is determined based on a combination of market information on trading activity (servicing assets trades and broker valuations), benchmarking of servicing assets (valuation surveys) and cash flow modeling. The valuation of the Company’s MSRs incorporates two sets of assumptions: (i) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (ii) market derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties. Also, the valuation of the Company’s MSR is impacted by changes in laws and regulations.

Under many of its servicing contracts, Doral Financial must advance all or part of the scheduled payments to the owner of an outstanding mortgage loan, even when mortgage loan payments are delinquent. In addition, in order to protect their liens on mortgaged properties, owners of mortgage loans usually require that Doral Financial, as servicer, pay mortgage and hazard insurance and tax payments on schedule even if sufficient escrow funds are not available. Doral Financial generally recovers its advances from the mortgage owner or from liquidation proceeds when the mortgage loan is foreclosed. However, in the interim, Doral Financial must absorb the cost of the funds it advances during the time the advance is outstanding. Doral Financial must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a default is not cured, the mortgage loan will be canceled as part of the foreclosure proceedings and Doral Financial will not receive any future servicing income with respect to that loan.

In the ordinary course of business, Doral Financial makes certain representations and warranties to purchasers and insurers of mortgage loans at the time of the loans sales to third parties regarding the characteristics of the loans sold, and in certain circumstances, such as in the event of early or first payment default. To the extent the loans do not meet specified characteristics, if there is a breach of contract of a representation or warranty, or if there is an early payment default, Doral Financial may be required to repurchase the mortgage loan and bear any subsequent loss related to the loan. Doral Financial does not have a reserve on its financial statements for possible losses related to repurchases resulting from representation and warranty violations because it does not expect any such losses to be significant.

In the past, the Company sold mortgage loans and MBS subject to recourse provisions. Pursuant to these recourse arrangements, the Company agreed to retain or share the credit risk with the purchaser of such mortgage loans for a specified period or up to a certain percentage of the total amount in loans sold. The Company estimates the fair value of the retained recourse obligation or any liability incurred at the time of sale and includes such obligation with the net proceeds from the sale, resulting in a lower gain on sale recognition. Doral estimates the fair value of its recourse obligation based on historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Interest-Only Strips

IOs represent the present value of the estimated future cash flows retained by the Company as part of its past sale and securitization activities. The Company no longer engages in this activity and classifies its existing IOs as trading securities. In order to determine the value of its IOs, the Company uses a valuation model that calculates the present value of estimated cash flows. The model incorporates the Company’s own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. In accordance with ASC 320-10 (SFAS No. 115), changes in fair value of IOs held in the trading portfolio are recorded in earnings as incurred.

Real Estate Held for Sale

The Company acquires real estate through foreclosure proceedings. Legal fees and other direct costs incurred in a foreclosure are expensed as incurred. These properties are held for sale and are stated at the lower of cost or fair value (after deduction of estimated disposition costs). A charge to OREO is recognized for any initial write down to fair value less costs to sell. Any losses in the carrying value arising from periodic appraisals of the properties are charged to expense in the period incurred. Gains and losses not previously recognized that result from disposition of real estate held for sale are recorded in non-interest expense within the other expenses caption in the accompanying Consolidated Statements of Operations.

It is the policy of the Bank to sell any real property acquired through the collection of debts due within five years. During the time that the Bank holds the real property, the Bank will charge-off declines in the value of the real property based upon the current appraised value of the property.

Assets to be Disposed of by Sale

Long-term assets to be sold by the Company are classified as available for sale if the following criteria are met: (i) management, having the authority to approve the action, commits to a plan to sell the asset; (ii) the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets; (iii) an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; (iv) the sale of the asset and transfer of the asset is probable, and transfer of the asset is expected to qualify for recognition as completed sale, within one year; (v) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; (vi) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Assets classified as available for sale are recorded at lower-of-cost-or-market less selling costs. In the event the asset is not sold, it shall be registered at the lower of book value prior to reclassification to available for sale adjusted for the unrecognized depreciation and the fair value of the asset.

Premises and Equipment

Premises, equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation of premises and equipment is provided on a straight-line basis. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the estimated useful lives of the assets or the terms of the leases. The lease term is defined as the contractual term plus lease renewals that are considered to be “reasonably assured.” Useful lives range from three to ten years for leasehold improvements and equipment, and thirty to forty years for retail branches and office facilities.

The Company measures impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If identified, an impairment loss is recognized through a charge to earnings based on the fair value of the property.

II-F-20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Rent expense under operating leases is recognized on a straight-line basis over the lease term taking into consideration contractual rent increases. The difference between rent expense and the amount actually paid during a period is charged to a “Deferred rent obligation” account, included as part of accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and identifiable intangible assets under the provisions of ASC 350-10, Intangibles — Goodwill and Other (previously SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”)). Goodwill is recognized when the purchase price is higher than the fair value of net assets acquired in business combinations under the purchase method of accounting. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if events or circumstances indicate possible impairment. In determining the fair value of a reporting unit the Company uses a discounted cash flow analysis. Goodwill impairment losses are recorded as part of operating expenses in the Consolidated Statement of Operations.

ASC 350-10 (SFAS No. 142) provides for impairment testing of goodwill following a two-step process. The first step is used to identify potential impairment and requires comparison of the estimated fair value of the reporting unit with its carrying amount including goodwill. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds the estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment.

If needed, the second step consists of calculating an implied fair value of goodwill. If the implied fair value of the reporting unit goodwill exceeds the carrying value of that goodwill, there is no impairment. If the carrying value of goodwill exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss cannot exceed the carrying value of goodwill, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment is not permitted.

Finite lived intangibles are amortized over their estimated life, generally on a straight-line basis, and are reviewed periodically for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.

Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

The Company recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

In accordance with ASC 860, Transfers and Servicing, (previously FASB Statement No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities), a transfer of an entire financial assets, a group of entire financial asset, or a participating interest in an entire financial asset in which Doral surrenders control over those financial assets shall be accounted for as a sale if, and only if, all of the following conditions are met:

•	The transferred financial assets have been isolated from Doral — put presumptively beyond the reach of Doral and its creditors, even in bankruptcy or other receivership.

•	Each transferee has the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its rights to pledge or exchange the assets and provides more than a trivial benefit to Doral.

•	Doral, its consolidated affiliates included in these financial statements, or its agents do not maintain effective control over the transferred financial assets or third-party beneficial interest related to those

II-F-21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

transferred assets. Examples of Doral’s effective control over the transferred financial assets include, but are not limited to (i) an agreement that both entitles and obligates Doral to repurchase or redeem them before their maturity, (ii) an agreement that provides Doral with both the unilateral ability to cause the holder to return specific financial assets and a more-than-trivial benefit attributable to that ability, other than through a cleanup call, or (iii) an agreement that permits the transferee to require Doral to repurchase the transferred financial assets at a price that is so favorable to the transferee that it is probable that the transferee will require Doral to repurchase them.

If a transfer of financial assets in exchange for cash or other consideration (other than beneficial interests in the transferred assets) does not meet the criteria for a sale as described above, Doral accounts for the transfer as a secured borrowing with pledge of collateral.

GNMA programs allow financial institutions to buy back individual delinquent mortgage loans that meet certain criteria from the securitized loan pool for which the Company provides servicing. At the Company’s option and without GNMA prior authorization, Doral may repurchase such delinquent loans for an amount equal to 100% of the loan’s remaining principal balance. This buy-back option is considered a conditional option until the delinquency criteria is met, at which time the option becomes unconditional. When the loans backing a GNMA security are initially securitized, the Company treats the transaction as a sale for accounting purposes because the conditional nature of the buy-back option means that the Company does not maintain effective control over the loans and therefore these are derecognized from the balance sheet. When individual loans later meet GNMA’s specified delinquency criteria and are eligible for repurchase, Doral is deemed to have regained effective control over these loans and they must be brought back onto the Company’s books as assets at fair value, regardless of whether the Company intends to exercise the buy-back option. An offsetting liability is also recorded as part of “Accrued Expenses and Other Liabilities.”

Securities Sold under Agreements to Repurchase

As part of its financing activities the Company enters into sales of securities under agreements to repurchase the same or substantially similar securities. The Company retains control over such securities according to the provisions of ASC 860 (SFAS No. 166). Accordingly, the amounts received under these agreements represent borrowings, and the securities underlying the agreements remain in the asset accounts. These transactions are carried at the amounts at which transactions will be settled. The counterparties to the contracts generally have the right to repledge the securities received as collateral. Those securities are presented in the Consolidated Statements of Financial Condition as part of pledged investment securities and its interest is accounted for on an accrual basis in the Consolidated Statement of Operations.

Insurance Agency Commissions

Commissions generated by the Company’s insurance agency operation are recorded when earned. The Company’s insurance agency earns commissions when the insurance policies are issued by unaffiliated insurance companies.

Derivatives and Interest Rate Risk Management

Doral Financial uses derivatives to manage its exposure to interest rate risk caused by changes in interest rates, to changes in fair value of assets and liabilities and to secure future cash flows. Derivatives are generally either privately negotiated over-the-counter (“OTC”) contracts or standard contracts transacted through regulated exchanges. OTC contracts generally consist of swaps, caps and collars, forwards and options. Exchange-traded derivatives include futures and options.

The Company accounts for its derivatives under the provisions of ASC 815-10 (SFAS No. 133), as amended. This statement requires recognition of all derivatives as either assets or liabilities in the balance sheet and requires measurement of those instruments at fair value through adjustments to accumulated other

II-F-22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

comprehensive income (loss) and/or current earnings, as appropriate. On the date the Company enters into a derivative contract, it designates the derivative instrument as either a fair value hedge, cash flow hedge or as a free-standing derivative instrument. In the case of a qualifying fair value hedge, changes in the value of the derivative instruments that have been highly effective are recognized in current period earnings along with the change in value of the designated hedged item. If the hedge relationship is terminated, hedge accounting is discontinued and changes in the value of the derivative instrument continue to be recognized in current period earnings, the hedged item is no longer adjusted for fair value changes, and the fair value adjustment to the hedged item, while it was designated as a hedge, continues to be reported as part of the basis of the item and is amortized to earnings as a yield adjustment. In the case of a qualifying cash flow hedge, changes in the value of the derivative instruments that have been highly effective are recognized in other comprehensive income, until such a time as those earnings are affected by the variability of the cash flows of the underlying hedged item. If the hedge relationship is terminated, the net derivative gain or loss related to the discontinued cash flow hedge should continue to be reported in accumulated other comprehensive income (loss) and will be reclassified into earnings when the cash flows that were hedged occur, or when the forecasted transaction affects earnings or if it is no longer expected to occur. After a cash flow hedge is discontinued, future changes in the fair value of the derivative instrument are recognized in current period earnings. In either a fair value hedge or a cash flow hedge, net earnings may be impacted to the extent the changes in the value of the derivative instruments do not perfectly offset changes in the value of the hedged items. For freestanding derivative instruments, changes in fair values are reported in current period income.

Prior to entering a hedge transaction, the Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the statement of condition or to specific forecasted transactions or firm commitments along with a formal assessment, at both inception of the hedge and on an ongoing basis, as to the effectiveness of the derivative instrument in offsetting changes in fair values or cash flows of the hedged item. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued and the adjustment to fair value of the derivative instrument is recorded in current period earnings.

Income Taxes

Doral Financial recognizes deferred tax assets and liabilities based upon the expected future tax consequences of existing temporary differences between the carrying amounts and the tax bases of assets and liabilities based on applicable tax laws. To the extent tax laws change, deferred tax assets and liabilities are adjusted, when necessary, in the period that the tax change is enacted and recognizes income tax benefits when the realization of such benefits is probable. A valuation allowance is recognized for any deferred tax asset for which, based on management’s evaluation, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax asset will not be realized. Significant management judgment is required in determining the provision for income taxes and, in particular, any valuation allowance recorded against deferred tax assets. In determining the realizability of deferred tax assets the Company considers, among others matters, all sources of taxable income including the future reversal of existing temporary differences, future taxable income, carryforwards and tax planning strategies. In the determination of the realizability of the deferred tax asset, the Company evaluates both positive and negative evidence regarding the ability of the Company to generate sufficient taxable income. In making its assessment, significant weight is given to evidence that can be objectively verified.

Income tax benefit or expense includes: (i) deferred tax expense or benefit, which represents the net change in the deferred tax liability or asset during the year plus any change in the valuation allowance, if any, and (ii) current tax expense. Income tax expense excludes the tax effects related to adjustments recorded to accumulated other comprehensive income (loss).

II-F-23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Legal Surplus

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of Doral Bank PR’s net income for the year be transferred to a legal surplus account until such surplus equals its paid-in capital. The surplus account is not available for payment of dividends.

Statements of Cash Flows

Cash and cash equivalents include cash and due from banks, money market instruments, which include securities purchased under agreements to resell, time deposits and other short-term investments with maturities of three months or less when purchased, and other interest earning assets. The statement of cash flows excludes restricted cash accounted as other interest earning assets.

Earnings (Losses) per Share

Basic net income (loss) per share is determined by dividing net income, after deducting any dividends accrued on preferred stock (whether paid or not) and any inducement charges on preferred stock conversions, by the weighted-average number of common shares outstanding during the period.

Diluted net income (loss) per share is computed based on the assumption that all of the shares of convertible instruments will be converted into common stock, if dilutive, and considers the dilutive effect of stock options using the treasury stock method.

During 2009, the Company made offers to holders of cumulative and non-cumulative preferred stocks to exchange for the Company’s common stock. The accounting treatment for cumulative and non-cumulative preferred stock is different. The exchange to holders of shares of non-cumulative preferred stock for shares of common stock and a payment of a cash premium result in the extinguishment and retirement of such shares of non-cumulative preferred stock and the issuance of common stock. The carrying (liquidation) value of each share of non-cumulative preferred stock retired is reduced and common stock and additional paid-in-capital increased in the amount of the fair value of the common stock issued. Upon the cancellation of such shares of non-cumulative preferred stock acquired by the Company, the difference between the carrying (liquidation) value of shares of non-cumulative preferred stock retired and the fair value of the exchange offer consideration exchanged (cash plus fair value of common stock) is treated as an increase to retained earnings and income available to common shareholders, for earnings per share purposes.

The exchange to holders of cumulative preferred stock for common stock and a cash premium is accounted for as an induced conversion. Common stock and additional paid-in-capital is increased by the carrying (liquidation) value of the amount of convertible preferred stock exchanged. The fair value of common stock issued and the cash premium in excess of the fair value of securities issuable pursuant to the original exchange terms is treated as a reduction to retained earnings and net income available to common shareholders for earnings per share purposes.

Stock Option Plan

Effective January 1, 2006, Doral Financial adopted ASC 718-10, Compensation — Stock Compensation, (previously SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”)), without a material effect on the Consolidated Financial Statements of the Company. Since 2003, the Company has expensed the fair value of stock options granted to employees using the “modified prospective” method. Under this method, the Company expenses the fair value of all employee stock options granted after January 1, 2003, as well as the unvested portions of previously granted options. When unvested options are forfeited, any compensation expense previously recognized on such options is reversed in the period of the forfeiture.

ASC 718-10 (SFAS No. 123(R)) requires the Company to estimate the pre-vesting forfeiture rate, for grants that are forfeited prior to vesting, beginning on the grant date and to true-up forfeiture estimates through

II-F-24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

the vesting date so that compensation expense is recognized only for grants that vest. When unvested grants are forfeited, any compensation expense previously recognized on the forfeited grants is reversed in the period of the forfeiture. Accordingly, periodic compensation expense includes adjustments for actual and estimated pre-vesting forfeitures and changes in the estimated pre-vesting forfeiture rate.

For additional information regarding the Company’s stock options please refer to Note 38.

Comprehensive Income (loss)

Comprehensive income (loss) includes net income and other transactions, except those with stockholders, which are recorded directly in equity. In the Company’s case, in addition to net income (loss), other comprehensive income (loss) results from the changes in the unrealized gains and losses on securities that are classified as available for sale and unrealized gains and losses on derivatives classified as cash flow hedges.

Segment Information

The Company reports financial and descriptive information about its reportable segments. Please refer to Note 42 for additional information. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

The Company’s segment information is organized by legal entity and aggregated by line of business consistent with the Company’s business model. Legal entities that do not meet the threshold for separate disclosure are aggregated with other legal entities with similar lines of business. Doral’s management made this determination based on operating decisions particular to each line of business.

Reclassifications

Certain amounts reflected in the 2008 and 2007 Consolidated Financial Statements have been reclassified to conform to the presentation for 2009.

3.	Recent Accounting Pronouncements

Accounting Standard Update (“ASU”) No. 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing.  In October 2009, the FASB issued ASU No. 2009-15 as an amendment to the ASC 470-20, Debt with Conversion and Other Options, to address the accounting for own-share lending arrangements entered in contemplation of a convertible debt issuance or other financing. ASC 470-20-25-20A establishes that at the date of issuance, a share-lending arrangement entered into on an entity’s own shares in contemplation of a convertible debt offering or other financing shall be measured at fair value (in accordance with ASC 820) and recognized as an issuance cost, with an offset to additional paid-in capital in the financial statements of the entity. ASC 470-20-35-11A establishes that if it becomes probable that the counterparty to a share-lending arrangement will default, the issuer of the share-lending arrangement shall recognize an expense equal to the then fair value of the unreturned shares, net of the fair value of probable recoveries. The issuer of the share-lending arrangement shall remeasure the fair value of the unreturned shares each reporting period through earnings until the arrangement consideration payable by the counterparty becomes fixed. Subsequent changes in the amount of the probable recoveries should also be recognized in earnings. ASC 470-20-45-2A establishes that loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs. ASC 470-20-50-2A adds new disclosures that must be made in any period in which a share-lending arrangement is outstanding as follows: (i) description of any outstanding share-lending arrangements, (ii) number of shares, term, circumstances under which cash settlement would be required, (iii) any requirements for the counterparty to provide collateral, (iv) entity’s reason for entering into the share-lending arrangement, (v) fair value of the issuance cost associated with the arrangement, (vi) treatment for the purpose of calculating earnings per share,

II-F-25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

(vii) unamortized amount of the issuance cost associated with the arrangement, (viii) classification of the issuance cost associated with the arrangement, (ix) amount of interest cost recognized relating to the amortization and (x) any amounts of dividends paid related to the loaned shares that will not be reimbursed.

This ASU shall be effective for fiscal years beginning on or after December 15, 2009 and interim periods within those fiscal years for arrangements outstanding entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. Early adoption is not permitted. Management does not expect any effect on the financial statements as a result of this update.

Accounting Standards Update No. 2009-12, Fair Value Measurements and Disclosures (ASC 820) Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent).  In September 2009, the FASB issued ASU No. 2009-12 as an amendment to the subtopic 820-10, Fair Value Measurements and Disclosures-Overall, to provide guidance on the fair value measurements in certain entities that calculate net asset value per share (or its equivalent). The amendments in this ASU permit a reporting entity to measure the fair value of an investment that is within its scope on the basis of the net asset value per share of the investment (or its equivalent) if it is calculated in a manner consistent with the measurement principles of ASC 946. It also requires disclosures by major category of investment about the attributes of investments such as the nature of any restrictions on the investor’s ability to redeem its investments at the measurement date, any unfunded commitments and the investment strategies of the investees. The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in GAAP on investments in debt and equity securities in paragraph ASC 320-10-50-1B, Investment, Debt and Equity Securities-Overall-Disclosure.

The amendments in this ASU are effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. Management does not expect any effect on the financial statements as a result of this update.

ASC 810, Consolidation, (previously SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS No. 167”)). In June 2009, the FASB issued ASC 810 (SFAS No. 167), to amend certain requirements of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”), to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This Statement carries forward the scope of ASC 810 (FIN 46(R)), with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in ASC 860, Transfers and Servicing, (previously FASB Statement No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB No. 140).

This Statement shall be effective as of January 1, 2010. Earlier application is prohibited. Management will adopt the accounting and disclosure requirements for reporting period beginning January 1, 2010 and is currently evaluating the effect of adopting the guidance.

ASC 860, Transfer and Servicing, (previously SFAS No. 166, Accounting for Transfer of Financial Assets- an amendment of FASB No. 140 (“SFAS No. 166”)). In June 2009, the FASB issued ASC 860 (SFAS No. 166) to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. ASC 860 (SFAS No. 166) i) removes the concept of a qualifying special-purpose entity and removes the exception from applying ASC 810 (FIN 46(R)), to variable interest entities that are qualifying special-purpose entities; ii) modifies the financial-components approach and limits the circumstances in which a transferor derecognizes a portion or component of a financial asset when the transferor has not transferred the original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the financial asset; iii) establishes the following conditions for reporting a transfer of a portion of a financial asset as a sale:

II-F-26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

(a) the transferred portion and any portion that continues to be held by the transferor must be a participating interest and (b) the transfer of the participating interest must meet the conditions for surrender of control. If the transfer does not meet these conditions, sale accounting can be achieved only by transferring an entire financial asset or group of entire financial assets in a transaction that meets the sale accounting conditions; iv) defines a participating interest as a portion of a financial asset that conveys proportionate ownership rights with equal priority to each participating interest holder, involves no recourse to any participating interest holder and does not entitle any participating interest holder to receive cash before any other participating interest holder; v) clarifies that an entity must consider all arrangements made contemporaneously with a transfer even if not entered into at the time of the transfer; vi) clarifies the isolation analysis to ensure that the financial asset has been put beyond the reach of the transferor; vii) requires that a transferor, in a transfer to an entity whose sole purpose is to engage in securitization, determine whether each third-party holder of a beneficial interest has the right to pledge or exchange its beneficial interest; viii) clarifies the principle that the transferor must evaluate whether it or its agents effectively control the transferred financial asset directly or indirectly; ix) requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of an entire financial asset or a group of financial assets accounted for as a sale; x) removes the special provisions as presented in previous SFAS No. 140 and ASC 948-310, Financial Services-Mortgage Banking/Receivables, (previously SFAS No. 65, Accounting for Certain Mortgage Banking Activities), for guaranteed mortgage securitizations to require them to be treated the same as any other transfer of financial assets within the scope of ASC 860 (SFAS No. 166); xi) removes the fair value practicability exception from measuring the proceeds received by a transferor in a transfer that meets the conditions for sale accounting at fair value; and xii) requires enhanced disclosures to provide financial statement users with greater transparency about transfers of financial assets and a transferor’s continuing involvement with transfers of financial assets accounted for as sales.

ASC 860 (SFAS No. 166) will be effective as of January 1, 2010. Earlier application is prohibited. The recognition and measurement provisions of this Statement shall be applied to transfers that occur on or after the effective date. Management will adopt the accounting and disclosure requirements for reporting period beginning January 1, 2010 and is currently evaluating the effect of adopting the guidance.

Changes in Accounting Standards Adopted in the 2009 Financial Statements

Accounting Standards Update No. 2009-05, Fair Value Measurements and Disclosures (ASC 820) Measuring Liabilities at Fair Value.  In August 2009, the FASB issued Update No. 2009-05 as an amendment to ASC 820-10, Fair Value Measurements and Disclosures-Overall to provide guidance on the fair value measurement of liabilities. The amendments in this Update apply to all entities that measure liabilities at fair value within the scope of ASC 820. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: (1) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets, or (2) another valuation technique that is consistent with the principles of ASC 820. It also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. It clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustment to the quoted price of the asset are required are Level 1 fair value measurements.

The guidance provided in this Update is effective for the first reporting period (including interim periods) beginning after issuance. This Update was adopted by the Company with no significant impact on financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

ASC 105, Generally Accepted Accounting Principles (previously, SFAS No. 168, The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FASB Statement No. 162 (“SFAS No. 168”)). ASC 105 (SFAS No. 168) establishes the ASC as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the ASC carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the ASC is superseded and deemed non-authoritative. Following ASC 105-10-65 (SFAS No. 168), the FASB will not issue new standards in the form of Statements, FSP, or EITF. Instead, the FASB will issue Accounting Standards Updates, which will serve only to: (i) update the Codification; (ii) provide background information about the guidance; and (iii) provide the bases for conclusions on the change(s) in the Codification. The adoption of ASC 105 and the Codification did not have a material impact on the Company’s consolidated financial statements, but changed the referencing system for accounting standards from the legacy GAAP citations to codification topic numbers.

ASC 855, Subsequent Events (previously, SFAS No. 165, Subsequent Events (“SFAS No. 165”)). In May 2009, the FASB issued ASC 855 (SFAS No. 165), to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. This Statement shall be applied to the accounting for and disclosure of subsequent events not addressed in other applicable GAAP. An entity shall recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. However, an entity shall not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date but before financial statements are issued or are available to be issued. An entity shall disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. Some non-recognized subsequent events may be of such a nature that they must be disclosed to keep the financial statements from being misleading. For such events, paragraph 855-10-50, establishes that an entity shall disclose the following: i) the nature of the event and ii) an estimate of its financial effect, or a statement that such an estimate cannot be made. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

4.	Regulatory Requirements

Holding Company Requirements

Doral Financial is a bank holding company subject to supervision and regulation by the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956 (the “BHC Act”), as amended by the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”). As a bank holding company, Doral Financial’s activities and those of its banking and non-banking subsidiaries are limited to banking activities and such other activities the Federal Reserve has determined to be closely related to the business of banking. Under the Gramm-Leach-Bliley Act, financial holding companies can engage in a broader range of financial activities than bank holding companies. Given the difficulties faced by Doral Financial following the restatement of its audited financial statements for the period between January 1, 2000 and December 31, 2004, the Company filed a notice with the Federal Reserve withdrawing its election to be treated as a financial holding company, which became effective January 8, 2008.

The withdrawal of its election to be treated as a financial holding company has not adversely affected and is not expected to adversely affect Doral Financial’s current operations, all of which are permitted to bank holding companies that have not elected to be treated as financial holding companies. Specifically, Doral Financial is authorized to engage in insurance agency activities in Puerto Rico pursuant to Regulation K promulgated by the Federal Reserve under the BHC Act. Under the BHC Act, Doral Financial may not,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

directly or indirectly, acquire the ownership or control of more than 5% of any class of voting shares of a bank or another bank holding company without the prior approval of the Federal Reserve.

Banking Charters

Doral Bank PR is a commercial bank chartered under the laws of the Commonwealth of Puerto Rico regulated by the Office of the Commissioner of Financial Institutions (the “Office of the Commissioner”), pursuant to the Puerto Rico Banking Act of 1933, as amended, and subject to supervision and examination by the Federal Deposit Insurance Corporation (“FDIC”). Its deposits are insured by the FDIC.

Doral Bank NY is a federally chartered savings bank regulated by the Office of Thrift Supervision (“OTS”). Its deposit accounts are also insured by the FDIC.

Regulatory Capital Requirements

The Company’s banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory actions against Doral Financial’s banking subsidiaries, as well as additional discretionary actions, by regulators that, if undertaken, could have a direct material effect on the Company. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items. The Company’s and its banking subsidiaries’ capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures, established by regulation to ensure capital adequacy, require the Company’s banking subsidiaries to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

As of December 31, 2009, Doral Bank PR and Doral Bank NY exceeded the standards for well-capitalized banks as set forth in the prompt corrective action regulations adopted by the FDIC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. The standards for a well capitalized institution prescribed by the FDIC’s regulations are, a Leverage Ratio of at least 5%, a Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and the institution must not be subject to any written agreement or directive to meet a specific capital ratio.

Failure to meet minimum regulatory capital requirements could result in the initiation of certain mandatory and additional discretionary actions by banking regulators against Doral Financial and its banking subsidiaries that, if undertaken, could have a material adverse effect on the Company.

On March 16, 2006, the Company and its principal Puerto Rico banking subsidiary, Doral Bank PR, entered into a consent order with the Federal Reserve. Pursuant to the requirements of the existing cease and desist order, the Company submitted a capital plan to the Federal Reserve in which it has agreed to maintain minimum leverage ratios of at least 5.5% and 6.0% for Doral Financial and Doral Bank PR, respectively. While the Tier 1 and Total capital ratios have risk weighting components that take into account the low level of risk associated with the Company’s mortgage and securities portfolios, the Leverage Ratio is significantly lower because it is based on total average assets without any risk weighting.

II-F-29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

As of December 31, 2009, Doral Bank PR exceeded the “well-capitalized” standard under the regulatory framework for prompt corrective action. To exceed the “well-capitalized” standard, Doral Bank PR must maintain Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.

Doral Bank NY is subject to substantially the same regulatory capital requirements of Doral Bank PR as set forth above. As of December 31, 2009, Doral Bank NY was in compliance with the capital standards for a “well-capitalized” institution.

On March 19, 2009, the Board of Directors of Doral Financial approved a capital infusion of up to $75.0 million to Doral Bank PR, of which $19.8 million was made during the first quarter of 2009. On November 20, 2009, the Board of Directors approved an additional capital contribution of up to $100.0 million to Doral Bank PR, which was made during November and December 2009.

Doral Financial’s, Doral Bank PR’s and Doral Bank NY’s actual capital amounts and ratios are presented in the following table. Approximately $124.1 million (2008 — $221.8 million), $24.1 million (2008 — $20.1 million), and $1.9 million (2008 — $0.4 million) representing non-qualifying perpetual preferred stock and non-allowable assets such as deferred tax asset, goodwill and other intangible assets, were deducted from the capital of Doral Financial, Doral Bank PR and Doral Bank NY, respectively.

					The Well Capitalized
					Standard Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)
	(Dollars in thousands)

As of December 31, 2009:
Total capital (to risk-weighted assets):
Doral Financial Consolidated	$941,333	15.1	$499,294	≥8.0	N/A	N/A
Doral Bank PR	$749,192	15.3	$391,985	≥8.0	$489,982	≥10.0
Doral Bank NY	$14,261	16.6	$6,870	≥8.0	$8,587	≥10.0
Tier 1 capital (to risk-weighted assets):
Doral Financial Consolidated	$862,427	13.8	$249,647	≥4.0	N/A	N/A
Doral Bank PR	$687,075	14.0	$195,993	≥4.0	$293,989	≥6.0
Doral Bank NY	$13,865	16.2	$3,435	≥4.0	$5,152	≥6.0
Leverage Ratio:(1)
Doral Financial Consolidated	$862,427	8.4	$409,336	≥4.0	N/A	N/A
Doral Bank PR	$687,075	7.4	$373,234	≥4.0	$466,542	≥5.0
Doral Bank NY	$13,865	13.0	$4,262	≥4.0	$5,327	≥5.0
As of December 31, 2008:
Total capital (to risk-weighted assets):
Doral Financial Consolidated	$997,664	17.1	$467,518	≥8.0	N/A	N/A
Doral Bank PR	$661,614	15.5	$341,128	≥8.0	$426,410	≥10.0
Doral Bank NY	$15,474	19.1	$6,496	≥8.0	$8,120	≥10.0
Tier 1 capital (to risk-weighted assets):
Doral Financial Consolidated	$806,573	13.8	$233,759	≥4.0	N/A	N/A
Doral Bank PR	$607,494	14.3	$170,564	≥4.0	$255,846	≥6.0
Doral Bank — NY	$15,053	18.5	$3,248	≥4.0	$4,872	≥6.0
Leverage Ratio:(1)
Doral Financial Consolidated	$806,573	7.6	$424,891	≥4.0	N/A	N/A
Doral Bank PR	$607,494	6.4	$378,651	≥4.0	$473,314	≥5.0
Doral Bank — NY	$15,053	15.0	$4,015	≥4.0	$5,018	≥5.0

(1)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR, and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Housing and Urban Development Requirements

The Company’s mortgage operation is a U.S. Department of Housing and Urban Development (“HUD”) approved non-supervised mortgagee and is required to maintain an excess of current assets over current liabilities and minimum net worth, as defined by the various regulatory agencies. Such equity requirement is tied to the size of the Company’s servicing portfolio and ranges up to $1.0 million. The Company is also required to maintain fidelity bonds and errors and omissions insurance coverage based on the balance of its servicing portfolio. Non-compliance with these requirements could derive in actions from regulatory agencies such as monetary penalties, the suspension of the license to originate loans, among others.

As of December 31, 2009 and 2008, Doral Mortgage maintained $24.4 million and $22.2 million, respectively, in excess of the required minimum level for adjusted net worth required by HUD.

Registered Broker-Dealer Requirements

During the third quarter of 2007, Doral Securities voluntarily withdrew its license as broker dealer with the SEC and its membership with FINRA. As a result of this decision, Doral Securities’ operations during 2008 were limited to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009 and Doral Securities did not conduct any other operations in 2009. During the third quarter of 2009, this investment advisory agreement was terminated by the investment company. Effective December 31, 2009, Doral Securities was merged with and into its holding company, Doral Financial Corporation.

5.	Cash and Due from Banks

At December 31, 2009 and 2008, the Company’s cash amounted to $725.3 million and $185.8 million, respectively.

In October 2008, the Federal Reserve Bank announced that it would pay interest on required reserve balances and excess balances beginning with the reserve balance maintenance period that started on October 9, 2008. As of December 31, 2009 and 2008, the Company maintained as interest-earning $658.8 million and $126.2 million, respectively, with the Federal Reserve. Also, the Company maintained at December 31, 2009 and 2008, $26.9 million and $16.4 million, respectively, as interest-earning with the Federal Home Loan Bank.

The Company’s bank subsidiaries are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve or other banks. Those required average reserve balances were $153.8 million and $132.6 million as of December 31, 2009 and 2008, respectively.

6.	Other Interest-Earning Assets

At December 31, 2009 and 2008, the Company’s other interest-earning assets amounted to $95.0 million and $1.7 million, respectively. Other interest earning assets includes money market investments, securities purchased under agreements to resell, cash pledged with counterparties to back the Company’s securities sold under agreements to repurchase and/or derivatives positions, among others.

As of December 31, 2009, other interest-earning assets amounted to $95.0 million were pledged with a counterparty to back the Company’s securities sold under agreements to repurchase, and was considered as restricted cash.

II-F-31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

7.	Securities Held for Trading

Securities held for trading consisted of:

	December 31,
	2009	2008
	(In thousands)

Mortgage-Backed Securities	$893	$731
Variable Rate IOs	45,342	51,709
Fixed Rate IOs	381	470
U.S. Treasury Notes	—	198,680
Derivatives(1)	1,110	287

Total	$47,726	$251,877

(1)	Doral Financial uses derivatives to manage its exposure to interest rate risk caused by changes in interest rates. Derivatives include interest rate caps and forward contracts. Doral Financial’s general policy is to account for derivatives on a marked-to-market basis with gains or losses charged to operations as they occur. Derivatives not accounted for as hedges in a net asset position are recorded as securities held for trading, and derivatives in a net liability position are reported as liabilities. The gross notional amount of derivatives recorded as held for trading totaled $480.0 million and $305.0 million as of December 31, 2009 and 2008, respectively. Notional amounts indicate the volume of derivatives activity, but do not represent Doral Financial’s exposure to market or credit risk.

The weighted-average yield is computed based on amortized cost and, therefore, does not give effect to changes in fair value. As of December 31, 2009 and 2008, weighted-average yield on securities held for trading, including IOs, was 12.02% and 5.87% respectively.

Set forth below is a summary of the components of net (loss) gain on trading activities:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Net gain (loss) on securities held for trading	$4,117	$724	$(33,674)
Net (loss) gain on securities held for trading economically hedging MSRs	(8,678)	27,551	(818)
Gain on IO valuation	2,780	5,649	8,554
Loss on derivative instruments	(1,594)	(3,943)	(1,787)

Total	$(3,375)	$29,981	$(27,725)

8.	Securities Available for Sale

The following tables summarize the amortized cost, gross unrealized gains and losses, approximate fair value, weighted-average yield and contractual maturities of securities available for sale as of December 31, 2009, 2008, and 2007.

The weighted-average yield is computed based on amortized cost and, therefore, does not give effect to changes in fair value. Expected maturities of mortgage-backed securities and certain debt securities might

II-F-32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2009
					Weighted-
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
	(Dollars in thousands)

Mortgage-Backed Securities
GNMA
Due from one to five years	$85	$7	$—	$92	6.67%
Due over ten years	93,586	745	61	94,270	3.65%
FHLMC and FNMA
Due from five to ten years	302	13	—	315	4.83%
Due over ten years	804,441	19,829	676	823,594	4.45%
CMO Government Sponsored Agencies
Due from five to ten years	57,584	690	175	58,099	3.73%
Due over ten years	1,424,235	12,663	6,984	1,429,914	3.48%
Non-Agency CMOs
Due over ten years	418,299	—	147,699	270,600	3.03%
Debt Securities
FHLB Notes
Due within one year	2,056	17	—	2,073	4.16%
FNMA Notes
Due within one year	46,064	85	—	46,149	0.89%
P.R. Housing Bank
Due from five to ten years	645	16	—	661	4.92%
Due over ten years	1,980	37	—	2,017	5.49%
Other
Due within one year	6,538	62	—	6,600	4.26%
Due from one to five years	47,548	388	—	47,936	5.31%
Due from five to ten years	5,000	207	—	5,207	5.50%
Due over ten years	3,000	—	1,350	1,650	5.80%

	$2,911,363	$34,759	$156,945	$2,789,177	3.68%

II-F-33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

	2008					2007
					Weighted-		Weighted-
	Amortized	Unrealized	Unrealized	Fair	Average	Fair	Average
	Cost	Gains	Losses	Value	Yield	Value	Yield
	(Dollars in thousands)

Mortgage-Backed Securities
GNMA
Due within one year	$50	$1	$—	$51	5.89%	$—	—
Due from one to five years	875	8	16	867	4.42%	383	6.39%
Due from five to ten years	626	12	—	638	5.83%	—	—
Due over ten years	63,957	390	354	63,993	5.38%	3,836	6.91%
FHLMC and FNMA
Due from five to ten years	52,381	1,209	—	53,590	4.61%	—	—
Due over ten years	975,092	15,844	2,296	988,640	5.25%	263,882	6.05%
CMO Government Sponsored Agencies
Due from five to ten years	2,223	—	—	2,223	7.80%	—	—
Due over ten years	1,588,047	2,367	7,900	1,582,514	3.61%	6,341	6.10%
Non-Agency CMOs
Due over ten years	491,877	47	139,845	352,079	6.17%	502,712	6.22%
Debt Securities
FHLB Notes
Due from one to five years	2,060	82	—	2,142	4.16%	101,623	4.16%
Due from five to ten years	63,470	720	—	64,190	5.00%	—	—
Due over ten years	80,000	72	—	80,072	5.21%	270,219	5.10%
FNMA Notes
Due within one year	43,518	45	—	43,563	3.19%	46,000	4.60%
Due from one to five years	3,177	113	—	3,290	3.37%	—	—
Due over ten years	49,990	91	—	50,081	6.00%	49,947	6.00%
FHLB Zero Coupon
Due over ten years	—	—	—	—	—	134,443	6.01%
FHLMC Zero Coupon
Due over ten years	—	—	—	—	—	242,274	5.83%
FHLMC Notes
Due over ten years	50,000	—	395	49,605	5.50%	50,012	5.50%
P.R. Housing Bank
Due from five to ten years	3,595	30	9	3,616	4.92%	—	—
Due over ten years	3,690	26	—	3,716	5.47%	4,644	5.50%
U.S. Treasury Bonds
Due over ten years	—	—	—	—	—	225,593	4.21%
Other
Due within one year	11,141	174	—	11,315	4.64%	6,890	3.98%
Due from one to five years	64,241	1,727	—	65,968	5.23%	5,046	5.15%
Due over ten years	8,000	48	1,050	6,998	5.61%	8,095	5.61%

	$3,558,010	$23,006	$151,865	$3,429,151	4.62%	$1,921,940	5.56%

II-F-34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The weighted-average yield is computed based on amortized cost and, therefore, does not give effect to changes in fair value.

Expected maturities of MBS and certain debt securities might differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of securities available for sale during 2009 were approximately $2.0 billion (2008 — $234.3 million and 2007 — $2.6 billion). For 2009, gross gains of $35.4 million and gross losses of $0.5 million were realized on those sales, in addition to losses of $27.6 million related to the recognition of OTTI on securities from this portfolio. For 2008 and 2007, gross gains of $0.2 million and $2.7 million, respectively, were realized on sales. For 2008, the Company did not realize gross losses, while for 2007 the Company realized losses on sales of $100.2 million. Also, the Company recognized a gross loss for 2008 of $0.9 million related to the recognition of OTTI on securities from this portfolio due to the probability of higher principal and interest losses, and a gross gain of $2.1 million and a gross loss of $6.3 million related to the Lehman transaction.

The Company had counterparty exposure to Lehman Brothers, Inc. (“LBI”) in connection with repurchase financing agreements. LBI was placed in a Securities Investor Protection Corporation (“SIPC”) liquidation proceeding after the filing for bankruptcy of its parent Lehman Brothers Holdings, Inc. The filing of the SIPC liquidation proceeding was an event of default under the repurchase agreements resulting in their termination as of September 19, 2008. This termination resulted in a reduction of $549.3 million in positions held as available for sale securities as of December 31, 2008. Please refer to Note 16 for further information.

During the third quarter of 2007, as a result of a reassessment of the Company’s intent of holding available for sale securities until maturity or recovery of losses, the Company sold $1.9 billion in available for sale securities at a loss of $96.8 million. As part of this transaction, the related borrowings used to finance these securities were cancelled and losses of $16.4 million on economic hedging transactions and of $14.8 million on extinguishment of liabilities were recognized. The Company made the determination to sell these securities based on existing market conditions in order to reduce interest rate risk.

During the fourth quarter of 2007, the Company transferred its held to maturity portfolio, amounting to approximately $1.8 billion, to the available for sale portfolio and subsequently sold $437.5 million in long dated U.S. Treasury securities for a gain. The sale was executed to reduce the Company’s interest rate risk exposure. Providing the Company with a greater ability to manage interest rate risk was the primary factor in making the decision to transfer the securities from the held to maturity to the available for sale portfolio. Since the transfer did not qualify under the exemption provisions for the sale or transfer of held to maturity securities under ASC 320-10 (SFAS No. 115), the reclassification decision by the Company is deemed to have “tainted” the held to maturity category and it was not permitted to prospectively classify any investment securities scoped under ASC 320-10 (SFAS No. 115) as held to maturity. The Company recognized, at the time of the transfer, $8.1 million of unrealized losses on available for sale securities accumulated in other comprehensive loss, net of taxes.

9.	Securities Held to Maturity

As discussed above, the Company transferred $1.8 billion of held to maturity investment securities to the available for sale portfolio during the fourth quarter of 2007. As a result of the transfer, there were no held to maturity securities as of December 31, 2009, 2008 and 2007.

II-F-35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

10.	Investments in an Unrealized Loss Position

The following tables show the Company’s gross unrealized losses and fair value for available for sale investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008.

SECURITIES AVAILABLE FOR SALE

	As of December 31, 2009
	Less than 12 months			12 months or more			Total
	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
	Positions	Value	Losses	Positions	Value	Losses	Positions	Value	Losses
	(Dollars in thousands)

Mortgage-Backed Securities
GNMA	1	$49,255	$61	—	$—	$—	1	$49,255	$61
FNMA/FHLMC	5	162,454	676	—	—	—	5	162,454	676
CMO Government Sponsored Agencies	9	403,114	7,159	—			9	403,114	7,159
Non-Agency CMOs	1	2,163	233	11	268,437	147,466	12	270,600	147,699
Debt Securities
Other	—	—	—	1	1,650	1,350	1	1,650	1,350

	16	$616,986	$8,129	12	$270,087	$148,816	28	$887,073	$156,945

SECURITIES AVAILABLE FOR SALE

	As of December 31, 2008
	Less than 12 months			12 months or more			Total
	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
	Positions	Value	Losses	Positions	Value	Losses	Positions	Value	Losses
	(Dollars in thousands)

Mortgage-Backed Securities
GNMA	109	$33,200	$370	—	$—	$—	109	$33,200	$370
FNMA/FHLMC	21	387,587	2,296	—	—	—	21	387,587	2,296
CMO Government Sponsored Agencies	18	1,080,204	7,900	—	—	—	18	1,080,204	7,900
Non-Agency CMOs	2	7,154	3,357	9	342,311	136,488	11	349,465	139,845
Debt Securities
FHLMC Notes	1	49,605	395	—	—	—	1	49,605	395
P.R. Housing Bank	1	2,086	9	—	—	—	1	2,086	9
Other	—	—	—	1	1,950	1,050	1	1,950	1,050

	152	$1,559,836	$14,327	10	$344,261	$137,538	162	$1,904,097	$151,865

The securities held by the Company are principally MBS or securities backed by a U.S. government sponsored entity and therefore, principal and interest on the securities are deemed recoverable. Doral Financial’s investment portfolio consists primarily of AAA rated debt securities, except for the Non-Agency Collateralized Mortgage Obligations (“CMO”).

The Company adopted ASC 320-10-65, Investments-Debt and Equity Securities/Transition and Open Effective Date Information, (previously FSP FAS No. 115-2 and FAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments), effective April 1, 2009. ASC 320-10-65 (FSP FAS No. 115-2 and FAS No. 124-2) requires an assessment of OTTI whenever the fair value of an investment security is less than its amortized cost basis at the balance sheet date. Amortized cost basis includes adjustments made to the cost of a security for accretion, amortization, collection of cash, previous OTTI recognized into earnings (less any

II-F-36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

cumulative effect adjustments) and fair value hedge accounting adjustments. OTTI is considered to have occurred under the following circumstances:

•	If the Company intends to sell the investment security and its fair value is less than its amortized cost.

•	If, based on available evidence, it is more likely than not that the Company will decide or be required to sell the investment security before the recovery of its amortized cost basis.

•	If the Company does not expect to recover the entire amortized cost basis of the investment security. This occurs when the present value of cash flows expected to be collected is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Company uses its best estimate of the present value of cash flows expected to be collected from the investment security. Cash flows expected to be collected are estimated based on a careful assessment of all available information. The difference between the present value of the cash flows expected to be collected and the amortized cost basis represents the amount of credit loss.

The Company evaluates its individual available for sale investment securities for OTTI at least on a quarterly basis. As part of this process, the Company considers its intent to sell each investment security and whether it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of these conditions is met, the Company recognizes an OTTI charge to earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, an analysis is performed to determine if any of these securities are at risk for OTTI. To determine which securities are at risk for OTTI and should be quantitatively evaluated utilizing a detailed cash flow analysis, the Company evaluates certain indicators which consider various characteristics of each security including, but not limited to, the following: the credit rating and related outlook or status of the securities; the creditworthiness of the issuers of the securities; the value and type of underlying collateral; the duration and level of the unrealized loss; any credit enhancements; and other collateral-related characteristics such as the ratio of credit enhancements to expected credit losses. The relative importance of this information varies based on the facts and circumstances surrounding each security, as well as the economic environment at the time of assessment. The difference between the estimate of the present value of the cash flows expected to be collected and the amortized cost basis is considered to be a credit loss.

As a result of its review of the portfolio as of December 31, 2009, the Company performed a detailed cash flow analysis to assess whether any of the securities were OTTI. The Company uses a third party provider to generate cash flow forecasts of each security reviewed based on a combination of management and market driven assumptions and securitization terms, including remaining payment terms of the security, prepayment speeds, the estimated amount of loans to become seriously delinquent over the life of the security and the liquidation, the estimated life-time severity rate, estimated losses over the life of the security, loan characteristics, the level of subordination within the security structure, expected housing price changes and interest rate assumptions.

For the year ended December 31, 2009, it was determined that seven securities reflected OTTI. Four of these securities are subordinated interests in a securitization structure collateralized by option adjustable rate mortgage (“ARM”) loans. The securities characteristics that led to the OTTI conclusion included: the cumulative level and estimated future delinquency levels, the effect of severely delinquent loans on forecasted defaults, the cumulative severity and expected severity in resolving the defaulted loans, the current subordination of the securities and the present value of the forecast cash flows was less than the cost basis of the security. Management estimates that credit losses of $26.4 million had been incurred on these securities with amortized cost of $235.1 million as of December 31, 2009. It is possible that future loss assumptions could change and cause future OTTI charges in these securities.

II-F-37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Non-Agency CMO’s also include P.R. Non-Agency CMO’s with a market value of $7.6 million that are comprised of subordinate tranches of 2006 securitizations of Doral originated mortgage loans primarily composed of 2003 and 2004 vintages. Doral purchased these CMOs at a discounted price of 61% of par value, anticipating a partial loss of principal and interest value and as a result, accounted for these investments under the guidance of ASC 325-40, Investments — Other/Beneficial Interest in Securitized Financial Assets, (previously EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets (“EITF No. 99-20”)), as amended by FSP No. EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20). The remaining three securities that reflected OTTI during 2009 are P.R. Non-Agency CMO’s. Management estimates that credit losses of $1.2 million had been incurred on these securities with amortized cost of $11.6 million as of December 31, 2009. It is possible that future loss assumptions could change and cause future OTTI charges in these securities.

Higher default and loss assumptions driven by higher delinquencies in Puerto Rico, primarily due to the impact of inflationary pressures on the consumer, the high rate of unemployment and general recessionary condition on the Island, has resulted in higher default and loss estimates on these bonds. The higher default and loss estimates have resulted in lower bond prices and higher levels of unrealized losses on the bonds.

The Company does not intend to sell the securities which it has judged to be OTTI and it is not more likely than not that it will be required to sell these securities before its anticipated recovery of each security’s remaining amortized cost basis. Therefore, the difference between the amortized cost basis and the present value of estimated future cash flows is recorded as a credit related OTTI of the securities.

For the remainder of the Company’s securities portfolio that have experienced decreases in the fair value, the decline is considered to be temporary as the Company expects to recover the entire amortized cost basis on the securities and neither intends to sell these securities nor is it more likely than not that it will be required to sell these securities.

In subsequent periods the Company will account for the securities judged to be OTTI as if the securities had been purchased at the previous amortized cost less the credit related OTTI. Once a credit loss is recognized, the investment will be adjusted to a new amortized cost basis equal to the previous amortized cost basis less the amount recognized in earnings. For the investment securities for which OTTI was recognized in earnings, the difference between the new amortized cost basis and the cash flows expected to be collected will be accreted as interest income.

The following table presents the securities for which an OTTI was recognized based on the Company’s impairment analysis of its investment portfolio at December 31, 2009 and 2008:

	As of December 31, 2009			Year Ended December 31, 2009
	Amortized				OTTI
	Cost (After	Gross		OTTI	Related to	Total
	Credit Related	Unrealized	Fair	Related to	Non-Credit	Impairment
	OTTI)	Losses	Value	Credit Loss	Loss	Losses
	(In thousands)

OTTI Investments
U.S. Non-Agency CMOs	$235,083	$73,750	$161,333	$26,386	$73,750	$100,136
P.R. Non-Agency CMOs	11,568	3,982	7,586	1,191	4,050	5,241

	$246,651	$77,732	$168,919	$27,577	$77,800	$105,377

II-F-38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

	As of December 31, 2008			Year Ended December 31, 2008
	Amortized				OTTI
	Cost (After	Gross		OTTI	Related to	Total
	Credit Related	Unrealized	Fair	Related to	Non-Credit	Impairment
	OTTI)	Gain (Loss)	Value	Credit Loss	Loss	Losses
(In thousands)

OTTI Investments
P.R. Non-Agency CMOs	$2,567	$47	$2,614	$920	$—	$920

	$2,567	$47	$2,614	$920	$—	$920

The following table presents a roll-forward of amounts related to credit losses recognized into earnings. The roll-forward relates to the amount of credit losses on investment securities held by the Company for which a portion of an OTTI charge was recognized in accumulated other comprehensive income:

	Year Ended December 31,
	2009	2008
	(In thousands)

Balance at beginning of period	$920	$—
Additions:
Credit losses for which OTTI was not previously recognized	76,770	920
Additional OTTI credit losses for which an other-than-temporary charge was previously recognized	110	—

Balance at end of period	$77,800	$920

The Company will continue to monitor and analyze the performance of its securities to assess the collectability of principal and interest as of each balance sheet date. As conditions in the housing and mortgage markets continue to change over time, the amount of projected credit losses could also change. Valuation and OTTI determinations will continue to be affected by external market factors including default rates, severity rates, and macro-economic factors in the United States and Puerto Rico. Doral Financial’s future results may be materially affected by worsening defaults and severity rates related to the underlying collateral.

11.	Pledged Assets

At December 31, 2009 and 2008, certain securities and loans were pledged to secure public and trust deposits, assets sold under agreements to repurchase, other borrowings and credit facilities available.

	December 31,
	2009	2008
	(In thousands)

Securities available for sale	$2,498,149	$2,648,132
Securities held for trading	—	198,680
Loans held for sale	143,111	165,929
Loans receivable	2,072,242	2,885,116

Total pledged assets	$4,713,502	$5,897,857

II-F-39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

12.	Loans Held for Sale

Loans held for sale consisted of the following:

	December 31,
	2009	2008
	(In thousands)

Conventional single family residential loans	$137,134	$154,081
FHA/VA loans	151,187	194,241
Commercial loans to financial institutions	17,059	19,527
Commercial real estate loans	15,550	18,761

Total loans held for sale(1)	$320,930	$386,610

(1)	At both December 31, 2009 and 2008, the loans held for sale portfolio includes $1.1 million related to interest-only loans.

At December 31, 2009 and 2008, loans held for sale amounting to $143.1 million and $165.9 million, respectively, were pledged to secure financing agreements with local financial institutions, and for which the creditor has the right to repledge this collateral.

At December 31, 2009 and 2008, the loans held for sale portfolio includes $128.6 million and $165.6 million, respectively, related to defaulted loans backing GNMA securities for which the Company has an unconditional option (but not an obligation) to repurchase the defaulted loans. Payment on these loans is guaranteed by FHA. In December 2009, the Company repurchased $118.3 million of GNMA defaulted loans. These loans were classified as held for investment.

As of December 31, 2009 and 2008, the Company had a net deferred origination fee on loans held for sale amounting to approximately $84,000 and $0.6 million, respectively.

As of December 31, the aggregated amortized cost and approximate fair value of loans held for sale were as follows:

	Amortized	Approximate
	Cost	Fair Value
	(In thousands)

2009	$320,930	$326,108

2008	$386,610	$394,051

II-F-40

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

13.	Loans Receivable

Loans receivable are related to the Company’s banking operations and consisted of:

	December 31, 2009		December 31, 2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Construction loans(1)	$452,386	8%	$506,031	9%
Residential mortgage loans(2)	3,859,276	70%	3,650,222	69%
Commercial — secured by real estate	740,429	13%	757,112	14%
Consumer — other:
Personal loans	25,164	1%	37,844	1%
Auto loans	30	0%	122	0%
Credit cards	22,802	0%	26,034	1%
Overdrawn checking accounts	599	0%	668	0%
Revolving lines of credit	22,062	0%	25,520	1%
Lease financing receivables	13,656	0%	23,158	0%
Commercial non-real estate	312,352	6%	136,210	3%
Loans on savings deposits	3,249	0%	5,240	0%
Land secured	100,450	2%	118,870	2%

Loans receivable, gross(3)	5,552,455	100%	5,287,031	100%

Less:
Discount on loans transferred(4)	(13,190)		(15,735)
Unearned interest	(1,083)		(2,197)
Deferred loan fees/costs, net	(22,374)		(17,386)
Allowance for loan and lease losses	(140,774)		(132,020)

	(177,421)		(167,338)

Loans receivable, net	$5,375,034		$5,119,693

(1)	Includes $276.2 million and $422.6 million of construction loans for residential housing projects as of December 31, 2009 and 2008, respectively. Also includes $176.2 million and $83.4 million of construction loans for commercial, condominiums and multifamily projects as of December 31, 2009 and 2008, respectively.

(2)	Includes $574.9 million and $665.9 million of balloon loans as of December 31, 2009 and 2008, respectively.

(3)	Includes $388.2 million and $349.5 million of interest-only loans, as of December 31, 2009 and 2008, respectively.

(4)	Related to $1.4 billion of loans transferred during 2007, from the loans held for sale portfolio to the loans receivable portfolio. As of December 31, 2009 and 2008, the outstanding balance of these loans transferred was $1.1 billion and $1.2 billion, respectively.

Fixed-rate loans and adjustable-rate loans were approximately $4.8 billion and $0.7 billion at December 31, 2009, and $4.7 billion and $0.6 billion, at December 31, 2008, respectively.

The adjustable rate loans composed of construction, land and commercial loans have interest rate adjustment limitations and are generally tied to interest rate market indices (primarily Prime Rate and 3-month LIBOR). Future market factors may affect the correlation of the interest rate adjustment with the rate the Company pays on the short-term deposits that have primarily funded these loans.

As of December 31, 2009 and 2008, loans held for investment totaling to $181.3 million and $199.6 million, respectively, were pledged to secure financing agreements with local financial institutions, and for which the creditor has the right to repledge this collateral.

II-F-41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Loan origination fees, as well as discount points and certain direct origination costs for loans held for sale, are initially recorded as an adjustment to the cost basis of the loan and reflected in Doral Financial’s earnings as part of the net gain on mortgage loan sales and fees when the loan is sold or securitized into a MBS. In the case of loans held for investment, such fees and costs are deferred and amortized to income as adjustments to the yield of the loan in accordance with ASC 310-20, Receivables/Nonrefundable Fees and Other Costs, (previously SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (“SFAS No. 91”)). As of December 31, 2009 and 2008, the Company had a net deferred origination fee on loans receivable amounting to approximately $22.4 million and $17.4 million, respectively.

14.	Allowance for Loan and Lease Losses

Changes in the allowance for loan and lease losses were as follows:

	Year Ended December 31,
	2009	2008	2007
		(In thousands)

Balance at beginning of year	$132,020	$124,733	$67,233
Provision for loan and lease losses	53,663	48,856	78,214
Losses charged to the allowance	(47,531)	(42,580)	(21,516)
Recoveries	2,622	1,011	802

Balance at the end of year	$140,774	$132,020	$124,733

The Company evaluates impaired loans and the related valuation allowance based on ASC 310-10-35, Receivables-Measurement of Loan Impairment, (previously SFAS No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”)). During the third quarter of 2009, the Company implemented certain enhancements and refinements to its provisioning policies and procedures that impacted the provision for the quarter. This review process resulted in a reduction in the scope for measuring impairment on individual loans from substandard commercial and construction over $2.0 million to substandard commercial and construction over $1.0 million. The lower impairment testing scope threshold increased the combined balance of loans individually measured for impairment by $18.7 million and resulted in the release of reserves of approximately $1.3 million and $1.5 million in the commercial and construction portfolios, respectively, during the third quarter of 2009.

Commercial and construction loans over $1.0 million that are classified as substandard are evaluated individually for impairment. Loans are considered substandard when, based on current information and events, it is probable that the borrower will not be able to fulfill its obligation according to the contractual terms of the loan agreement. The impairment loss, if any, on each individual loan identified as impaired is generally measured based on the present value of expected cash flows discounted at the loan’s effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. If foreclosure is probable, the creditor is required to measure the impairment based on the fair value of the collateral. The fair value of the collateral is generally obtained from appraisals. In assessing the reserves under the discounted cash flows, the Company considers the estimate of future cash flows based on reasonable and supportable assumptions and projections. All available evidence, including estimated costs to sell if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loan, is considered in developing those estimates. The likelihood of the possible outcomes is considered in determining the best estimate of expected future cash flows.

II-F-42

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The following table summarizes the Company’s impaired loans and the related allowance:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Impaired loans with allowance(1)	$346,145	$207,949	$263,234
Impaired loans without allowance	184,601	120,378	34,320

Total impaired loans	$530,746	$328,327	$297,554

Related allowance	$48,223	$45,099	$53,973
Average impaired loans	$449,741	$317,844	$257,478

(1)	The increase in balance of impaired loans with allowance during 2009, was primarily related to $72.3 million of loans under the Company’s Special Repayment Plan (“SRP”).

Doral Financial records an allowance for all performing loans and for non-performing small-balance homogeneous loans (including residential mortgages, consumer, commercial and construction loans under $1.0 million) on a group basis under the provisions of ASC 450-20-25, Contingencies-Loss Contingencies/Recognition, (previously SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”)). For such loans, the allowance is determined considering the historical charge-off experience of each loan category and delinquency levels as well as charge-off and delinquency trends and economic data, such as interest rate levels, inflation and the strength of the housing market in the areas where the Company operates.

The Company discontinues accrual of interest on loans more than 90 days delinquent in repayment of principal or interest, except for revolving lines of credit and credit cards until 180 days delinquent, and FHA loans until 300 days delinquent. As of December 31, 2009 and 2008, the Company had loans receivable and loans held for sale, including impaired loans, on which the accrual of interest income had been discontinued, totaling approximately $848.3 million and $717.7 million, respectively. As of December 31, 2009 and 2008, non-performing loans include $403.4 million and $351.5 million, respectively, of residential mortgage loans that were not deemed as impaired loans for each of the corresponding periods. For the year ended December 31, 2009 and 2008, the Company would have recognized $30.5 million and $24.6 million, respectively, in additional interest income had all delinquent loans been accounted for on an accrual basis.

During the fourth quarter of 2007, the Company started a Loan Restructuring Program (” the Program”) with the purpose of aiding borrowers with delinquent mortgage loans get back into financial stability. Under the Program, borrowers that prove future payment capacity would be given the opportunity of transferring past due amounts to the end of the term of the loan and place their loan in current status. Under the Program, the Company is not reducing rates or forgiving principal or interest; it is simply shifting past due payments to the end of the loan for a fee. The Program was designed to comply with all laws and regulations.

For purposes of the allowance for loan and lease losses and the related provision, the Company has made the determination that Program fits under the definition of TDR Troubled Debt Restructuring (“TDR”) as defined by ASC 310-40, Receivables- Troubled Debt Restructuring by Creditors and ASC 470-60, Debt-Troubled Debt Restructuring by Debtors, (previously SFAS No. 15, Accounting by Debtors and Creditors of Troubled Debt Restructurings (“SFAS No. 15”)). Such restructures are identified as TDRs and accounted for based on the provision of ASC 310-10 (SFAS No. 114). Under FASB ASC 310-40-35, once restructured, TDRs are to be considered impaired and therefore treated for allowance for loan and lease losses purposes following the guidelines of ASC 310-10-35 (previously SFAS No. 114). Under an impairment analysis of discounted cash flows, these loans would yield a present value equal to their UPB, and accordingly, require no additional allowance for loan and lease losses. For purposes of determining the allowance for loan and lease losses, the Company has made the determination to include these restructured loans in the regular pool in accordance with FASB ASC 450-20-25 (previously SFAS No. 5). Once the underlying borrowers have proven

II-F-43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

the capacity to stay current in their payments for three additional months their delinquency status for purposes of determining the allowance for loan and lease losses is adjusted to their current status.

During the second quarter of 2009, the Company launched a loss mitigation program (the “Special Repayment Plan”) for customers whose monthly net cash flows have been reduced and, cannot continue to make their mortgage payments. The Special Repayment Plan, lowers the monthly payment of qualifying loans through the extension of the remaining maturity by 10 years and, in some cases, a decrease of the interest rate. The program, which is similar in nature to the Home Affordable Modification Program (“HAMP”) recently launched by the U.S. government, does not engage in a formal modification of the mortgage note; it simply enters into a legally binding payment plan with the customer that is valid through the end of the loan or a subsequent default, whichever occurs first. The Special Repayment Plan was designed to comply with all laws and regulations.

For purposes of the allowance for loan and lease losses and the related provision, the Company has made the determination that the Special Repayment Plan fits under the definition of a TDR and accordingly, considers the underlying loans to be impaired and under the scope of FASB ASC 310-10-35 (previously SFAS No. 114). The Company performs a cash flow analysis for these loans in which expected monthly payments are calculated using the new amortization schedules and interest rates are discounted using the loans’ original rate. Any identified impairment results in the recognition of a provision for loan and lease losses.

The following table summarizes information regarding the Company’s outstanding TDRs for the period indicated.

	December 31, 2009
		90 Days and Over
	TDRs	Delinquency
	(In thousands)

Residential mortgage loans	$429,302	$89,771
Construction loans (including land)	112,123	98,316
Commercial loans	51,448	15,078
Consumer loans	1,301	—

Total TDRs	$594,174	$203,165

As of December 31, 2009, construction TDRs includes an outstanding principal balance of $35.5 million of commitments to disburse loans, with an undisbursed balance of $5.5 million.

15.	Related Party Transactions

The following table summarizes certain information regarding Doral Financial’s loans outstanding to officers, directors and 5% or more stockholders for the periods indicated.

	December 31,
	2009	2008
	(In thousands)

Balance at beginning of period	$2,579	$5,090
New loans	3,178	58
Repayments	(2,129)	(101)
Loans sold	—	(511)
Loans of former officers	(788)	(1,957)

Balance at end of period(1)	$2,840	$2,579

(1)	At December 31, 2009 and 2008, none of the loans outstanding to officers, directors and 5% or more stockholders were delinquent.

II-F-44

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

At December 31, 2009 and 2008, the amount of loans outstanding to officers, directors and 5% or more stockholders secured by mortgages on real estate amounted to $2.7 million and $2.4 million, respectively.

Since 2000, Doral Financial has conducted business with an entity that provides property inspection services and is co-owned by the spouse of an Executive VP of the Company. The amount paid by the Company to this entity for the year ended December 31, 2009 and 2008, amounted to $1.8 million and $1.7 million, respectively.

For the year ended December 31, 2009, the Company assumed approximately $0.3 million, compared to $1.3 million for the corresponding 2008 period, of the professional expenses related to Doral Holdings.

At December 31, 2009 and 2008, Doral Financial’s banking subsidiaries had deposits from officers, directors, employees and principal stockholders of the Company amounting to approximately $3.0 million and $2.3 million, respectively.

16.	Accounts Receivable

The Company’s accounts receivable amounted to $60.5 million and $55.2 million as of December 31, 2009 and 2008, respectively. Total accounts receivable included $15.6 million and $17.0 million related to claims of loans foreclosed to FHA and VA as of December 31, 2009 and 2008, respectively. Also, included for both periods $21.7 million related to the Lehman Brothers Transaction described below.

Lehman Brothers Transactions

Doral Financial and Doral Bank PR (combined “Doral”) had counterparty exposure to LBI in connection with repurchase financing agreements and forward To-Be Announced (“TBA”) agreements. LBI was placed in a Securities Investor Protection Corporation (“SIPC”) liquidation proceeding after the filing for bankruptcy of its parent, Lehman Brothers Holdings Inc. The commencement of the SIPC liquidation proceeding was an event of default under the repurchase agreements and the forward agreements resulting in their termination as of September 19, 2008.

The termination of the agreements led to a reduction in the Company’s total assets and total liabilities of approximately $509.8 million and caused Doral to recognize a previously unrealized loss on the value of the securities subject to the agreements, resulting in a $4.2 million charge during the third quarter of 2008. In a letter dated October 6, 2008, Doral notified LBI and the SIPC trustee that it was owed approximately $43.3 million, representing the excess of the value of the securities held by LBI above the amounts owed by Doral under the agreements, plus ancillary expenses and accrued interest. Doral has fully reserved ancillary expenses and interest. In December 2008, the SIPC trustee announced that the deadline for final submission of claims for customers was January 2009 and set a deadline of June 2009 for other creditor claims. The SIPC trustee also announced that it expected to have enough assets to cover customer claims but stated that it could not determine at that point what would be available to pay general creditors.

Based on the information available in the fourth quarter of 2008, Doral determined that the process would likely take more than a year and that mounting legal and operating costs would likely impair the ability of LBI to pay 100% of the claims filed against it, especially for general creditors. The fourth quarter of 2008 also saw the continued decline in asset values, and management concluded that it was likely that LBI assets would also decline in value. Management evaluated this receivable in accordance with the guidance provided by ASC 450-10 (SFAS No. 5) and related pronouncements. As a result, Doral accrued as of December 31, 2008 a loss of $21.6 million against the $43.3 million owed by LBI. The net receivable of $21.7 million is recorded in “Accounts Receivable” on the Company’s consolidated statements of financial condition. Determining the reserve amount requires management to use considerable judgment and is based on the facts currently available.

On January 29, 2009, Doral timely filed customer claims against LBI in the SIPC liquidation proceeding. On August 19, 2009, the SIPC trustee issued notices of determination to Doral (i) denying Doral’s claims for

II-F-45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

treatment as a customer with respect to the cash and/or securities held by LBI under the repurchase financing agreements and forward agreements between Doral and LBI, and (ii) converting Doral’s claims to general creditor claims. On September 18, 2009, Doral filed objections in bankruptcy court to the SIPC trustee’s determinations, which objections remain pending.

On October 5, 2009, the SIPC trustee filed a motion in bankruptcy court seeking leave to allocate property within the LBI estate entirely to customer claims. The motion asserted that “the colorable customer claims will approach — and, depending on how certain disputed issues are resolved, could exceed — the assets available to the SIPC trustee for distribution.” On October 30, 2009, Doral objected to this motion as premature (since as the SIPC trustee noted the process of marshalling assets in the estate is ongoing) and giving the SIPC trustee unwarranted discretion. Doral also reaffirmed its entitlement to customer treatment. An evidentiary hearing on the motion has been scheduled for February 25, 2010. The SIPC trustee has modified the relief sought in the proposed order in respect of the motion based on which Doral has withdrawn its objection to the motion.

Once a final determination regarding Doral’s objections to the denial of its claims for treatment as a customer is issued and once additional information on the SIPC proceeding is obtained (such as, for example, the amount of customer and general creditor claims and the amount of funds that may be available to cover each class of claims), Doral may need to accrue an additional loss with respect to the net LBI receivable of $21.7 million. Such accrual of an additional loss may have a material adverse effect on the Company’s results of operations for the period in which such additional loss is accrued.

17.	Servicing Activities

The Company routinely originates, securitizes and sells mortgage loans into the secondary market. The Company generally retains the servicing rights and, in the past, also retained IOs. MSRs represent the estimated present value of the normal servicing fees (net of related servicing costs) expected to be received on a loan being serviced over the expected term of the loan. MSRs entitle Doral Financial to a future stream of cash flows based on the outstanding principal balance of the loans serviced and the contractual servicing fee. The annual servicing fees generally range between 25 and 50 basis points, less, in certain cases, any corresponding guarantee fee. In addition, MSRs may entitle Doral Financial, depending on the contract language, to ancillary income including late charges, float income, and prepayment penalties net of the appropriate expenses incurred for performing the servicing functions. In certain instances, the Company also services loans with no contractual servicing fee. The servicing asset or liability associated with such loans is evaluated based on ancillary income, including float, late fees, prepayment penalties and costs. The Company’s interests that continue to be held (“retained interests”) are subject to prepayment and interest rate risks.

The components of net servicing income (loss) are shown below:

	Year Ended December 31,
	2009	2008	2007
		(In thousands)

Servicing fees (net of guarantee fees)	$29,179	$31,572	$35,378
Late charges	8,482	9,058	9,057
Prepayment penalties	341	417	635
Interest loss	(6,067)	(6,733)	(3,969)
Other servicing fees	533	628	386

Servicing income, gross	32,468	34,942	41,487
Changes in fair value of mortgage servicing rights	(3,131)	(42,642)	(20,800)

Total net servicing income (loss)	$29,337	$(7,700)	$20,687

II-F-46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The changes in servicing assets for the years ended December 31, 2009, 2008 and 2007 are shown below:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Balance at beginning of year	$114,396	$150,238	$177,884
Capitalization of servicing assets	7,387	7,387	5,305
Sales of servicing assets(1)	(159)	—	(9,581)
MSRs reversal on loans purchased(2)	(2,352)	(587)	(2,570)
Change in fair value	(779)	(42,642)	(20,800)

Balance at end of year(3)	$118,493	$114,396	$150,238

(1)	Amount represents MSR sales related to $7.1 million in principal balance of mortgage loans for the year ended December 31, 2009 and $697.7 million for the year ended December 31, 2007.

(2)	Amount represents the adjustment of MSR fair value related to the repurchase of $118.3 million, $26.7 million and $276.8 million in principal balance of mortgage loans serviced for others as of December 31, 2009, 2008 and 2007, respectively.

(3)	Outstanding balance of loans serviced for third parties amounted to $8.7 billion, $9.5 billion and $10.1 billion as of December 31, 2009, 2008 and 2007, respectively, which includes $3.1 million, $3.4 million and $4.2 million, respectively, of loans being serviced under sub-servicing arrangements.

Based on recent prepayment experience, the expected weighted-average remaining life of the Company’s servicing assets at December 31, 2009 and 2008 was 6.6 years and 6.4 years, respectively. Any projection of the expected weighted-average remaining life of servicing assets is limited by conditions that existed at the time the calculations were performed.

Discount rate assumptions for the Company’s servicing assets were stable for the years ended December 31, 2009 and 2008, which were 11.4% for both years. The Company engages third party specialists to assist with its valuation of the servicing portfolio (governmental, conforming and non-conforming portfolios). The fair value of the Company’s MSRs is determined based on a combination of market information on trading activity (servicing asset trades and broker valuations), benchmarking of servicing assets (valuation surveys) and cash flow modeling. The valuation of the Company’s servicing assets incorporates two sets of assumptions: (i) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (ii) market derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties. The constant prepayment rate (“CPR”) assumptions employed for the valuation of the Company’s servicing assets for the year ended December 31, 2009 were lower than in 2008, the CPR assumption was 9.1% compared to 13.6% for the corresponding 2008 period.

At December 31, 2009 and 2008, fair values of the Company’s retained interests were based on internal and external valuation models that incorporate market driven assumptions, such as discount rates, prepayment speeds and implied forward London Interbank Offered Rate (“LIBOR”) rates (in the case of variable IOs), adjusted by the particular characteristics of the Company’s servicing portfolio.

II-F-47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The weighted-averages of the key economic assumptions used by the Company in its internal and external valuation models and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions for mortgage loans at December 31, 2009, were as follows:

	Servicing	Interest-Only
	Assets	Strips
	(Dollars in thousands)

Carrying amount of retained interest	$118,493	$45,723
Weighted-average expected life (in years)	6.6	5.1
Constant prepayment rate (weighted-average annual rate)	9.1%	10.4%
Decrease in fair value due to 10% adverse change	$(4,428)	$(1,385)
Decrease in fair value due to 20% adverse change	$(8,593)	$(2,693)
Residual cash flow discount rate (weighted-average annual rate)	11.4%	13.0%
Decrease in fair value due to 10% adverse change	$(4,764)	$(1,464)
Decrease in fair value due to 20% adverse change	$(9,175)	$(2,827)

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments), which may magnify or offset the sensitivities.

To determine the value of its portfolio of variable IOs, Doral Financial uses an internal valuation model that forecasts expected cash flows using forward LIBOR rates derived from the LIBOR/Swap yield curve at the date of the valuation. The characteristics of the variable IOs result in an increase in cash flows when LIBOR rates fall and a reduction in cash flows when LIBOR rates rise. This provides a mitigating effect on the impact of prepayment speeds on the cash flows, with prepayment expected to rise when long-term interest rates fall reducing the amount of expected cash flows and the opposite when long-term interest rates rise. Prepayment assumptions incorporated into the valuation model for variable and fixed IOs are based on publicly available, independently verifiable, prepayment assumptions for FNMA mortgage pools and statistically derived prepayment adjusters based on observed relationships between the Company’s and the FNMA’s U.S. mainland mortgage pool prepayment experiences.

This methodology resulted in a CPR of 10.4% and 12.7% for the years ended December 31, 2009 and 2008, respectively. The change in the CPR between 2009 and 2008 was due mostly to a generalized increase in market interest rates.

The Company continues to benchmark its internal assumptions for setting its liquidity/credit risk premium to a third party valuation provider. This methodology resulted in a discount rate for the years ended December 31, 2009 and 2008 of 13.0% for both years.

For IOs, Doral Financial recognizes as interest income (through the life of the IO) the excess of all estimated cash flows attributable to these interests over their recorded balance using the effective yield method in accordance with ASC 325-40 (EITF No. 99-20). Doral Financial recognizes as interest income the excess of the cash collected from the borrowers over the yield payable to investors, less a servicing fee (“retained spread”), up to an amount equal to the yield on the IOs. Doral Financial accounts for any excess retained spread as amortization to the gross IO capitalized at inception. The Company updates its estimates of expected cash flows periodically and recognizes changes in calculated effective yield on a prospective basis.

II-F-48

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The activity of interest-only strips is shown below:

	December 31,
	2009	2008	2007
		(In thousands)

Balance at beginning of year	$52,179	$51,928	$49,926
Amortization	(9,236)	(5,398)	(6,552)
Gain on IO valuation	2,780	5,649	8,554

Balance at end of year	$45,723	$52,179	$51,928

The lower gain in the valuation of the IO for the year ended December 31, 2009, when compared to the corresponding 2008 period, resulted from a generalized increase in rates across all terms of LIBOR/Swap curve. The most important driver for such decrease in the value was the increase in short-term and long-term interest rates which was partially offset by slower prepayment speed expectation.

The following table presents a detail of the cash flows received on Doral Financial’s portfolio of IOs for 2009, 2008 and 2007:

	Year Ended December 31,
	2009	2008	2007
		(In thousands)

Total cash flows received on IO portfolio	$15,378	$12,560	$12,533
Amortization of IOs, as offset to cash flows	(9,236)	(5,398)	(6,552)

Net cash flows recognized as interest income	$6,142	$7,162	$5,981

II-F-49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

18.	Sale and Securitization of Mortgage Loans

As disclosed in Note 17, the Company routinely originates, securitizes and sells mortgage loans into the secondary market. As a result of this process, the Company typically retains the servicing rights and, in the past, also retained IOs. The Company’s retained interests are subject to prepayment and interest rate risk.

Key prepayment and discount rate assumptions used in determining the fair value at the time of sale for MSRs ranged as follows:

	Servicing Assets
	Minimum	Maximum

2009:
Constant prepayment rate:
Government — guaranteed mortgage loans	7.55%	7.55%
Conventional conforming mortgage loans	7.87%	9.69%
Conventional non-conforming mortgage loans	8.85%	10.23%
Residual cash flow discount rate:
Government — guaranteed mortgage loans	10.50%	10.50%
Conventional conforming mortgage loans	9.04%	9.20%
Conventional non-conforming mortgage loans	14.05%	4.19%
2008:
Constant prepayment rate:
Government — guaranteed mortgage loans	11.88%	11.88%
Conventional conforming mortgage loans	10.76%	13.94%
Conventional non-conforming mortgage loans	14.90%	23.34%
Residual cash flow discount rate:
Government — guaranteed mortgage loans	10.50%	10.50%
Conventional conforming mortgage loans	9.04%	9.22%
Conventional non-conforming mortgage loans	14.05%	14.23%
2007:
Constant prepayment rate:
Government — guaranteed mortgage loans	7.74%	11.91%
Conventional conforming mortgage loans	7.79%	13.99%
Conventional non-conforming mortgage loans	7.24%	38.27%
Residual cash flow discount rate:
Government — guaranteed mortgage loans	10.50%	10.50%
Conventional conforming mortgage loans	9.00%	10.98%
Conventional non-conforming mortgage loans	13.80%	15.00%

The Company’s mortgage servicing portfolio amounted to approximately $13.1 billion, $13.7 billion and $13.8 billion at December 31, 2009, 2008 and 2007, respectively, including $4.4 billion, $4.2 billion and $3.6 billion, respectively, of mortgage loans owned by the Company for which no servicing asset has been recognized.

For the year ended December 31, 2009 and 2008, total sales and securitizations amounted to $465.9 million and $428.8 million, respectively, while servicing released or derecognized due to repurchases amounted to $178.7 million and $64.0 million, respectively.

II-F-50

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Under most of the servicing agreements, the Company is required to advance funds to make scheduled payments to investors, if payments due have not been received from the mortgagors. At December 31, 2009 and 2008, mortgage-servicing advances amounted to $28.4 million and $28.1 million, respectively. Also, the Company maintained a reserve related to these advances which amounted to $8.8 million and $9.7 million at December 31, 2009 and 2008, respectively.

In general, Doral Financial’s servicing agreements are terminable by the investors for cause. The Company’s servicing agreements with FNMA permit FNMA to terminate the Company’s servicing rights if FNMA determines that changes in the Company’s financial condition have materially adversely affected the Company’s ability to satisfactorily service the mortgage loans. Approximately 29% of Doral Financial’s mortgage loan servicing on behalf of third parties relates to mortgage servicing for FNMA. Termination of Doral Financial’s servicing rights with respect to FNMA or other parties for which it provides servicing could have a material adverse effect on the results of operations and financial condition of Doral Financial.

19.	Servicing Related Matters

At December 31, 2009 and 2008, escrow funds and custodial accounts included approximately $206.6 million and $85.8 million, respectively, deposited with Doral Bank PR. These funds are included in the Company’s consolidated financial statements. Escrow funds and custodial accounts also included approximately $17.9 million and $20.2 million, respectively, deposited with other banks, which were excluded from the Company’s assets and liabilities.

The Company had fidelity bond and errors and omissions coverage of $30.0 million and $17.0 million, respectively, as of December 31, 2009 and 2008.

20.	Premises and Equipment

Premises and equipment and useful lives used in computing depreciation consisted of:

	Useful Lives in	December 31,
	Years	2009	2008
		(In thousands)

Office buildings	30-40	$67,248	$68,209
Office furniture and equipment	3-5	69,057	63,496
Leasehold and building improvements	5-10	56,500	55,216
Automobiles	5	320	386

		193,125	187,307
Less — accumulated depreciation and amortization		(106,485)	(98,272)

		86,640	89,035
Land		14,797	14,797
Construction in progress		—	901

		$101,437	$104,733

Approximately 18,597 square feet are leased to tenants unrelated to Doral Bank PR. As of December 31, 2009 and 2008, the amount of accumulated depreciation on property held for leasing purposes amounted to $0.8 million and $0.6 million, respectively.

For the years ended December 31, 2009, 2008 and 2007, depreciation and amortization expenses amounted to $12.8 million, $16.0 million and $17.6 million, respectively.

II-F-51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

21.	Other Real Estate Owned

Real estate held for sale totaled to $94.2 million and $61.3 million as of December 31, 2009 and 2008, respectively.

The following table summarizes certain information regarding other real estate held for sale for the periods indicated.

	Year Ended
	December 31,
	2009	2008
	(In thousands)

Balance at beginning of period	$61,340	$38,154
Additions	85,274	49,514
Sales	(35,271)	(23,460)
Retirement	(3,370)	(1,662)
Lower of cost or market adjustments	(13,754)	(1,206)

Balance at end of period	$94,219	$61,340

	Year Ended
	December 31,
	2009	2008
	(In thousands)

Construction	$1,878	$1,128
Residential	76,461	53,050
Commercial Real Estate	14,283	7,162
Land secured	1,597	—

Balance at end of period	$94,219	$61,340

22.	Goodwill

At both December 31, 2009 and 2008, goodwill amounted to $4.4 million and was assigned principally to the mortgage banking segment. Goodwill is recorded in “Other assets” on the Consolidated Statements of Financial Condition.

The Company performed impairment tests of its goodwill for the years ended December 31, 2009, 2008 and 2007 using a discounted cash flow analysis and determined that there was no impairment.

II-F-52

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

23.	Sources of Borrowings

At December 31, 2009, the scheduled aggregate annual contractual maturities (or estimates in the case of loans payable and a note payable with a local institution) of the Company’s borrowings were approximately as follows:

				Other
		Repurchase	Advances from	Short-Term	Loans	Notes
	Deposits	Agreements(1)	FHLB(1)	Borrowings	Payable(2)	Payable	Total
	(In thousands)

2010	$3,218,034	$1,074,762	$780,500	$110,000	$43,280	$3,570	$5,230,146
2011	650,365	364,000	398,420	—	38,758	3,215	1,454,758
2012	407,400	—	289,000	—	34,689	32,685	763,774
2013	141,332	606,500	139,000	—	31,028	2,610	920,470
2014	68,494	100,000	—	—	27,734	8,037	204,265
2015 and thereafter	157,396	—	—	—	161,547	220,721	539,664

	$4,643,021	$2,145,262	$1,606,920	$110,000	$337,036	$270,838	$9,113,077

(1)	Includes $228.5 million of repurchase agreements with an average rate of 4.72% and $279.0 million in advances from FHLB-NY with an average rate of 5.41%, which the lenders have the right to call before their contractual maturities beginning in February 2010.

(2)	Secured borrowings with local financial institutions, collateralized by real estate mortgages at fixed and variable interest rates tied to 3-month LIBOR. These loans are not subject to scheduled principal payments, but are payable according to the regular scheduled amortization and prepayments of the underlying mortgage loans. For purposes of the table above the Company used a CPR of 10.4% to estimate the repayments.

24.	Deposit Accounts

At December 31, deposits and their weighted-average interest rates are summarized as follows:

	2009		2008
	Amount	%	Amount	%
	(Dollars in thousands)

Brokered certificates of deposit	$2,652,409	2.54	$2,652,305	4.29
Certificates of deposit	507,987	3.57	542,074	4.20
Regular savings	356,488	1.57	338,784	2.44
NOW accounts and other transaction accounts	364,469	0.96	356,988	1.39
Money markets accounts	408,152	2.34	276,638	2.83

Total interest-bearing	4,289,505	2.43	4,166,789	3.78
Non interest-bearing deposits	353,516	—	235,983	—

Total deposits	$4,643,021	2.24	$4,402,772	3.58

At December 31, 2009 and 2008, the Company reclassified from demand deposit accounts to loan balance $0.6 million and $0.7 million, respectively, of overdrafts.

At December 31, 2009 and 2008, certificates of deposit over $100,000 amounted to approximately $2.9 billion and $2.8 billion, respectively.

II-F-53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The banking subsidiaries had brokered certificates of deposit maturing as follows:

	As of December 31,
	2009	2008
	(In thousands)

2010	$1,266,057	$1,706,678
2011	626,881	231,614
2012	397,623	140,994
2013	137,508	133,173
2014	67,118	105,190
2015 and thereafter	157,222	334,656

	$2,652,409	$2,652,305

25.	Securities Sold Under Agreements to Repurchase

The following summarizes significant data about securities sold under agreements to repurchase for the years ended December 31, 2009 and 2008.

	2009	2008
	(Dollars in thousands)

Carrying amount as of December 31,	$2,145,262	$1,907,447

Average daily aggregate balance outstanding	$1,894,329	$1,974,732

Maximum balance outstanding at any month-end	$2,145,262	$2,291,119

Weighted-average interest rate during the year	3.73%	4.08%
Weighted-average interest rate at year end	3.32%	3.62%

Securities sold under agreements to repurchase as of December 31, 2009, grouped by counterparty, were as follows:

		Weighted-Average
	Repurchase	Maturity
Counterparty	Liability	(In months)
	(Dollars in thousands)

Credit Suisse	$621,762	16
CitiGroup Global Markets	450,000	5
Merrill Lynch, Pierce, Fenner & Smith, Inc.	200,000	27
Federal Home Loan Bank of New York	873,500	30

Total	$2,145,262	20

The following table presents the carrying and market values of securities available for sale pledged as collateral at December 31, shown by maturity of the repurchase agreement. The information in this table

II-F-54

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

excludes repurchase agreement transactions which were collateralized with securities or other assets held for trading or which have been obtained under agreement to resell:

	2009				2008
	Carrying	Market	Repurchase	Repo	Carrying	Market	Repurchase	Repo
	Value	Value	Liability	Rate	Value	Value	Liability	Rate
	(Dollars in thousands)

Mortgage-Backed Securities
GNMA
Term over 90 days	$91,905	$92,532	$89,350	2.31%	$17,727	$17,907	$16,000	4.03%
FNMA
Term of 30 to 90 days	145,399	149,650	141,056	3.44%	89,456	89,471	83,000	2.57%
Term over 90 days	560,429	573,283	543,935	3.28%	708,018	722,993	523,300	3.68%
CMO Government Sponsored Agencies
Term of 30 to 90 days	133,935	132,462	115,206	1.51%	—	—	—	—
Term over 90 days	1,250,128	1,255,973	1,158,700	3.73%	846,444	841,196	751,900	4.03%
CMO Private Label
Term over 90 days	—	—	—	—	384,889	271,172	188,000	5.08%
Debt Securities
FHLB Notes
Term over 90 days	2,056	2,073	2,015	5.24%	—	—	—	—
FHLMC and FNMA Notes
Term over 90 days	—	—	—	—	185,861	185,772	146,800	4.86%

	$2,183,852	$2,205,973	$2,050,262	3.41%	$2,232,395	$2,128,511	$1,709,000	4.04%

26.	Advances from Federal Home Loan Bank

Advances from FHLB consisted of the following:

	December 31,
	2009	2008
	(Dollars in thousands)

Non-callable advances with maturities ranging from January 2010 to May 2013 (2008- February 2009 to May 2013), at various fixed rates averaging 3.25% and 3.77% at December 31, 2009 and 2008, respectively(1)	$1,022,920	$974,400
Non-callable advances with maturities ranging from September 2010 to November 2012 (2008- September 2009 to November 2012), tied to 1-month LIBOR adjustable monthly, at various variable rates averaging 0.25% and 0.49% at December 31, 2009 and 2008, respectively	105,000	145,000
Non-callable advances due on July 6, 2010, tied to 3-month LIBOR adjustable quarterly at a rate of 0.25% and 4.17% at December 31, 2009 and 2008, respectively	200,000	200,000
Callable advances with maturities ranging from June 2010 to March 2012 (2008- July 2009 to March 2012), at various fixed rates averaging 5.41% and 5.40% at December 31, 2009 and 2008, respectively, callable at various dates beginning on February 2010 (2008- January 2009)(1)	279,000	304,000

	$1,606,920	$1,623,400

(1)	These advances from FHLB could be subject to early termination fees.

II-F-55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

At December 31, 2009, the Company had pledged qualified collateral in the form of mortgages with a market value of $1.9 billion to secure the above advances from FHLB, which generally the counterparty is not permitted to sell or repledge.

These advances could be subject to early termination fees.

27.	Other Short-Term Borrowings

Other short-term borrowings consisted of the following:

	December 31,
	2009	2008
	(In thousands)

Borrowings from the Federal Home Loan Bank, collateralized by securities at a fixed rate of 0.46%, maturing in January 2009	$—	$55,000
Borrowings from the Federal Reserve Bank, collateralized by securities at a fixed rate of 0.25%, maturing in January 2010	110,000	—
Borrowings from the Federal Reserve Bank, collateralized by securities at a fixed rate of 1.39%, maturing in January 2009	—	10,000
Borrowings from the Federal Reserve Bank, collateralized by securities at a fixed rate of 0.60%, maturing in January 2009	—	138,600
Borrowings from the Federal Reserve Bank, collateralized by securities at a fixed rate of 0.42%, maturing in February 2009	—	148,000

	$110,000	$351,600

Maximum borrowings outstanding at any month end during 2009, were $746.0 million. The approximate average daily outstanding balance of short-term borrowings during the year was $459.9 million. The weighted-average interest rate of such borrowings, computed on a daily basis, was 0.26% for the year ended December 31, 2009.

28.	Loans Payable

Outstanding loans payable consisted of the following:

	December 31,
	2009	2008
	(In thousands)

Secured borrowings with local financial institutions, collateralized by real estate mortgage loans, at variable interest rates tied to 3-month LIBOR averaging 1.99% and 5.00% at December 31, 2009 and 2008, respectively	$318,180	$344,257
Secured borrowings with local financial institutions, collateralized by real estate mortgage loans, at fixed interest rates averaging 7.41% and 7.42% at December 31, 2009 and 2008, respectively	18,856	22,519

	$337,036	$366,776

The expected maturity date of secured borrowings based on collateral is from present to December 2025. Maximum borrowings outstanding at any month end during 2009 were $364.8 million. The approximate average daily outstanding balance of loans payable during the year were $353.6 million. The weighted-average interest rate of such borrowings, computed on a daily basis was 2.79% for the year ended December 31, 2009.

II-F-56

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

At December 31, 2009 and 2008, the Company had $143.1 million and $165.9 million, respectively, of loans held for sale and $181.3 million and $199.6 million, respectively, of loans receivable that were pledged to secure financing agreements with local financial institutions. Such loans can be repledged by the counterparty.

29.	Notes Payable

Notes payable consisted of the following:

	December 31,
	2009	2008
	(In thousands)

$100 million notes, net of discount, bearing interest at 7.65%, due on March 26, 2016, paying interest monthly	$98,623	$98,459
$30 million notes, net of discount, bearing interest at 7.00%, due on April 26, 2012, paying interest monthly	29,789	29,709
$40 million notes, net of discount, bearing interest at 7.10%, due on April 26, 2017, paying interest monthly	39,431	39,374
$30 million notes, net of discount, bearing interest at 7.15%, due on April 26, 2022, paying interest monthly	29,472	29,446
Bonds payable secured by mortgage on building at fixed rates ranging from 6.75% to 6.90% (2008 — 6.40% to 6.90%), with maturities ranging from December 2014 to December 2029 (2008 — June 2009 to December 2029), paying interest monthly	39,420	40,335
Bonds payable at a fixed rate of 6.25%, with maturities ranging from December 2010 to December 2029, paying interest monthly	7,600	7,600
Note payable with a local financial institution, collateralized by IOs at a fixed rate of 7.75%, due on December 25, 2013, paying principal and interest monthly	26,503	31,945

	$270,838	$276,868

Doral Financial is the guarantor of various unregistered serial and term bonds issued by Doral Properties, a wholly-owned subsidiary, through the Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority (“AFICA”). The bonds were issued to finance the construction and development of the Doral Financial Plaza building, the headquarters facility of Doral Financial. As of December 31, 2009, the outstanding principal balance of the bonds was $47.0 million with fixed interest rates, ranging from 6.25% to 6.90%, and maturities ranging from December 2010 to December 2029, as described in the table above. Certain series of the bonds are secured by a mortgage on the building and underlying real property.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

30.	Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following:

	December 31,
	2009	2008
	(In thousands)

GNMA defaulted loans — buy-back option (Note 12)	$128,650	$165,595
Accrued interest payable	22,210	35,219
Accrued salaries and benefits payable	8,331	8,583
Customer mortgages and closing expenses payable	4,128	8,460
Recourse obligation	9,440	8,849
Swap fair value on cash flow hedges	9,302	15,612
Trading liabilities	1,905	187
Other accrued expenses	15,946	12,780
Unrecognized tax benefits	3,508	18,873
Tax payable	633	348
Dividends payable	8,199	683
Deferred rent obligation	2,051	1,940
Other liabilities	29,528	27,704

	$243,831	$304,833

31.	Income Taxes

Background

Income taxes include Puerto Rico income taxes as well as applicable U.S. federal and state taxes. As Puerto Rico corporations, Doral Financial and all of its Puerto Rico subsidiaries are generally required to pay U.S. income taxes only with respect to their income derived from the active conduct of a trade or business in the United States (excluding Puerto Rico) and certain investment income derived from U.S. assets. Any such tax is creditable, with certain limitations, against Puerto Rico income taxes. Except for the operations of Doral Bank NY and Doral Money, substantially all of the Company’s operations are conducted through subsidiaries in Puerto Rico. Doral Bank NY and Doral Money are U.S. corporations and are subject to U.S. income-tax on their income derived from all sources.

Under Puerto Rico Income Tax Law, the Company and its subsidiaries are treated as separate taxable entities and do not file consolidated tax returns.

The maximum statutory corporate income tax rate in Puerto Rico is 39.00%. On March 9, 2009, the Governor of Puerto Rico signed into law the Special Act Declaring a State of Fiscal Emergency and Establishing an Integral Plan of Fiscal Stabilization to Save Puerto Rico’s Credit, Act No. 7 (the “Act No. 7”). Pursuant to the Act, Section 1020A, was introduced to the Code to impose a 5% surtax over the total tax determined for corporations, partnerships, trusts, estates, as well as individuals whose combined gross income exceeds $100,000 or married individuals filing jointly whose gross income exceeds $150,000. This surtax is effective for tax years commenced after December 31, 2008 and before January 1, 2012. This increases the Company’s income tax rate from 39.00% to 40.95% for tax years from 2009 through 2011.

Doral Financial’s interest income derived from FHA and VA mortgage loans financing the original acquisition of newly constructed housing in Puerto Rico and securities backed by such mortgage loans is exempt from Puerto Rico income taxes. Doral Financial also invests in U.S. Treasury and agency securities that are exempt from Puerto Rico taxation and are not subject to federal income taxation because of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

portfolio interest deduction to which Doral Financial is entitled as a foreign corporation. On July 1, 2008, the Company transferred substantially all of the assets previously held at the international banking entity to Doral Bank PR to increase the level of its interest earning assets. Previously, Doral Financial used its international banking entity subsidiary to invest in various U.S. securities and U.S. MBS, for which interest income and gain on sale, if any, is exempt from Puerto Rico income taxation and excluded from federal income taxation on the basis of the portfolio interest deduction in the case of interest, and, in the case of capital gains, because the gains are sourced outside the United States.

Income Tax (Benefit) Expense

The components of income tax (benefit) expense for the years ended December 31, are summarized below:

	2009	2008	2007
	(In thousands)

Current income tax (benefit) expense:
Puerto Rico	$(18,618)	$1,642	$2,396
United States	7,170	2,598	1,540

Total current income tax (benefit) expense	(11,448)	4,240	3,936
Deferred income tax (benefit) expense:
Puerto Rico	(7,300)	281,616	(134,344)
United States	(2,729)	145	(1,446)

Total deferred income tax (benefit) expense	(10,029)	281,761	(135,790)

Total income tax (benefit) expense	$(21,477)	$286,001	$(131,854)

The recognition of income tax benefit of $21.5 million for the year ended December 31, 2009 is composed of a current income tax benefit of $11.4 million and a deferred income tax benefit of $10.0 million. The current tax benefit is primarily related to the release of unrecognized tax benefits due to the expiration of the statute of limitations on certain tax positions net of the recognition of certain unrecognized tax benefits during the year. This net benefit was partially offset by the recognition of tax expense related to intercompany transactions in the federal tax jurisdiction which had not been previously recognized, net of current tax benefit related to the Company’s U.S. affiliates. The deferred tax benefit is primarily due to the effect of entering into an agreement with the Puerto Rico Treasury Department during the third quarter of 2009 (please refer to the “Deferred Tax Components” below), net of the amortization of existing deferred tax assets.

The tax expense recognized for the year ended December 31, 2008 was primarily related to a charge through earnings of an additional valuation allowance on its deferred tax assets of approximately $295.9 million. The recognition of income tax benefit for the year ended December 31, 2007 was principally related to changes in the Company’s valuation allowance for its deferred tax assets resulting from changes in earnings expectations used to evaluate the realization of the tax assets as a result of the Company’s recapitalization in July 2007.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The provision for income taxes of the Company differs from amounts computed by applying the applicable Puerto Rico statutory rate to income before taxes as follows:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Loss before income taxes	$(42,621)	$(32,258)	$(302,762)

		% of		% of		% of
		Pre-Tax		Pre-Tax		Pre-Tax
	Amount	Loss	Amount	Loss	Amount	Loss

Tax at statutory rates	$16,622	39.0	$12,581	39.0	$118,077	39.0
Tax effect of deductions related to tax agreements	(12,520)	(29.4)	(10,613)	(32.9)	(23,133)	(7.6)
Net income (loss) from the international banking entity	—	—	5,728	17.8	(27,583)	(9.1)
Net decrease(increase) in deferred tax valuation allowance(1)	245	0.6	(295,887)	(917.3)	90,327	29.8
Adjustments for unrecognized tax benefits	14,525	34.1	(1,394)	(4.3)	(1,390)	(0.4)
Other, net	2,605	6.1	3,584	11.1	(24,444)	(8.1)

Income tax benefit (expense)	$21,477	50.4	$(286,001)	(886.6)	$131,854	43.6

(1)	For 2009 and 2008, excludes the change in the valuation allowance for unrealized losses on cash flow hedges. For 2007, net of the effect of realization of NOLs (previously with a valuation allowance) related to intercompany transactions.

Deferred Tax Components

The Company’s deferred tax assets consist primarily of the differential in the tax basis of IOs sold, net operating loss carry-forwards and other temporary differences arising from the daily operations of the Company.

The Company has entered into several agreements with the Puerto Rico Treasury Department related to the intercompany transfers of IOs (the “IO Tax Asset”) and its tax treatment thereon. Under the agreements, the Company established the tax basis of all the IO transfers, clarified that for Puerto Rico income tax purposes, the IO Tax Asset is a stand-alone intangible asset subject to straight-line amortization based on a useful life of 15 years, and established the IO Tax Asset could be transferred to any entity with the Doral Financial corporate group, including the Puerto Rico banking subsidiary. During the third quarter of 2009, the Company entered into an agreement with the Puerto Rico Treasury Department that granted the Company a two year moratorium of the amortization of the IO tax asset. This agreement, resulted in a benefit of $11.2 million for the third quarter of 2009, and was effective for the taxable year beginning January 1, 2009. The realization of the deferred tax asset related to the differential in the tax basis of IOs sold is dependent upon the existence of, or generation of, taxable income during the remaining 13 (15 year original amortization period, 17 year amortization period including 2 year moratorium) year period in which the amortization deduction of the IO Tax Asset is available.

During the first quarter of 2008, the Company entered into an agreement with the Puerto Rico Treasury Department with respect to the allocation method (and period) of expenses incurred related to a settlement agreement (“Settlement Expenses”) that resulted from litigation related to the Company’s restatement. This agreement was effective as of December 31, 2007 and permits the total expense related to the settlement of the lawsuit ($96.0 million) to be allocated to any entity within the Company over a period of three years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Company’s deferred tax assets at December 31, were as follow:

	2009	2008
	(In thousands)

Deferred income tax asset resulting from:
Differential in tax basis of IOs sold	$237,324	$234,630
Net operating loss carry-forwards	128,710	125,134
Allowance for loan and lease losses	55,175	51,585
Settlement expenses	—	12,520
Capital loss carry-forward	6,791	9,111
OTTI	11,114	359
Net unrealized losses on trading and available for sale securities	22,474	17,822
MSRs	8,751	13,566
Net deferred loan origination fees/costs	6,799	4,827
Other reserves and allowances	39,992	39,812

Gross deferred tax asset	517,130	509,366
Valuation allowance	(385,929)	(388,539)

Net deferred tax asset	$131,201	$120,827

Net operating loss carry-forwards outstanding at December 31, 2009 expire as follows:

(In thousands)

2013	$43,368
2014	45,498
2015	28,846
2016	9,006
2027	1,501
2029	491

$128,710

The Company evaluates its deferred tax assets in accordance with ASC 740, Income Taxes, (previously SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”)), which states that deferred tax assets should be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax assets to the amount that is more likely than not to be realized.

In assessing the realization of deferred tax assets, the Company considers the expected reversal of its deferred tax assets and liabilities, projected future taxable income, cumulative losses in recent years, and tax planning strategies. The determination of a valuation allowance on deferred tax assets requires judgment based on the weight of all available evidence and considering the relative impact of negative and positive evidence

As of December 31, 2009, one of the Company’s Puerto Rico taxable entities remained in a cumulative loss position in earnings before tax (two entities were in a cumulative loss position as of December 31, 2008). For purposes of assessing the realization of the deferred tax assets, the cumulative taxable loss position for this entity is considered significant negative evidence that has caused management to conclude that the Company will not be able to fully realize the deferred tax assets related to this entity in the future, considering the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

criteria of ASC 740 (SFAS No. 109). Accordingly, as of December 31, 2009 and 2008, the Company determined that it was more likely than not that $385.9 million and $388.5 million, respectively, of its gross deferred tax assets would not be realized and maintained a valuation allowance for that amount. For the Puerto Rico taxable entity that no longer remained in a cumulative loss position as of December 31, 2009, the Company decided to maintain the valuation allowance on its deferred tax assets until it reflects a steady return to profitability. For Puerto Rico taxable entities with positive core earnings, a valuation allowance on deferred tax assets has not been recorded since they are expected to continue to be profitable. At December 31, 2009, the net deferred tax asset associated with these two companies was $14.4 million, compared to $16.5 million at December 31, 2008. Approximately, $94.1 million of the IO tax asset would be realized through these entities. In management’s opinion, for these companies, the positive evidence of profitable core earnings outweighs any negative evidence.

As of December 31, 2008, the valuation allowance was $388.5 million. A large portion of this allowance was established during the fourth quarter of 2008 due to a cumulative loss position in several of the Company’s Puerto Rico taxable entities, and that the Company was unable to meet its tax projection, due primarily to the global financial crisis which resulted in lower than expected net interest income and higher provisions for loan and lease losses.

The allowance also includes a valuation allowance of $3.0 million related to deferred taxes on unrealized losses on cash flow hedges as of December 31, 2009.

Management does not establish a valuation allowance on the deferred tax assets generated on the unrealized losses of its securities available for sale because the Company does not intend to sell the securities before recovery of value and based on available evidence, it is not more likely than not the Company will decide or be required to sell the securities before the recovery of its amortized cost basis. Management has therefore determined that a valuation allowance on deferred tax assets generated on the unrealized losses of its securities available for sale is not necessary at this time.

Failure to achieve sufficient projected taxable income in the entities and deferred tax assets where a valuation allowance has not been established, might affect the ultimate realization of the net deferred tax assets.

Management assesses the realization of its deferred tax assets at each reporting period based on the criteria of ASC 740-10 (SFAS No. 109). To the extent that earnings improve and the deferred tax assets become realizable, the Company may be able to reduce the valuation allowance through earnings.

ASC 740 (previously FIN 48)

As of December 31, 2009, 2008 and 2007 the Company had unrecognized tax benefits of $3.5 million, $13.7 million and $13.7 million, respectively, and accrued interest of $0.6 million, $5.2 million and $3.7 million, respectively. The Company classifies all interest related to tax uncertainties as income tax expense. For the years ended December 31, 2009, 2008 and 2007, the Company recognized interest and penalties of approximately $0.6 million, $1.4 million and $1.4 million respectively.

The amount of unrecognized tax benefits may increase or decrease in the future for various reasons including adding amounts for current tax year positions, expiration of open income tax returns due to the expiration of statutes of limitation, changes in management’s judgment about the level of uncertainty, status of examinations, litigation and legislative activity, and the addition or elimination of uncertain tax positions. As of December 31, 2009, the following years remain subject to examination: U.S. Federal jurisdictions — 2004 through 2008 and Puerto Rico — 2005 through 2008.

During the quarter ended June 30, 2009, the Company released $13.7 million of unrecognized tax benefits and $5.4 million of interest and penalties due to the expiration of the statute of limitations. In addition, the

II-F-62

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Company accrued $2.9 million for additional unrecognized taxes and $0.6 million for interest on that position. The following presents the beginning and ending amounts of accruals for uncertain income tax positions:

	December 31,	December 31,	December 31,
	2009	2008	2007
	(In thousands)

Balance at beginning of period	$13,709	$13,709	$13,709
Additions for tax positions of prior years	2,892	—	—
Additions for tax positions of current year	583	—	—
Release of contingencies	(13,709)	—	—

Balance at end of period	$3,475	$13,709	$13,709

32.	Guarantees

In the ordinary course of the business, Doral Financial makes certain representations and warranties to purchasers and insurers of mortgage loans at the time of the loan sales to third parties regarding the characteristics of the loans sold, and in certain circumstances, such as in the event of early or first payment default. To the extent the loans do not meet specified characteristics, if there is a breach of contract of a representation or warranty or if there is an early payment default, Doral Financial may be required to repurchase the mortgage loan and bear any subsequent loss related to the loan. For the year ended December 31, 2009, repurchases amounted to $13.7 million, compared to $9.5 million for the corresponding 2008 period. These repurchases were at fair value and no significant losses were incurred.

In the past, in relation to its asset securitization and loan sale activities, the Company sold pools of delinquent FHA, VA and conventional mortgage loans on a servicing retained basis. Following these transactions, the loans are not reflected on Doral Financial’s Consolidated Statements of Financial Condition. Under these arrangements, as part of its servicing responsibilities, Doral Financial is required to advance the scheduled payments of principal, interest and taxes whether or not collected from the underlying borrower. While Doral Financial expects to recover a significant portion of the amounts advanced through foreclosure or, in the case of FHA and VA loans, under the applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of delinquent status of the loans. As of December 31, 2009 and 2008, the outstanding principal balance of such delinquent loans amounted to $154.2 million and $177.6 million, respectively.

In addition, Doral Financial’s loan sale activities in the past included certain mortgage loan sale and securitization transactions subject to recourse arrangements that require Doral Financial to repurchase or substitute the loan if the loans are 90-120 days or more past due or otherwise in default. The Company is also required to pay interest on delinquent loans in the form of servicing advances. Under certain of these arrangements, the recourse obligation is terminated upon compliance with certain conditions, which generally involve: (i) the lapse of time (normally from four to seven years), (ii) the lapse of time combined with certain other conditions such as the unpaid principal balance of the mortgage loans falling below a specific percentage (normally less than 80%) of the appraised value of the underlying property or (iii) the amount of loans repurchased pursuant to recourse provisions reaching a specific percentage of the original principal amount of loans sold (generally from 10% to 15%). As of December 31, 2009 and 2008, the Company’s records reflected that the outstanding principal balance of loans sold subject to full or partial recourse was $0.9 billion and $1.1 billion, respectively. As of such date, the Company’s records also reflected that the maximum contractual exposure to Doral Financial if it were required to repurchase all loans subject to recourse was $0.8 billion and $1.0 billion, respectively. Doral Financial’s contingent obligation with respect to such recourse provision is not reflected on Doral Financial’s consolidated financial statements, except for a liability of estimated losses from such recourse agreements, which is included as part of “Accrued expenses and other liabilities.” The Company discontinued the practice of selling loans with recourse obligations in 2005. Doral Financial’s current strategy

II-F-63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

is to sell loans on a non- recourse basis, except recourse for certain early payment defaults. For the year ended December 31, 2009 and 2008, the Company repurchased at fair value $27.3 million and $25.6 million, respectively, pursuant to recourse provisions.

The Company’s approach for estimating its liability for expected losses from recourse obligations was based on the amount that would be required to pay for mortgage insurance to a third party in order to be relieved of its recourse exposure on these loans. During the third quarter of 2008, Doral Financial refined its estimate for determining expected losses from recourse obligations as it began to develop more data regarding historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment. This actual data on losses showed a substantially different experience than that used for newer loans for which insurance quotes are published.

Doral Financial reserves for its exposure to recourse amounted to $9.4 million and $8.8 million and the other credit-enhanced transactions explained above amounted $8.8 million and $9.7 million as of December 31, 2009 and 2008, respectively. The change in the approach used to estimate the extent of the expected losses resulted in a $0.6 million change in the underlying reserves for the year ended December 31, 2008.

The following table shows the changes in the Company’s liability of estimated losses from recourse agreements, included in the Statement of Financial Condition, for each of the periods shown:

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008
	(In thousands)

Balance at beginning of period	$8,849	$11,755
Net charge-offs/termination	(3,218)	(1,941)
Provision (recovery) for recourse liability	3,809	(965)

Balance at end of period	$9,440	$8,849

33.	Unused Lines of Credit

At December 31, 2009 and 2008, the Company had an uncommitted line of credit of up to 30% of the assets reflected in the Consolidated Statement of Financial Condition of Doral Bank Puerto Rico and Doral Bank NY. As of December 31, 2009 and 2008, the Company could draw an additional $2.2 billion and $2.1 billion, respectively. As a condition of drawing these additional amounts, the Company is required to pledge collateral for the amount of the draw plus a required over-collateralization amount. As of December 31, 2009 and 2008, the Company had pledged excess collateral of $0.3 billion and $0.7 billion, respectively.

34.	Financial Instruments with Off-Balance Sheet Risk

The following tables summarize Doral Financial’s commitments to extend credit, commercial and performance standby letters of credit and commitments to sell loans.

	December 31,
	2009	2008
	(In thousands)

Commitments to extend credit	$85,124	$125,762
Commitments to sell loans	76,176	137,797
Commercial, financial and performance standby letters of credit	25	325

Total	$161,325	$263,884

The Company enters into financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

to extend credit and sell loans. The contractual amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses. Generally, the Company does not enter into interest rate lock agreements with borrowers.

The Company purchases mortgage loans and simultaneously enters into a sale and securitization agreement with the same counterparty, essentially a forward contract that meets the definition of a derivative under ASC 815-10, Derivatives and Hedging, (previously SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”)), during the period between trade and settlement date.

A letter of credit is an arrangement that represents an obligation on the part of the Company to a designated third party, contingent upon the failure of the Company’s customer to perform under the terms of the underlying contract with a third party. The amount in letter of credit represents the maximum amount of credit risk in the event of non-performance by these customers. Under the terms of a letter of credit, an obligation arises only when the underlying event fails to occur as intended, and the obligation is generally up to a stipulated amount and with specified terms and conditions. Letters of credit are used by the customer as a credit enhancement and typically expire without having been drawn upon.

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

35.	Commitments and Contingencies

Total minimum rental and operating commitments for leases in effect at December 31, 2009, were as follow:

(In thousands)

2010	$5,767
2011	5,172
2012	4,071
2013	5,740
2014	3,714
2015 and thereafter	20,485

$44,949

Total rent expense for the years ended December 31, 2009, 2008 and 2007, amounted to approximately $7.2 million, $7.4 million and $7.6 million, respectively.

Doral Financial and its subsidiaries are defendants in various lawsuits or arbitration proceedings arising in the ordinary course of business, including employment related matters. Management believes, based on the opinion of legal counsel, that the aggregated liabilities, if any, arising from such actions will not have a material adverse effect on the financial condition or results of operations of Doral Financial.

Since 2005, Doral Financial became a party to various legal proceedings, including regulatory and judicial investigations and civil litigation, arising as a result of the Company’s restatement.

Legal Matters

On August 24, 2005, the U.S. Attorney’s Office for the Southern District of New York served Doral Financial with a grand jury subpoena seeking the production of certain documents relating to issues arising

II-F-65

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

from the restatement, including financial statements and corporate, auditing and accounting records prepared during the period from January 1, 2000 to the date of the subpoena. Doral Financial is cooperating with the U.S. Attorney’s Office in this matter. Doral Financial cannot predict the outcome of this matter and is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact to Doral Financial of this matter.

On August 13, 2009, Mario S. Levis, the former Treasurer of Doral, filed a complaint against the Company in the Supreme Court of the State of New York. The complaint alleges that the Company breached a contract with the plaintiff and the Company’s by-laws by failing to advance payment of certain legal fees and expenses that Mr. Levis has incurred in connection with a criminal indictment filed against him in the U.S. District Court for the Southern District of New York. Further, the complaint claims that Doral Financial fraudulently induced the plaintiff to enter into agreements concerning the settlement of a civil litigation arising from the restatement of the Company’s financial statements for fiscal years 2000 through 2004. The complaint seeks declaratory relief, damages, costs and expenses. Mr. Levis further moved for preliminary injunctive relief. On December 16, 2009, the parties entered into a Settlement Agreement. On December 17, 2009, Mr. Levis’ motion for a preliminary injunction was denied as moot, and all further proceedings were stayed, but the procedures for future disputes between the parties outlined in the Settlement Agreement were not affected by the stay.

Banking Regulatory Matters

On March 16, 2006, Doral Financial entered into a consent cease and desist order with the Federal Reserve. The mutually agreed upon order required Doral Financial to conduct reviews of its mortgage portfolio, and to submit plans regarding the maintenance of capital adequacy and liquidity. The consent order contains restrictions on Doral Financial from obtaining extensions of credit from, or entering into certain asset purchase and sale transactions with its banking subsidiaries, without the prior approval of the Federal Reserve. The consent order restricts Doral Financial from receiving dividends from the banking subsidiaries without the approval of the respective primary banking regulatory agency. Doral Financial is also required to request permission from the Federal Reserve for the payment of dividends on its common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date and requires Doral Financial and Doral Bank PR to submit plans regarding the maintenance of minimum levels of capital and liquidity. Doral Financial has complied with these requirements and no fines or civil money penalties were assessed against the Company under the order.

Effective January 14, 2008, the FDIC and the Office of the Commissioner terminated a cease and desist order that had been entered by these regulatory agencies with Doral Bank PR on March 16, 2006 (the “Former Order”). The Former Order was similar to the consent order of Doral Financial with the Federal Reserve described above, and related to safety and soundness issues in connection with the announcement by Doral Financial in April 2005 of the need to restate its financial statements for the period from January 1, 2000 to December 31, 2004. Under the terms of the Former Order, Doral Bank PR could not pay a dividend or extend credit to, or enter into certain asset purchase and sale transactions with, Doral Financial or its subsidiaries, without the prior approval of the FDIC and the Office of the Commissioner.

As a result of an examination conducted during the third quarter of 2008, on July 8, 2009, Doral Bank PR consented with the FDIC and paid civil monetary penalties of $38,030 related to deficiencies in compliance with the National Flood Insurance Act as a result of flood insurance coverage, failure to maintain continuous flood insurance protection and failure to ensure that borrowers obtain flood insurance in a timely manner.

On February 19, 2008, Doral Bank PR entered into a consent order with the FDIC relating to failure to comply with certain requirements of the Bank Secrecy Act (“BSA”). The regulatory findings that resulted in the order were based on an examination conducted for the period ended December 31, 2006, and were related to findings that had initially occurred in 2005 prior to the Company’s change in management and the

II-F-66

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Recapitalization. The order replaced the MOU with the FDIC and the Office of the Commissioner dated August 23, 2006. Doral Bank PR was not required to pay any civil monetary penalties in connection with this order. The order required Doral Bank PR to correct certain violations of law, within the timeframes set forth in the order (generally 120 days) including certain violations regarding the BSA, failure to maintain an adequate BSA/Anti-Money Laundering Compliance Program (a “BSA/AML Compliance Program”) and failure to operate with an effective compliance program to ensure compliance with the regulations promulgated by the United States Department of Treasury’s Office of Foreign Asset Control (“OFAC”). The order further required Doral Bank PR to, among other things, amend its policies, procedures and processes and training programs to ensure full compliance with the BSA and OFAC; conduct an expanded BSA/AML risk assessment of its operations, enhance its due diligence and account monitoring procedures, review its BSA/AML staffing and resource needs, amend its policies and procedures for internal and external audits to include periodic reviews for BSA/AML compliance, OFAC compliance and perform annual independent testing programs for BSA/AML and OFAC requirements. The order also required Doral Bank PR to engage an independent consultant to review account and transaction activity from April 1, 2006 through March 31, 2007 to determine compliance with suspicious activity reporting requirements (the “Look Back Review”). On September 15, 2008, the FDIC terminated this consent order. As the Look Back Review was in process, Doral Bank PR and the FDIC agreed to a Memorandum of Understanding that covered the remaining portion of the Look Back Review. On June 30, 2009, the FDIC terminated this Memorandum of Understanding because the Look Back Review had been completed.

Doral Financial and Doral Bank PR have undertaken specific corrective actions to comply with the requirements of the terminated enforcement actions and the single remaining enforcement action, but cannot give assurance that such actions are sufficient to prevent further enforcement actions by the banking regulatory agencies.

36.	Retirement and Compensation Plans

The Company maintains a profit-sharing plan with a cash or deferred arrangement named the Doral Financial Corporation Retirement Savings and Incentive Plan (“the Plan”). The Plan is available to all employees of Doral Financial who have attained age 18 and complete one year of service with the Company. Participants in the Plan have the option of making pre-tax or after-tax contributions. The Company makes a matching contribution equal to $0.50 for every dollar of pre-tax contribution made by participants to the Plan with an annual compensation exceeding $30,000, up to 3% of the participant’s basic compensation, as defined. For those participants to the Plan with an annual compensation up to $30,000, the Company makes a matching contribution equal to $1.00 for every dollar of pre-tax contribution, up to 3% of the participant’s basic compensation, as defined. Company matching contributions are invested following the employees investment direction for their own money. The Company is also able to make fully discretionary profit-sharing contributions to the Plan. The Company’s expense related to its retirement plan during the years ended December 31, 2009, 2008 and 2007, amounted to approximately $459,000, $294,000 and $336,000, respectively.

The Company’s CEO’s employment agreement provided for a supplemental retirement program (“SERP”) whereby the Company deposited funds in an escrow account on his behalf. On August 31, 2007, the Compensation Committee of the Board of Directors authorized payment, to the CEO, of funds in the escrow account. The Company recognized a compensation benefit expense of $5.1 million during 2007 pursuant to this program.

As of December 31, 2009, 2008 and 2007 the Company had no defined benefit or post-employment benefit plans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

37.	Capital Stock and Additional Paid-In Capital

On September 29, 2003, and October 8, 2003, the Company issued 1,200,000 shares and 180,000 shares, respectively, of its 4.75% perpetual cumulative convertible preferred stock (the “convertible preferred stock”) having a liquidation preference of $250 per share in a private offering to qualified institutional buyers pursuant to Rule 144A. Each share of convertible preferred stock is currently convertible into 0.31428 shares of common stock, subject to adjustment under specific conditions. As of December 31, 2009 and 2008, there were 872,160 and 1,380,000 shares issued and outstanding, respectively. The convertible preferred stock ranks on parity with the Company’s 7.00% noncumulative monthly income preferred stock, Series A (the “7% preferred stock”), 8.35% noncumulative monthly income preferred stock, Series B (the “8.35% preferred stock”) and 7.25% noncumulative monthly income preferred stock, Series C (the “7.25% preferred stock”), with respect to dividend rights and rights upon liquidation, winding up or dissolution (see description below).

On March 20, 2009, the Board of Directors of Doral Financial announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three outstanding series of non-cumulative preferred stock, and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock.

During 2008, the Company paid dividends of $11.875 per share (an aggregate of $16.4 million), on the convertible preferred stock.

During the second quarter of 2002, the Company issued 4,140,000 shares of its 7.25% preferred stock at a price of $25.00 per share, its liquidation preference. As of December 31, 2009 and 2008, there were 3,579,202 and 4,140,000 shares issued and outstanding, respectively. During 2008, the Company paid dividends of $1.8125 per share (an aggregate of $7.5 million). The 7.25% preferred stock may be redeemed at the option of the Company beginning on May 31, 2007, at varying redemption prices starting at $25.50 per share.

On August 31, 2000, the Company issued 2,000,000 shares of its 8.35% preferred stock at a price of $25.00 per share, its liquidation preference. As of December 31, 2009 and 2008, there were 1,782,661 and 2,000,000 shares issued and outstanding, respectively. During 2008, the Company paid dividends of $2.0875 per share (an aggregate of $4.2 million). The 8.35% preferred stock may be redeemed at the option of the Company beginning on September 30, 2005, at varying redemption prices that start at $25.50 per share.

On February 22, 1999, the Company issued 1,495,000 shares of its 7% preferred stock at a price of $50.00 per share, its liquidation preference. As of December 31, 2009 and 2008, there were 1,266,827 and 1,495,000 shares issued and outstanding, respectively. During 2008, the Company paid dividends of $3.50 per share (an aggregate of $5.2 million). The 7% preferred stock may be redeemed at the option of the Company beginning February 28, 2004, at varying redemption prices that start at $51.00 per share.

On May 7, 2009, the Company announced the commencement of an offer to exchange a stated amount of its shares of common stock and a cash payment in exchange for a limited number of its shares of outstanding preferred stock. The offer to exchange commenced on May 7, 2009 and expired on June 8, 2009. Each of the series of outstanding preferred stock of Doral Financial were eligible to participate in the exchange offer, subject to all terms and conditions set forth in the Tender Offer Statement that was filed with the SEC on May 7, 2009, as amended. The transaction was settled on June 11, 2009.

On October 20, 2009, the Company announced the commencement of an offer to exchange a stated amount of its shares of common stock for a limited number of its Convertible Preferred Stock. The offer to exchange commenced on October 20, 2009 and expired on December 9, 2009. The transaction was settled on December 14, 2009.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The exchange by holders of shares of the non-cumulative preferred stock for shares of common stock and payment of a cash premium resulted in the extinguishment and retirement of such shares of non-cumulative preferred stock and an issuance of common stock. The carrying (liquidation) value of each share of non-cumulative preferred stock retired was reduced and common stock and additional paid-in-capital increased in the amount of the fair value of the common stock issued. Upon the cancellation of such shares of non-cumulative preferred stock acquired by the Company pursuant to the offer to exchange, the difference between the carrying (liquidation) value of shares of non-cumulative preferred stock retired and the fair value of the exchange offer consideration exchanged (cash plus fair value of common stock) was treated as an increase to retained earnings and income available to common shareholders for earnings per share purposes.

The exchange by holders of convertible preferred stock for common stock and a cash premium was accounted for as an induced conversion. Common stock and additional paid-in-capital was increased by the carrying (liquidation) value of the amount of convertible preferred stock exchanged. The fair value of common stock issued and the cash premium in excess of the fair value of securities issuable pursuant to the original exchange terms was treated as a reduction to retained earnings and net income available to common shareholders for earnings per share purposes.

The Company had the following series of preferred stock prior to the settlement of the exchange offers:

	Shares
	Outstanding	Book Value
	(Dollars in thousands)

Nonconvertible preferred stock:
Series A	1,495,000	$74,750
Series B	2,000,000	50,000
Series C	4,140,000	103,500
Convertible preferred stock	1,380,000	345,000

	9,015,000	$573,250

Results of the preferred stock exchange offers were as follow:

	Preferred		Book Value of
	Shares	Preferred Shares	Preferred Shares
	Exchanged	After Exchange	After Exchange
	(Dollars in thousands)

Nonconvertible preferred stock:
Series A	228,173	1,266,827	$63,341
Series B	217,339	1,782,661	44,567
Series C	560,798	3,579,202	89,480
Convertible preferred stock	507,840	872,160	218,040

	1,514,150	7,500,850	$415,428

The ability of the Company to pay dividends in the future is limited by the consent order entered into with the Federal Reserve and by various restrictive covenants contained in the debt agreements of the Company, the earnings, cash position and capital needs of the Company, general business conditions and other factors deemed relevant by the Company’s Board of Directors.

Current regulations limit the amount in dividends that Doral Bank PR and Doral Bank NY may pay. Payment of such dividends is prohibited if, among other things, the effect of such payment would cause the capital of Doral Bank PR or Doral Bank NY to fall below the regulatory capital requirements. The Federal Reserve Board has issued a policy statement that provides that insured banks and financial holding companies should generally pay dividends only out of current operating earnings. In addition, the Company’s consent

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

order with the Federal Reserve does not permit the Company to receive dividends from Doral Bank PR unless the payment of such dividends has been approved by the FDIC.

Dividends paid from a U.S. subsidiary to certain qualifying corporations such as the Company are generally subject to a 10% withholding tax under the provisions of the U.S. Internal Revenue Code.

38.	Stock Option and Other Incentive Plans

Effective January 1, 2006, the Company adopted ASC 718-10, Compensation — Stock Compensation, (previously SFAS No. 123R, Share-Based Payment), as amended, without a material effect on the Consolidated Financial Statements of the Company. Since 2003, Doral Financial commenced expensing the fair value of stock options granted to employees using the “modified prospective” method. Using this method, the Company has expensed the fair value of all employee stock options and restricted stock granted after January 1, 2003, as well as the unvested portions of previously granted stock options. ASC 718-10 requires the Company to estimate the pre-vesting forfeiture rate, for grants that are forfeited prior to vesting, beginning on the grant date and to true-up forfeiture estimates through the vesting date so that compensation expense is recognized only for grants that vest. When unvested grants are forfeited, any compensation expense previously recognized on the forfeited grants is reversed in the period of the forfeiture. Accordingly, periodic compensation expense will include adjustments for actual and estimated pre-vesting forfeitures and changes in the estimated pre-vesting forfeiture rate. The Company did not change its adjustment for actual and estimated pre-vesting forfeitures and changes in the estimated pre-vesting forfeiture rate.

On April 8, 2008, the Company’s Board of Directors approved the 2008 Stock Incentive Plan (the “Plan”) subject to shareholder approval, which was obtained at the annual shareholders’ meeting held on May 7, 2008. The plan replaces the 2004 Omnibus Incentive Plan. The Plan is accounted for following the provisions of ASC 718-10, Compensation — Stock Compensation, (previously SFAS No. 123R, Share-Based Payment), as amended. Stock options granted are expensed over the stock option vesting period based on fair value which is determined using the Black-Scholes option-pricing method at the date the options are granted.

The Company’s Omnibus Incentive Plan (the “Omnibus Plan”) was in effect from April 21, 2004 throughout 2008, and provided for equity-based compensation incentives (the “awards”) through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents, as well as cash and equity-based performance awards. The Compensation Committee had full authority and absolute discretion to determine those eligible to receive awards and to establish the terms and conditions of any awards; however, the Omnibus Plan had various limits and vesting restrictions that applied to individual and aggregate awards.

The aggregate number of shares of common stock which the Company may issue under the Plan is limited to 6,750,000. No options were granted by the Company for the year ended December 31, 2009. For the 2008, the Company granted 80,000 options at a weighted-average exercise price of $13.70.

On July 22, 2008, four independent directors were each granted 2,000 shares of restricted stock and stock options to purchase 20,000 shares of common stock at an exercise price equal to the closing of the stock on the grant date. The restricted stock became 100% vested during the third quarter of 2009. The stock options vest ratably over a five year period commencing with the grant date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Stock-based compensation recognized for 2009, 2008 and 2007 is as follows:

	2009	2008	2007
	(Dollars in thousands)

Stock-based compensation recognized	$94	$91	$685
Stock-based compensation reversed due to pre-vesting forfeitures	—	—	(25)

Stock-based compensation recognized, net	$94	$91	$660

Stock-based compensation recognized on termination of option plan	$—	$—	$3,823

Unrecognized at December 31	$250	$488	$—

Changes in stock options for 2009, 2008 and 2007 are as follows:

	2009		2008		2007
		Weighted		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price

Beginning of year	80,000	$13.70	—	$—	84,753	$129.00
Granted	—	—	80,000	13.70	6,250	19.51
Post-vesting cancellations	—	—	—	—	(6,029)	232.37
Pre-vesting forfeitures	(20,000)	13.70	—	—	(3,288)	97.93

End of year (2009 and 2008)/Balance prior termination (2007)	60,000	$13.70	80,000	$13.70	81,686	$114.24

Terminated	—	—	—	—	(81,686)	—

Exercisable at period end	16,000	—	—	—	—	—

The fair value of the options granted in 2008 was estimated using the Binomial Tree option-pricing model with the following weighted average assumptions:

	2008	2007

Stock price at grant date and exercise price	$13.70	$19.51
Stock option estimated fair value	$5.88	$12.72 - $24.25
Expected stock option term (years)	6.50	2.44 -7.87
Expected volatility	39%	41.65% - 42.72%
Expected dividend yield	0%	0%
Risk-free interest rate	3.49%	4.70% - 5.02%

Expected volatility is based on the historical volatility of the Company’s common stock over a ten-year period. The Company uses empirical research data to estimate options exercised and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is based on management’s expectation that the Company will not resume dividend payments on its Common Stock for the foreseeable future.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Doral Financial’s nonvested shares as of December 31, 2008 and 2009 are as follow:

		Weighted-Average
		Grant-Date Fair
Nonvested Restricted Shares	Shares	Value

Nonvested at December 31, 2008	8,000	$13.70
Pre-vesting forfeitures	(2,000)	13.70
Vested	(6,000)	13.70

Nonvested at December 31, 2009	—	$13.70

During 2009, 2008 and 2007, no options were exercised.

As of December 31, 2009, the total amount of unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan was approximately $250,000 related to stock options granted. That cost is expected to be recognized over a period of 4 years. As of December 31, 2009, the total fair value of shares and restricted stock was $0.4 million. No stock options were granted during the year ended December 31, 2009.

2007 Events

In connection with the recapitalization transaction and in accordance with the provisions of the stock purchase agreement between the Company and Doral Holdings, on July 17, 2007, the Board of Directors ratified and approved the resolutions of the Compensation Committee to accelerate and terminate all stock options outstanding under the Omnibus Plan and the 1997 Employee Stock Option Plan (“the Old Plan”) effective upon the issuance of the shares of the Company’s common stock to Doral Holdings. In connection with the acceleration and termination of outstanding stock options, the Company recognized as compensation expense all unvested benefits prior to the closing of the transaction as follows:

•	For the Old Plan there were 18,225 (911 on a post-reversed split basis) options outstanding, all of which were fully vested as of July 19, 2007, and therefore no additional compensation expense was recorded.

•	For the Omnibus Plan, the Compensation Committee determined to cancel the outstanding options in exchange for a payment per share based on the change of control price, which at the time of the closing was determined to be $0.63 ($12.60 on a post-reverse split basis). This resulted in a settlement payment of zero dollars. As of July 19, 2007, there were 1,615,500 (80,775 on a post-reverse split basis) options outstanding under the Omnibus Plan. The unrecognized compensation expense related to the termination of the 1,615,500 (80,775 on a post-reverse split basis) options was $2,960,122.

•	There were 200,000 (10,000 on a post-reverse split basis) restricted units outstanding under the Plan, which immediately vested on July 19, 2007. The unrecognized compensation expense related to the 200,000 (10,000 on a post-reverse split basis) restricted units was $865,283.

During the first quarter of 2007, the Company’s Compensation Committee awarded 125,000 (6,250 on a post-reverse split basis) stock options with a weighted average grant date fair value of $0.98 ($19.51 on a post-reverse split basis) per share. No options were awarded or exercised during the second, third or fourth quarters of 2007. As noted above, in connection with the closing of the sale of shares of common stock to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Doral Holdings all stock options outstanding as of July 19, 2007 were terminated and there were no options outstanding as of December 31, 2007.

39.	Losses per Share

The reconciliation of the numerator and denominator of the basic and diluted earnings per share, follows:

	2009	2008	2007
	(Dollars in thousands, except per share data)

Net Loss:
Net loss	$(21,144)	$(318,259)	$(170,908)
Non-Convertible preferred stock dividend(1)(2)	(4,228)	(16,388)	(16,388)
Convertible preferred stock dividend(2)	(11,613)	(16,911)	(16,911)
Effect of conversion of preferred stock(3)	(8,628)	—	—

Net loss attributable to common shareholders	$(45,613)	$(351,558)	$(204,207)

Weighted-Average Number of Common Shares Outstanding(4)	56,232,027	53,810,110	27,415,242
Net Loss per Common Share(5)	$(0.81)	$(6.53)	$(7.45)

(1)	For the year ended December 31, 2009, there were 872,160 shares of the Company’s 4.75% perpetual cumulative convertible preferred stock that were excluded from the computation of diluted earnings per share because their effect would have been antidilutive, compared to 1,380,000 for the corresponding 2008 and 2007 periods. Each share of convertible preferred stock is currently convertible into 0.31428 shares of common stock, subject to adjustment under specific conditions. The option of the purchasers to convert the convertible preferred stock into shares of the Company’s common stock is exercisable only (a) if during any fiscal quarter after September 30, 2003, the closing sale price of the Company’s common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading date of the preceding fiscal quarter exceeds 120% of the conversion price of the convertible preferred stock (currently 120% of $795.47, or $954.56); (b) upon the occurrence of certain corporate transactions; or (c) upon the delisting of the Company’s common stock. On or after September 30, 2008, the Company may, at its option, cause the convertible preferred stock to be converted into the number of shares of common stock that are issuable at the conversion price. The Company may only exercise its conversion right if the closing sale price of the Company’s common stock exceeds 130% of the conversion price of the convertible preferred stock (currently 130% of $795.47, or $1,034.11) in effect for 20 trading days within any period of 30 consecutive trading days ending on a trading day not more than two trading days prior to the date the Company gives notice of conversion.

(2)	On March 20, 2009, the Board of Directors of Doral Financial announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three outstanding series of non-cumulative preferred stock, and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock.

(3)	The carrying value of the noncumulative preferred stock exceeded the fair value of consideration transferred so the difference between the liquidation preference of the preferred stock retired and the market value of the common stock issued and the cash tendered amounted to $23.9 million was credited to retained earnings. In the case of the convertible preferred stock, the fair value of stock and cash transferred in exchange for the preferred stock converted, exceeded the fair value of the stock issuable pursuant to the original conversion terms, this excess or inducement amounted to $32.5 million was charged to retained earnings. As a result, both transactions impacted the net loss attributable to common shareholders.

(4)	Potential common shares consist of common stock issuable under the assumed exercise of stock options and unvested shares of restricted stock using the treasury stock method. This method assumes that the potential common shares are issued and the proceeds from exercise in addition to the amount of compensation cost attributed to future services are used to purchase common stock at the exercise date. The difference between the number of potential shares issued and the shares purchased is added as incremental shares to the actual number of shares outstanding to compute diluted earnings per share. Stock options and unvested shares of restricted stock that result in lower potential shares issued than shares purchased under the treasury stock method are not included in the computation of dilutive earnings per share since their inclusion would have an antidilutive effect in earnings per share.

(5)	For the years ended December 31, 2009, 2008 and 2007, net loss per common share represents the basic and diluted loss per common share, respectively, for each of the periods presented.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

40.	Fair Value of Assets and Liabilities

The Company uses fair value measurements to state certain assets and liabilities at fair value and to support fair value disclosures. Securities held for trading, securities available for sale, derivatives and servicing assets are recorded at fair value on a recurring basis. Additionally, from time to time, Doral may be required to record other financial assets at fair value on a nonrecurring basis, such as loans held for sale, loans receivable and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.

Effective January 1, 2008, the Company adopted ASC 820-10, Fair Value Measurements and Disclosures, (previously SFAS No. 157, Fair Value Measurements (“SFAS No. 157”)). ASC 820 (SFAS No. 157) defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements for fair value measurements.

The Company adopted ASC 825-10, Financial Instruments, (previously SFAS No. 159, The Fair Value Option for Financing Assets and Financing Liabilities, (“SFAS No. 159”)), in 2008, but chose not to apply the fair value option to any of its financial assets and financial liabilities.

Effective April 1, 2009, the Company adopted ASC 825-50, Financial Instruments, (previously FSP FAS No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS No. 107-1 and APB 28-1”)). ASC 825-50 requires the Company to disclose for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not in the statement of financial position, as required by ASC 825-50 (previously SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS No. 107”)).

Fair Value Hierarchy

Under ASC 820-10 (SFAS No. 157), the Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 — Valuation is based upon unadjusted quoted prices for identical instruments traded in active markets.

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market, or are derived principally from or corroborated by observable market data, by correlation or by other means.

•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Determination of Fair Value

Under ASC 820-10 (SFAS No. 157), the Company bases fair values on the price that would be received upon sale of an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. It is Doral Financial’s intent to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in ASC 820-10 (SFAS No. 157).

Fair value measurements for assets and liabilities where there is limited or no observable market data are based primarily upon the Company’s estimates, and are generally calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the fair values represent management’s estimates and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any

II-F-74

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

Following is a description of valuation methodologies used for financial instruments recorded at fair value, including the general classification of such instruments pursuant to the valuation hierarchy.

Securities held for trading:  Securities held for trading are reported at fair value and consist primarily of securities and derivatives held for trading purposes. The valuation method for trading securities is the same as the methodology used for securities classified as Available for Sale. The valuation methodology for IOs (Level 3) and derivatives (Level 2) are described in the Servicing assets and interest-only strips, and Derivatives sections, respectively.

For residual CMO certificates included in trading securities, the Company uses a cash flow model to value the securities. Doral utilizes the collateral’s statistics available on Bloomberg such as forecasted prepayment speed, weighted-average remaining maturity, weighted-average coupon and age. Based on the Bloomberg information, the Company forecasts the cash flows and then discounts it at the discount rate used for the period. For purposes of discounting, the Company uses the same Z-spread methodology used for the valuations of Doral’s floating rate IOs.

Securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions, expected defaults and loss severity. Level 1 securities (held for trading) include U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets. Level 2 securities include agency CMOs, municipal bonds, and agency MBS. Level 3 securities include non-agency and agency CMOs for which quoted market prices are not available. For determining the fair value of Level 3 securities available for sale, the Company uses a valuation model that calculates the present value of estimated future cash flows. The model incorporates the Company’s own estimates of assumptions market participants use in determining the fair value, including prepayment speeds, loss assumptions and discount rates.

Loans held for sale:  Loans held for sale are carried at the lower of net cost or market value on an aggregate portfolio basis. The amount, by which cost exceeds market value, if any, is accounted for as a loss through a valuation allowance. Loans held for sale consist primarily of mortgage loans held for sale. The market value of mortgage loans held for sale is generally based on quoted market prices for MBS adjusted to reflect particular characteristics of the asset such as guarantee fees, servicing fees, contractual yield, actual delinquency and credit risk. Loans held for sale are classified as Level 2, except for loans where management makes certain adjustments to the model based on unobservable inputs that are significant. These loans are classified as Level 3. Loans held for sale were carried at cost as of December 31, 2009.

Loans receivable:  Loans receivable are those held principally for investment purposes. These consist of construction loans for new housing development, certain residential mortgage loans which the Company does not expect to sell in the near future, commercial real estate, commercial non-real estate, leases, land, and consumer loans. Loans receivable are carried at their unpaid principal balance, less unearned interest, net of deferred loan fees or costs (including premiums and discounts), undisbursed portion of construction loans and an allowance for loan and lease losses. Loans receivable include collateral dependent loans for which the repayment of the loan is expected to be provided solely by the underlying collateral. The Company does not record loans receivable at fair value on a recurring basis. However, from time to time, the Company records nonrecurring fair value adjustments to collateral dependent loans to reflect (i) partial write-downs that are based on the fair value of the collateral, or (ii) the full charge-off of the loan carrying value. The fair value of the collateral is mainly derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations. The Company classifies loans receivable subject to nonrecurring fair value adjustments as Level 3.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

For the fair value of loans receivable, not reported at fair value, under ASC 825-50 (SFAS No. 107), loans are classified by type such as, residential mortgage loans, commercial real estate, commercial non-real estate, leases, land, and consumer loans. The fair value of residential mortgage loans is based on quoted market prices for MBS adjusted by particular characteristics like guarantee fees, servicing fees, contractual yield, actual delinquency and the credit risk associated to the individual loans. For all other loans, the fair value is estimated using discounted cash flow analyses, based on LIBOR and with adjustment that the Company believes a market participant would consider in determining fair value for like assets.

Servicing assets and interest-only strips:  The Company routinely originates, securitizes and sells mortgage loans into the secondary market. As a result of this process, the Company typically retains the servicing rights and, in the past, also retained IOs. Servicing assets retained in a sale or securitization arises from contractual agreements between the Company and investors in mortgage securities and mortgage loans. Since the adoption of ASC 860-50, Transfer and Servicing — Servicing Assets and Liabilities, (previously SFAS No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”)) on January 1, 2007, the Company records mortgage servicing assets at fair value on a recurring basis. Considerable judgment is required to determine the fair value of the Company’s servicing assets. Unlike highly liquid investments, the market value of servicing assets cannot be readily determined because these assets are not actively traded in securities markets. The Company engages a third party specialist to assist with its valuation of the entire servicing portfolio (governmental, conforming and non-conforming portfolios). The fair value of the servicing assets is determined based on a combination of market information on trading activity (servicing asset trades and broker valuations), benchmarking of servicing assets (valuation surveys) and cash flow modeling. The valuation of the Company’s servicing assets incorporates two sets of assumptions: (i) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (ii) market derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties. For IOs the Company uses a valuation model that calculates the present value of estimated future cash flows. The model incorporates the Company’s own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. IOs are recorded as securities held for trading. Fair value measurements of servicing assets and IOs use significant unobservable inputs and, accordingly, are classified as Level 3.

Real estate held for sale:  The Company acquires real estate through foreclosure proceedings. These properties are held for sale and are stated at the lower of cost or fair value (after deduction of estimated disposition costs). A loss is recognized for any initial write down to fair value less costs to sell. The fair value of the properties is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations but adjusted for specific characteristics and assumptions of the properties, which are not market observable. The Company records nonrecurring fair value adjustments to reflect any losses in the carrying value arising from periodic appraisals of the properties charged to expense in the period incurred. The Company classifies real estate held for sale subject to nonrecurring fair value adjustments as Level 3.

Other assets:  The Company may be required to record certain assets at fair value on a nonrecurring basis. These assets include premises and equipment, goodwill, and certain assets that are part of CB, LLC. CB, LLC is an entity formed to manage a residential real estate project that Doral Bank PR received in lieu of foreclosure. Fair value measurements of these assets use significant unobservable inputs and, accordingly, are classified as Level 3.

Premises and equipment:  Premises and equipment are carried at cost. However, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company recognizes an impairment loss based on the fair value of the property, which is generally obtained from appraisals. Property impairment losses are recorded as part of occupancy expenses in the Consolidated Statement of Operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Goodwill:  Goodwill is not amortized, but is tested for impairment at least annually or more frequently if events or circumstances indicate possible impairment. In determining the fair value of a reporting unit the Company uses discounted cash flow analysis. Goodwill impairment losses are recorded as part of other expenses in the Consolidated Statement of Operations.

CB, LLC:  Events or changes in circumstances may indicate that the carrying amount of certain assets may not be recoverable, such as for land and the remaining housing units. Impairment losses are recorded as part of occupancy expenses in the Consolidated Statement of Operations.

Derivatives:  Substantially all of the Company’s derivatives are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, Doral Financial measures fair value using internally developed models that use primarily market observable inputs, such as yield curves and volatility surfaces. The non-performance risk is evaluated internally considering collateral held, remaining term and the creditworthiness of the entity that bears the risk. These derivatives are classified as Level 2. Level 2 derivatives consist of interest rate swaps and interest rate caps.

Following is a description of valuation methodologies used for instruments not recorded at fair value.

Cash and due from banks and other interest-earning assets:  Valued at the carrying amounts in the Consolidated Statements of Financial Condition. The carrying amounts are reasonable estimates of fair value due to the relatively short period to maturity.

Deposits:  Fair value is calculated considering the discounted cash flows based on brokered certificates of deposits curve and internally generated decay assumptions.

Loans payable:  These loans represent secured lending arrangements with local financial institutions that are generally floating rate instruments, and therefore their fair value has been determined to be par.

Notes payable, advances from FHLB, other short-term borrowings and securities sold under agreements to repurchase:  Valued utilizing discounted cash flow analysis over the remaining term of the obligation using market rates for similar instruments.

Financial Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the balance of assets and liabilities measured at fair value on a recurring basis as of December 31, 2009.

	December 31, 2009
	Total	Level 1	Level 2	Level 3
	(In thousands)

Assets:
Securities held for trading	$46,616	$—	$—	$46,616	(1)
Securities available for sale	2,789,177	—	2,507,396	281,781
Derivatives(2)	1,110	—	1,110	—
Servicing assets	118,493	—	—	118,493

	$2,955,396	$—	$2,508,506	$446,890

Liabilities:
Derivatives(3)	$12,596	$—	$12,596	$—

(1)	Represents interest-only strips, of which variable IOs represent substantially all of the balance.

(2)	Included as part of securities held for trading in the Consolidated Statement of Financial Condition.

(3)	Included as part of accrued expenses and other liabilities in the Consolidated Statement of Financial Condition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

	December 31, 2008
	Total	Level 1	Level 2	Level 3
	(In thousands)

Assets:
Securities held for trading	$251,590	$198,680	$—	$52,910	(1)
Securities available for sale	3,429,151	—	3,038,517	390,634
Derivatives(2)	287	—	287	—
Servicing assets	114,396	—	—	114,396

	$3,795,424	$198,680	$3,038,804	$557,940

Liabilities:
Derivatives(3)	$15,283	$—	$15,283	$—

(1)	Represents interest-only strips, of which variable IOs represent substantially all of the balance.

(2)	Included as part of securities held for trading in the Statement of Financial Condition.

(3)	Included as part of accrued expenses and other liabilities in the Statement of Financial Condition.

The changes in Level 3 of assets and liabilities for the year ended December 31, measured at fair value on a recurring basis are summarized as follows:

	2009			2008
	Securities	Securities		Securities	Securities
	Held for	Available	Servicing	Held for	Available	Servicing
	Trading(1)	for Sale(2)	Assets(3)	Trading(1)	for Sale(2)	Assets(3)
	(In thousands)

Beginning balance:	$52,910	$390,634	$114,396	$67,992	$6,366	$150,238
Change in fair value	2,942	(7,444)	(3,131)	4,595	63,798	(42,642)
Purchases	—	159,865	—	—	—	—
OTTI	—	(27,577)	—	—	(920)	—
Principal repayment/amortization	(9,236)	(49,934)	—	(5,489)	(11,134)	—
Transfer	—	(159,999)	—	(14,188)	332,524	—
Capitalization/Sales, net	—	(23,764)	7,228	—	—	6,800

Ending balance	$46,616	$281,781	$118,493	$52,910	$390,634	$114,396

(1)	Securities held for trading classified as Level 3 include IOs and residual CMO certificates. Change in fair value is recognized as part of non-interest income in the Company’s Consolidated Statement of Operations as net (loss) gain on trading activities, which includes $2.8 million and $5.6 million of increase in fair value of IOs and $0.1 million increase and $1.0 million decrease in fair value of residual CMO certificates for the years ended December 31, 2009 and 2008, respectively. Amortization of IO is recognized as part of interest income as interest-only strips and includes $9.2 million and $5.4 million for the years ended December 31, 2009 and 2008, respectively.

(2)	Level 3 securities available for sale include non-agency and agency CMOs. OTTI is recognized as part of non-interest income in the Company’s Consolidated Statement of Operations. Amortization of premium and discount is recognized as part of interest income as mortgage-backed securities, which includes $0.1 million and $2.9 million for the year ended December 31, 2009 and 2008, respectively. Gain on sales of securities is recognized as part of non-interest income as net gain (loss) on investment securities including $23.8 million of the amount attributable to the unrealized gain related to those securities for the year ended December 31, 2009.

(3)	Change in fair value of servicing assets is recognized as part of non-interest income in the Company’s Consolidated Statement of Operations as servicing income (loss) for the periods presented. Capitalization of servicing assets is recognized as part of non-interest income as net gain on mortgage loan sales and fees, which includes $7.4 million for the years ended December 31, 2009 and 2008.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. The valuation methodologies used

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

to measure these fair value adjustments are described above. For assets measured at fair value on a nonrecurring basis in 2008, that were still held on the balance sheet at December 31, 2009, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at period end.

	Carrying Value	Level 3
	(In thousands)

December 31, 2009
Loans receivable(1)	$196,726	$196,726
Real estate held for sale(2)	66,042	66,042

Total	$262,768	$262,768

December 31, 2008
Loans receivable(1)	$77,966	$77,966

(1)	Represents the carrying value of collateral dependent loans for which adjustments are based on the appraised value of the collateral.

(2)	Represents the carrying value of real estate held for sale for which adjustments are based on the appraised value of the properties.

The following table summarizes total losses relating to assets (classified as Level 3) held at the reporting periods.

	Location of	Loss for the Year
	Loss Recognized in the	Ended December 31,
	Statement of Operations	2009	2008
		(In thousands)

Loans receivable(1)	Provision for loan and lease losses	$9,433	$13,745

Real estate held for sale(2)	Other expenses	$13,372	$—

(1)	Represents the carrying value of collateral dependent loans for which adjustments are based on the appraised value of the collateral.

(2)	Represents the carrying value of real estate held for sale for which adjustments are based on the appraised value of the properties.

II-F-79

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Disclosures about Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments as of December 31, 2009 and 2008, as defined by ASC 825 (SFAS No. 107), is made by the Company following ASC 820-50 (SFAS No. 157). The carrying amounts in the following disclosure are recorded in the balance sheets under the indicated captions.

The amounts in the disclosure have not been updated since year end, therefore, the valuations may have changed significantly since that point in time. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)

Financial assets:
Cash and due from banks	$725,277	$725,277	$185,817	$185,817
Other interest-earning assets	95,000	95,000	1,700	1,700
Securities held for trading	47,726	47,726	251,877	251,877
Securities available for sale	2,789,177	2,789,177	3,429,151	3,429,151
Loans held for sale(1)	320,930	326,108	386,610	394,051
Loans receivable	5,375,034	5,015,141	5,119,693	5,117,983
Servicing assets	118,493	118,493	114,396	114,396
Financial liabilities:
Deposits	$4,643,021	$4,684,443	$4,402,772	$4,414,621
Securities sold under agreements to repurchase	2,145,262	2,213,755	1,907,447	2,010,465
Advances from FHLB	1,606,920	1,655,258	1,623,400	1,716,386
Other short-term borrowings	110,000	110,024	351,600	351,681
Loans payable	337,036	337,036	366,776	366,776
Notes payable	270,838	262,585	276,868	123,634
Derivatives(2)	12,596	12,596	15,283	15,283

(1)	Includes $128.6 million and $165.6 million for December 31, 2009 and 2008, respectively, related to GNMA defaulted loans for which the Company has an unconditional buy-back option.

(2)	Includes $1.9 million and $0.2 million of derivatives held for trading purposes and $10.7 million and $15.1 million of derivatives held for purposes other than trading, for December 31, 2009 and 2008, respectively, as part of accrued expenses and other liabilities in the Consolidated Statement of Financial Condition.

41.	Derivatives

Doral Financial uses derivatives to manage its exposure to interest rate risk. The Company maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate changes. Derivatives include interest rate swaps, interest rate caps and forward contracts. The Company’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that net interest margin is not, on a material basis, adversely affected by movements in interest rates.

Doral Financial accounts for derivatives on a marked-to-market basis with gains or losses charged to operations as they occur. The fair value of derivatives is generally reported net by counterparty. The fair value of derivatives accounted as hedges is also reported net of accrued interest and included in other liabilities in

II-F-80

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

the Consolidated Statement of Financial Position. Derivatives not accounted as hedges in a net asset position are recorded as securities held for trading and derivatives in a net liability position as other liabilities in the Consolidated Statement of Financial Position.

As of December 31, 2009 and 2008, the Company had the following derivative financial instruments outstanding:

	Location in	December 31, 2009			December 31, 2008
	Statement of	Notional	Fair Value		Notional	Fair Value
	Financial Condition	Amount	Asset	Liability	Amount	Asset	Liability
		(In thousands)

Cash Flow Hedges:
Interest rate swaps	Accrued expenses and other liabilities	$305,000	$—	$(10,691)	$345,000	$—	$(15,096)
Other Derivatives (non hedges):
Interest rate caps	Securities held for trading	270,000	777	—	270,000	287	—
Forward contracts	Securities held for trading/Accrued expenses and other liabilities	210,000	333	(1,905)	35,000	—	(187)

Total		$785,000	$1,110	$(12,596)	$650,000	$287	$(15,283)

Cash Flow Hedges

As of December 31, 2009 and 2008, the Company had $305.0 and $345.0 million outstanding pay fixed interest rate swaps designated as cash flow hedges with maturities between July 2010 and November 2012 and September 2009 to November 2012, respectively. The Company designated the mentioned pay fixed interest rate swaps to hedge the variability of future interest cash flows of adjustable rate advances from FHLB. For the year ended December 31, 2009 no ineffectiveness was recognized. For the year ended December 31, 2008, the Company recognized $169,880 of ineffectiveness for the interest rate swaps designated as cash flow hedges. As of December 31, 2009 and 2008, accumulated other comprehensive loss included unrealized losses on cash flow hedges of $7.6 million and $13.7 million, respectively, which the Company expects to reclassify approximately $7.2 million and $4.8 million, respectively, against earnings during the next twelve months.

Doral Financial’s interest rate swaps had weighted average receive rates of 0.25% and 2.63% and weighted average pay rates of 3.53% and 3.63% at December 31, 2009 and 2008, respectively.

II-F-81

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

The table below presents the location and effect of cash flow derivatives on the Company’s results of operations and financial condition for the years ended December 31, 2009 and 2008.

	Location of				Loss Reclassified
	Loss Reclassified			Accumulated Other	from Accumulated
	from Accumulated			Comprehensive	Other Comprehensive
	Other Comprehensive	Notional	Fair	Income (Loss) for	Loss to Income for the
	Loss to Income	Amount	Value	the Year Ended	Year Ended
(In thousands)
Cash flow Hedges
December 31, 2009
Interest rate swaps	Interest expense — Advances from FHLB	$305,000	$(10,691)	$6,063	$(8,756)

December 31, 2008
Interest rate swaps	Interest expense — Advances from FHLB	$345,000	$(15,096)	$(13,115)	$(2,839)

Trading and Non-Hedging Activities

The following table summarizes the total derivatives positions at December 31, 2009 and 2008, respectively, and their different designations. Also, includes net gains (losses) on derivative positions for the periods indicated.

	Location of
	Gain Recognized in	December 31, 2009
	the Consolidated	Notional	Fair	Net Gain for
	Statement of Operations	Amount	Value	the Year Ended
		(In thousands)

Derivatives not designated as cash flow hedges:
Interest rate swaps	Net (loss) gain on trading activities	$—	$—	$247
Interest rate caps	Net (loss) gain on trading activities	270,000	777	490
Forward contracts	Net (loss) gain on trading activities
		210,000	(1,572)	2,836

		$480,000	$(795)	$3,573

	Location of
	Gain Recognized in	December 31, 2008
	the Consolidated	Notional	Fair	Net Loss for
	Statement of Operations	Amount	Value	the Year Ended
		(In thousands)

Derivatives not designated as cash flow hedges:
Interest rate swaps	Net gain (loss) on trading activities	$—	$—	$(143)
Interest rate caps	Net gain (loss) on trading activities	270,000	287	(1,195)
Forward contracts	Net gain (loss) on trading activities	35,000	(187)	(2,605)

		$305,000	$100	$(3,943)

II-F-82

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Doral Financial held $480.0 million and $305.0 million in notional value of derivatives not designated as hedges at December 31, 2009 and 2008, respectively.

The Company purchases interest rate caps to manage its interest rate exposure. Interest rate caps agreements generally involve purchases of out of the money caps to protect the Company from adverse effects from rising interest rates. These products are not linked to specific assets and liabilities that appear on the balance sheet or to a forecasted transaction and, therefore, do not qualify for hedge accounting. At December 31, 2009 and 2008, the Company had outstanding interest rate caps with a notional amount of $270.0 million.

The Company enters into forward contracts to create an economic hedge on its mortgage warehouse line. During the second quarter of 2009, the Company entered into an additional forward contract to create an economic hedge on its MSR. The notional amount of this additional forward contract as of December 31, 2009 was $165.0 million. As of December 31, 2009 and 2008, the Company had forwards hedging its warehousing line with a notional amount of $45.0 million and $35.0 million, respectively. For the year ended December 31, 2009, the Company recorded a gain of $2.8 million, in forward contracts which included a gain of $5.2 million, related to the economic hedge on the MSR.

Credit risk related to derivatives arises when amounts receivable from a counterparty exceed those payable. Because the notional amount of the instruments only serves as a basis for calculating amounts receivable or payable, the risk of loss with any counterparty is limited to a small fraction of the notional amount. Doral Financial’s maximum loss related to credit risk is equal to the gross fair value of its derivative instruments. Doral Financial deals only with derivative dealers that are national market makers with strong credit ratings in its derivatives activities. The Company further controls the risk of loss by subjecting counterparties to credit reviews and approvals similar to those used in making loans and other extensions of credit. In addition, counterparties are required to provide cash collateral to Doral Financial when their unsecured loss positions exceed certain negotiated limits.

All derivative contracts to which Doral Financial is a party settled monthly, quarterly or semiannually. Further, Doral Financial has netting agreements with the dealers and only does business with creditworthy dealers. Because of these factors, Doral Financial’s credit risk exposure related to derivatives contracts at December 31, 2009 and 2008 was not considered material.

42.	Segment Information

The Company operates in three reportable segments: mortgage banking activities, banking (including thrift operations) and insurance agency activities. The Company’s segment reporting is organized by legal entity and aggregated by line of business. Legal entities that do not meet the threshold for separate disclosure are aggregated with other legal entities with similar lines of business. Management made this determination based on operating decisions particular to each business line and because each one targets different customers and requires different strategies. The majority of the Company’s operations are conducted in Puerto Rico. The Company also operates in the mainland United States, principally in the New York City metropolitan area.

During the third quarter of 2007, Doral Securities voluntarily withdrew its license as broker dealer with the SEC and its membership with the FINRA. As a result of this decision, Doral Securities’ operations during 2008 were limited to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009 and Doral Securities did not conduct any other operations in 2009. During the third quarter of 2009, this investment advisory agreement was terminated by the investment company. Effective on December 31, 2009, Doral Securities was merged with and into its holding company, Doral Financial Corporation.

II-F-83

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

On July 1, 2008, Doral International, an IBE, subject to supervision, examination and regulation by the Commissioner of Financial Institutions under the IBC Act, was merged with and into Doral Bank PR, Doral International’s parent company, with Doral Bank PR being the surviving corporation, in a transaction structured as a tax free reorganization.

On December 16, 2008, Doral Investment Doral Investment was organized to become a new subsidiary of Doral Bank PR, but is not operational.

The accounting policies followed by the segments are the same as those described in Note 2.

The following tables present net interest income, non-interest income, net income (loss) and identifiable assets for each of the Company’s reportable segments for the periods presented. This reportable structure includes the servicing assets and related income and expenses that were transferred during the third quarter of 2007 to Doral Bank PR, as a result of the Recapitalization, as part of the banking segment.

	Mortgage		Insurance	Intersegment
	Banking	Banking	Agency	Eliminations(1)	Totals
	(In thousands)

Year Ended December 2009
Net interest income	$14,657	$149,317	$—	$3,653	$167,627
Provision for loan and lease losses	249	53,414	—	—	53,663
Non-interest income	46,084	62,949	12,024	(33,856)	87,201
Income (loss) before income taxes	4,056	(33,451)	9,619	(22,845)	(42,621)
Net income (loss)	26,197	(32,282)	8,031	(23,090)	(21,144)
Identifiable assets	1,654,586	9,480,008	17,368	(920,010)	10,231,952

	Mortgage		Institutional	Insurance	Intersegment
	Banking	Banking	Securities	Agency	Eliminations(1)	Totals
	(In thousands)

Year Ended December 2008
Net interest income	$17,381	$157,977	$—	$—	$2,123	$177,481
Provision for loan and lease losses	3,334	45,522	—	—	—	48,856
Non-interest income	35,473	56,357	144	12,801	(25,246)	79,529
(Loss) income before income taxes	(15,863)	(11,655)	(129)	10,030	(14,641)	(32,258)
Net (loss) income	(186,325)	(123,402)	(141)	6,250	(14,641)	(318,259)
Identifiable assets	1,692,845	9,204,200	1,659	28,060	(787,897)	10,138,867

	Mortgage		Institutional	Insurance	Intersegment
	Banking	Banking	Securities	Agency	Eliminations(1)(2)	Totals
	(In thousands)

Year Ended December 2007
Net interest (loss) income	$(2,408)	$153,032	$—	$—	$3,717	$154,341
Provision for loan and lease losses	9,365	68,849	—	—	—	78,214
Non-interest income	188,244	(97,124)	664	9,545	(176,726)	(75,397)
Income (loss) before income taxes	30,947	(170,489)	376	5,268	(168,864)	(302,762)
Net income (loss)	159,469	(165,142)	416	3,213	(168,864)	(170,908)
Identifiable assets	2,130,656	7,704,370	2,850	21,173	(554,671)	9,304,378

(1)	The intersegment eliminations in the tables above include servicing fees paid by the banking subsidiaries to the mortgage banking subsidiary recognized as a reduction of the net interest income, direct intersegment loan origination costs amortized as yield adjustment or offset against net gains on mortgage loan sales and fees (mainly related with origination costs paid by the banking segment to the

II-F-84

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

mortgage banking segment) and other income derived from intercompany transactions, related principally to rental income paid to Doral Properties, the Company’s subsidiary that owns the corporate headquarters facilities. Assets include internal funding and investments in subsidiaries accounted for at cost.

(2)	For the year ended December 31, 2007, intersegment eliminations included the dividend of $155.0 million paid by Doral Bank PR to the parent company as a result of the MSR transfer.

The following table summarizes the financial results for the Company’s Puerto Rico and mainland U.S. operations.

	Puerto Rico	Mainland U.S.	Eliminations	Totals
	(In thousands)

Year Ended December 31, 2009
Net interest income	$159,419	$8,045	$163	$167,627
Provision for loan and lease losses	51,067	2,596	—	53,663
Non-interest income	86,200	1,273	(272)	87,201
(Loss) before income taxes	(40,296)	(2,325)	—	(42,621)
Net (loss) income	(21,699)	800	(245)	(21,144)
Identifiable assets	10,137,416	504,786	(410,250)	10,231,952

	Puerto Rico	Mainland U.S.	Eliminations	Totals
	(In thousands)
Year Ended December 31, 2008
Net interest income	$168,381	$8,930	$170	$177,481
Provision for loan and lease losses	48,146	710	—	48,856
Non-interest income	77,524	2,402	(397)	79,529
(Loss) income before income taxes	(37,553)	5,283	12	(32,258)
Net (loss) income	(320,811)	2,540	12	(318,259)
Identifiable assets	10,056,158	235,323	(152,614)	10,138,867

	Puerto Rico	Mainland U.S.	Eliminations	Totals
	(In thousands)
Year Ended December 31, 2007
Net interest income	$140,022	$14,176	$143	$154,341
Provision (recovery) for loan and lease losses	79,246	(1,032)	—	78,214
Non-interest loss	(72,154)	(2,862)	(381)	(75,397)
Loss before income taxes	(302,301)	(441)	(20)	(302,762)
Net loss	(170,353)	(535)	(20)	(170,908)
Identifiable assets	9,274,627	132,265	(102,514)	9,304,378

II-F-85

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

43.	Quarterly Results of Operations (Unaudited)

Financial data showing results for each of the quarters in 2009, 2008 and 2007 are presented below. These results are unaudited. In the opinion of management all adjustments necessary (consisting only of normal recurring adjustments) for a fair statement have been included:

	1st	2nd	3rd	4th
	(In thousands, except per share data)

2009
Interest income	$116,494	$114,578	$113,403	$113,790
Net interest income	36,070	42,090	43,609	45,858
Provision for loan and lease losses	23,625	10,133	4,879	15,026
Non-interest income	1,583	19,131	26,888	39,599
(Loss) income before income taxes	(46,398)	(4,438)	6,354	1,861
Net (loss) income	(46,290)	8,216	13,209	3,721
Net (loss) income attributable to common shareholders	(54,615)	14,524	10,000	(16,865)
(Loss) earnings per common share(1)	(1.01)	0.27	0.17	(0.29)
2008
Interest income	$128,108	$135,646	$132,816	$128,104
Net interest income	39,044	48,855	47,040	42,542
Provision for loan and lease losses	4,786	10,683	7,209	26,178
Non-interest income	17,379	24,895	11,921	25,334
(Loss) income before income taxes	(2,926)	7,441	(696)	(36,077)
Net (loss) income	(2,298)	1,642	(1,756)	(315,847)
Net loss attributable to common shareholders	(10,623)	(6,683)	(10,080)	(324,172)
Loss per common share(1)	(0.20)	(0.12)	(0.19)	(6.02)
2007
Interest income	$157,248	$153,243	$134,861	$133,608
Net interest income	38,164	34,629	39,435	42,113
Provision for loan and lease losses	5,989	19,322	5,062	47,841
Non-interest income (loss)	11,628	24,897	(109,569)	(2,353)
Loss before income taxes	(31,415)	(36,415)	(148,414)	(86,518)
Net loss	(37,309)	(37,478)	(62,148)	(33,973)
Net loss attributable to common shareholders	(45,634)	(45,803)	(70,472)	(42,298)
Loss per common share(1)	(8.45)	(8.49)	(1.59)	(0.79)

(1)	For each of the quarters in 2009, 2008 and 2007, (loss) earnings per common share represents the basic and diluted loss per common share.

II-F-86

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

44.	Doral Financial Corporation (Holding Company Only) Financial Information

The following condensed financial information presents the financial position of the holding company only as of December 31, 2009 and 2008, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2009.

Doral Financial Corporation
(Parent Company Only)

Statements of Financial Condition

	As of December 31,
	2009	2008
	(In thousands)

Assets:
Cash and cash equivalents	$44,423	$39,216
Investment securities:
Trading securities, at fair value	45,723	52,179
Securities available for sale, at fair value	53,736	105,622

Total investment securities	99,459	157,801

Loans held for sale, at lower of cost or market	142,315	166,047
Loans receivable, net	362,402	458,053
Premises and equipment, net	3,559	4,951
Real estate held for sale, net	41,097	33,792
Deferred tax asset	94,649	84,423
Other assets	49,116	60,945
Investments in subsidiaries, at equity	629,334	541,342

Total assets	$1,466,354	$1,546,570

Liabilities and Stockholders’ Equity:
Loans payable	$337,036	$366,776
Notes payable	223,818	228,933
Accounts payable and other liabilities	30,456	45,690
Stockholders’ equity	875,044	905,171

Total liabilities and stockholders’ equity	$1,466,354	$1,546,570

II-F-87

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Doral Financial Corporation
(Parent Company Only)

Statements of Operations

	For the Years Ended December 31,
	2009	2008	2007
	(In thousands)

Income:
Dividends from subsidiaries	$18,000	$—	$165,059
Interest income	41,774	64,062	83,744
Net credit related OTTI losses	(1,191)	(920)	—
Net gain on mortgage loan sales and fees	68	305	4,163
Net gain (loss) on trading activities	2,780	5,853	(11,401)
Net gain (loss) on investment securities	953	143	(5,540)
Servicing (loss) income (net of mark-to-market)	(466)	(869)	19,886
Other income	119	102	120

Total income	$62,037	$68,676	$256,031

Expenses:
Interest expense	$27,298	$44,699	$87,394
Loan servicing, administrative and general expenses	36,225	39,087	123,457
Provision for loan and lease losses	249	3,334	9,365

Total expenses	63,772	87,120	220,216

(Loss) gain before income taxes	(1,735)	(18,444)	35,815
Income tax (benefit) expense	(22,855)	176,165	(154,539)
Equity in undistributed losses of subsidiaries	(42,264)	(123,650)	(361,262)

Net loss	$(21,144)	$(318,259)	$(170,908)

II-F-88

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

Doral Financial Corporation
(Parent Company Only)

Statements of Cash Flows

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Cash flows from operating activities:
Net loss	$(21,144)	$(318,259)	$(170,908)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in losses of subsidiaries	24,264	123,650	196,203
Depreciation and amortization	511	1,346	2,429
Mark-to-market adjustment	—	—	6,279
Provision for loan and lease losses	249	3,334	9,365
Provision for claim receivable	—	8,640	—
Stock-based compensation recognized	94	91	4,483
Deferred tax (benefit) provision	(9,926)	175,915	(155,545)
Gain on sale of premises and equipment	(67)	—	—
Gain on sale of assets to be disposed of by sale	—	(23)	—
Amortization of premium/discount on loans, investments	2,738	(659)	(446)
Originations and purchases of loans held for sale	—	—	(38,640)
Principal repayments and sales of loans held for sale	58,283	36,315	106,894
Net OTTI losses	1,191	920	—
(Gain) loss on securities	(953)	(137)	5,631
Unrealized (gain) loss on trading securities	—	(209)	7,696
Decrease in trading securities	—	2,023	105,578
Amortization and net (gain) loss in fair value of IOs	6,456	(251)	(2,002)
Dividends received from subsidiaries	18,000	—	165,059
Decrease in prepaid expenses and other assets	3,585	184,852	199,667
Decrease in accounts payable and other liabilities	(22,750)	(9,163)	(415,138)

Total adjustments	81,675	526,644	197,513

Net cash provided by operating activities	60,531	208,385	26,605

Cash flows from investing activities:
Principal repayments and maturities of securities held to maturity	$—	$—	$1,075
Purchases of securities available for sale	(43,953)	(254,089)	—
Principal repayments and sales of securities available for sale	106,424	(27,846)	170,593
Net decrease (increase) of loans receivables	29,715	108,637	(2,059)
Additions to premises and equipment	(5)	—	(904)
Proceeds from sales of premises and equipment	573	801	2,444
Proceeds from assets to be disposed of by sale	—	544	—
Proceeds from sales of real estate held for sale	18,946	16,589	7,010
Proceeds from sale of servicing assets	—	—	7,000
Return of investment	(118,545)	(182,937)	35,939

Net cash (used in) provided by investing activities	(6,845)	(338,301)	221,098

Cash flows from financing activities:
Decrease in securities sold under agreements to repurchase	$—	$(7,035)	$(55,852)
Decrease in loans payable	(29,740)	(35,925)	(41,742)
Decrease in notes payable	(5,442)	(5,037)	(641,163)
Issuance of common stock, net	—	—	610,000
Payment associated with conversion of preferred stock	(4,972)
Dividends paid	(8,325)	(33,299)	(33,299)

Net cash used in financing activities	(48,479)	(81,296)	(162,056)

Net increase (decrease) in cash and cash equivalents	5,207	(211,212)	85,647
Cash and cash equivalents at beginning of year	39,216	250,428	164,781

Cash and cash equivalents at the end of year	$44,423	$39,216	$250,428

II-F-89

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
DORAL FINANCIAL CORPORATION — (Continued)

During 2009 and 2008, the parent company contributed capital amounting to $119.8 million and $182.9 million, respectively, to Doral Bank PR. This capital infusion was approved by the Board of Directors of Doral Financial.

During 2009, the parent company received dividends amounting to $18.0 million from Doral Insurance. During 2007, the parent company received dividends amounting to $165.1 million from Doral Bank PR and Doral Bank NY.

In connection with the Recapitalization, on July 19, 2007, Doral Financial transferred its mortgage servicing and mortgage origination operations to Doral Bank PR, its principal banking subsidiary, and on July 26, 2007, sold the branch network of Doral Bank NY. In connection with these transactions, Doral Bank PR obtained regulatory approval to pay a $155.0 million cash dividend to the holding company and Doral Bank NY received regulatory approval to effect a capital distribution to the holding company in the amount of $50.0 million, of which $45.0 million was paid on July 30, 2007.

As a state non-member bank, Doral Bank PR’s ability to pay dividends is limited by the Puerto Rico Banking Law which requires that a reserve fund be maintained in an amount equal to at least 20% of the outstanding capital of the institution. The payment of dividends by Doral Bank PR may also be affected by other regulatory requirements and policies, such as the maintenance of certain minimum capital levels described in Note 4, above.

Savings banks, such as Doral Bank NY, that meet all applicable capital requirements may make distributions in an amount equal to the sum of (i) the current year’s net income, and (ii) the retained net income from the preceding two years, without an application to the OTS. See Note 4, for additional information regarding restrictions to pay dividends.

45.	Subsequent Events

Preferred stock exchange.  The Company’s Board of Directors approved an offering to exchange a stated amount of its newly issued common stock, par value $0.01 per share, for its outstanding shares of (i) 4.75% Perpetual Cumulative Convertible Preferred Stock; (ii) 7.00% Noncumulative Monthly Income Preferred Stock, Series A; (iii) 8.35% Noncumulative Monthly Income Preferred Stock, Series B; and (iv) 7.25% Noncumulative Monthly Income Preferred Stock, Series C in February 2010. The offer to exchange commenced in February 10, 2010 and expires on March 12, 2010.

II-F-90

Appendix III

Consolidated Financial Statements and the information included under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,	December 31,
	2010	2009
	(Unaudited)
	(Dollars in thousands,
	except for share data)

ASSETS
Cash and due from banks	$312,190	$725,277
Other interest-earning assets	48,772	95,000
Securities held for trading, at fair value	44,600	47,726
Securities available for sale, at fair value (includes $1,306,670 and $1,402,906 pledged as collateral at March 31, 2010, and December 31, 2009, respectively, that may be repledged)	2,099,336	2,789,177
Federal Home Loan Bank of NY (“FHLB”) stock, at cost	110,354	126,285

Total investment securities	2,254,290	2,963,188
Loans:
Loans held for sale, at lower of cost or market	335,761	320,930
Loans receivable	5,506,413	5,516,891
Less: Unearned interest	(919)	(1,083)
Less: Allowance for loan and lease losses	(147,481)	(140,774)

Total net loans receivable	5,358,013	5,375,034

Total loans, net	5,693,774	5,695,964
Accounts receivable	123,929	60,478
Mortgage-servicing advances	30,361	19,592
Accrued interest receivable	41,603	41,866
Servicing assets, net	118,236	118,493
Premises and equipment, net	99,768	101,437
Real estate held for sale, net	100,345	94,219
Deferred tax asset (“DTA”)	131,477	131,201
Receivables from brokers/dealers	587,493	—
Other assets	170,650	185,237

Total assets	$9,712,888	$10,231,952

LIABILITIES
Deposits:
Non-interest-bearing deposits	$225,270	$353,516
Interest-bearing deposits	4,360,939	4,289,505

Total deposits	4,586,209	4,643,021
Securities sold under agreements to repurchase	1,909,000	2,145,262
Advances from FHLB	1,472,920	1,606,920
Other short-term borrowings	—	110,000
Loans payable	329,706	337,036
Notes payable	269,496	270,838
Accrued expenses and other liabilities	283,206	243,831

Total liabilities	8,850,537	9,356,908
Commitments and contingencies (Please refer to Notes 26 and 27)

STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value; 40,000,000 shares authorized; 5,811,391 shares issued and outstanding, at aggregate liquidation preference value at March 31, 2010 (7,500,850 shares issued and outstanding, at aggregate liquidation preference value at December 31, 2009):

Perpetual noncumulative nonconvertible preferred stock (Series A, B and C)	$148,700	$197,388
Perpetual cumulative convertible preferred stock	203,382	218,040
Common stock, $0.01 par value; 300,000,000 shares authorized; 67,283,370 shares issued and outstanding at March 31, 2010 (97,500,000 shares authorized and 62,064,304 shares issued and outstanding at December 31, 2009)	673	621
Additional paid-in capital	1,047,387	1,010,661
Legal surplus	23,596	23,596
Accumulated deficit	(442,563)	(463,781)
Accumulated other comprehensive loss, net of income tax benefit of $19,899 and $18,328 at March 31, 2010 and December 31, 2009, respectively	(118,824)	(111,481)

Total stockholders’ equity	862,351	875,044

Total liabilities and stockholders’ equity	$9,712,888	$10,231,952

The accompanying notes are an integral part of these financial statements.

III-1

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended
	March 31,
	2010	2009
	(Unaudited)
	(Dollars in thousands, except for per share data)

Interest income:
Loans	$81,433	$81,588
Mortgage-backed securities (“MBS”)	23,247	27,381
Interest-only strips (“IOs”)	1,543	1,628
Investment securities	865	4,907
Other interest-earning assets	2,140	990

Total interest income	109,228	116,494
Interest expense:
Deposits	26,700	38,207
Securities sold under agreements to repurchase	18,024	17,232
Advances from FHLB	13,973	16,014
Other short-term borrowings	11	436
Loans payable	1,649	3,309
Notes payable	5,110	5,226

Total interest expense	65,467	80,424

Net interest income	43,761	36,070
Provision for loan and lease losses	13,921	23,625

Net interest income after provision for loan and lease losses	29,840	12,445
Non-interest income:
Total other-than-temporary impairment (“OTTI”) losses	(46,912)	—
Portion of loss recognized in other comprehensive income (before taxes)	33,653	—

Net credit related OTTI losses	(13,259)	—
Net gain on mortgage loan sales and fees	2,566	1,719
Net gain (loss) on trading activities	1,774	(7,328)
Net gain (loss) on investment securities	26,414	(13)
Net loss on early repayment of debt	(476)	—
Servicing income (loss) (net of mark-to-market adjustment)	6,744	(2,775)
Commissions, fees and other income	12,821	9,980

Total non-interest income	36,584	1,583

Non-interest expenses:
Compensation and benefits	16,435	22,828
Taxes, other than payroll and income taxes	2,564	2,488
Advertising	1,498	1,448
Professional services	13,792	6,127
Communication expenses	3,944	4,408
EDP expenses	3,779	3,616
Occupancy expenses	3,981	4,001
Office expenses	1,285	1,466
Depreciation and amortization	3,147	3,453
FDIC insurance expense	5,191	1,937
Other real estate owned (“OREO”) losses and other related expenses	4,597	1,188
Other	7,185	7,466

Total non-interest expenses	67,398	60,426

Loss before income taxes	(974)	(46,398)
Income tax expense (benefit)	2,529	(108)

Net loss	$(3,503)	$(46,290)

Net income (loss) attributable to common shareholders	$21,218	$(54,615)

Net income (loss) per common share(1)(2)	$0.34	$(1.01)

(1)	For the quarters ended March 31, 2010 and 2009, net income (loss) per common share represents both the basic and diluted income (loss) per common share, respectively, for each of the periods presented. Refer to Note 29 for additional information regarding net income (loss) attributable to common shareholders.

(2)	For the quarter ended March 31, 2010, net income (loss) per common share included $26.6 million related to the effect of the preferred stock exchange. Refer to Note 29 for additional information.

The accompanying notes are an integral part of these financial statements.

III-2

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Quarters Ended March 31,
	2010	2009
	(Unaudited)
	(In thousands)

PREFERRED STOCK:
Balance at beginning of period	$415,428	$573,250
Conversion of preferred stock to common stock at par value:
Noncumulative nonconvertible	(48,687)	—
Cumulative convertible	(14,659)	—

Balance at end of period	352,082	573,250

COMMON STOCK:
Balance at beginning of period	621	538
Common stock issued/converted:
Noncumulative nonconvertible	40	—
Cumulative convertible	12	—

Balance at end of period	673	538

ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period	1,010,661	849,172
Stock-based compensation recognized	17	51
Conversion of preferred stock to common stock at par value:
Noncumulative nonconvertible	17,010	—
Cumulative convertible	19,699	—

Balance at end of period	1,047,387	849,223

LEGAL SURPLUS	23,596	23,596

ACCUMULATED DEFICIT:
Balance at beginning of period	(463,781)	(418,168)
Net loss	(3,503)	(46,290)
Cash dividend accrued on preferred stock	(1,864)	—
Effect of conversion of preferred stock:
Noncumulative nonconvertible	31,637	—
Cumulative convertible	(5,052)	—
Cash dividends paid on preferred stock	—	(8,325)

Balance at end of period	(442,563)	(472,783)

ACCUMULATED OTHER COMPREHENSIVE LOSS, NET OF TAX:
Balance at beginning of period	(111,481)	(123,217)
Other comprehensive loss, net of deferred tax	(7,343)	(12,708)

Balance at end of period	(118,824)	(135,925)

Total stockholders’ equity	$862,351	$837,899

The accompanying notes are an integral part of these financial statements.

III-3

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Quarters Ended March 31,
	2010	2009
	(Unaudited)
	(In thousands)

Net loss	$(3,503)	$(46,290)

Other comprehensive income (loss), before tax:
Unrealized losses on securities arising during the period	30,758	(16,381)
Non-credit portion of OTTI losses	(33,653)	—
Reclassification of realized (gains) losses included in net loss	(7,577)	13

Other comprehensive loss on investment securities, before tax	(10,472)	(16,368)
Income tax benefit related to investment securities	1,571	2,455

Other comprehensive loss on investment securities, net of tax	(8,901)	(13,913)
Other comprehensive income on cash flow hedges(1)	1,558	1,205

Other comprehensive loss	(7,343)	(12,708)

Comprehensive loss	$(10,846)	$(58,998)

Accumulated other comprehensive loss, net of tax
Other comprehensive loss on investment securities	$(24,146)	$(123,443)
Other comprehensive loss on investment securities on which OTTI has been recognized	(88,612)	—

Total other comprehensive loss on investment securities	(112,758)	(123,443)
Other comprehensive loss on cash flow hedge(1)	(6,066)	(12,482)

Total accumulated other comprehensive loss, net of tax	$(118,824)	$(135,925)

(1)	For the quarters ended March 31, 2010 and 2009, other comprehensive loss on cash flow hedges includes $2.4 million and $4.9 million related to a deferred tax asset valuation allowance.

The accompanying notes are an integral part of these financial statements.

III-4

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarters Ended March 31,
	2010	2009
	(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net loss	$(3,503)	$(46,290)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	17	51
Depreciation and amortization	3,147	3,453
Mark-to-market adjustment of servicing assets	2,004	11,353
Deferred tax expense (benefit)	2,253	(1,163)
Provision for loan and lease losses	13,921	23,625
Net premium amortization (discount accretion) on loans, investment securities and debt	5,357	(2,885)
Origination and purchases of loans held for sale	(73,862)	(106,449)
Principal repayments and sales of loans held for sale	172	51,240
Gain on securities	(27,296)	(3,841)
Net OTTI losses	13,259	—
Net loss on early repayment of debt	476	—
Unrealized loss on trading securities	97	9,476
Purchases of securities held for trading	—	(175,574)
Principal repayment and sales of securities held for trading	78,524	287,539
Amortization and net (gain) loss in the fair value of IOs	2,139	2,435
Unrealized loss on derivative instruments	1,070	384
Increase in derivative instruments	(1,411)	—
Increase in accounts receivable	(63,451)	(1,934)
Increase in mortgage servicing advances	(10,769)	(552)
Decrease in accrued interest receivable	263	4,183
Decrease in other assets	63,525	14,744
Increase (decrease) in accrued expenses and other liabilities	78,095	(1,675)

Total adjustments	87,530	114,410

Net cash provided by operating activities	84,027	68,120

Cash flows from investing activities:
Purchases of securities available for sale	(823,072)	(390,111)
Principal repayment and sales of securities available for sale	921,925	447,012
Increase in FHLB stock	15,931	3,510
Originations, purchases and repurchases of loans receivable	(225,294)	(135,890)
Principal repayment of loans receivable	154,618	58,920
Proceeds from sales of servicing assets	30	—
Purchases of premises and equipment	(1,922)	(2,910)
Proceeds from sales of real estate held for sale	6,977	7,880

Net cash provided by (used in) investing activities	49,193	(11,589)

Cash flows from financing activities:
Decrease in deposits	(56,812)	(351,530)
(Decrease) increase in securities sold under agreements to repurchase	(236,737)	39,577
Proceeds from advances from FHLB	575,000	215,000
Repayment of advances from FHLB	(709,000)	(238,000)
Proceeds from other short-term borrowings	60,000	1,091,000
Repayment of other short-term borrowings	(170,000)	(711,600)
Repayment of secured borrowings	(7,330)	(5,845)
Repayment of notes payable	(1,428)	(1,321)
Dividends paid	—	(8,325)

Net cash (used in) provided by financing activities	(546,307)	28,956

Net (decrease) increase in cash and cash equivalents	$(413,087)	$85,487
Cash and cash equivalents at beginning of period	725,277	187,517

Cash and cash equivalents at the end of period	$312,190	$273,004

Cash and cash equivalents includes:
Cash and due from banks	$312,190	$212,634
Other interest-earning assets	—	60,370

	$312,190	$273,004

Supplemental schedule of non-cash activities:
Loan securitizations	$77,641	$95,231

Loans foreclosed	$16,332	$17,580

Reclassification of loans held for sale to loans receivable	$210	$—

Capitalization of servicing assets	$1,777	$1,383

Supplemental information for cash flows:
Cash used to pay interest	$68,215	$89,456

Cash used to pay income taxes	$1,015	$962

The accompanying notes are an integral part of these financial statements.

III-5

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

III-6

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

1.	Nature of Operations and Basis of Presentation

Doral Financial Corporation (“Doral,” “Doral Financial” or the “Company”) is a bank holding company engaged in banking (including thrift operations), mortgage banking and insurance agency activities through its wholly-owned subsidiaries Doral Bank (“Doral Bank PR”), Doral Bank, FSB (“Doral Bank NY”), Doral Insurance Agency, Inc. (“Doral Insurance Agency”), and Doral Properties, Inc. (“Doral Properties”). Doral Bank PR operates three wholly-owned subsidiaries, Doral Mortgage LLC (“Doral Mortgage”), Doral Money, Inc. (“Doral Money”), engaged in commercial lending in the New York metropolitan area, and CB, LLC, an entity formed to dispose of a real estate project of which Doral Bank PR took possession during 2005.

In the past the Company operated an institutional securities business through Doral Securities, Inc. (“Doral Securities”), a wholly-owned subsidiary of Doral Financial. During the third quarter of 2007, Doral Securities voluntarily withdrew its license as broker dealer with the SEC and its membership with the Financial Industry Regulatory Authority (“FINRA”). As a result of this decision, Doral Securities’ operations during 2008 were limited to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009 and Doral Securities did not conduct any other operations in 2009. During the third quarter of 2009, this investment advisory agreement was terminated by the investment company. Effective on December 31, 2009, Doral Securities was merged with and into its holding company, Doral Financial Corporation.

On December 16, 2008, Doral Investment International LLC (“Doral Investment”) was organized to become a new subsidiary of Doral Bank PR, but is not operational.

The accompanying Consolidated Financial Statements (unaudited) have been prepared in conformity with the accounting policies stated in the Company’s annual audited Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2009. Certain information and note disclosure normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted from these statements pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, accordingly, these financial statements should be read in conjunction with the audited Consolidated Financial Statements of the Company for the year ended December 31, 2009 included in the Company’s 2009 Annual Report on Form 10-K. All adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods have been reflected. All significant intercompany accounts and transactions have been eliminated in consolidation.

On March 12, 2010, the Company’s stockholders approved a proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 97,500,000 to 300,000,000. A proposal to issue 16,500,000 shares of the Company’s common stock, in connection with the Company’s proposed exchange offer of preferred stock for common stock was also approved. Refer to Note 29.

Certain amounts reflected in the 2009 Consolidated Financial Statements have been reclassified to conform with the presentation for 2010.

The results of operations for the quarter ended March 31, 2010 are not necessarily indicative of the results to be expected for the full year.

2.	Recent Accounting Pronouncements

Accounting Standard Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU No. 210-06”). In January 2010, the FASB issued ASU No. 2010-06, an amendment to Subtopic 820-10 Fair Value Measurements and Disclosures-

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Overall, to improve required disclosures and increase transparency in financial reporting. This ASU requires new disclosures in: i) transfers in and transfers out of Levels 1 and 2 fair value measurements; and ii) activity (purchases, sales, issuances and settlements) in Level 3 fair value measurements. It also provides amendments to existing disclosures related to: i) level of disaggregation, ii) disclosures about inputs and valuation techniques, and iii) amendments to the guidance on employers’ disclosures about postretirement benefit plan assets.

The new disclosures and clarifications to existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of the activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. This ASU was adopted by the Company effective January 1, 2010, with no significant impact on the financial statements. Management does not expect prospective disclosures to have a material effect on the financial statements as a result of this update.

Accounting Standard Update No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements (“ASU No. 2010-09”). In February 2010, the FASB issued ASU No. 2010-09, an amendment to Topic 855 Subsequent Events, to address potentially conflicting interactions of the requirements in this Topic with the SEC’s reporting requirements. This update amends Topic 855 as follows: i) an entity that either is a SEC filer or a conduit bond obligor is required to evaluate subsequent events through the date that the financial statements are issued, if the entity does not meet either of these criteria then it should evaluate subsequent events through the date the financial statements are available to be issued; and ii) an SEC filer is not required to disclose the date through which subsequent events have been evaluated. All amendments in this ASU are effective upon issuance of this ASU, except for the use of the issued date for conduit debt obligors which effective date is for interim and annual periods ending after June 15, 2010. The Company’s subsequent events disclosure reflects the new guidance.

Accounting Standard Update No. 2010-11, Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives (“ASU No. 2010-11”). In March 2010, the FASB issued ASU No. 2010-11, to clarify the practice of the embedded credit derivative scope exception in Topic 815, Derivatives and Hedging. The amendment in this ASU addresses how to determine which embedded credit derivative features, including those in collateralized debt obligations and synthetic collateralized debt obligations are considered to be embedded derivatives that should not be analyzed under Topic 815 for potential bifurcation and separate accounting.

The amendment in this ASU is effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of each first fiscal quarter beginning after the issuance of this ASU. Management does not expect any effect on the financial statements as a result of this update.

Changes in Accounting Standards Adopted in the Financial Statements

ASC 810, Consolidation,( previously SFAS No. 167, Amendments to FASB Interpretation No. 46R) — In June 2009, the FASB issued ASC 810, to amend certain requirements of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This Statement carries forward the scope of ASC 810, with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in ASC 860, Transfers and Servicing.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

This Statement became effective as of January 1, 2010. Earlier application was prohibited. Management adopted the accounting and disclosure requirements for reporting period beginning January 1, 2010. For more details refer to Note 32.

ASC 860, Transfer and Servicing (previously SFAS No. 166) — In June 2009, the FASB issued ASC 860 to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. ASC 860 became effective as of January 1, 2010. Earlier application was prohibited. ASC 860 was evaluated and adopted by the Company, such adoption, did not have a significant impact on the financial statements.

3.	Cash and due from banks

At March 31, 2010 and December 31, 2009, the Company’s cash amounted to $312.2 million and $725.3 million, respectively.

As of March 31, 2010 and December 31, 2009, the Company’s cash balances included interest bearing balances with the Federal Reserve of $115.3 million and $658.8 million, respectively, and with the Federal Home Loan Bank of $161.5 million and $26.9 million, respectively.

The Company’s bank subsidiaries are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank or other banks. Those required average reserve balances were $211.7 million and $153.8 million as of March 31, 2010 and December 31, 2009, respectively.

4.	Other Interest-Earning Assets

At March 31, 2010 and December 31, 2009, the Company’s other interest-earning assets totaled $48.8 million and $95.0 million, respectively. Other interest earning assets includes money market investments, securities purchased under agreements to resell, cash pledged with counterparties to back the Company’s securities sold under agreements to repurchase and/or derivatives positions, among others.

5.	Securities Held for Trading

The following table summarizes Doral Financial’s securities held for trading as of March 31, 2010 and December 31, 2009.

SECURITIES HELD FOR TRADING

	March 31,	December 31,
	2010	2009
	(In thousands)

Mortgage-Backed Securities	$796	$893
Variable Rate IOs	43,235	45,342
Fixed Rate IOs	349	381
Derivatives(1)	220	1,110

Total	$44,600	$47,726

(1)	Doral Financial uses derivatives to manage its exposure to interest rate risk caused by changes in interest rates. Derivatives include interest rate caps and forward contracts. Doral Financial’s policy is to account for derivatives on a marked-to-market basis with gains or losses charged to operations as they occur. Derivatives not accounted as hedges in a net asset position are recorded as securities held for trading, and

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

derivatives in a net liability position are reported as liabilities. The gross notional amount of derivatives recorded as held for trading totaled $395.0 million as of March 31, 2010 and $480.0 million as of December 31, 2009. Notional amounts indicate the volume of derivatives activity, but do not represent Doral Financial’s exposure to market or credit risk.

The weighted-average yield is computed based on amortized cost and, therefore, does not give effect to changes in fair value. As of March 31, 2010 and December 31, 2009, weighted-average yield of securities held for trading, including IOs, was 13.39% and 12.02%, respectively.

6.	Securities Available for Sale

The following tables summarize the amortized cost, gross unrealized gains and losses, approximate fair value, weighted-average yield and contractual maturities of securities available for sale as of March 31, 2010 and December 31, 2009.

The weighted-average yield is computed based on amortized cost and, therefore, does not give effect to changes in fair value. Expected maturities of mortgage-backed securities and certain debt securities might differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

SECURITIES AVAILABLE FOR SALE

	As of March 31, 2010
					Weighted-
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
	(Dollars in thousands)

Mortgage-Backed Securities GNMA
Due from one to five years	$73	$5	$—	$78	6.67%
Due over ten years	78,780	375	—	79,155	3.50%
FHLMC and FNMA
Due from five to ten years	555,094	533	4,536	551,091	3.13%
Due over ten years	408,008	1,544	2,081	407,471	2.52%
CMOs Government and Government Sponsored Agencies
Due from five to ten years	40,412	374	167	40,619	3.80%
Due over ten years	710,906	9,964	3,977	716,893	3.51%
Non-Agency CMOs
Due over ten years	394,955	—	133,826	261,129	3.02%
Debt Securities
FNMA Notes
Due within one year	3,139	43	—	3,182	3.37%
P.R. Housing Bank
Due from five to ten years	645	15	—	660	4.92%
Due over ten years	1,980	24	—	2,004	5.49%
Other
Due from one to five years	35,000	194	—	35,194	5.50%
Due over ten years	3,000	—	1,140	1,860	5.80%

	$2,231,992	$13,071	$145,727	$2,099,336	3.19%

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

SECURITIES AVAILABLE FOR SALE

	As of December 31, 2009
					Weighted-
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
	(Dollars in thousands)

Mortgage-Backed Securities
GNMA
Due from one to five years	85	7	—	92	6.67%
Due over ten years	93,586	745	61	94,270	3.65%
FHLMC and FNMA
Due from five to ten years	302	13	—	315	4.83%
Due over ten years	804,441	19,829	676	823,594	4.45%
CMO Government Sponsored Agencies
Due from five to ten years	57,584	690	175	58,099	3.73%
Due over ten years	1,424,235	12,663	6,984	1,429,914	3.48%
Non-Agency CMOs
Due over ten years	418,299	—	147,699	270,600	3.03%
Debt Securities
FHLB Notes
Due with in one year	2,056	17	—	2,073	4.16%
FNMA Notes
Due with in one year	46,064	85	—	46,149	0.89%
P.R. Housing Bank
Due from five to ten years	645	16	—	661	4.92%
Due over ten years	1,980	37	—	2,017	5.49%
Other
Due with in one year	6,538	62	—	6,600	4.26%
Due from one to five years	47,548	388	—	47,936	5.31%
Due from five to ten years	5,000	207	—	5,207	5.50%
Due over ten years	3,000	—	1,350	1,650	5.80%

	$2,911,363	$34,759	$156,945	$2,789,177	3.68%

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

7.	Investments in an Unrealized Loss Position

The following tables show Doral Financial’s gross unrealized losses and fair value for available for sale investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2010 and December 31, 2009:

SECURITIES AVAILABLE FOR SALE

	As of March 31, 2010
	Less than 12 Months			12 Months or More			Total
	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
	Positions	Value	Losses	Positions	Value	Losses	Positions	Value	Losses
	(Dollars in thousands)

Mortgage-Backed Securities
FNMA/FHLMC	25	$612,795	$6,617	—	—	—	25	$612,795	$6,617
CMOs Government and Government Sponsored Agencies	5	241,690	3,977	1	1,854	167	6	243,544	4,144
Non-Agency CMOs	—	—	—	12	261,129	133,826	12	261,129	133,826
Debt Securities
Other	—	—	—	1	1,860	1,140	1	1,860	1,140

	30	$854,485	$10,594	14	$264,843	$135,133	44	$1,119,328	$145,727

SECURITIES AVAILABLE FOR SALE

	As of December 31, 2010
	Less Than 12 Months			12 Months or More			Total
	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
	Positions	Value	Losses	Positions	Value	Losses	Positions	Value	Losses
	(Dollars in thousands)

Mortgage-Backed Securities
GNMA	1	$49,255	$61	—	$—	$—	1	$49,255	$61
FNMA/FHLMC	5	162,454	676	—	—	—	5	162,454	676
CMO Government and Government Sponsored Agencies	9	403,114	7,159	—	—	—	9	403,114	7,159
Non-Agency CMOs	1	2,163	233	11	268,437	147,466	12	270,600	147,699
Debt Securities
Other	—	—	—	1	1,650	1,350	1	1,650	1,350

	16	$616,986	$8,129	12	$270,087	$148,816	28	$887,073	$156,945

The securities held by the Company are principally MBS or securities backed by a U.S. government sponsored entity and therefore, principal and interest on the securities are deemed recoverable. Doral Financial’s investment portfolio consists primarily of AAA rated debt securities, except for the Non-Agency Collateralized Mortgage Obligations (“CMO”).

The Company adopted Accounting Standard Codification (“ASC”) 320-10-65, Investments-Debt and Equity Securities/Transition and Open Effective Date Information, (previously FSP FAS No. 115-2 and FAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments), effective April 1, 2009. ASC 320-10-65 requires an assessment of OTTI whenever the fair value of an investment security is less than its amortized cost basis at the balance sheet date. Amortized cost basis includes adjustments made to the cost of a security for accretion, amortization, collection of cash, previous OTTI recognized into earnings (less any

III-12

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

cumulative effect adjustments) and fair value hedge accounting adjustments. OTTI is considered to have occurred under the following circumstances:

•	If the Company intends to sell the investment security and its fair value is less than its amortized cost.

•	If, based on available evidence, it is more likely than not that the Company will decide or be required to sell the investment security before the recovery of its amortized cost basis.

•	If the Company does not expect to recover the entire amortized cost basis of the investment security. This occurs when the present value of cash flows expected to be collected is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Company uses its best estimate of the present value of cash flows expected to be collected from the investment security. Cash flows expected to be collected are estimated based on a careful assessment of all available information. The difference between the present value of the cash flows expected to be collected and the amortized cost basis represents the amount of credit loss.

The Company evaluates its individual available for sale investment securities for OTTI on at least a quarterly basis. As part of this process, the Company considers its intent to sell each investment security and whether it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of these conditions is met, the Company recognizes an OTTI charge to earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, an analysis is performed to determine if any of these securities are at risk for OTTI. To determine which securities are at risk for OTTI and should be quantitatively evaluated utilizing a detailed cash flow analysis, the Company evaluates certain indicators which consider various characteristics of each security including, but not limited to, the following: the credit rating and related outlook or status of the securities; the creditworthiness of the issuers of the securities; the value and type of underlying collateral; the duration and level of the unrealized loss; any credit enhancements; and other collateral-related characteristics such as the ratio of credit enhancements to expected credit losses. The relative importance of this information varies based on the facts and circumstances surrounding each security, as well as the economic environment at the time of assessment. The difference between the estimate of the present value of the cash flows expected to be collected and the amortized cost basis is considered to be a credit loss.

As a result of its review of the portfolio as of March 31, 2010, the Company performed a detailed cash flow analysis to assess whether any of the securities were OTTI. The Company uses a third party provider to generate cash flow forecasts of each security reviewed based on a combination of management and market driven assumptions and securitization terms, including remaining payment terms of the security, prepayment speeds, the estimated amount of loans to become seriously delinquent over the life of the security, the estimated life-time severity rate, estimated losses over the life of the security, loan characteristics, the level of subordination within the security structure, expected housing price changes and interest rate assumptions.

During the quarter ended March 31, 2010, it was determined that six securities reflected OTTI. Five of these securities are subordinated interests in a securitization structure collateralized by option adjustable rate mortgage (“ARM”) loans. The characteristics of these six securities that led to the OTTI conclusion included: i) the cumulative level and estimated future delinquency levels, ii) the effect of severely delinquent loans on forecasted defaults, iii) the cumulative severity and expected severity in resolving the defaulted loans, and iv) the current subordination of the securities that resulted in the present value of the forecast cash flows being less than the cost basis of the security. Management estimated that credit losses of $13.3 million had been incurred on these securities with an amortized cost of $313.9 million as of March 31, 2010. It is possible that future loss assumptions could change and cause future OTTI charges in these securities.

Non-Agency CMOs also include P.R. Non-Agency CMOs with a market value of $7.6 million that are comprised of subordinated tranches of 2006 securitizations of Doral originated mortgage loans primarily composed of 2003 and 2004 vintages. Doral purchased these CMOs at a discounted price of 61% of par value,

III-13

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

anticipating a partial loss of principal and interest value and as a result, accounted for these investments under the guidance of ASC 325-40, Investments — Other/Beneficial Interest in Securitized Financial Assets, (previously EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets (“EITF No. 99-20”)), as amended by FSP No. EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20). One security from the P.R. Non-Agency CMO portfolio with an amortized cost of $8.2 million reflected a minimum OTTI loss during the first quarter of 2010. It is possible that future loss assumptions could change and cause future OTTI charges in these securities.

Higher default and loss assumptions driven by higher delinquencies in Puerto Rico, primarily due to the impact of inflationary pressures on the consumer, the high rate of unemployment and general recessionary condition on the Island, has resulted in higher default and loss estimates on the P.R. Non-Agency CMOs bonds. The higher default and loss estimates have resulted in lower bond prices and higher levels of unrealized losses on the bonds.

As of March 31, 2010, the Company did not intend to sell the securities which it has judged to be OTTI and concluded it was not more likely than not that it would be required to sell these securities before the anticipated recovery of each security’s remaining amortized cost basis. Therefore, the difference between the amortized cost basis and the present value of estimated future cash flows is recorded as a credit related OTTI of the securities. During April 2010, to facilitate the bid on certain FDIC assisted transactions, Doral decided to sell the non-agency bonds. For further information see Note 34.

For the remainder of the Company’s securities portfolio that have experienced decreases in the fair value, the decline is considered to be temporary as the Company expects to recover the entire amortized cost basis on the securities and neither intends to sell these securities nor is it more likely than not that it will be required to sell these securities.

In subsequent periods the Company will account for the securities judged to be OTTI as if the securities had been purchased at the previous amortized cost less the credit related OTTI. Once a credit loss is recognized, the investment will be adjusted to a new amortized cost basis equal to the previous amortized cost basis less the amount recognized in earnings. For the investment securities for which OTTI was recognized in earnings, the difference between the new amortized cost basis and the cash flows expected to be collected will be accreted as interest income.

The following table presents the securities for which an OTTI was recognized based on the Company’s impairment analysis of its investment portfolio at March 31, 2010:

	As of March 31, 2010			Quarter Ended March 31, 2010
	Amortized
	Cost (After				OTTI
	Credit	Gross		OTTI	Related to	Total
	Related	Unrealized	Fair	Related to	Non-Credit	Impairment
	OTTI)	Losses	Value	Credit Loss	Loss	Losses
	(In thousands)

OTTI Investments
U.S. Non-Agency CMOs	$305,759	$100,590	$205,169	$13,257	$33,653	$46,910
P.R. Non-Agency CMOs	8,179	3,660	4,518	2	—	2

	$313,937	$104,250	$209,687	$13,259	$33,653	$46,912

There was no OTTI recognized for the quarter ended March 31, 2009.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The following table presents activity related to the credit losses recognized in earnings on debt securities held by the Company for which a portion of OTTI remains in accumulated other comprehensive loss:

	Quarter Ended March 31,
	2010	2009
	(In thousands)

Balance beginning of period	$28,497	$920
Additions:
Credit losses for which OTTI was not previously recognized	1,301	—
Additional OTTI credit losses for which an other-than-temporary charge was previously recognized	11,958	—

Balance at end of period	$41,756	$920

The Company will continue to monitor and analyze the performance of its securities to assess the collectability of principal and interest as of each balance sheet date. As conditions in the housing and mortgage markets continue to change over time, the amount of projected credit losses could also change. Valuation and OTTI determinations will continue to be affected by external market factors including default rates, severity rates, and macro-economic factors in the United States and Puerto Rico. Doral Financial’s future results may be materially affected by worsening defaults and severity rates related to the underlying collateral.

8.	Pledged Assets

At March 31, 2010 and December 31, 2009, certain securities and loans were pledged to secure public and trust deposits, assets sold under agreements to repurchase, other borrowings and credit facilities available.

	March 31,	December 31,
	2010	2009
	(In thousands)

Securities available for sale	$1,826,385	$2,498,149
Loans held for sale	137,559	143,111
Loans receivable	2,057,917	2,072,242

Total pledged assets	$4,021,861	$4,713,502

9.	Loans Held for Sale

Loans held for sale consisted of the following:

	March 31,	December 31,
	2010	2009
	(In thousands)

Conventional single family residential loans	$123,505	$137,134
FHA/VA loans	180,972	151,187
Commercial loans to financial institutions	16,312	17,059
Commercial real estate loans	14,972	15,550

Total loans held for sale(1)	$335,761	$320,930

(1)	At March 31, 2010 and December 31, 2009, the loans held for sale portfolio includes $1.1 million for each period related to interest-only loans.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

At March 31, 2010 and December 31, 2009, loans held for sale amounting to $137.6 million and $143.1 million, respectively, were pledged to secure financing agreements with local financial institutions, and for which the creditor has the right to repledge this collateral.

At March 31, 2010 and December 31, 2009, the loans held for sale portfolio included $164.9 million and $128.6 million, respectively, related to defaulted loans backing GNMA securities for which the Company has an unconditional option (but not an obligation) to repurchase the defaulted loans. Payment on these loans is guaranteed by the Federal Housing Administration (“FHA”). In December 2009, the Company repurchased $118.3 million of GNMA defaulted loans. These loans were classified as held for investment.

As of March 31, 2010 and December 31, 2009, the Company had a net deferred origination fee on loans held for sale amounting to approximately $0.8 million and $84,000, respectively.

10.	Loans Receivable

Loans receivable consisted of the following:

	March 31, 2010		December 31, 2009
	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Construction loans(1)	$405,772	7%	$452,386	8%
Residential mortgage loans(2)	3,837,885	69%	3,859,276	70%
Commercial — secured by real estate	729,604	13%	740,429	13%
Consumer — other:
Personal loans	22,200	1%	25,164	1%
Auto loans	25	0%	30	0%
Credit cards	21,679	1%	22,802	0%
Overdrawn checking accounts	634	0%	599	0%
Revolving lines of credit	21,387	1%	22,062	0%
Lease financing receivables	11,228	0%	13,656	0%
Commercial non-real estate	347,818	6%	312,352	6%
Loans on savings deposits	3,059	0%	3,249	0%
Land secured	140,352	2%	100,450	2%

Loans receivable, gross(3)	5,541,643	100%	5,552,455	100%

Less:
Discount on loans transferred(4)	(12,025)		(13,190)
Unearned interest	(919)		(1,083)
Deferred loan fees/costs, net	(23,205)		(22,374)
Allowance for loan and lease losses	(147,481)		(140,774)

	(183,630)		(177,421)

Loans receivable, net	$5,358,013		$5,375,034

(1)	Includes $264.2 million and $276.2 million of construction loans for residential housing projects as of March 31, 2010 and December 31, 2009, respectively. Also includes $141.6 million and $176.2 million of construction loans for commercial, condominiums and multifamily projects as of March 31, 2010 and December 31, 2009, respectively.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(2)	Includes $552.6 million and $574.9 million of balloon loans, as of March 31, 2010 and December 31, 2009, respectively.

(3)	Includes $371.0 million and $388.2 million of interest-only loans, as of March 31, 2010 and December 31, 2009, respectively.

(4)	Related to $1.4 billion of loans transferred during 2007, from the loans held for sale portfolio to the loans receivable portfolio. As of March 31, 2010 and December 31, 2009, the outstanding balance of these loans transferred was $1.1 billion for both periods.

As of March 31, 2010 and December 31, 2009, loans held for investment totaling $189.7 million and $181.3 million, respectively, were pledged to secure financing agreements with local financial institutions, and for which the creditor has the right to repledge this collateral.

Loan origination fees, as well as discount points and certain direct origination costs for loans held for sale, are initially recorded as an adjustment to the cost basis of the loan and reflected in Doral Financial’s earnings as part of the net gain on mortgage loan sales and fees when the loan is sold or securitized into MBS. In the case of loans held for investment, such fees and costs are deferred and amortized to income as adjustments to the yield of the loan in accordance with ASC 310-20, Receivables/Nonrefundable Fees and Other Costs, (previously SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases). As of March 31, 2010 and December 31, 2009, the Company had a net deferred origination fee on loans receivable amounting to approximately $23.2 million and $22.4 million, respectively.

11.	Allowance for Loan and Lease Losses

Changes in the allowance for loan and lease losses were as follows:

	Quarters Ended March 31,
	2010	2009
	(In thousands)

Balance at beginning of period	$140,774	$132,020
Provision for loan and lease losses	13,921	23,625
Losses charged to the allowance	(7,650)	(11,970)
Recoveries	436	225

Balance at end of period	$147,481	$143,900

The Company evaluates impaired loans and the related valuation allowance based on ASC 310-10-35, Receivables-Measurement of Loan Impairment, (previously SFAS No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”)). Commercial and construction loans over $1.0 million that are classified as substandard are evaluated individually for impairment. Loans are considered impaired when, based on current information and events, it is probable that the borrower will not be able to fulfill its obligation according to the contractual terms of the loan agreement. The impairment loss, if any, on each individual loan identified as impaired is generally measured based on the present value of expected cash flows discounted at the loan’s effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. If foreclosure is probable, the creditor is required to measure the impairment based on the fair value of the collateral. The fair value of the collateral is generally obtained from appraisals. In assessing the reserves under the discounted cash flows, the Company considers the estimate of future cash flows based on reasonable and supportable assumptions and projections. All available evidence, including estimated costs to sell if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loan, is considered in

III-17

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

developing those estimates. The likelihood of the possible outcomes is considered in determining the best estimate of expected future cash flows.

The following table summarizes the Company’s loans individually reviewed for impairment and the related allowance:

	March 31,	December 31,
	2010	2009
	(In thousands)

Impaired loans with allowance	$447,023	$346,145
Impaired loans without allowance	130,330	184,601

Total impaired loans	$577,353	$530,746

Related allowance	$67,321	$48,223
Average impaired loan portfolio	$554,050	$449,741

Doral Financial records an allowance for all performing loans and for non-performing small-balance homogeneous loans (including residential mortgages, consumer, commercial and construction loans under $1.0 million) on a group basis under the provision of ASC 450-20-25, Contingencies-Loss Contingencies/Recognition, (previously SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”)). For such loans, the allowance is determined considering the historical charge-off experience of each loan category and delinquency levels as well as charge-off and delinquency trends and economic data, such as interest rate levels, inflation and the strength of the housing market in the areas where the Company operates.

The Company discontinues accrual of interest on loans more than 90 days delinquent in repayment of principal or interest, except for the revolving lines of credit and credit cards that are still accruing until 180 days delinquent, Federal Housing Administration, Farmers Home Administration and Veterans Administration guaranteed loans until 300 days delinquent. As of March 31, 2010 and December 31, 2009, the Company had loans receivable and loans held for sale, including impaired loans, on which the accrual of interest income had been discontinued, totaling approximately $903.9 million and $848.3 million, respectively. As of March 31, 2010 and December 31, 2009, non-performing loans (“NPL”) include $438.9 million and $408.0 million, respectively, of residential mortgage loans that were not deemed as impaired loans for each of the corresponding periods. For the quarter ended March 31, 2010, the Company would have recognized $6.9 million in additional interest income had all delinquent loans been accounted for on an accrual basis.

During the second quarter of 2009, the Company launched a loss mitigation program (the “Special Repayment Plan”) for customers whose monthly net cash flows have been reduced and cannot continue to make their mortgage payments. The Special Repayment Plan lowers the monthly payment of qualifying loans through the extension of the remaining maturity by 10 years and, in some cases, a decrease of the interest rate. The program, which is similar in nature to the Home Affordable Modification Program (“HAMP”) launched by the U.S. government, does not engage in a formal modification of the mortgage note; it simply enters into a legally binding payment plan with the customer that is valid through the end of the loan or a subsequent default, whichever occurs first. The Special Repayment Plan was designed to comply with all laws and regulations.

For purposes of the allowance for loan and lease losses and the related provision, the Company has made the determination that the Special Repayment Plan fits under the definition of Troubled Debt Restructuring (“TDR”) as defined by ASC 310-40, Receivables-Troubled Debt Restructuring by Creditors and ASC 470-60, Debt-Troubled Restructuring by Debtors, (previously SFAS No. 15, Accounting by Debtors and Creditors of Troubled Debt Restructurings (“SFAS No. 15”)). Such restructures are identified as TDRs and accounted for based on the provisions of ASC 310-10 (previously SFAS No. 114). Under ASC 310-40-35, once restructured, TDRs are to be considered impaired and treated for allowance for loan and lease losses purposes following the guidelines of ASC 310-10-35. Under an impairment analysis of discounted cash flows, these loans would yield

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

a present value equal to their Unpaid Principal Balance (“UPB”), and accordingly, require no additional allowance for loan and lease losses. The Company performs cash flow analysis for these loans in which expected monthly payments are calculated using the new amortization schedules and interest rates are discounted using the loans’ original rate. Any identified impairment results in the recognition of a provision for loan and lease losses. For purposes of determining the allowance for loan and lease losses, the Company has made the determination to include these restructured loans in the regular pool in accordance with ASC 450-20-25 (previously SFAS No. 5). Once the underlying borrowers have proven the capacity to stay current in their payment for three additional months their delinquency status for purposes of determining the allowance for loan and lease losses is adjusted to their current status.

The following table summarizes information regarding the Company’s outstanding TDRs for the period indicated and the amount of such loans that are 90 days or more delinquent after they were restructured.

	March 31, 2010
		90 Days and Over
	TDRs	Delinquency
	(In thousands)

Residential mortgage loans	$461,909	$107,438
Construction loans (including land)	117,497	97,675
Commercial loans	55,430	23,650
Consumer loans	1,474	91

Total TDRs	$636,310	$228,854

As of March 31, 2010, construction TDRs included an outstanding principal balance of $44.2 million with commitments to disburse additional funds of $13.1 million.

12.	Related Party Transactions

The following table summarizes certain information regarding Doral Financial’s loans outstanding to officers, directors and common stockholders controlling 5% or more of our outstanding common stock for the periods indicated.

	March 31,	December 31,
	2010	2009
	(In thousands)

Balance at beginning of period	$2,840	$2,579
New loans	—	3,178
Repayments	(19)	(2,129)
Loans of former officers	—	(788)

Balance at end of period(1)	$2,821	$2,840

(1)	At March 31, 2010 and December 31, 2009, none of the loans outstanding to officers, directors and 5% or more stockholders were delinquent.

At March 31, 2010 and December 31, 2009, the amount of loans outstanding to officers, directors and 5% or more stockholders secured by mortgages on real estate amounted to $2.7 million in both periods.

Since 2000, Doral Financial has conducted business with an entity that provides property inspection services and is co-owned by the spouse of an Executive VP of the Company. The amount paid by the Company to this entity for the quarters ended March 31, 2010 and 2009 amounted to $0.6 million and $0.3 million, respectively.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

For the quarter ended March 31, 2010, the Company assumed approximately $9,000, compared to $0.2 million for the corresponding 2009 period, of the professional services expense related to Doral Holdings.

13.	Accounts Receivable and Other Assets

The Company’s accounts receivable amounted to $123.9 million and $60.5 million as of March 31, 2010 and December 31, 2009, respectively. Total accounts receivable included $15.6 million related to claims of loans foreclosed to FHA and VA as of March 31, 2010 and December 31, 2009. Accounts receivable for both periods also included $21.7 million related to the Lehman Brothers Transaction described below.

The balance in other assets as of March 31, 2010 included $587.5 million of unsettled trades from the investment portfolio.

Lehman Brothers Transaction

Doral Financial and Doral Bank PR (combined “Doral”), had counterparty exposure to Lehman Brothers, Inc. (“LBI”) in connection with repurchase financing agreements and forward To-Be-Announced (“TBA”) agreements. LBI was placed in a Securities Investor Protection Corporation (“SIPC”) liquidation proceeding after the filing for bankruptcy of its parent Lehman Brothers Holdings, Inc. The commencement of the SIPC liquidation proceeding was an event of default under the repurchase agreements and the forward agreements resulting in their termination as of September 19, 2008.

The termination of the agreements led to a reduction in the Company’s total assets and total liabilities of approximately $509.8 million and caused Doral to recognize a previously unrealized loss on the value of the securities subject to the agreements, resulting in a $4.2 million charge during the third quarter of 2008. In a letter dated October 6, 2008, Doral notified LBI and the SIPC trustee that it was owed approximately $43.3 million, representing the excess of the value of the securities held by LBI above the amounts owed by Doral under the agreements, plus ancillary expenses and accrued interest. Doral has fully reserved for loss the ancillary expenses and interest. In December 2008, the SIPC trustee announced that the deadline for final submission of claims for customers was January 2009 and set a deadline of June 2009 for other creditor claims. The SIPC trustee also announced that it expected to have enough assets to cover customer claims but stated that it could not determine at that point what would be available to pay general creditors.

Based on the information available in the fourth quarter of 2008, Doral determined that the process would likely take more than a year and that mounting legal and operating costs would likely impair the ability of LBI to pay 100% of the claims filed against it, especially for general creditors. The fourth quarter of 2008 also saw the continued decline in asset values, and management concluded that it was likely that LBI assets would also decline in value. Management evaluated this receivable in accordance with the guidance provided by ASC 450-10 (SFAS No. 5) and related pronouncements. As a result, Doral accrued as of December 31, 2008, a loss of $21.6 million against the $43.3 million owed by LBI. The net receivable of $21.7 million is recorded in “Accounts Receivable” on the Company’s consolidated statements of financial condition. Determining the reserve amount requires management to use considerable judgment and is based on the facts currently available.

On January 29, 2009, Doral timely filed customer claims against LBI in the SIPC liquidation proceedings. On August 19, 2009, the SIPC trustee issued notices of determination to Doral (i) denying Doral’s claims for treatment as a customer with respect to the cash and/or securities held by LBI under the repurchase financing agreements and forward agreements between Doral and LBI, and (ii) converting Doral’s claim to a general creditor claim. On September 18, 2009, Doral filed its objection in bankruptcy court to the SIPC trustee’s determination, which objections remain pending.

On October 5, 2009, the SIPC trustee filed a motion in bankruptcy court seeking leave to allocate property within the LBI estate entirely to customer claims. The motion asserted that “the colorable customer

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

claims will approach — and, depending on how certain disputed issues are resolved, could exceed — the assets available to the SIPC trustee for distribution.” On October 30, 2009, Doral objected to this motion as premature (since as the SIPC trustee noted the process of marshalling assets in the estate is ongoing) and giving the SIPC trustee unwarranted discretion. Doral also reaffirmed its entitlement to customer treatment. An evidentiary hearing on the motion was held on February 25, 2010, and as a result, the SIPC trustee modified the relief sought in the proposed order in respect of the motion, based on which Doral withdrew its objection to the motion.

Once a final determination regarding Doral’s objection to the trustee’s determination denying Doral’s claims for treatment as a customer is issued, and once additional information on the SIPC proceeding is obtained (such as for example, the amount of general creditor claims and the amount of funds that may be available to cover each class of claims), Doral may need to accrue an additional loss with respect to the net LBI receivable of $21.7 million. The accrual of an additional loss may have a material adverse effect on the Company’s results of operations for the period in which such additional loss is accrued.

14.	Servicing Activities

The Company routinely originates, securitizes and sells mortgage loans into the secondary market. The Company generally retains the servicing rights and, in the past, also retained IOs. Mortgage Servicing Rights (“MSR”) represent the estimated present value of the normal servicing fees (net of related servicing costs) expected to be received on a loan being serviced over the expected term of the loan. MSRs entitle Doral Financial to a future stream of cash flows based on the outstanding principal balance of the loans serviced and the contractual servicing fee. The annual servicing fees generally range between 25 and 50 basis points, less, in certain cases, any corresponding guarantee fee. In addition, MSRs may entitle Doral Financial, depending on the contract language, to ancillary income including late charges, float income, and prepayment penalties net of the appropriate expenses incurred for performing the servicing functions. In certain instances, the Company also services loans with no contractual servicing fee. The servicing asset or liability associated with such loans is evaluated based on ancillary income, including float, late fees, prepayment penalties and costs.

The changes in servicing assets measured using the fair value method for the quarters ended March 31, 2010 and 2009 are shown below:

	Quarters Ended March 31,
	2010	2009
	(In thousands)

Balance at beginning of period	$118,493	$114,396
Capitalization of servicing assets	1,777	1,383
Sales of servicing assets(1)	(30)	—
MSRs reversal on loans repurchased(2)	(136)	(258)
Change in fair value	(1,868)	(11,095)

Balance at end of period(3)	$118,236	$104,426

(1)	Amount represents MSR sales related to $1.5 million in principal balance of mortgage loans for the quarter ended March 31, 2010.

(2)	Amount represents the adjustment of MSR fair value related to the repurchase of $10.1 million and $19.8 million in principal balance of mortgage loans serviced for others as of March 31, 2010 and 2009, respectively.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(3)	Outstanding balance of loans serviced for third parties amounted to $8.5 billion and $9.3 billion as of March 31, 2010 and 2009, respectively, which includes $3.0 million and $3.3 million, respectively, of loans being serviced under sub-servicing arrangements.

The Company recognizes as assets the rights to service loans for others and records these assets at fair value. The fair value of the Company’s MSRs is determined based on a combination of market information on trading activity (servicing asset trades and broker valuations), benchmarking of servicing assets (valuation surveys) and cash flow modeling. The valuation of the Company’s servicing assets incorporates two sets of assumptions: (i) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (ii) market derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties. The constant prepayment rate (“CPR”) assumptions employed for the valuation of the Company’s servicing assets for the quarter ended March 31, 2010 was 8.8% compared to 13.9% for the corresponding 2009 period. The reduction in CPR was due, in part, to a change in the model used to determine the CPR implemented during 2009, wherein management determines a specific state adjustment for Puerto Rico prepayment behavior based on empirical evidence.

Discount rate assumptions for the Company’s servicing assets were stable for the quarters ended March 31, 2010 and 2009, which were 11.3% and 11.4%, respectively.

Based on recent prepayment experience, the expected weighted-average remaining life of the Company’s servicing assets at March 31, 2010 and 2009 was 6.8 years and 4.5 years, respectively. Any projection of the expected weighted-average remaining life of servicing assets is limited by conditions that existed at the time the calculations were performed.

At March 31, 2010 and December 31, 2009, fair values of the Company’s retained interest were based on internal and external valuation models that incorporate market driven assumptions, such as discount rates, prepayment speeds and implied forward London Interbank Offered Rate (“LIBOR”) rates (in the case of variable IOs), adjusted by the particular characteristics of the Company’s servicing portfolio.

The weighted-averages of the key economic assumptions used by the Company in its internal and external valuation models and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions for mortgage loans at March 31, 2010, were as follows:

	Servicing	Interest-
	Assets	Only Strips
	(Dollars in thousands)

Carrying amount of retained interest	$118,236	$43,584
Weighted-average expected life (in years)	6.8	5.0
Constant prepayment rate (weighted-average annual rate)	8.8%	10.9%
Decrease in fair value due to 10% adverse change	$(4,328)	$(1,335)
Decrease in fair value due to 20% adverse change	$(8,407)	$(2,599)
Residual cash flow discount rate (weighted-average annual rate)	11.3%	13.0%
Decrease in fair value due to 10% adverse change	$(4,796)	$(1,351)
Decrease in fair value due to 20% adverse change	$(9,234)	$(2,612)

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for

III-22

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

example, increases in market interest rates may result in lower prepayments), which may magnify or offset the sensitivities.

To determine the value of its portfolio of variable IOs, Doral Financial uses an internal valuation model that forecasts expected cash flows using forward LIBOR rates derived from the LIBOR/Swap yield curve at the date of the valuation. The characteristics of the variable IOs result in an increase in cash flows when LIBOR rates fall and a reduction in cash flows when LIBOR rates rise. This provides a mitigating effect on the impact of prepayment speeds on the cash flows, with prepayment expected to rise when long-term interest rates fall reducing the amount of expected cash flows and the opposite when long-term interest rates rise. Prepayment assumptions incorporated into the valuation model for variable and fixed IOs are based on publicly available, independently verifiable, prepayment assumptions for FNMA mortgage pools and statistically derived prepayment adjusters based on observed relationships between the Company’s and the FNMA’s U.S. mainland mortgage pool prepayment experiences.

This methodology resulted in a CPR of 10.9% and 12.2% for the quarters ended March 31, 2010 and 2009, respectively. The change in the CPR between 2010 and 2009 was due mostly to a generalized decrease in market interest rates.

The Company continues to benchmark its internal assumptions for setting its liquidity/credit risk premium to a third party valuation provider. This methodology resulted in a discount rate of 13.0% for both quarters ended March 31, 2010 and 2009.

For IOs, Doral Financial recognizes as interest income (through the life of the IO) the excess of all estimated cash flows attributable to these interests over their recorded balance using the effective yield method in accordance with ASC 325-40 (EITF No. 99-20). Doral Financial recognizes as interest income the excess of the cash collected from the borrowers over the yield payable to investors, less a servicing fee (“retained spread”), up to an amount equal to the yield on the IOs. Doral Financial accounts for any excess retained spread as amortization to the gross IO capitalized at inception. The Company updates its estimates of expected cash flows periodically and recognizes changes in calculated effective yield on a prospective basis.

The activity of interest-only strips is shown below:

	Quarters Ended March 31,
	2010	2009
	(In thousands)

Balance at beginning of period	$45,723	$52,179
Amortization	(2,798)	(1,873)
Gain (loss) on IO valuation	659	(562)

Balance at end of period	$43,584	$49,744

The gain on the valuation of the IO for the quarter ended March 31, 2010, when compared to the loss in the corresponding 2009 period, resulted from an increase in LIBOR rates and reduced prepayment speed expectations. This resulted in an increase in the value of the embedded caps which was partially offset by the decrease in value of the IO strip.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The following table summarizes the estimated change in the fair value of the Company’s IOs, the constant prepayment rate and the weighted-average expected life under the Company’s valuation model, given several hypothetical (instantaneous and parallel) increases or decreases in interest rates. As of March 31, 2010, all of the mortgage loan sales contracts underlying the Company’s floating rate IOs were subject to interest rate caps, which prevent a negative fair value for the floating rate IOs.

	Constant	Weighted-Average
Change in Interest	Prepayment	Expected Life	Change in Fair	Percentage of
Rates (Basis Points)	Rate	(Years)	Value of IOs	Change
	(Dollars in thousands)

+200	6.8%	6.4	$(4,002)	(9.2)%
+100	8.3%	5.8	(1,777)	(4.1)%
+50	9.6%	5.3	(1,086)	(2.5)%
Base	10.9%	5.0	—	0%
−50	12.2%	4.6	984	2.3%
−100	13.2%	4.4	1,856	4.3%
−200	14.6%	4.1	3,943	9.0%

15.	Sale and Securitization of Mortgage Loans

For the quarter ended March 31, 2010 and 2009, total sales and securitizations amounted to $87.9 million and $105.1 million, respectively, while there was servicing released or derecognized due to repurchases of loans amounting to $10.1 million and $19.8 million, respectively.

Under most of the servicing agreements, the Company is required to advance funds to make scheduled payments to investors, if payments due have not been received from the mortgagors. At March 31, 2010 and 2009, mortgage-servicing advances amounted to $30.4 million and $19.9 million, respectively, net of a reserve of $9.0 million and $8.7 million, respectively.

In general, Doral Financial’s servicing agreements are terminable by the investors for cause. The Company’s servicing agreements with FNMA permit FNMA to terminate the Company’s servicing rights if FNMA determines that changes in the Company’s financial condition have materially adversely affected the Company’s ability to satisfactorily service the mortgage loans. Approximately 28% of Doral Financial’s mortgage loan servicing on behalf of third parties relates to mortgage servicing for FNMA. Termination of Doral Financial’s servicing rights with respect to FNMA or other parties for which it provides servicing could have a material adverse effect on the results of operations and financial condition of Doral Financial.

16.	Servicing Related Matters

At March 31, 2010, escrow funds and custodial accounts included approximately $75.0 million deposited with Doral Bank PR. These funds are included in the Company’s consolidated financial statements. Escrow funds and custodial accounts also included approximately $24.2 million deposited with other banks, which were excluded from the Company’s assets and liabilities. The Company had fidelity bond and errors and omissions coverage of $30.0 million and $17.0 million, respectively, as of March 31, 2010.

17.	Other Real Estate Owned

The Company acquires real estate through foreclosure proceedings. Legal fees and other direct costs incurred in a foreclosure are expensed as incurred. These properties are held for sale and are stated at the lower of cost or fair value (after deduction of estimated disposition costs). A loss is recognized for any initial write down to fair value less costs to sell. Any losses in the carrying value arising from periodic appraisals of the properties are charged to expense in the period incurred. Gains and losses not previously recognized that

III-24

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

result from disposition of real estate held for sale are recorded in non-interest income within the other income caption in the accompanying Consolidated Statements of Income (Loss). Real estate held for sale totaled to $100.3 million and $94.2 million as of March 31, 2010 and December 31, 2009, respectively.

The following table summarizes certain information regarding other real estate held for sale for the periods indicated:

	Quarter Ended
	March 31,
	2010	2009
	(In thousands)

Balance at beginning of period	$94,219	$61,340
Additions	18,722	20,162
Sales	(6,978)	(7,881)
Retirement	(2,389)	(2,584)
Lower of cost or market adjustments	(3,229)	(829)

Balance at end of period	$100,345	$70,208

	Quarter Ended
	March 31,
	2010	2009
	(In thousands)

Construction	$2,308	$1,128
Residential	81,251	60,345
Commercial Real Estate	15,438	8,735
Land secured	1,348	—

Balance at end of period	$100,345	$70,208

During 2009, the Company improved its foreclosure functions resulting in shorter foreclosure periods, and units are entering the OREO portfolio at faster rates than in previous years, which together with the deteriorating economic conditions in Puerto Rico explains the higher additions reflected. Retirements represent properties transferred to loan portfolio or claims receivable. Generally the Company does not maintain properties for periods in excess of five years for accounting purposes.

18.	Deposits

The following table summarizes deposit balances:

	March 31,	December 31,
	2010	2009
	(In thousands)

Brokered certificates of deposit	$2,697,175	$2,652,409
Certificates of deposit	522,324	507,987
Regular savings	372,258	356,488
NOW accounts and other transaction accounts	364,796	364,469
Money markets accounts	404,386	408,152

Total interest-bearing	4,360,939	4,289,505
Non interest-bearing deposits	225,270	353,516

Total deposits	$4,586,209	$4,643,021

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

At both March 31, 2010 and December 31, 2009, the Company reclassified from demand deposits accounts to loan balance $0.6 million of overdrafts.

19.	Securities Sold Under Agreements to Repurchase

As part of its financing activities the Company enters into sales of securities under agreements to repurchase the same or substantially similar securities. The Company retains control over such securities. Accordingly, the amounts received under these agreements represent borrowings, and the securities underlying the agreements remain in the Company’s asset accounts. These transactions are carried at the amounts at which transactions will be settled. The counterparties to the contracts generally have the right to repledge the securities received as collateral. Those securities are presented in the Consolidated Statements of Financial Condition as part of pledged investment securities. Securities sold under agreements to repurchase consisted of the following:

	March 31,	December 31,
	2010	2009
	(Dollars in thousands)

Non-callable repurchase agreements with a maturities less than or equal to 90 days, at a fixed rate of 4.19%, and at various fixed rates with a weighed average of 1.89%, as of March 31, 2010 and December 31, 2009, respectively.	$450,000	$216,262
Non-callable repurchase agreements with maturities ranging from February 2011 to February 2014 (2009 — May 2010 to October 2013), at various fixed rates averaging 3.14%, and 3.32%, as of March 31, 2010, and December 31, 2009, respectively.	1,170,500	1,700,500
Callable repurchase agreements with maturities ranging from June 2010 to September 2011 (2009 — March 2010 to February 2014), at various fixed rates averaging 3.87%, and 4.72%, as of March 31, 2010, and December 31, 2009, respectively, callable at various dates beginning in April 2010 (2009 — February 2010).	288,500	228,500

	$1,909,000	$2,145,262

Maximum repurchase agreements outstanding at any month end during the quarter ended March 31, 2010 were $2.2 billion. The approximate average daily outstanding balance of securities sold under agreements to repurchase during the quarter was $2.2 billion. The weighted-average interest rate of such agreements, computed on a daily basis was 3.3% for the quarter ended March 31, 2010.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

20.	Advances from FHLB

Advances from FHLB consisted of the following:

	March 31,	December 31,
	2010	2009
	(Dollars in thousands)

Non-callable advances with maturities ranging from April 2010 to May 2013 (2009 — January 2010 to May 2013), at various fixed rates averaging 3.03%, and 3.25%, as of March 31, 2010, and December 31, 2009, respectively.(1)	$888,920	$1,022,920
Non-callable advances with maturities ranging from September 2010 to November 2012 (2009 — September 2010 to November 2012), tied to 1-month LIBOR adjustable monthly, at various variable rates averaging 0.27%, and 0.25%, as of March 31, 2010, and December 31, 2009, respectively.	105,000	105,000
Non-callable advances due on July 6, 2010, tied to 3-month LIBOR adjustable quarterly, at a rate of 0.22%, and 0.25%, as of March 31, 2010, and December 31, 2009, respectively.	200,000	200,000
Callable advances with maturities ranging from June 2010 to March 2012 (2009 — June 2010 to March 2012), at various fixed rates averaging 5.41%, for both March 31, 2010 and December 31, 2009, respectively, callable at various dates beginning on April 2010 (2009 — February 2010)	279,000	279,000

	$1,472,920	$1,606,920

(1)	The advances from FHLB are subject to early termination fees.

Maximum advances outstanding at any month end during the quarter ended March 31, 2010 were $1.6 billion. The approximate average daily outstanding balance of advances from FHLB during the quarter was $1.5 billion. The weighted-average interest rate of such advances, computed on a daily basis was 3.8% for the quarter ended March 31, 2010.

At March 31, 2010, the Company had pledged qualified collateral in the form of residential mortgage loans with an estimated market value of $1.9 billion to secure the above advances from FHLB, which generally the counterparty is not permitted to sell or repledge.

21.	Other short-term borrowings

Other short-term borrowings consisted of the following:

December 31,
2009
(In thousands)

Borrowings with the Federal Reserve Bank, collateralized by securities at a fixed rate of 0.25%, maturing in January 2010.	$110,000

Borrowings as of December 31, 2009 matured on January 14, 2010 and the Company did not enter into any additional borrowings with the Federal Reserve Bank during the first quarter of 2010. Maximum borrowings outstanding at any month end during 2009 were $746.0 million. The approximate average daily outstanding balance of short-term borrowings during the year 2009 was $459.9 million. The weighted-average interest rate of such borrowings, computed on a daily basis, was 0.26% for the year ended December 31, 2009.

III-27

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

22.	Loans Payable

At March 31, 2010 and December 31, 2009, loans payable consisted of financing agreements with local financial institutions secured by mortgage loans.

Outstanding loans payable consisted of the following:

	March 31,	December 31,
	2010	2009
	(In thousands)

Secured borrowings with local financial institutions, collateralized by residential mortgage loans, at variable interest rates tied to 3-month LIBOR averaging 1.74% and 1.99% at March 31, 2010 and December 31, 2009, respectively.	$311,486	$318,180
Secured borrowings with local financial institutions, collateralized by residential mortgage loans at fixed interest rates averaging 7.41% at March 31, 2010 and December 31, 2009.	18,220	18,856

	$329,706	$337,036

The expected maturity date of secured borrowings based on collateral is from present to December 2025. Maximum borrowings outstanding at any month end during the quarter ended March 31, 2010, were $334.7 million. The approximate average daily outstanding balance of loans payable for the quarter ended March 31, 2010 was $334.3 million. The weighted-average interest rate of such borrowings, computed on a daily basis, was 2.0% for the quarter ended March 31, 2010.

At March 31, 2010 and December 31, 2009, the Company had $137.6 million and $143.1 million, respectively, of loans held for sale and $189.7 million and $181.3 million, respectively, of loans receivable that were pledged to secure financing agreements with local financial institutions. Such loans can be repledged by the counterparty.

III-28

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

23.	Notes payable

Notes payable consisted of the following:

	March 31,	December 31,
	2010	2009
	(In thousands)

$100 million notes, net of discount, bearing interest at 7.65%, due on March 26, 2016, paying interest monthly.	$98,666	$98,623
$30 million notes, net of discount, bearing interest at 7.00%, due on April 26, 2012, paying interest monthly.	29,810	29,789
$40 million notes, net of discount, bearing interest at 7.10%, due on April 26, 2017, paying interest monthly.	39,446	39,431
$30 million notes, net of discount, bearing interest at 7.15%, due on April 26, 2022, paying interest monthly.	29,478	29,472
Bonds payable secured by mortgage on building at fixed rates ranging from 6.75% to 6.90%, with maturities ranging from December 2014 to December 2029, paying interest monthly.	39,420	39,420
Bonds payable at a fixed rate of 6.25%, with maturities ranging from December 2010 to December 2029, paying interest monthly.	7,600	7,600
Note payable with a local financial institution, collateralized by IOs, at a fixed rate of 7.75%, due on December 25, 2013, paying principal and interest monthly.	25,076	26,503

	$269,496	$270,838

Doral Financial is the guarantor of various unregistered serial and term bonds issued by Doral Properties, a wholly-owned subsidiary, through the Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority (“AFICA”). The bonds were issued to finance the construction and development of the Doral Financial Plaza building, the headquarters facility of Doral Financial. As of March 31, 2010, the outstanding principal balance of the bonds was $47.0 million with fixed interest rates, ranging from 6.25% to 6.90%, and maturities ranging from December 2010 to December 2029. Certain series of the bonds are secured by a mortgage on the building and underlying real property.

24.	Income Taxes

Background

Income taxes include Puerto Rico income taxes as well as applicable U.S. federal and state taxes. As Puerto Rico corporations, Doral Financial and all of its Puerto Rico subsidiaries are generally required to pay U.S. income taxes only with respect to their income derived from the active conduct of a trade or business in the United States (excluding Puerto Rico) and certain investment income derived from U.S. assets. Any such tax is creditable, with certain limitations, against Puerto Rico income taxes. Except for the operations of Doral Bank NY and Doral Money, substantially all of the Company’s operations are conducted through subsidiaries in Puerto Rico. Doral Bank NY and Doral Money are U.S. corporations and are subject to U.S. income-tax on their income derived from all sources.

Under Puerto Rico Income Tax Law, the Company and its subsidiaries are treated as separate taxable entities and do not file consolidated tax returns.

The maximum statutory corporate income tax rate in Puerto Rico is 39.00%. On March 9, 2009, the Governor of Puerto Rico signed into law the Special Act Declaring a State of Fiscal Emergency and Establishing an Integral Plan of Fiscal Stabilization to Save Puerto Rico’s Credit, Act No. 7 (the “Act”).

III-29

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Pursuant to the Act, Section 1020A, was introduced to the Code to impose a 5% surtax over the total tax determined for corporations, partnerships, trusts, estates, as well as individuals whose combined gross income exceeds $100,000 or married individuals filing jointly whose gross income exceeds $150,000. This surtax is effective for tax years commenced after December 31, 2008 and before January 1, 2012. This increases the Company’s income tax rate from 39.00% to 40.95% for tax years from 2009 through 2011.

Doral Financial’s interest income derived from FHA and VA mortgage loans financing the original acquisition of newly constructed housing in Puerto Rico and securities backed by such mortgage loans is exempt from Puerto Rico income taxes. Doral Financial also invests in U.S. Treasury and agency securities that are exempt from Puerto Rico taxation and are not subject to federal income taxation because of the portfolio interest deduction to which Doral Financial is entitled as a foreign corporation.

Income Tax (Benefit) Expense

The components of income tax (benefit) expense are summarized below:

	Quarters Ended
	March 31,
	2010	2009
	(In thousands)

Current income tax expense:
Puerto Rico	$—	$343
United States	275	712

Total current income tax expense	275	1,055
Deferred income tax expense (benefit):
Puerto Rico	1,787	(1,115)
United States	467	(48)

Total deferred income tax expense(benefit)	2,254	(1,163)

Total income tax expense (benefit)	$2,529	$(108)

The recognition of income tax expense of $2.5 million for the quarter ended March 31, 2010 is composed of a current income tax expense of $0.3 million and a deferred income tax expense of $2.2 million. The current tax expense is primarily related to tax expense related to U.S. source income. The deferred tax expense is primarily related to recognition of a valuation allowance on certain deferred tax assets as well as the amortization of existing deferred tax assets (“DTA”).

The current income tax expense recognition for the quarter ended March 31, 2009 is related to the accrual of interest and penalties on unrecognized tax benefits in Puerto Rico, and in the United States to the operation of its taxable entities. The deferred tax benefit is related to recognition of additional DTA, primarily net operating losses (“NOL”) net of amortization of existing DTAs and net of an increase in the valuation allowance.

Deferred Tax Components

The Company’s DTA consists primarily of the differential in the tax basis of IOs sold, net operating loss carry-forwards and other temporary differences arising from the daily operations of the Company.

The Company has entered into several agreements with the Puerto Rico Treasury Department related to the intercompany transfers of IOs (The “IO Tax Asset”) and its tax treatment thereon. Under the agreements, the Company establishes the tax basis of all the IO transfers, clarified that for Puerto Rico income tax purpose, the IO Tax Asset is a stand-alone intangible asset subject to straight-line amortization based on a useful life of

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

15 years, and established the IO Tax Asset could be transferred to any entity within the Doral Financial corporate group, including the Puerto Rico banking subsidiary. During the third quarter of 2009, the Company entered into an agreement with the Puerto Rico Treasury Department that granted the Company a two year moratorium of the amortization of the IO Tax Asset. This agreement resulted in a benefit of $11.2 million for the third quarter of 2009 and was effective for the taxable year beginning January 1, 2009. The realization of the deferred tax asset related to the differential in the tax basis of IOs sold is dependent upon the existence of, or generation of, taxable income during the remaining 13 (15 year original amortization period, 17 year amortization period including 2 year moratorium) year period in which the amortization of the IO Tax Asset is available.

The Company evaluates its deferred tax asset in accordance with ASC 740, Income Taxes, (previously SFAS No. 109, Accounting for Income Taxes), which states that deferred tax assets should be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax asset will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

In assessing the realization of deferred tax assets, the Company considers the expected reversal of its deferred tax assets and liabilities, projected future taxable income, cumulative losses in recent years, and tax planning strategies. The determination of a valuation allowance on deferred tax asset requires judgment based on the weight of all available evidence and considering the relative impact of negative and positive evidence.

The Company had two Puerto Rico entities which were in a cumulative loss position in the past and maintained a valuation allowance on their deferred tax assets. As of March 31, 2010, one of the Company’s Puerto Rico taxable entities remained in a cumulative loss position in earnings before tax. For purposes of assessing the realization of the deferred tax assets, the cumulative taxable loss position for this entity is considered significant negative evidence that has caused management to conclude that the Company will not be able to fully realize the deferred tax asset related to this entity in the future, considering the criteria of ASC 740 (SFAS No. 109). Accordingly, as of March 31, 2010 and December 31, 2009, the Company determined that it was more likely than not that $387.4 million and $385.9 million, respectively, of its gross deferred tax asset would not be realized and maintained a valuation allowance for that amount. For the Puerto Rico taxable entity that no longer remained in a cumulative loss position as of March 31, 2010, the Company decided to maintain the valuation allowance on deferred tax assets until it demonstrates a steady return to profitability.

For Puerto Rico taxable entities with positive core earnings, a valuation allowance on deferred tax assets had not been recorded since they are expected to continue to be profitable. At March 31, 2010, the net deferred tax asset associated with these two companies was $13.7 million, compared to $14.4 million at December 31, 2009. In addition, approximately, $94.0 million of the IO tax asset maintained at the holding company would be realized through these entities. In management’s opinion, for these companies, the positive evidence of profitable core earnings outweighs any negative evidence.

The allowance also includes a valuation allowance of $2.4 million related to deferred taxes on unrealized losses on cash flow hedges as of March 31, 2010.

Management did not establish a valuation allowance on the deferred tax assets generated on the unrealized losses of its securities available for sale as of March 31, 2010 and December 31, 2009 because the Company had the positive intent and the ability to hold the securities until maturity or recovery of value. In April 2010, the Company sold non-agency CMOs with a market value of $253.5 million as of March 31, 2010, and recognized a loss of $138.3 million. As of March 31, 2010, these securities reflected an unrealized pre-tax loss of $129.4 million and had a DTA of $19.5 million. The Company sold this portfolio in order to participate in a bidding process for certain assets and liabilities in a Federal Deposit Insurance Corporation (“FDIC”) assisted transaction. Refer to Note 34 for additional information.

III-31

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Failure to achieve sufficient projected taxable income in the entities and deferred tax assets where a valuation allowance has not been established, might affect the ultimate realization of the net deferred tax assets.

Management assesses the realization of its deferred tax assets at each reporting period based on the criteria of ASC 740-10 (SFAS No. 109). To the extent that earnings improve and the deferred tax assets become realizable, the Company may be able to reduce the valuation allowance through earnings.

ASC 740 (previously FIN 48)

As of March 31, 2010 and 2009, the Company had unrecognized tax benefits of $3.7 million and $3.5 million, respectively, and accrued interest of $0.7 million and $0.6 million, respectively. The Company classifies all interest related to tax uncertainties as income tax expense. For the quarter ended March 31, 2010, the Company recognized interest and penalties of approximately $36,000.

The amount of unrecognized tax benefits may increase or decrease in the future for various reasons including adding amounts for current tax year positions, expiration of open income tax returns due to the expiration of statutes of limitation, changes in management’s judgment about the level of uncertainty, status of examinations, litigation and legislative activity, and the addition or elimination of uncertain tax positions. As of March 31, 2010, the following years remain subject to examination: U.S. Federal jurisdictions — 2004 through 2008 and Puerto Rico — 2005 through 2008.

The following presents the beginning and ending amounts of accruals for uncertain income tax positions:

	March 31,	March 31,
	2010	2009
	(In thousands)

Balance at beginning of period	$3,475	$13,709
Additions for tax positions of prior years	—	—
Additions for tax positions of current year	178	—
Release of contingencies	—	—

Balance at end of period	$3,653	$13,709

25.	Guarantees

In the ordinary course of the business, Doral Financial makes certain representations and warranties to purchasers and insurers of mortgage loans at the time of the loan sales to third parties regarding the characteristics of the loans sold, and in certain circumstances, such as in the event of early or first payment default. To the extent the loans do not meet specified characteristics, if there is a breach of contract of a representation or warranty or if there is an early payment default, Doral Financial may be required to repurchase the mortgage loan and bear any subsequent loss related to the loan. For the quarter ended March 31, 2010, repurchases amounted to approximately $50,000, compared to $2.0 million for the corresponding 2009 period. These repurchases were at fair value and no significant losses were incurred.

In the past, in relation to its asset securitizations and loan sale activities, the Company sold pools of delinquent FHA, VA and conventional mortgage loans on a servicing retained basis. Following these transactions, the loans are not reflected on Doral Financial’s Consolidated Statement of Financial Condition. Under these arrangements, as part of its servicing responsibilities, Doral Financial is required to advance the scheduled payments of principal, interest and taxes whether or not collected from the underlying borrower. While Doral Financial expects to recover a significant portion of the amounts advanced through foreclosure or, in the case of FHA and VA loans, under the applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of the delinquent status of the loans.

III-32

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

As of March 31, 2010 and December 31, 2009, the outstanding principal balance of such delinquent loans was $151.3 million and $154.2 million, respectively.

In addition, Doral Financial’s loan sale activities in the past included certain mortgage loan sale and securitization transactions subject to recourse arrangements that require Doral Financial to repurchase or substitute the loan if the loans are 90 — 120 days or more past due or otherwise in default. The Company is also required to pay interest on delinquent loans in the form of servicing advances. Under certain of these arrangements, the recourse obligation is terminated upon compliance with certain conditions, which generally involve: (i) the lapse of time (normally from four to seven years), (ii) the lapse of time combined with certain other conditions such as the unpaid principal balance of the mortgage loans falling below a specific percentage (normally less than 80%) of the appraised value of the underlying property, or (iii) the amount of loans repurchased pursuant to recourse provisions reaching a specific percentage of the original principal amount of loans sold (generally from 10% to 15%). As of March 31, 2010 and December 31, 2009, the Company’s records reflected that the outstanding principal balance of loans sold subject to full or partial recourse was approximately $0.9 billion, for both periods. As of such dates, the Company’s records also reflected that the maximum contractual exposure to Doral Financial if it were required to repurchase all loans subject to recourse was approximately $0.8 billion, for both periods. Doral Financial’s contingent obligation with respect to its recourse provision is not reflected on the Company’s Consolidated Financial Statements, except for a liability of estimated losses from such recourse agreements, which is included as part of “Accrued expenses and other liabilities”. The Company discontinued the practice of selling loans with recourse obligations in 2005. Doral Financial’s current strategy is to sell loans on a non-recourse basis, except recourse for certain early payment defaults and industry standard representations and warranties. For the quarter ended March 31, 2010, the Company repurchased at fair value $7.3 million, pursuant to recourse provisions, compared to $6.6 million for the corresponding period in 2009.

Doral Financial’s reserve for its exposure to recourse amounted to $9.3 million and $9.4 million and the reserve for other credit-enhanced transactions explained above amounted to $9.0 million and $8.8 million as of March 31, 2010 and December 31, 2009, respectively.

The following table shows the changes in the Company’s liability of estimated losses from recourse agreements, included in the Statement of Financial Condition, for the period shown:

Quarter Ended
March 31, 2010
(In thousands)

Balance at beginning of period	$9,440
Net charge-offs/termination	(470)
Provision for recourse liability	367

Balance at end of period	$9,337

III-33

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

26.	Financial Instruments with Off-Balance Sheet Risk

The following tables summarize Doral Financial’s commitments to extend credit, commercial and performance standby letters of credit and commitments to sell loans.

	March 31,	December 31,
	2010	2009
	(In thousands)

Commitments to extend credit	$84,612	$85,124
Commitments to sell loans	139,406	76,176
Commercial, financial and performance standby letters of credit.	25	25

Total	$224,043	$161,325

The Company enters into financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and sell loans. The contractual amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses. Generally, the Company does not enter into interest rate lock agreements with borrowers.

The Company purchases mortgage loans and simultaneously enters into a sale and securitization agreement with the same counterparty, essentially a forward contract that meets the definition of a derivative under ASC 815-10, Derivatives and Hedging, (previously SFAS No. 133, Accounting for derivatives instruments and hedging activities (“SFAS No. 133”)), during the period between trade and settlement date.

A letter of credit is an arrangement that represents an obligation on the part of the Company to a designated third party, contingent upon the failure of the Company’s customer to perform under the terms of the underlying contract with a third party. The amount of the letter of credit represents the maximum amount of credit risk in the event of non-performance by these customers. Under the terms of a letter of credit, an obligation arises only when the underlying event fails to occur as intended, and the obligation is generally up to a stipulated amount and with specified terms and conditions. Letters of credit are used by the customer as a credit enhancement and typically expire without having been drawn upon.

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

27.	Commitments and Contingencies

Total minimum rental and operating commitments for leases in effect at March 31, 2010, were as follow:

(In thousands)

2011	$5,640
2012	5,047
2013	5,363
2014	4,004
2015	3,699
2016 and thereafter	19,557

$43,310

III-34

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Total rent expense for the quarter ended March 31, 2010 amounted to approximately $1.7 million, compared to $2.0 million for the corresponding 2009 period.

Doral Financial and its subsidiaries are defendants in various lawsuits or arbitration proceedings arising in the ordinary course of business, including employment related matters. Management believes, based on the opinion of legal counsel, that the aggregated liabilities, if any, arising from such actions will not have a material adverse effect on the financial condition or results of operations of Doral Financial.

Since 2005, Doral Financial became a party to various legal proceedings, including regulatory and judicial investigations and civil litigation, arising as a result of the Company’s restatement.

Legal Matters

On August 24, 2005, the U.S. Attorney’s Office for the Southern District of New York served Doral Financial with a grand jury subpoena seeking the production of certain documents relating to issues arising from the restatement, including financial statements and corporate, auditing and accounting records prepared during the period from January 1, 2000 to the date of the subpoena. Doral Financial is cooperating with the U.S. Attorney’s Office in this matter. Doral Financial cannot predict the outcome of this matter and is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact to Doral Financial of this matter.

On August 13, 2009, Mario S. Levis, former Treasurer of Doral, filed a complaint against the Company in the Supreme Court of the State of New York. The complaint alleges that the Company breached a contract with the plaintiff and the Company’s by-laws by failing to advance payment of certain legal fees and expenses that Mr. Levis has incurred in connection with a criminal indictment filed against him in the U.S. District Court for the Southern District of New York. Further, the complaint claims that Doral fraudulently induced the plaintiff to enter into agreements concerning the settlement of a civil litigation arising from the restatement of the Company’s financial statements for fiscal years 2000 through 2004. The complaint seeks declaratory relief, damages, costs and expenses. On December 16, 2009, the parties entered into a settlement agreement. On December 17, 2009, Mr. Levis’ motion for a preliminary injunction was denied as moot, and all further proceedings were stayed, but the procedures for future disputes between the parties outlined in the Settlement Agreement were not affected by the stay.

Banking Regulatory Matters

On March 16, 2006, Doral Financial entered into a consent cease and desist order with the Federal Reserve. The mutually agreed upon order required Doral Financial to conduct reviews of its mortgage portfolio, and to submit plans regarding the maintenance of capital adequacy and liquidity. The consent order contains restrictions on Doral Financial from obtaining extensions of credit from, or entering into certain asset purchase and sale transactions with its banking subsidiaries, without the prior approval of the Federal Reserve. The consent order restricts Doral Financial from receiving dividends from the banking subsidiaries without the approval of the respective primary banking regulatory agency. Doral Financial is also required to request permission from the Federal Reserve for the payment of dividends on its common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date and requires Doral Financial and Doral Bank PR to submit plans regarding the maintenance of minimum levels of capital and liquidity. Doral Financial has complied with these requirements and no fines or civil money penalties were assessed against the Company under the order.

As a result of an examination conducted during the third quarter of 2008, on July 8, 2009, Doral Bank PR consented with the Federal Deposit Insurance Corporation (“FDIC”) and paid civil monetary penalties of $38,030 related to deficiencies in compliance with the National Flood Insurance Act as a result of flood

III-35

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

insurance coverage, failure to maintain continuous flood insurance protection and failure to ensure that borrowers obtain flood insurance in a timely manner.

On February 19, 2008, Doral Bank PR entered into a consent order with the FDIC relating to failure to comply with certain requirements of the Bank Secrecy Act (“BSA”). The regulatory findings that resulted in the order were based on an examination conducted for the period ended December 31, 2006, and were related to findings that had initially occurred in 2005 prior to the Company’s change in management and the Recapitalization. The order replaced the Memorandum of Understanding with the FDIC and the Office of the Commissioner dated August 23, 2006. Doral Bank PR was not required to pay any civil monetary penalties in connection with this order. The order required Doral Bank PR to correct certain violations of law, within the timeframes set forth in the order (generally 120 days) including certain violations regarding the BSA, failure to maintain an adequate BSA/Anti-Money Laundering Compliance Program (“BSA/AML Compliance Program”) and failure to operate with an effective compliance program to ensure compliance with the regulations promulgated by the United States Department of Treasury’s Office of Foreign Asset Control (“OFAC”). The order further required Doral Bank PR to, among other things, amend its policies, procedures and processes and training programs to ensure full compliance with the BSA and OFAC; conduct an expanded BSA/AML risk assessment of its operations, enhance its due diligence and account monitoring procedures, review its BSA/AML staffing and resource needs, amend its policies and procedures for internal and external audits to include periodic reviews for BSA/AML compliance, OFAC compliance and perform annual independent testing programs for BSA/AML and OFAC requirements. The order also required Doral Bank PR to engage an independent consultant to review account and transaction activity from April 1, 2006 through March 31, 2007 to determine compliance with suspicious activity reporting requirements (the “Look Back Review”). On September 15, 2008, the FDIC terminated this consent order. As the Look Back Review was in process, Doral Bank PR and the FDIC agreed to a Memorandum of Understanding that covered the remaining portion of the Look Back Review. On June 30, 2009, the FDIC terminated this Memorandum of Understanding because the Look Back Review had been completed.

Doral Financial and Doral Bank PR have undertaken specific corrective actions to comply with the requirements of the terminated enforcement actions and the single remaining enforcement action, but cannot give assurances that such actions are sufficient to prevent further enforcement actions by the banking regulatory agencies.

28.	Stock Option and Other Incentive Plans

On April 8, 2008, the Company’s Board of Directors approved the 2008 Stock Incentive Plan (the “Plan”) subject to shareholder approval, which was obtained at the annual shareholders’ meeting held on May 7, 2008. The Plan replaced the 2004 Omnibus Incentive Plan. The Plan is accounted for following the provisions of ASC 718-10, Compensation — Stock Compensation, (previously SFAS No. 123R, Shared-Based Payment), as amended. Stock options granted are expensed over the stock option vesting period based on fair value which is determined using the Black-Scholes option-pricing method at the date the options are granted.

The aggregate number of shares of common stock which the Company may issue under the Plan is limited to 6,750,000. No options were granted by the Company for the quarter ended March 31, 2010.

On July 22, 2008, four independent directors were each granted 2,000 shares of restricted stock and stock options to purchase 20,000 shares of common stock at an exercise price equal to the closing price of the stock on the grant date. The restricted stock became 100% vested during the third quarter of 2009. The stock options vest ratably over a five year period commencing with the grant date.

III-36

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Stock-based compensation recognized was as follows:

	Quarters Ended March 31,
	2010	2009
	(In thousands)

Stock-based compensation recognized, net	$17	$51

Unrecognized at end of period	$232	$437

The fair value of the options granted in 2008 was estimated using the Black-Scholes option-pricing model, with the following assumptions:

Weighted-average exercise price	$13.70
Stock option estimated fair value	$5.88
Expected stock option term (years)	6.5
Expected volatility	39%
Expected dividend yield	0%
Risk-free interest rate	3.49%

Expected volatility is based on the historical volatility of the Company’s common stock over a ten-year period. The Company uses empirical research data to estimate options exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is based on management’s expectation that the Company will not resume dividend payments on its Common Stock for the foreseeable future.

As of March 31, 2010, the total amount of unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan was approximately $232,000 related to stock options granted. That cost is expected to be recognized over a period of 4 years. As of March 31, 2010, the total fair value of shares and restricted stock was $0.4 million.

29.	Earnings (Losses) Per Share Data

The reconciliation of the numerator and denominator of the basic and diluted earnings-per-share follows:

	Quarters Ended March 31,
	2010	2009
	(Dollars in thousands, except per share amounts)

Net Loss:
Net loss	$(3,503)	$(46,290)
Non-convertible preferred stock dividend(2)	—	(4,228)
Convertible preferred stock dividend(1)(2)	(1,864)	(4,097)
Effect of conversion of preferred stock(3)	26,585	—

Net income (loss) attributable to common shareholders	$21,218	$(54,615)

Weighted-Average Number of Common Shares Outstanding(4)	62,528,221	53,810,110
Net Income (Loss) per Common Share(5)	$0.34	$(1.01)

III-37

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(1)	For the quarter ended March 31, 2010, there were 813,526 shares of the Company’s 4.75% perpetual cumulative convertible preferred stock that were excluded from the computation of diluted earnings per share because their effect would have been antidilutive, compared to 1,380,000 for the corresponding 2009 period. Each share of convertible preferred stock is currently convertible into 0.31428 shares of common stock, subject to adjustment under specific conditions. The option of the purchasers to convert the convertible preferred stock into shares of the Company’s common stock is exercisable only (a) if during any fiscal quarter after September 30, 2003, the closing sale price of the Company’s common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading date of the preceding fiscal quarter exceeds 120% of the conversion price of the convertible preferred stock (currently 120% of $795.47, or $954.56); (b) upon the occurrence of certain corporate transactions; or (c) upon the delisting of the Company’s common stock. On or after September 30, 2008, the Company may, at its option, cause the convertible preferred stock to be converted into the number of shares of common stock that are issuable at the conversion price. The Company may only exercise its conversion right if the closing sale price of the Company’s common stock exceeds 130% of the conversion price of the convertible preferred stock (currently 130% of $795.47, or $1,034.11) in effect for 20 trading days within any period of 30 consecutive trading days ending on a trading day not more than two trading days prior to the date the Company gives notice of conversion.

(2)	On March 20, 2009, the Board of Directors of Doral Financial announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three outstanding series of non-cumulative preferred stock, and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock.

(3)	The carrying value of the noncumulative preferred stock exceeded the fair value of consideration transferred and, accordingly, the difference between the liquidation preference of the preferred stock retired and the market value of the common stock issued amounted to $31.6 million and was credited to retained earnings. In the case of the convertible preferred stock, the fair value of stock exchanged for the preferred stock converted exceeded the fair value of the stock issuable pursuant to the original conversion terms and, accordingly, this excess or inducement amounted to $5.1 million and was charged to retained earnings. As a result, both transactions impacted the net income attributable to common shareholders.

(4)	Potential common shares consist of common stock issuable under the assumed exercise of stock options and unvested shares of restricted stock using the treasury stock method. This method assumes that the potential common shares are issued and the proceeds from exercise in addition to the amount of compensation cost attributed to future services are used to purchase common stock at the exercise date. The difference between the number of potential shares issued and the shares purchased is added as incremental shares to the actual number of shares outstanding to compute diluted earnings per share. Stock options and unvested shares of restricted stock that result in lower potential shares issued than shares purchased under the treasury stock method are not included in the computation of dilutive earnings per share since their inclusion would have an antidilutive effect on earnings per share. As of March 31, 2010, there were 60,000 stock options granted and no unvested shares of restricted stock outstanding.

(5)	For the quarters ended March 31, 2010 and 2009, net income (loss) per common share represents both the basic and diluted income (loss) per common share, respectively, for each of the periods presented.

30.	Fair Value of Assets and Liabilities

The Company uses fair value measurements to state certain assets and liabilities at fair value and to support fair value disclosures. Securities held for trading, securities available for sale, derivatives and servicing assets are recorded at fair value on a recurring basis. Additionally, from time to time, Doral may be required

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

to record other financial assets at fair value on a nonrecurring basis, such as loans held for sale, loans receivable and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.

Effective January 1, 2008, the Company adopted ASC 820-10, Fair Value Measurements and Disclosures, (previously SFAS No. 157, Fair Value Measurements). ASC 820-10 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements for fair value measurements.

The Company adopted ASC 825-10, Financial Instruments (previously SFAS No. 159, The Fair Value Option for Financing Assets and Financing Liabilities), in 2008, but chose not to apply the fair value option to any of its financial assets and financial liabilities.

Effective April 1, 2009, the Company adopted ASC 825-50, Financial Instruments, (previously FSP FAS No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS No. 107-1 and APB 28-1”)). ASC 825-50 requires the Company to disclose for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not in the statement of financial position, as required by ASC 825-50 (previously SFAS No. 107, Disclosures about Fair Value of Financial Instruments).

Effective January 1, 2010, the Company adopted ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU No. 210-06”). ASU No. 210-06 requires the Company to improve required disclosures and increase transparency in financial reporting. This ASU requires new disclosures in: i) transfers in and transfers out of Levels 1 and 2; and ii) activity (purchases, sales, issuances and settlements) in Level 3 fair value measurements. It also provides amendments to existing disclosures related to: i) level of disaggregation, ii) disclosures about inputs and valuation techniques, and iii) amendments to the guidance on employers’ disclosures about postretirement benefit plan assets.

Fair Value Hierarchy

Under ASC 820-10 (SFAS No. 157), the Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 — Valuation is based upon unadjusted quoted prices for identical instruments traded in active markets.

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market, or are derived principally from or corroborated by observable market data, by correlation or by other means.

•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Determination of Fair Value

Under ASC 820-10 (SFAS No. 157), the Company bases fair values on the price that would be received upon sale of an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. It is Doral Financial’s intent to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in ASC 820-10 (SFAS No. 157).

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Fair value measurements for assets and liabilities where there is limited or no observable market data are based primarily upon the Company’s estimates, and are generally calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors.

Therefore, the fair values represent management’s estimates and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

Following is a description of valuation methodologies used for financial instruments recorded at fair value, including the general classification of such instruments pursuant to the valuation hierarchy.

Securities held for trading:  Securities held for trading are reported at fair value and consist primarily of securities and derivatives held for trading purposes. The valuation method for trading securities is the same as the methodology used for securities classified as Available for Sale. The valuation methodology for IOs (Level 3) and derivatives (Level 2) are described in the Servicing assets and interest-only strips, and Derivatives sections, respectively.

For residual CMO certificates included in trading securities, the Company uses a cash flow model to value the securities. Doral utilizes the collateral’s statistics available on Bloomberg such as forecasted prepayment speed, weighted-average remaining maturity, weighted-average coupon and age. Based on the Bloomberg information, the Company forecasts the cash flows and then discounts it at the discount rate used for the period. For purposes of discounting, the Company uses the same Z-spread methodology used for the valuations of Doral’s floating rate IOs.

Securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions, expected defaults and loss severity. Level 1 securities (held for trading) include those securities that are traded by dealers or brokers in active over-the-counter markets. Level 2 securities include agency CMOs, municipal bonds, and agency MBS. Level 3 securities include non-agency and agency CMOs for which quoted market prices are not available. For determining the fair value of Level 3 securities available for sale, the Company uses a valuation model that calculates the present value of estimated future cash flows. The model incorporates the Company’s own estimates of assumptions market participants use in determining the fair value, including prepayment speeds, loss assumptions and discount rates.

Loans held for sale:  Loans held for sale are carried at the lower of net cost or market value on an aggregate portfolio basis. The amount, by which cost exceeds market value, if any, is accounted for as a loss through a valuation allowance. Loans held for sale consist primarily of mortgage loans held for sale. The market value of mortgage loans held for sale is generally based on quoted market prices for MBS adjusted to reflect particular characteristics of the asset such as guarantee fees, servicing fees, actual delinquency and credit risk. Loans held for sale are classified as Level 2, except for loans where management makes certain adjustments to the model based on unobservable inputs that are significant. These loans are classified as Level 3. Loans held for sale were carried at cost as of March 31, 2010.

Loans receivable:  Loans receivable are those held principally for investment purposes. These consist of construction loans for new housing development, certain residential mortgage loans which the Company does not expect to sell in the near future, commercial real estate, commercial non-real estate, leases, land, and consumer loans. Loans receivable are carried at their unpaid principal balance, less unearned interest, net of deferred loan fees or costs (including premiums and discounts), undisbursed portion of construction loans and an allowance for loan and lease losses. Loans receivable include collateral dependent loans for which the repayment of the loan is expected to be provided solely by the underlying collateral. The Company does not

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

record loans receivable at fair value on a recurring basis. However, from time to time, the Company records nonrecurring fair value adjustments to collateral dependent loans to reflect (i) partial write-downs that are based on the fair value of the collateral, or (ii) the full charge-off of the loan carrying value. The fair value of the collateral is mainly derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations. The Company classifies loans receivable subject to nonrecurring fair value adjustments as Level 3.

For the fair value of loans receivable, not reported at fair value, under ASC 825-50 (SFAS No. 107), loans are classified by type such as, residential mortgage loans, commercial real estate, commercial non-real estate, leases, land, and consumer loans. The fair value of residential mortgage loans is based on quoted market prices for MBS adjusted by particular characteristics like guarantee fees, servicing fees, actual delinquency and the credit risk associated to the individual loans. For all other loans, the fair value is estimated using discounted cash flow analyses, based on LIBOR and with adjustment that the Company believes a market participant would consider in determining fair value for like assets.

Servicing assets and interest-only strips:  The Company routinely originates, securitizes and sells mortgage loans into the secondary market. As a result of this process, the Company typically retains the servicing rights and, in the past, also retained IOs. Servicing assets retained in a sale or securitization arises from contractual agreements between the Company and investors in mortgage securities and mortgage loans. Since the adoption of ASC 860-50, Transfer and Servicing — Servicing Assets and Liabilities, (previously SFAS No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”)) on January 1, 2007, the Company records mortgage servicing assets at fair value on a recurring basis. Considerable judgment is required to determine the fair value of the Company’s servicing assets. Unlike highly liquid investments, the market value of servicing assets cannot be readily determined because these assets are not actively traded in securities markets. The fair value of the servicing assets is determined based on a combination of market information on trading activity (servicing asset trades and broker valuations), benchmarking of servicing assets (valuation surveys) and cash flow modeling. The valuation of the Company’s servicing assets incorporates two sets of assumptions: (i) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (ii) market derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties. For IOs the Company uses a valuation model that calculates the present value of estimated future cash flows. The model incorporates the Company’s own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. IOs are recorded as securities held for trading. Fair value measurements of servicing assets and IOs use significant unobservable inputs and, accordingly, are classified as Level 3.

Real estate held for sale:  The Company acquires real estate through foreclosure proceedings. These properties are held for sale and are stated at the lower of cost or fair value (after deduction of estimated disposition costs). A loss is recognized for any initial write down to fair value less costs to sell. The fair value of the properties is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations but adjusted for specific characteristics and assumptions of the properties, which are not market observable. The Company records nonrecurring fair value adjustments to reflect any losses in the carrying value arising from periodic appraisals of the properties charged to expense in the period incurred. The Company classifies real estate held for sale subject to nonrecurring fair value adjustments as Level 3.

Other assets:  The Company may be required to record certain assets at fair value on a nonrecurring basis. These assets include premises and equipment, goodwill, and certain assets that are part of CB, LLC. CB, LLC is an entity formed to manage a residential real estate project that Doral Bank PR received in lieu of foreclosure. Fair value measurements of these assets use significant unobservable inputs and, accordingly, are classified as Level 3.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Premises and equipment:  Premises and equipment are carried at cost. However, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company recognizes an impairment loss based on the fair value of the property, which is generally obtained from appraisals. Property impairment losses are recorded as part of occupancy expenses in the Consolidated Statement of Operations.

Goodwill:  Goodwill is not amortized, but is tested for impairment at least annually or more frequently if events or circumstances indicate possible impairment. In determining the fair value of a reporting unit the Company uses discounted cash flow analysis. Goodwill impairment losses are recorded as part of other expenses in the Consolidated Statement of Operations.

CB, LLC:  Events or changes in circumstances may indicate that the carrying amount of certain assets may not be recoverable, such as for land and the remaining housing units. Impairment losses are recorded as part of occupancy expenses in the Consolidated Statement of Operations.

Derivatives:  Substantially all of the Company’s derivatives are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, Doral Financial measures fair value using internally developed models that use primarily market observable inputs, such as yield curves and volatility surfaces. The non-performance risk is evaluated internally considering collateral held, remaining term and the creditworthiness of the entity that bears the risk. These derivatives are classified as Level 2. Level 2 derivatives consist of interest rate swaps and interest rate caps.

Following is a description of valuation methodologies used for instruments not recorded at fair value.

Cash and due from banks and other interest-earning assets:  Valued at the carrying amounts in the Consolidated Statements of Financial Condition. The carrying amounts are reasonable estimates of fair value due to the relatively short period to maturity.

Deposits:  Fair value is calculated considering the discounted cash flows based on brokered certificates of deposits curve and internally generated decay assumptions.

Loans payable:  These loans represent secured lending arrangements with local financial institutions that are generally floating rate instruments, and therefore their fair value has been determined to be par.

Notes payable, advances from FHLB, other short-term borrowings and securities sold under agreements to repurchase:  Valued utilizing discounted cash flow analysis over the remaining term of the obligation using market rates for similar instruments.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Financial Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The tables below present the balance of assets and liabilities measured at fair value on a recurring basis.

	March 31, 2010
	Total	Level 1	Level 2	Level 3
	(In thousands)

Assets:
Securities held for trading	$44,380	$—	$—	$44,380	(1)
Securities available for sale	2,099,336	—	1,826,415	272,921
Derivatives(2)	220	—	220	—
Servicing assets	118,236	—	—	118,236

	$2,262,172	$—	$1,826,635	$435,537

Liabilities:
Derivatives(3)	$9,787	$—	$9,787	$—

(1)	Includes $43.6 million of interest-only strips, of which variable IOs represent substantially all of the balance.

(2)	Included as part of securities held for trading in the Consolidated Statement of Financial Condition.

(3)	Included as part of accrued expenses and other liabilities in the Consolidated Statement of Financial Condition.

	December 31, 2009
	Total	Level 1	Level 2	Level 3
	(In thousands)

Assets:
Securities held for trading	$46,616	$—	$—	$46,616	(1)
Securities available for sale	2,789,177	—	2,507,396	281,781
Derivatives(2)	1,110	—	1,110	—
Servicing assets	118,493	—	—	118,493

	$2,955,396	$—	$2,508,506	$446,890

Liabilities:
Derivatives(3)	$12,596	$—	$12,596	$—

(1)	Includes $45.7 million of interest-only strips, of which variable IOs represent substantially all of the balance.

(2)	Included as part of securities held for trading in the Consolidated Statement of Financial Condition.

(3)	Included as part of accrued expenses and other liabilities in the Consolidated Statement of Financial Condition.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The changes in Level 3 of assets and liabilities for the quarter ended March 31, measured at fair value on a recurring basis are summarized as follows:

	Quarter Ended March 31, 2010			Quarter Ended March 31, 2009
	Securities	Securities		Securities	Securities
	Held for	Available	Servicing	Held for	Available	Servicing
	Trading(1)	for Sale(2)	Assets(3)	Trading(1)	for Sale(2)	Assets(3)
	(In thousands)

Balance at beginning of period	$46,616	$281,781	$118,493	$52,910	$390,634	$114,396
Change in fair value	562	14,669	(1,868)	(495)	(35,797)	(11,096)
Purchases	—	—	—	—	—	—
OTTI	—	(13,259)	—	—	—	—
Principal repayment/amortization of premium and discount	(2,798)	(10,270)	—	(1,873)	(8,861)	—
Capitalization/sales , net	—	—	1,747	—	—	1,383
Reversal on loans purchased(4)	—	—	(136)	—	—	(257)

Balance at end of period	$44,380	$272,921	$118,236	$50,542	$345,976	$104,426

(1)	Securities held for trading classified as Level 3 include IOs and residual CMO certificates. Change in fair value is recognized as part of non-interest income in the Company’s Consolidated Statement of Operations as net (loss) gain on trading activities, which includes $0.7 million and $0.6 million of changes in fair value of IOs and $(0.1) million (for both periods) of changes in fair value of residual CMO certificates for the quarters ended March 31, 2010 and 2009, respectively. Amortization of IO is recognized as part of interest income as Interest-only strips and includes $2.8 million and $1.9 million for the quarters ended March 31, 2010 and 2009, respectively.

(2)	Level 3 securities available for sale include non-agency and agency CMOs. OTTI is recognized as part of non-interest income in the Company’s Consolidated Statement of Operations. Amortization of premium and discount is recognized as part of interest income as mortgage-backed securities, which includes $0.6 million and $0.7 million for the quarters ended March 31, 2010 and 2009, respectively.

(3)	Change in fair value of servicing assets is recognized as part of non-interest income in the Company’s Consolidated Statement of Operations as servicing income (loss) for the periods presented. Capitalization of servicing assets is recognized as part of non-interest income as net gain on mortgage loan sales and fees, which includes $1.8 million and $1.4 million for the quarters ended March 31, 2010 and 2009.

(4)	Amount represents the adjustment of MSR fair value related to the repurchase of $10.1 million and $19.7 million in principal balance of mortgage loans serviced for others as of March 31, 2010 and 2009, respectively.

Assets Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. The valuation methodologies used to measure these fair value adjustments are described above. For assets measured at fair value on a nonrecurring basis during the first quarter of 2010, that were still held on the balance sheet at March 31, 2010,

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at period end.

	Carrying Value	Level 3
	(In thousands)

March 31, 2010
Loans receivable(1)	$291,833	$291,833
Real estate held for sale(2)	65,285	65,285

Total	$357,118	$357,118

December 31, 2009
Loans receivable(1)	$196,726	$196,726
Real estate held for sale(2)	66,042	66,042

Total	$262,768	$262,768

(1)	Represents the carrying value of collateral dependent loans for which adjustments are based on the appraised value of the collateral.

(2)	Represents the carrying value of real estate held for sale for which adjustments are based on the appraised value of the properties.

The following table summarizes total losses relating to assets (classified as level 3) held at the reporting periods.

		Loss for the Quarters Ended
	Location of Loss Recognized in	March 31,
	the Statement of Operations	2010	2009
		(In thousands)

Loans receivable(1)	Provision for loan and lease losses	$(16,051)	$(706)

Real estate held for sale(2)	Other expenses	$(4,449)	$(1,406)

(1)	Represents the carrying value of collateral dependent loans for which adjustments are based on the appraised value of the collateral.

(2)	Represents the carrying value of real estate held for sale for which adjustments are based on the appraised value of the properties.

Disclosures about Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments as of March 31, 2010 and December 31, 2009, as defined by ASC 825 (SFAS No. 107), is made by the Company following ASC 820-50 (SFAS No. 157). The carrying amounts in the following disclosure are recorded in the balance sheets under the indicated captions.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The amounts in the disclosure have not been updated since quarter end, therefore, the valuations may have changed significantly since that point in time. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

	March 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)

Financial assets:
Cash and due from banks	$312,190	$312,190	$725,277	$725,277
Other interest-earning assets	48,772	48,772	95,000	95,000
Securities held for trading(1)	44,600	44,600	47,726	47,726
Securities available for sale	2,099,336	2,099,336	2,789,177	2,789,177
Loans held for sale(2)	335,761	343,739	320,930	326,108
Loans receivable	5,358,013	5,058,931	5,375,034	5,015,141
Servicing assets	118,236	118,236	118,493	118,493
Financial liabilities:
Deposits	$4,586,209	$4,640,280	$4,643,021	$4,684,443
Securities sold under agreements to repurchase	1,909,000	1,974,799	2,145,262	2,213,755
Advances from FHLB	1,472,920	1,517,548	1,606,920	1,655,258
Other short-term borrowings	—	—	110,000	110,024
Loans payable	329,706	329,706	337,036	337,036
Notes payable	269,496	262,908	270,838	262,585
Derivatives(2)	9,787	9,787	12,596	12,596

(1)	Includes derivatives of $0.2 million and $1.1 million for March 31, 2010 and December 31, 2010, respectively.

(2)	Includes $164.9 million and $128.6 million for March 31, 2010 and December 31, 2009, respectively, related to GNMA defaulted loans for which the Company has an unconditional buy-back option.

(3)	Includes $0.7 million and $1.9 million of derivatives held for trading purposes and $9.1 million and $10.7 million of derivatives held for purposes other than trading, for March 31, 2010 and December 31, 2009, respectively, as part of accrued expenses and other liabilities in the Consolidated Statement of Financial Condition.

31.	Derivatives

Doral Financial uses derivatives to manage its exposure to interest rate risk. The Company maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate changes. Derivatives include interest rate swaps, interest rate caps and forward contracts. The Company’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that net interest margin is not, on a material basis, adversely affected by movements in interest rates.

Doral Financial accounts for derivatives on a marked-to-market basis with gains or losses charged to operations as they occur. The fair value of derivatives is generally reported net by counterparty. The fair value of derivatives accounted as hedges is also reported net of accrued interest and included in other liabilities in

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

the Consolidated Statement of Financial Position. Derivatives not accounted as hedges in a net asset position are recorded as securities held for trading and derivatives in a net liability position as other liabilities in the Consolidated Statement of Financial Position.

As of March 31, 2010 and December 31, 2009, the Company had the following derivative financial instruments outstanding:

	March 31, 2010			December 31, 2009
		Fair Value			Fair Value
	Notional			Notional
	Amount	Asset	Liability	Amount	Asset	Liability
			(In thousands)

Cash Flow Hedges:
Interest rate swaps	$305,000	$—	$(9,114)	$305,000	$—	$(10,691)
Other Derivatives (non hedges):
Interest rate caps	270,000	216	—	270,000	777	—
Forward contracts	125,000	4	(673)	210,000	333	(1,905)

Total	$700,000	$220	$(9,787)	$785,000	$1,110	$(12,596)

Cash Flow Hedges

As of March 31, 2010 and December 31, 2009, the Company had $305.0 million outstanding pay fixed interest rate swaps designated as cash flow hedges with maturities between July 2010 and November 2012. The Company designated the pay fixed interest rate swaps to hedge the variability of future interest cash flows of adjustable rate advances from FHLB. For the quarters ended March 31, 2010 and 2009 no ineffectiveness was recognized. As of March 31, 2010 and 2009, accumulated other comprehensive loss included unrealized losses on cash flow hedges of $6.1 million and $12.5 million, respectively, of which the Company expects to reclassify approximately $5.7 million and $8.7 million, respectively, against earnings during the next twelve months.

Doral Financial’s interest rate swaps had weighted average receive rates of 0.23% and 0.25% and weighted average pay rates of 3.53% at both March 31, 2010 and December 31, 2009.

The table below presents the location and effect of cash flow derivatives on the Company’s results of operations and financial condition for the quarters ended March 31, 2010 and 2009.

	Location of Loss				(Loss) Reclassified from
	Reclassified from			Accumulated Other	Accumulated Other
	Accumulated Other			Comprehensive	Comprehensive Loss to
	Comprehensive	Notional	Fair	Income for the	Income for the
	Loss to Income	Amount	Value	Quarter	Quarter
(In thousands)

Cash flow Hedges
March 31, 2010
Interest rate swaps	Interest expense — Advances from FHLB	$305,000	$(9,114)	$1,558	$(1,151)

March 31, 2009
Interest rate swaps	Interest expense — Advances from FHLB	$345,000	$(15,219)	$1,205	$(1,394)

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Trading and Non-Hedging Activities

The following table summarizes the total derivatives positions at March 31, 2010 and 2009, respectively, and their different designations. Also, includes net gains (losses) on derivative positions for the periods indicated.

	Location of Gain (Loss)
	Recognized in the	March 31, 2010
	Consolidated Statement	Notional	Fair	Net Gain
	of Operations	Amount	Value	(Loss)
	(In thousands)

Derivatives not designated as cash flow hedges:
Interest rate caps	Net gain (loss) on securities held for trading	$270,000	$216	$(561)
Forward contracts	Net gain (loss) on securities held for trading	125,000	(669)	891

		$395,000	$(453)	$330

	Location of Gain (Loss)
	Recognized in the	March 31, 2009
	Consolidated Statement	Notional	Fair
	of Operations	Amount	Value	Net (Loss)
	(In thousands)

Derivatives not designated as cash flow hedges:
Interest rate caps	Net gain (loss) on securities held for trading	$270,000	$174	$(113)
Forward contracts	Net gain (loss) on securities held for trading	31,000	(457)	(1,031)

		$301,000	$(283)	$(1,144)

Doral Financial held $395.0 million and $301.0 million in notional value of derivatives not designated as hedges at March 31, 2010 and 2009, respectively.

The Company purchases interest rate caps to manage its interest rate exposure. Interest rate cap agreements generally involve purchases of out of the money caps to protect the Company from adverse effects from rising interest rates. These products are not linked to specific assets and liabilities that appear on the balance sheet or to a forecasted transaction and, therefore, do not qualify for hedge accounting. As of March 31, 2010 and December 31, 2009, the Company had outstanding interest rate caps with a notional amount of $270.0 million.

The Company enters into forward contracts to create an economic hedge on its mortgage warehouse line. During the second quarter of 2009, the Company entered into an additional forward contract to create an economic hedge on its MSR. The notional amount of this additional forward contract as of March 31, 2010 was $100.0 million. As of March 31, 2010 and 2009, the Company had forwards hedging its warehousing line with a notional amount of $25.0 million and $31.0 million, respectively. As of December 31, 2009, the Company had forwards hedging its warehousing line with a notional amount of $45.0 million. For the quarter ended March 31, 2010, the Company recorded gains of $0.9 million, on forward contracts which included gains of $1.8 million, related to the economic hedge on the MSR. For the quarter ended March 31, 2009, the Company recorded losses of $1.0 million on forward contracts.

Credit risk related to derivatives arises when amounts receivable from a counterparty exceed those payable. Because the notional amount of the instruments only serves as a basis for calculating amounts receivable or payable, the risk of loss with any counterparty is limited to a small fraction of the notional amount. Doral Financial’s maximum loss related to credit risk is equal to the gross fair value of its derivative instruments. Doral Financial deals only with derivative dealers that are national market makers with strong credit ratings in their derivatives activities. The Company further controls the risk of loss by subjecting counterparties to credit reviews and approvals similar to those used in making loans and other extensions of

III-48

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

credit. In addition, counterparties are required to provide cash collateral to Doral Financial when their unsecured loss positions exceed certain negotiated limits.

All derivative contracts to which Doral Financial is a party settle monthly, quarterly or semiannually. Further, Doral Financial has netting agreements with the dealers and only does business with creditworthy dealers. Because of these factors, Doral Financial’s credit risk exposure related to derivatives contracts at March 31, 2010 and December 31, 2009 was not considered material.

32.	Variable Interest Entities

In June 2009, the FASB revised authoritative guidance for determining the primary beneficiary of a variable interest entity (“VIE”). A variable interest entity is an entity that by design possesses the following characteristics:

•	The equity investment at risk is not sufficient for the entity to finance its activities without additional subordinated financial support.

•	As a group, the holders of equity investment at risk do not possess: i) the power, through voting rights or similar rights, to direct the activities that most significantly impact the entity’s economic performance; or ii) the obligation to absorb expected losses or the right to receive the expected residual returns of the entity; or iii) symmetry between voting rights and economic interests and where substantially all of the entity’s activities either involve or are conducted on behalf of an investor with disproportionately fewer voting rights (e.g., structures with nonsubstantive voting rights).

These entities are subject to the accounting and disclosure requirements of ASC 810-10-05, Consolidation-Variable Interest Entities. The Company is required to consolidate any VIEs in which it is deemed to be the primary beneficiary through having (i) power over the significant activities of the entity and (ii) having an obligation to absorb losses or the right to receive benefits from the VIE which are potentially significant to the VIE. The adoption of the amended provisions of ASC 810 during the first quarter of 2010 did not have a material effect on the Company’s consolidated financial position or results of operations.

The Company identified three potential sources of variable interests: (i) the servicing portfolio, (ii) the investment portfolio and (iii) the lending portfolio, and performed an assessment for each for the existence of VIEs and determination of possible consolidation requirements. In all instances where the Company identified a variable interest in a VIE, a primary beneficiary analysis was performed. The Company determined that it was not necessary to consolidate its VIEs since the form of involvement with these VIEs is not significant and the Company does not have the power over significant activities of the entity and/or does not have obligation to absorb losses or the right to receive benefits which are potentially significant to the VIE.

Servicing Assets

In the ordinary course of business, the Company transfers financial assets (whole loan sale/securitizations) in which it has retained the right to service the assets. The servicing portfolio was considered a potential source of variable interest and was analyzed to determine if any VIEs required consolidation. The servicing portfolio was grouped into three segments: government sponsored entities (“GSEs”), governmental agencies and private investors. Except for two private investors (further analyzed as investment securities below), the Company concluded that the servicing fee received from providing this service did not represent a variable interest as defined by this guidance. The Company determined that its involvement with these entities is in the ordinary course of business and the criteria established to consider the servicing activities as those of a service provider (fiduciary in nature) and not a decision maker, were met.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Investment Securities

The Company analyzed its investment portfolio and determined that it had several residual interests in non-agency CMOs that required full analysis to determine the primary beneficiary. For trading assets and insignificant residual interests as well as investments in non-profit vehicles, the Company determined that it was not the primary beneficiary since it does not have power over the significant activities of the entity. For two residual interests in non-agency CMOs where the Company is also the servicer of the underlying assets it was determined that due to: (i) the unilateral ability of the issuers to remove the Company from its role as servicer, or role of servicer for loans more than 90 days past due; (ii) the issuer’s right to object to commencement of the foreclosure procedures; and (iii) the requirement for issuer authorization of the sales price of any and all foreclosed property; the Company did not have power over the significant activities of the entity and therefore consolidation was not appropriate.

Loans

Through its construction portfolio, the Company provides financing to legal entities created with the limited purpose of developing and selling residential or commercial properties. Generally these entities do not have sufficient equity investment at risk to finance their activities, and the Company could potentially have a variable interest in these since it may absorb losses related to the loans granted. In situations where the loan defaults or is re-structured by the Company, it could represent a potential absorption of losses of the entity. Notwithstanding, the Company is not involved in the design or operations of these entities and has therefore concluded that it does not have the power over the activities that most significantly impact the economic performance of the VIEs and is not considered the primary beneficiary in any of these entities. The Company will continue to assess this portfolio on an ongoing basis to determine if there are any changes in its involvement with these VIEs that could potentially lead to consolidation treatment.

The following table summarizes the Company’s unconsolidated VIEs and presents the maximum exposure to loss that would be incurred under severe, hypothetical circumstances, for which the possibility of occurrence is remote, for the periods indicated.

	March 31,	December 31,
	2010	2009
	(In thousands)

Carrying Amount
Servicing Assets	$15,656	$15,878
Available for Sale Securities- Non-Agency CMO	11,665	11,568
Loan Receivable:
Construction Loans	405,722	452,386

Maximum Exposure to loss(1)
Servicing Assets	$15,656	$15,878
Available for Sale Securities- Non-Agency CMO(2)	11,665	11,568
Loan Receivable:
Construction Loans(3)	405,722	452,386

(1)	Maximum exposure to loss is a required disclosure under GAAP and represents estimated loss that would be incurred under severe, hypothetical circumstances, for which the possibility of occurrence is remote, such as where the value of our interests and any associated collateral declines to zero, without any consideration of recovery or offset from any economic hedges. Accordingly, this required disclosure is not an indication of expected loss.

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(2)	Refers to book value of residual interest from two private placements (Refer to Investment Securities disclosure above). These transactions are structured without recourse, so as servicers our exposure is limited to standard representations and warranties as seller of the loans and responsibilities as servicer of the SPE’s assets.

(3)	Maximum exposure to loss related to the construction portfolio excluding the outstanding balance of construction/development loans, including undisbursed amounts for construction loans under commitment to extend credit of $29.7 million and $21.8 million as of March 31, 2010 and December 31, 2009 respectively.

33.	Segment Information

The Company operates in three reportable segments: mortgage banking activities, banking (including thrift operations) and insurance agency activities. The Company’s segment reporting is organized by legal entity and aggregated by line of business. Legal entities that do not meet the threshold for separate disclosure are aggregated with other legal entities with similar lines of business. Management made this determination based on operating decisions particular to each business line and because each one targets different customers and requires different strategies. The majority of the Company’s operations are conducted in Puerto Rico. The Company also operates in the mainland United States, principally in the New York City metropolitan area.

In the past, the Company operated an institutional securities business through Doral Securities. During the third quarter of 2007, Doral Securities voluntarily withdrew its license as a broker dealer with the SEC and its membership with the FINRA. As a result of this decision, Doral Securities’ operations during 2008 were limited to acting as a co-investment manager to a local fixed-income investment company. Doral Securities provided notice to the investment company in December 2008 of its intent to assign its rights and obligations under the investment advisory agreement to Doral Bank PR. The assignment was completed in January 2009 and Doral Securities did not conduct any other operations in 2009. During the third quarter of 2009, this investment advisory agreement was terminated by the investment company. Effective on December 31, 2009, Doral Securities was merged with and into its holding company, Doral Financial Corporation.

On July 1, 2008, Doral International, an IBE, subject to supervision, examination and regulation by the Commissioner of Financial Institutions under the IBC Act, was merged with and into Doral Bank PR, Doral International’s parent company, with Doral Bank PR being the surviving corporation, in a transaction structured as a tax free reorganization.

The accounting policies followed by the segments are the same as those described in the Summary of Significant Accounting Policies described in the Company’s Notes to the Consolidated Financial Statements included in 2009 Annual Report on Form 10-K.

The following tables present net interest income, non-interest income, net income (loss) and identifiable assets for each of the Company’s reportable segments for the periods presented. This reportable structure includes the servicing assets and related income and expenses that were transferred during the third quarter of 2007 to Doral Bank PR, as a result of the Recapitalization, as part of the banking segment.

	Mortgage		Insurance	Intersegment
Quarter Ended March 31, 2010	Banking	Banking	Agency	Eliminations(1)	Totals
	(In thousands)

Net interest income	$3,386	$38,603	$—	$1,772	$43,761
Provision for loan and lease losses	2,117	11,804	—	—	13,921
Non-interest income	6,161	31,624	2,380	(3,581)	36,584
(Loss) income before income taxes	(7,356)	4,346	1,887	149	(974)
Net (loss) income	(7,410)	2,643	1,115	149	(3,503)
Identifiable assets	1,610,150	8,948,732	18,622	(864,616)	9,712,888

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DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

	Mortgage		Institutional	Insurance	Intersegment
Quarter Ended March 31, 2009	Banking	Banking	Securities	Agency	Eliminations(1)	Totals
	(In thousands)

Net interest income	$4,249	$30,887	$—	$—	$934	$36,070
(Recovery) provision for loan and lease losses	(7,776)	31,401	—	—	—	23,625
Non-interest income (loss)	5,034	(2,042)	—	2,525	(3,934)	1,583
Income (loss) before income taxes	11	(46,958)	—	1,836	(1,287)	(46,398)
Net income (loss)	1,574	(47,965)	—	1,388	(1,287)	(46,290)
Identifiable assets	1,671,794	9,196,964	1,789	29,809	(785,689)	10,114,667

(1)	The intersegment eliminations in the tables above include servicing fees paid by the banking subsidiaries to the mortgage banking subsidiary recognized as a reduction of the non interest income, direct intersegment loan origination costs amortized as yield adjustment or offset against net gains on mortgage loan sales and fees (mainly related with origination costs paid by the banking segment to the mortgage banking segment) and other income derived from intercompany transactions, related principally to rental income paid to Doral Properties, the Company’s subsidiary that owns the corporate headquarters facilities. Assets include internal funding and investments in subsidiaries accounted for at cost.

The following table summarizes the financial results for the Company’s Puerto Rico and mainland U.S. operations.

Quarter Ended March 31, 2010	Puerto Rico	Mainland U.S.	Eliminations	Totals
	(In thousands)

Net interest income	$40,414	$3,207	$140	$43,761
Provision (recovery) for loan and lease losses	13,939	(18)	—	13,921
Non-interest income	36,149	604	(169)	36,584
(Loss) income before income taxes	(1,611)	637	—	(974)
Net (loss) income	(3,613)	110	—	(3,503)
Identifiable assets	9,617,521	568,923	(473,556)	9,712,888

Quarter Ended March 31, 2009	Puerto Rico	Mainland U.S.	Eliminations	Totals

Net interest income	$33,265	$2,718	$87	$36,070
Provision for loan and lease losses	23,579	46	—	23,625
Non-interest income	1,270	400	(87)	1,583
(Loss) income before income taxes	(47,860)	1,462	—	(46,398)
Net (loss) income	(47,088)	798	—	(46,290)
Identifiable assets	9,981,496	283,875	(150,704)	10,114,667

34.	Subsequent Events

Capital Raise.  On April 19, 2010, the Company entered into a definitive Stock Purchase Agreement with various purchasers including certain direct and indirect investors in Doral Holdings Delaware LLC (“Doral Holdings”), the Company’s parent company, to raise up to $600 million of new equity capital for the Company through a private placement. Shares were sold in two tranches: (i) a $180 million non-contingent tranche consisting of 180,000 shares of the Company’s Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock (the “Preferred Stock”), $1.00 par value and $1,000 liquidation preference per share and (ii) a $420.0 million contingent tranche consisting of approximately 13 million shares of the Company’s common

III-52

DORAL FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

stock and approximately 359,000 shares of non-voting Preferred Stock. In addition, as part of the non-contingent tranche, the Company issued into escrow 105,002 shares of Preferred Stock with a liquidation value of $105.0 million, to be released to purchasers if the Company did not complete an FDIC assisted acquisition.

Doral used the net proceeds from the placement of the shares in the Non-Contingent Tranche to provide additional capital to the Company to facilitate the Company (through its wholly owned subsidiary, Doral Bank) qualifying as a bidder for the acquisition of certain assets and assumption of certain liabilities of one or more banks from the FDIC, as receiver.

On April 30, 2010, we announced that we had not been selected to acquire the assets and liabilities of any Puerto Rico bank in an FDIC-assisted transaction. As a result, pursuant to the Stock Purchase Agreement and the related escrow agreement, the 105,002 shares of Preferred Stock and the $420 million of contingent funds were released from escrow to the purchasers and the contingent tranche of securities was not issued. After giving effect to the release of the 105,002 shares of Preferred Stock from escrow, the shares of Preferred Stock issued in the capital raise had an effective sale price of $3.00 per common share equivalent and approximately 60 million common share equivalents were issued.

Subsequent to the sale of the non-contingent tranche the Company made a capital contribution to Doral Bank of $142.5 million.

In connection with the Stock Purchase Agreement, the Company also entered into a Cooperation Agreement with Doral Holdings, Doral Holdings L.P. and Doral GP Ltd. pursuant to which Doral Holdings made certain commitments including the commitment to vote in favor of converting the Preferred Stock to common stock and registering the shares issued pursuant to this capital raise and other previously issued unregistered shares of common stock and to dissolve Doral Holdings pursuant to certain terms and conditions.

Sale of Non-Agency Securities.  In April 2010 the Company was approved to bid for the assets and liabilities of certain Puerto Rico domiciled banks. As a condition to bid, the Company was required by the federal bank regulatory agencies to comply with certain financial ratios. To comply with the prescribed ratios, the Company could take a number of alternative actions including raising additional capital, disposing of non-performing loans, disposing of certain non-agency securities, shrinking the Company, or a combination of the preceding. On April 22, 2010 the Company decided to sell certain non-agency securities. If the Company were not bidding for the assets and liabilities of certain failed banks, the Company would not have elected to sell the non-agency securities as it had the positive intent and the ability to hold the securities to maturity or until principal recovered. On April 23, 2010 the Company sold non-agency CMO’s with a market value of $253.5 million as of March 31, 2010, and recognized a loss of $138.3 million in April 2010. Approximately $129.7 million of the pre-tax loss was reported in other comprehensive loss with a DTA of $19.5 million as of March 31, 2010. The securities had an amortized cost basis of $383.3 million, net of OTTI recognized in previous periods totaling $39.6 million.

III-53

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This financial discussion contains an analysis of the consolidated financial position and consolidated results of operations of Doral Financial Corporation and its wholly-owned subsidiaries (the “Company”) and should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report.

In addition to the information contained in this Form 10-Q, readers should consider the description of the Company’s business contained in Item 1 of the Company’s Form 10-K for the year ended December 31, 2009. While not all inclusive, Items 1 and 1A of the Form 10-K disclose additional information about the business of the Company, risk factors, many beyond the Company’s control, and further provide discussion of the operating results, financial condition and credit, market and liquidity risks than that which is presented in the narrative and tables included herein.

OVERVIEW OF RESULTS OF OPERATIONS

Net loss for the quarter ended March 31, 2010 totaled $3.5 million, compared to a net loss of $46.3 million for the comparable 2009 period. Doral Financial’s performance for the first quarter of 2010, compared to 2009 was primarily due to (i) an increase in non-interest income of $35.0 million; (ii) an increase of $7.7 million in net interest income; (iii) a decrease of $9.7 million in provision for loan and lease losses; partially offset by (iv) an increase of $7.0 million in non-interest expenses; (v) and an increase of $2.6 million in tax expense.

The significant events affecting the Company’s financial results for the quarter ended March 31, 2010 included the following:

•	Net income attributable to common shareholders for the first quarter of 2010 totaled $21.2 million, resulted in a diluted earnings per share of $0.34, compared to a net loss attributable to common shareholders for the corresponding 2009 period of $54.6 million, or a diluted loss per share of $1.01, resulting in a $1.35 improvement in the quarterly earnings per share, due primarily to the $42.8 million improvement in net income and to the $26.5 million effect of the preferred stock exchange. For further information see Note 29.

•	Net interest income for the first quarter of 2010 was $43.8 million, compared to $36.1 million for the corresponding period in 2009. The increase of $7.7 million in net interest income for 2010, compared to 2009, was the result of a reduction in interest expense of $15.0 million or 18.6%, partially offset by a reduction in interest income of $7.3 million or 6.2%. The reduction in interest expense was due to (i) a reduction of $11.5 million in interest expense on deposits driven by lower interest rates, (ii) a reduction of $2.0 million in interest expense on advances from the Federal Home Loan bank of New York (“FHLB”), and (iii) a decrease in interest expense on loans payable of $1.7 million. The decrease in interest income was due to (i) a reduction in interest income on mortgage-backed securities of $4.1 million, (ii) a reduction in interest income on investment securities of $4.0 million, partially offset by (iii) an increase in interest income on other interest earning assets of $1.2 million.

•	Doral Financial’s provision for loan and lease losses for the quarter ended March 31, 2010 totaled $13.9 million, compared to $23.6 million for the corresponding 2009 period. The $9.7 million decrease in the provision in the first quarter of 2010 compared to the corresponding 2009 period was due to higher provisions established in 2009 as a result of the full impact of the discontinuation of a local government’s incentive program under Tax Credit Law 197 and adverse development on five loans that drove an additional $11.0 million provision in the 2009 period.

•	Non-interest income for the first quarter of 2010 was $36.6 million, compared to $1.6 million for the corresponding period in 2009. The increase in non-interest income of $35.0 million for the first quarter of 2010, compared to the same period in 2009, resulted from (i) a net gain on investment securities of $26.4 million due to the sale of approximately $1.2 billion of mortgage-backed securities and other debt securities during the first quarter of 2010; (ii) a $9.5 million improvement in servicing income

III-54

largely attributable to an adverse mark on the servicing asset in 2009; (iii) a net gain on trading activities of $1.8 million driven principally by a lower loss on the MSR economic hedge of $9.1 million when compared to 2009; (iv) an increase in other income of $2.9 million due to a gain on redemption of shares of VISA, Inc., offset in part by an OTTI loss of $13.3 million recognized on six of the Company’s non-agency CMOs.

•	Non-interest expense for the first quarter of 2010 was $67.4 million, compared to $60.4 million for the corresponding period in 2009. The $7.0 million increase in non-interest expenses for the first quarter of 2010 was due to (i) an increase of $7.7 million in professional services related to expenses incurred in the exchange of preferred stock to common stock, expenses related to managing the portfolio of construction loans and expenses incurred to facilitate the Company’s qualification as a bidder in a possible Federal Deposit Insurance Corporation (“FDIC”) assisted transaction, (ii) an increase of $3.4 million in other real estate owned (“OREO”) losses and other related expenses, (iii) an increase of $3.3 million in FDIC insurance expense related to the increase in rates and assessment bases adopted by the FDIC in the third quarter of 2009, partially offset by (iv) a decrease in compensation and employee benefits of $6.4 million related to severance expenses incurred in the first quarter of 2009 related to a reduction in force.

•	An income tax expense of $2.5 million for the first quarter of 2010, compared to an income tax benefit of $0.1 million for the corresponding period in 2009. The current tax expense resulted from taxes on U.S. source income and the amortization of existing deferred tax assets.

•	The Company reported other comprehensive loss of $7.3 million for the first quarter of 2010 compared to other comprehensive loss of $12.7 million for the corresponding 2009 period. The Company’s other comprehensive loss for the first quarter of 2010 and 2009 resulted principally from a decrease in value of securities in its available for sale investment portfolio.

•	Doral Financial’s loan production for the first quarter of 2010 was $289.1 million, compared to $242.3 million for the comparable 2009 period, an increase of approximately 19.3%. The increase in Doral Financial’s loan production for the first quarter of 2010 was due to an increase in the commercial loan portfolio primarily as a result of loan production generated by the Company’s syndicated lending unit that started operations during the third quarter of 2009. The increase in the commercial loan portfolio was partially offset by decreases in residential mortgage loan origination as well as in construction and consumer loans due primarily to the general economic conditions in Puerto Rico.

•	Assets as of March 31, 2010 totaled $9.7 billion compared to $10.2 billion as of December 31, 2009, a decrease of $519 million or 5.1%. The decrease in assets was due to a decrease of $709.9 million in the Company’s investment securities portfolio that resulted from a combination of a sale of $1.2 billion of investment securities during the first quarter of 2010 and purchases primarily of shorter duration mortgage-backed securities as part of interest rate risk management, a decrease in cash of $413.1 million and partially offset by an increase of $572.9 million in other assets primarily due to an increase in unsettled investment security trades.

•	Non-performing assets (“NPA”) as of March 31, 2010 were $1.0 billion, an increase of $61.7 million compared to December 31, 2009. Non-performing loans (which are included in NPAs) as of March 31, 2010 were $903.9 million, an increase of $55.6 million since December 31, 2009. The increase in NPAs resulted from increases in the residential mortgage loans, commercial real estate loans and land loans and is a direct consequence of the depressed housing market and overall macroeconomic trends in Puerto Rico.

III-55

The following table sets forth certain selected consolidated financial data as of the dates and for the periods indicated. This information should be read in conjunction with the Company’s financial statements and the related notes thereto.

TABLE A
SELECTED FINANCIAL DATA

	Quarters Ended March 31,
	2010	2009
	(Dollars in thousands, except per share data)

Selected Income Statement Data:
Interest income	$109,228	$116,494
Interest expense	65,467	80,424

Net interest income	43,761	36,070
Provision for loan and lease losses	13,921	23,625

Net interest income after provision for loan and lease losses	29,840	12,445
Non-interest income	36,584	1,583
Non-interest expenses	67,398	60,426

Loss before income taxes	(974)	(46,398)
Income tax expense(benefit)(1)	2,529	(108)

Net loss	$(3,503)	$(46,290)

Net income (loss) attributable to common shareholders	$21,218	$(54,615)

Net income (loss) per common share(2)	$0.34	$(1.01)

Preferred Stock Dividends	$1,864	$8,325
Preferred Stock Exchange Premium, net	$(26,585)	$—
Book Value Per Common Share	$7.58	$4.92
Weighted — Average Common Shares Outstanding	62,528,221	53,810,110
Common shares outstanding at end of period	67,283,370	53,810,110
Selected Balance Sheet Data at Period End:
Total investment securities	$2,254,290	$3,695,582
Total loans, net(3)	5,693,774	5,510,650
Servicing assets, net	118,236	104,426
Total assets	9,712,888	10,114,667
Deposit accounts	4,586,209	4,051,242
Total borrowings	3,981,122	4,914,981
Total liabilities	8,850,537	9,276,768
Preferred stock	352,082	573,250
Common stock	510,269	264,649
Stockholders’ equity	862,351	837,899
Selected Average Balance Sheet Data for Period End(4):
Total interest-earning assets	9,503,734	9,563,211
Total assets	10,192,660	10,068,252
Total interest-bearing liabilities	8,717,845	8,584,083
Preferred equity	409,797	573,250
Common equity	467,237	320,251
Total stockholders’ equity	877,034	893,501
Operating Data:
Loan production	$289,055	$242,338
Loan servicing portfolio(5)	8,247,261	9,267,513
Selected Financial Ratios(5)
Performance:
Net interest margin	1.87%	1.53%
Return on average assets(4)	(0.14)%	(1.86)%
Return on average common equity(4)	18.42%	(69.16)%
Capital:
Leverage ratio	8.43%	7.15%
Tier 1 risk-based capital ratio	13.83%	11.82%
Total risk-based capital ratio	15.09%	16.16%
Asset quality:
Total NPAs as percentage of the loan portfolio, net, and OREO (excluding GNMA defaulted loans)	17.84%	16.46%
Total NPAs as a percentage of consolidated total assets	10.34%	8.80%
Allowance for loan losses as a percentage of loans receivable outstanding, at the end of period	2.68%	2.73%

III-56

TABLE A
SELECTED FINANCIAL DATA

	Quarters Ended
	March 31,
	2010	2009
	(Dollars in thousands, except per share data)

Provision for loan and lease losses to net charge-offs	192.97%	201.15%
Net charge-offs on an annualized basis to average loan receivable outstanding	0.53%	0.91%
Allowance for loan and leases losses to net charge-offs on an annualized basis	504.09%	302.10%
Other ratios:
Average common equity to average assets(4)	4.58%	3.18%
Tier 1 common equity to risk-weighted assets	8.16%	4.67%

(1)	See Note 24 of the consolidated financial statements for an explanation of the computation of income tax benefit.

(2)	For the quarter ended March 31, 2010 and 2009, net income (loss) per common share represents the basic and diluted income (loss) per common share, respectively, for each of the periods presented.

(3)	Includes loans held for sale.

(4)	Average balances are computed on a daily basis.

(5)	Represents the total portfolio of loans serviced for third parties. Excludes $4.4 billion and $4.2 billion of mortgage loans owned by Doral Financial at March 31, 2010 and 2009, respectively.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in accordance with GAAP requires management to make a number of judgments, estimates and assumptions that affect the reported amount of assets, liabilities, income and expenses in the Company’s Consolidated Financial Statements and accompanying notes. Certain of these estimates are critical to the presentation of the Company’s financial condition and result of operations since they are particularly sensitive to the Company’s judgment and are highly complex in nature. Doral Financial believes that the judgments, estimates and assumptions used in the preparation of its consolidated financial statements are appropriate given the factual circumstances as of March 31, 2010. However, given the sensitivity of Doral Financial’s Consolidated Financial Statements to these estimates, the use of other judgments, estimates and assumptions could result in material differences in the Company’s results of operations or financial condition. Critical accounting policies are detailed in Part II, Item 7 “Management’s Discussion and Analysis” in the Company’s 2009 Annual Report on Form 10-K.

RECENT ACCOUNTING PRONOUNCEMENTS

For a description of recent accounting pronouncements, please refer to Note 2 of the accompanying Consolidated Financial Statements included in this Quarterly Report on Form 10-Q.

RESULTS OF OPERATIONS FOR THE QUARTERS ENDED MARCH 31, 2010 AND 2009

NET INTEREST INCOME

Net interest income is the excess of interest earned by Doral Financial on its interest-earning assets over the interest incurred on its interest-bearing liabilities. Doral Financial’s net interest income is subject to interest rate risk due to the repricing and maturity mismatch in the Company’s assets and liabilities. Generally, Doral Financial’s assets have a longer maturity and a later repricing date than its liabilities, which results in lower net interest income in periods of rising short-term interest rates and higher net interest income in periods of

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declining short-term interest rates. Please refer to “Risk Management” below for additional information on the Company’s exposure to interest rate risk.

Net interest income for the quarter ended March 31, 2010 totaled $43.8 million, compared to $36.1 million for the corresponding 2009 period, an increase of $7.7 million, or 21.3%. The increase in net interest income for the first quarter of 2010, compared to the corresponding period in 2009, was the result of a reduction in interest income of $7.3 million, offset by a reduction in interest expense of $15.0 million, or 18.6%. The reduction in interest income was due to (i) a reduction of $4.1 million in interest income on mortgage-backed securities primarily due to a reduction in the average balance of mortgage-backed securities of $332.6 million as a result of sales and redemptions; (ii) a decrease in interest income on investment securities of $4.0 million due to a decrease in the average balance of other investment securities of $441.7 million; and (iii) an increase of $1.2 million on interest income on other interest earning assets due to an increase in dividends received from the FHLB. During the first quarter of 2010 the Company sold approximately $1.2 billion of MBS and other debt securities as part of the execution of its strategy to delever the balance sheet while continuing to shorten the duration of the investment portfolio. These sales together with maturity, redemptions and amortization of the portfolio of approximately $327.0 million were partially offset by purchases of MBS of $823.1 million.

The decrease in interest expense that was the result of (i) a decrease of $11.5 million, or 30.1% in interest on deposits driven by the rollover of maturing brokered CDs at lower current market rates, as well as shifts in the composition of the Company’s retail deposits and the general decline in interest rates; (ii) a decrease of $2.0 million in interest on advances from the FHLB, mainly driven by a decrease in the average balance of advances from FHLB of $130.7 million and a general decline in interest rates of 20 basis points; and (iii) a decrease of $1.7 million in interest on loans payable due to a reduction in the average balance of loans payable of $30.0 million as a result of repayment of loans and a decrease of 168 basis points in the average cost of loans payable since the loans are indexed to the 3-month LIBOR.

Average interest-earning assets decreased $59.5 million, from $9.6 billion for the first quarter of 2009 to $9.5 billion for the corresponding 2010 period, while the average interest-bearing liabilities increased $133.8 million, from $8.6 billion to $8.7 billion, for the same periods. The improvement in net interest income as a result of the increase in leverage, and the continued low interest rate environment, resulted in a 34 basis point improvement in net interest margin from 1.53% in the first quarter of 2009 to 1.87% in the corresponding 2010 period.

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The following tables present, for the periods indicated, Doral Financial’s average balance sheet, the total dollar amount of interest income from its average interest-earning assets and the related yields, as well as the interest expense on its average interest-bearing liabilities, expressed in both dollars and rates, and the net interest margin and spread. These tables do not reflect any effect of income taxes. Average balances are based on average daily balances.

TABLE B
AVERAGE BALANCE SHEET AND SUMMARY OF NET INTEREST INCOME

	Quarter Ended March 31,
	2010			2009
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
	(Dollars in thousands)

ASSETS:
Interest-earning assets:
Total loans(1)(2)	$5,839,194	$81,433	5.66%	$5,594,175	$81,588	5.91%
Mortgage-backed securities	2,796,484	23,247	3.37%	3,129,042	27,381	3.55%
Interest-only strips (“IOs”)	45,703	1,543	13.69%	50,409	1,628	13.10%
Investment securities	83,250	865	4.21%	520,221	4,907	3.83%
Other interest-earning assets	739,103	2,140	1.17%	269,364	990	1.49%

Total interest-earning assets/interest income	9,503,734	$109,228	4.66%	9,563,211	$116,494	4.94%

Total non-interest-earning assets	688,926			505,042

Total assets	$10,192,660			$10,068,253

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits	$4,408,828	$26,700	2.46%	$3,911,497	$38,207	3.96%
Repurchase agreements	2,203,245	18,024	3.32%	1,805,528	17,232	3.87%
Advances from FHLB	1,484,587	13,973	3.82%	1,615,256	16,014	4.02%
Other short-term borrowings	16,556	11	0.27%	611,064	436	0.29%
Loans payable	334,317	1,649	2.00%	364,357	3,309	3.68%
Notes payable	270,312	5,110	7.67%	276,381	5,226	7.67%

Total interest-bearing liabilities/interest expense	8,717,845	$65,467	3.05%	8,584,083	$80,424	3.80%

Total non-interest-bearing liabilities	597,781			590,668

Total liabilities	9,315,626			9,174,751
Stockholders’ equity	877,034			893,502

Total liabilities and stockholders’ equity	$10,192,660			$10,068,253

Net interest-earning assets	$785,889			$979,128

Net interest income on a non-taxable equivalent basis		$43,761			$36,070

Interest rate spread(3)			1.61%			1.14%
Interest rate margin(4)			1.87%			1.53%
Net interest-earning assets ratio(5)			109.01%			111.41%

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(1)	Average loan balances include the average balance of non-accruing loans, on which interest income is recognized when collected. Also, includes the average balance of GNMA defaulted loans for which the Company has an unconditional buy-back option.

(2)	Interest income on loans includes $0.2 million for the first quarters of 2010 and 2009, of income from prepayment penalties related to the Company’s loan portfolio.

(3)	Interest rate spread represents the difference between Doral Financial’s weighted-average yield on interest-earning assets and the weighted-average yield on interest-bearing liabilities.

(4)	Interest rate margin represents net interest income on an annualized basis as a percentage of average interest-earning assets.

(5)	Net interest-earning assets ratio represents average interest-earning assets as a percentage of average interest-bearing liabilities.

The following table presents the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Doral Financial’s interest income and interest expense during the period indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rate (change in rate multiplied by prior year volume); and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated in proportion to the absolute dollar amounts of the changes due to rate and volume.

TABLE C
NET INTEREST INCOME VARIANCE ANALYSIS

	Quarter Ended March 31,
	2010 Compared to 2009
	Increase (Decrease) Due to:
	Volume	Rate	Total
	(In thousands)

INTEREST INCOME VARIANCE
Total loans	$14,150	$(14,305)	$(155)
Mortgage-backed securities	(2,799)	(1,335)	(4,134)
Interest-only strips	(459)	374	(85)
Investment securities	(7,151)	3,109	(4,042)
Other interest-earning assets	2,559	(1,409)	1,150

TOTAL INTEREST INCOME VARIANCE	$6,300	$(13,566)	$(7,266)

INTEREST EXPENSE VARIANCE
Deposits	$26,598	$(38,105)	$(11,507)
Repurchase agreements	12,554	(11,762)	792
Advances from FHLB	(1,264)	(777)	(2,041)
Other short-term borrowings	(385)	(41)	(426)
Loans payable	(254)	(1,406)	(1,660)
Notes payable	(109)	(7)	(116)

TOTAL INTEREST EXPENSE VARIANCE	$37,140	$(52,098)	$(14,958)

NET INTEREST INCOME VARIANCE	$(30,840)	$38,532	$7,692

The low interest rate environment, as well as the Company’s changed pricing strategy for its deposit portfolio, resulted in an improvement in net interest income. The improvement in net interest income was primarily attributable to lower rates paid for deposits and repurchase agreements and an increase in loan volume partially offset by higher levels of deposits and repurchase agreements and a lower rate earned on loans (in part due to higher non-performing assets).

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PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses is charged to earnings to bring the total allowance for loan and lease losses to a level considered appropriate by management considering all losses inherent in the portfolio and based on Doral Financial’s historical loss experience, current delinquency rates, known and inherent risks in the loan portfolio, an assessment of individual troubled loans, the estimated value of the underlying collateral or discounted expected cash flows, and an assessment of current economic conditions and emerging risks. While management believes that the current allowance for loan and lease losses is adequate, future additions to the allowance could be necessary if economic conditions change or if credit losses increase substantially from those forecasted by Doral Financial in determining the allowance. Unanticipated increases in the allowance for loan and lease losses could materially affect Doral Financial’s net income in future periods.

Doral Financial’s provision for loan and lease losses for the quarter ended March 31, 2010 was $13.9 million, compared to $23.6 million for the corresponding 2009 period. The $9.7 million decrease in the provision in the first quarter of 2010 compared to 2009 was due to higher provisions established in 2009 as a result of the full impact of the discontinuation of a local government’s incentive program under Tax Credit Law 197 and adverse developments on five loans that drove an $11.0 million additional provision in that period. The 2010 provision was driven by the following:

•	Overall mortgage and commercial portfolio behavior including increases in late stage delinquency.

•	A $1.1 million impairment charge related to the execution of $21.3 million in loss mitigation programs during the quarter.

•	Unfavorable developments in several construction and commercial impaired loans including increases in stale appraisal reserves and the effect of six construction developer loans that became collateral dependent during the first quarter.

•	Increases in provision related to new loan production in the Syndicated Lending Unit.

Net charge-offs for the first quarter of 2010 of $7.2 million were $6.7 million below the provision for loan and lease losses of $13.9 million.

Mortgage lending is the Company’s principal line of business and has historically reflected significant recoveries and low levels of losses. Nevertheless, due to current economic conditions in Puerto Rico, which have resulted in higher non-performing loans and loss severities in the residential mortgage loan portfolio, the Company increased its allowance and provision for loan and lease losses for this portfolio during 2010.

Perhaps the sector of the economy most affecting Doral Financial, directly and indirectly, is the sale of new home construction in Puerto Rico. For the quarter ended March 31, 2010, the market absorption of new construction homes continued at a low level. The slowdown in new construction has resulted in lost jobs, which has further increased mortgage and commercial loan delinquencies as the overall level of economic activity declines. The Company expects that absorption will continue to be at low levels due to the current economic environment.

Refer to the discussions under “Non-performing assets and allowance for loan and lease losses” and “Credit Risk” below for further analysis of the allowance for loan and lease losses and NPAs and related ratios.

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NON-INTEREST INCOME

TABLE D
NON-INTEREST INCOME

	Quarter Ended March 31,
	2010	2009	Variance
	(In thousands)

Net credit related to OTTI losses	$(13,259)	$—	$(13,259)
Net gain on mortgage loan sales and fees	2,566	1,719	847
Gain (loss) on trading activities:
Net gain (loss) on securities held for trading	785	1,679	(894)
Gain on IO valuation	659	(562)	1,221
Gain (loss) on MSR economic hedge	1,828	(7,301)	9,129
Loss on derivatives	(1,498)	(1,144)	(354)

Net gain (loss) trading activities	1,774	(7,328)	9,102
Net gain (loss) on investment securities	26,414	(13)	26,427
Loss on early repayment of debt	(476)	—	(476)
Servicing income (loss):
Servicing fees	7,110	7,841	(731)
Late charges	2,095	2,276	(181)
Prepayment penalties	(9)	126	(135)
Other servicing fees	234	133	101
Interest loss on serial notes and others	(682)	(1,798)	1,116
Mark-to-market adjustment of servicing assets	(2,004)	(11,353)	9,349

Total servicing income (loss)	6,744	(2,775)	9,519
Commissions, fees and other income:
Retail banking fees	7,143	7,082	61
Insurance agency commissions	2,342	2,424	(82)
Other income	3,336	474	2,862

Total commissions, fees and other income	12,821	9,980	2,841

Total non-interest income	$36,584	$1,583	$35,001

Significant variances in non-interest income for the quarter ended March 31, 2010, when compared to the corresponding 2009 period, are as follow:

•	During the first quarter of 2010, OTTI losses were recognized on six of the Company’s non-agency CMOs, representing an aggregate amortized cost of $277.5 million, and recognized a credit loss of $13.3 million on these securities. One of these securities was a P.R. non-agency CMO with an amortized cost of $8.2 million and a recognized credit loss of approximately $2,000, and the additional five securities were U.S. non-agency CMOs with an amortized cost of $305.8 million and a recognized credit loss of $13.3 million. Please refer to Note 7 in the accompanying Notes to the Consolidated Financial Statements for additional information on OTTI.

•	The $9.1 million improvement in net gain (loss) on trading activities was driven principally by a $1.8 million gain on the MSR economic hedge for the first quarter of 2010, compared to a loss of $7.3 million in 2009, as a result of a change in the strategy for the economic hedge made during the second quarter of 2009.

•	Net gain on investment securities of $26.4 million resulted from the sale of approximately $1.2 billion of MBS and other debt securities during the first quarter of 2010 as part of the execution of the Company’s strategy to delever the balance sheet while continuing to shorten the duration of the investment portfolio. This gain was partially offset by a loss on early repayment of debt of $0.5 million related to the investments sold.

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•	An improvement in the mark-to-market adjustment of mortgage servicing assets of $9.3 million primarily driven by the decrease in forecasted prepayment speeds which now better reflect actual Puerto Rico prepayment experience.

•	An increase in other income of $2.9 million was due to a gain on redemption of shares of VISA, Inc. in 2010.

NON-INTEREST EXPENSE

TABLE E
NON-INTEREST EXPENSE

	Quarter Ended March 31,
	2010	2009	Variance
	(In thousands)

Compensation and benefits	$16,435	$22,828	$(6,393)
Taxes, other than payroll and income taxes	2,564	2,488	76
Advertising	1,498	1,448	50
Professional services	13,792	6,127	7,665
Communication expenses	3,944	4,408	(464)
EDP expenses	3,779	3,616	163
Occupancy expenses	3,981	4,001	(20)
Office expenses	1,285	1,466	(181)
Depreciation and amortization	3,147	3,453	(306)
FDIC insurance expense	5,191	1,937	3,254
OREO losses and other related expenses	4,597	1,188	3,409
Corporate insurance	1,262	1,063	199
Other expenses	5,923	6,403	(480)

Total non-interest expense	$67,398	$60,426	$6,972

Significant variances in non-interest expenses for the quarter ended March 31, 2010, when compared to the corresponding 2009 period, are as follow:

•	The decrease in compensation and benefits of $6.4 million was driven by a lower severance expense of $5.3 million together with lower taxes and benefits of approximately $1.2 million, as a result of a reduction in workforce during the first quarter of 2009. This reduction was partially offset by lower deferral of loan origination costs of approximately $0.9 million.

•	An increase of $7.7 million in professional expenses was related to expenses incurred in the exchange of preferred stock for common stock, expenses related to managing the portfolio of construction loans and expenses incurred to facilitate the Company’s qualification as a bidder in a possible FDIC assisted transaction. The Company was successful in becoming a qualified bidder, however, it was not selected to acquire assets and liabilities of any Puerto Rico bank in an FDIC assisted transaction.

•	An increase of $3.3 million in the FDIC insurance expense primarily related to the increase in rates and assessment bases adopted by the FDIC in the third quarter of 2009.

•	An increase of $3.4 million in OREO losses and other related expenses as a result of adjustments to lower of cost or appraisal, as well as stale appraisal adjustments driven by lower values of properties, higher levels of repossessed units and higher expenses to maintain the properties in saleable condition.

INCOME TAXES

The recognition of income tax expense of $2.5 million for the quarter ended March 31, 2010 is composed of a current income tax expense of $0.3 million and a deferred income tax expense of $2.2 million. The

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current tax expense is primarily related to tax expense related to U.S. source income. The deferred tax expense is primarily related to recognition of a valuation allowance on certain deferred tax assets as well as the amortization of existing deferred tax assets (“DTA”).

The current income tax expense of $1.1 million for the quarter ended March 31, 2009 is related to the accrual of interest and penalties on unrecognized tax benefits in Puerto Rico, and in the United States to the operation of its taxable entities. The deferred tax benefit of $1.2 million for the quarter ended March 31, 2009 is related to recognition of additional DTA, primarily net operating losses (“NOL”) net of amortization of existing DTAs and net of an increase in the valuation allowance.

As of March 31, 2010, one of the Company’s Puerto Rico taxable entities remained in a cumulative loss position in earnings before tax. For purposes of assessing the realization of the deferred tax assets, the cumulative taxable loss position for this entity is considered significant negative evidence that has caused management to conclude that the Company will not be able to fully realize the deferred tax asset related to this entity in the future, considering the criteria of ASC 740 (formerly SFAS No. 109). Accordingly, as of March 31, 2010 and December 31, 2009, the Company determined that it was more likely than not that $387.4 million and $385.9 million, respectively, of its gross deferred tax asset would not be realized and maintained a valuation allowance for that amount. For the Puerto Rico taxable entity that no longer remained in a cumulative loss position as of March 31, 2010, the Company decided to maintain the valuation allowance on deferred tax assets until it demonstrates a steady return to profitability.

For Puerto Rico taxable entities with positive core earnings, a valuation allowance on deferred tax assets had not been recorded since they are expected to continue to be profitable. At March 31, 2010, the net deferred tax asset associated with these two companies was $13.7 million, compared to $14.4 million at December 31, 2009. In addition, approximately, $94.0 million of the IO tax asset maintained at the holding company would be realized through these entities. In management’s opinion, for these companies, the positive evidence of profitable core earnings outweighs any negative evidence.

The allowance also includes a valuation allowance of $2.4 million related to deferred taxes on unrealized losses on cash flow hedges as of March 31, 2010.

Management did not establish a valuation allowance on the deferred tax assets generated on the unrealized losses of its securities available for sale as of March 31, 2010 and December 31, 2009 because the Company had the positive intent and the ability to hold the securities until maturity or recovery of value. In April 2010, the Company sold non-agency CMOs with a market value of $253.5 million as of March 31, 2010, and recognized a loss of $138.3 million. As of March 31, 2010, these securities reflected an unrealized pre-tax loss of $129.4 million and had a DTA of $19.5 million. The Company sold this portfolio in order to participate in a bidding process for certain assets and liabilities in a possible FDIC assisted transaction. Refer to Note 34 for more information.

Failure to achieve sufficient projected taxable income in the entities and deferred tax assets where a valuation allowance has not been established, might affect the ultimate realization of the net deferred tax assets.

Management assesses the realization of its deferred tax assets at each reporting period based on the criteria of ASC 740-10 (SFAS No. 109). To the extent that earnings improve and the deferred tax assets become realizable, the Company may be able to reduce the valuation allowance through earnings.

Refer to Note 24 of the accompanying financial statements for additional information related to the Company’s income taxes.

BALANCE SHEET AND OPERATING DATA ANALYSIS

LOAN PRODUCTION

Loan production includes loans internally originated by Doral Financial as well as residential mortgage loans purchased from third parties with the related servicing rights. Purchases of mortgage loans from third parties were $19.1 million for the quarter ended March 31, 2010, compared to $26.7 million for the corresponding 2009 period.

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The following table sets forth the number and dollar amount of Doral Financial’s loan production for the periods indicated:

TABLE F
LOAN PRODUCTION

	Quarter Ended March 31,
	2010	2009
	(Dollars in thousands, except for average initial loan balance)

FHA/VA mortgage loans
Number of loans	382	504
Volume of loans	$51,487	$72,395
Percent of total volume	18%	30%
Average initial loan balance	$134,783	$143,641
Conventional conforming mortgage loans
Number of loans	198	268
Volume of loans	$22,375	$34,054
Percent of total volume	8%	14%
Average initial loan balance	$113,005	$127,067
Conventional non-conforming mortgage loans(1)
Number of loans	551	657
Volume of loans	$93,847	$101,972
Percent of total volume	32%	42%
Average initial loan balance	170,321	$155,209
Disbursement under existing construction development loans
Volume of loans	$2,891	$7,793
Percent of total volume	1%	3%
Commercial loans(2)
Number of loans	80	15
Volume of loans	$107,344	$23,407
Percent of total volume	37%	10%
Average initial loan balance	$1,341,800	$1,560,467
Consumer loans(2)
Number of loans	97	312
Volume of loans	$661	$2,717
Percent of total volume	0%	1%
Average initial loan balance	$6,814	$8,708
Other(3)
Number of loans	4	312
Volume of loans	$10,450	$2,717
Percent of total volume	4%	1%

Total loans
Number of loans	1,312	1,756
Volume of loans	$289,055	$242,338

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(1)	Includes $0.4 million and $0.9 million in second mortgages for the quarters ended March 31, 2010 and 2009, respectively.

(2)	Commercial and consumer lines of credit are included in the loan production according to the credit limit approved.

(3)	Consists of multifamily loans.

Doral Financial’s loan production for the first quarter of 2010 was $289.1 million, compared to $242.3 million for the comparable 2009 period, an increase of approximately 19.3%. The increase in Doral Financial’s loan production for the first quarter of 2010 was due to an increase in the commercial loan portfolio primarily as a result of loan production generated by the Company’s syndicated lending unit that started operations during the third quarter of 2009. The syndicated lending strategy is to acquire $5 million to $15 million participation interests in loans to U.S. mainland companies that are first underwritten by money center or regional banks, and re-underwritten by the Company’s syndicated lending unit. The increase in the commercial loan portfolio was partially offset by decreases in mortgage loan origination as well as in construction and consumer loans due primarily to the general economic conditions in Puerto Rico.

Total loan production for the first quarter 2010 increased by $46.7 million, or 19.3%, when compared to the corresponding period in 2009. The increase in loan production was impacted by (i) an increase of $54.3 million, or 25.2%, in loans originated by the Company during 2010, and (ii) a decrease of $7.6 million, or 28.4%, of production purchased from third parties. The increase in Doral Financial’s loan production for the first quarter of 2010 was due to an increase in the commercial loan portfolio primarily previously described. The increase in the commercial loan portfolio was partially offset by decreases in mortgage loan origination as well as in construction and consumer loans due primarily to the general economic conditions in Puerto Rico. The decrease in the Company’s internally originated loans is due to a number of factors including deteriorating economic conditions, competition from other financial institutions, changes in laws and regulations and the general economic conditions in Puerto Rico.

A substantial portion of Doral Financial’s total residential mortgage loan originations has consistently been composed of refinancing transactions. For the quarters ended March 31, 2010, and 2009, refinancing transactions represented approximately 88% and 82%, respectively, of the total dollar volume of internally originated mortgage loans. Doral Financial’s future results could be adversely affected by a significant increase in mortgage interest rates that may reduce refinancing activity. However, the Company believes that refinancing activity in Puerto Rico is less sensitive to interest rate changes than in the mainland United States because a significant number of refinance loans in the Puerto Rico mortgage market are made for debt consolidation purposes rather than interest savings due to lower rates.

The following table sets forth the sources of Doral Financial’s loan production as a percentage of total loan originations for the periods indicated:

TABLE G
LOAN ORIGINATION SOURCES

	Quarter Ended March 31,
	2010			2009
	Puerto Rico	US	Total	Puerto Rico	US	Total

Retail	51%	—	51%	75%	—	75%
Wholesale(1)	7%	—	7%	11%	—	11%
Housing Developments(2)	1%	4%	5%	2%	1%	3%
Other(3)	1%	36%	37%	2%	9%	11%

(1)	Refers to purchases of mortgage loans from other financial institutions and mortgage lenders.

(2)	Refers to disbursement of existing construction development loans.

(3)	Refers to commercial, consumer and multifamily loans originated through the banking subsidiaries.

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MORTGAGE LOAN SERVICING

Doral Financial’s principal source of servicing rights has traditionally been sales of loans from its internal loan production. However, Doral Financial also purchases mortgage loans and mortgage loan servicing rights. Doral Financial intends to continue growing its mortgage-servicing portfolio primarily by internal loan originations, but may also continue to seek and consider attractive opportunities for wholesale purchases of loans with the related servicing rights and bulk purchases of servicing rights from third parties.

The following table sets forth certain information regarding the total mortgage loan-servicing portfolio of Doral Financial for the periods indicated:

TABLE H
LOANS SERVICED FOR THIRD PARTIES

	As of March 31,
	2010	2009
	(Dollars in thousands, except for average size of loans serviced)

Composition of Portfolio Serviced for Third Parties at Period End:
GNMA	$2,313,848	$2,297,269
FHLMC/FNMA	3,011,320	3,356,510
Other conventional mortgage loans(1)(2)	3,222,093	3,613,734

Total portfolio serviced for third parties	$8,547,261	$9,267,513

Activity of Portfolio Serviced for Third Parties:
Beginning servicing portfolio	$8,655,613	$9,460,350
Additions to servicing portfolio	87,584	105,090
Servicing released due to repurchases	(10,100)	(19,829)
MSRs sales	(1,545)	—
Run-off(3)	(184,561)	(278,098)

Ending servicing portfolio	$8,547,261	$9,267,513

Selected Data Regarding Mortgage Loans Serviced for Third Parties:
Number of loans	102,207	109,821
Weighted- average interest rate	6.29%	6.39%
Weighted- average remaining maturity (months)	241	245
Weighted- average gross servicing fee rate	0.40%	0.40%
Average servicing portfolio(4)	$8,601,437	$9,363,932
Principal prepayments	$118,357	$167,556
Constant prepayment rate	5.22%	6.68%
Average size of loans	$83,627	$84,387
Servicing assets, net	$118,236	$104,426
Mortgage-servicing advances(5)	$30,361	$19,924
Delinquent Mortgage Loans and Pending Foreclosures at Period End:
60-89 days past due	2.48%	2.20%
90 days or more past due	4.91%	3.65%

Total delinquencies excluding foreclosures	7.39%	5.85%

Foreclosures pending	3.35%	2.69%

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(1)	Excludes $4.4 billion and $4.2 billion of mortgage loans owned by Doral Financial at March 31, 2010 and 2009, respectively.

(2)	Includes portfolios of $151.3 million and $169.0 million at March 31, 2010 and 2009, respectively, of delinquent FHA/VA and conventional mortgage loans sold to third parties.

(3)	Run-off refers to regular amortization of loans, prepayments and foreclosures.

(4)	Excludes the average balance of mortgage loans owned by Doral Financial of $4.4 billion and $4.2 billion as of March 31, 2010 and 2009, respectively.

(5)	Includes reserves for possible losses on P&I advances of $9.0 million and $8.7 million as of March 31, 2010 and 2009, respectively.

Most of the mortgage loans in Doral Financial’s servicing portfolio are secured by single (one-to-four) family residences located in Puerto Rico. At March 31, 2010 and 2009, less than one percent of Doral Financial’s mortgage-servicing portfolio was related to mortgages secured by real property located on the U.S. mainland.

The main component of Doral Financial’s servicing income is loan servicing fees, which depend on the type of mortgage loan being serviced. The servicing fees on residential mortgage loans generally range from 0.25% to 0.50% of the outstanding principal balance of the serviced loan.

The amount of principal prepayments on mortgage loans serviced for third parties by Doral Financial was $0.1 billion and $0.2 billion for the quarters ended March 31, 2010 and 2009, respectively. Total delinquencies excluding foreclosures increased from 5.85% to 7.39% from 2009 to 2010 as a result of the economic recession and general deterioration of the mortgage sector, while pending foreclosures increased from 2.69% to 3.35%, respectively. The Company does not expect significant losses related to these delinquencies since it has a liability for loans under recourse agreements and for other non recourse loans has not experienced significant losses in the past.

As part of its servicing responsibilities, in some servicing agreements, Doral Financial is required to advance the scheduled payments of principal or interest whether or not collected from the underlying borrower. While Doral Financial generally recovers funds advanced pursuant to these arrangements within 30 days, it must absorb the cost of funding the advances during the time the advance is outstanding. In the past, Doral Financial sold pools of delinquent FHA and VA and conventional mortgage loans. Under these arrangements, Doral Financial is required to advance the scheduled payments whether or not collected from the underlying borrower. While Doral Financial expects to recover a significant portion of the amounts advanced through foreclosure or, in the case of FHA and VA loans, under the applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of the large number of delinquent loans

LIQUIDITY AND CAPITAL RESOURCES

Doral Financial has an ongoing need for capital to finance its lending, servicing and investing activities. Doral Financial’s cash requirements arise mainly from loan originations and purchases, purchases and holding of securities, repayment of debt upon maturity, payment of operating and interest expenses, servicing advances and loan repurchases pursuant to recourse or warranty obligations. Sources of funds include deposits, advances from FHLB and other borrowings, proceeds from the sale of loans, and of certain available for sale investment securities and other assets, payment from loans held on the balance sheet, and cash income from assets owned, including payments from owned mortgage servicing rights and interest only strips. The Company’s Asset and Liability Committee (“ALCO”) establishes and monitors liquidity guidelines to ensure the Company’s ability to meet these needs. Doral Financial currently has and anticipates that it will continue to have adequate liquidity, financing arrangements and capital resources to finance its operations in the ordinary course of business.

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Liquidity of the Holding Company

The holding company’s principal uses of funds are the payment of its obligations, primarily the payment of principal and interest on its debt obligations. The holding company no longer directly funds any mortgage banking activities. Beyond the amount of unencumbered liquid assets at the holding company, the principal sources of funds for the holding company are principal and interest payments on the portfolio of loans, securities retained on its balance sheet and dividends from its subsidiaries, including Doral Bank PR, Doral Bank NY and Doral Insurance Agency. The existing cease and desist order applicable to the holding company requires prior regulatory approval for the payment of any dividends from Doral Bank PR to the holding company. In addition, various federal and Puerto Rico statutes and regulations limit the amount of dividends that the Company’s banking and other subsidiaries may pay without regulatory approval. No restrictions exist on the dividends available from Doral Insurance Agency, other than those generally applicable under the Puerto Rico corporation law.

Doral Financial has not paid dividends on the Company’s common stock since April 2006.

On March 20, 2009, the Company announced that in order to preserve capital the Board of Directors approved the suspension of the payment of dividends on all of its outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends is effective and commenced with the dividends for the month of April 2009 for Doral Financial’s noncumulative preferred stock and the dividends for the second quarter of 2009 for Doral Financial’s cumulative preferred stock.

Liquidity is managed at the holding company level that owns the banking and non-banking subsidiaries. It is also managed at the level of the banking and non-banking subsidiaries.

The following items have impacted the Company’s liquidity, funding activities and strategies during 2010 and 2009:

•	changes in short-term borrowings and deposits in the normal course of business;

•	repayment of certain long-term callable certificate of deposits;

•	adoption of an initiative to lengthen the brokered CD term to structurally reduce interest rate sensitivity;

•	the impact on the Company’s assets and liabilities as a result of the Company’s exposure to Lehman Brother’s Inc. in connection with repurchase agreements and forward to-be-announced agreements;

•	capital contributions to Doral Bank;

•	suspension of payment of dividends on outstanding preferred stock;

•	prepayment of FDIC insurance assessments for the years 2010-2012;

•	repurchase of loans subject to recourse arrangements or representation and warranties;

•	repurchase of GNMA defaulted loans in 2009.

The following sections provide further information on the Company’s major funding activities and needs. Also, refer to the consolidated statements of cash flows in the accompanying Consolidated Financial Statements for further information.

Liquidity of the Banking Subsidiaries

Doral Financial’s liquidity and capital position at the holding company differ from the liquidity and capital positions of the Company’s banking subsidiaries. Doral Financial’s banking subsidiaries rely primarily on deposits, including brokered deposits which are all insured so as to meet the coverage for FDIC deposit insurance up to applicable limits, borrowings under advances from FHLB and repurchase agreements secured by pledges of their mortgage loans and mortgage-backed securities and other borrowings, such as term notes backed by FHLB letters of credit and auction term funds to depository institutions granted by the Federal Reserve under TAF, as their primary sources of liquidity. The banking subsidiaries also have significant

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investments in loans and investment securities, which together with the owned mortgage servicing rights, serve as a source of cash. To date, these sources of liquidity for Doral Financial’s banking subsidiaries have not been materially adversely impacted by the current adverse liquidity conditions in the U.S. mortgage and credit markets, except for OTTI charges taken as of March 31, 2010. Please refer to Note 7 of the accompanying consolidated financial statements for additional information on OTTI charges.

Cash Sources and Uses

Doral Financial’s sources of cash as of March 31, 2010 include retail and commercial deposits, borrowings under advances from FHLB, borrowings from the Federal Reserve, repurchase financing agreements, principal repayments and sale of loans and securities.

Management does not contemplate material uncertainties in the rolling over of deposits, both retail and wholesale, and is not engaged in capital expenditures that would materially affect the capital and liquidity positions. In addition, the Company’s banking subsidiaries maintain borrowing facilities with the FHLB and at the discount window of the Federal Reserve, and have a considerable amount of collateral that can be used to raise funds under these facilities.

Doral Financial uses of cash as of March 31, 2010 include origination and purchase of loans, purchase of investment securities, repayment of obligations as they become due, dividend payments related to the preferred stock (which were suspended by the Company’s Board of Directors in March 2009 effective during the second quarter of 2009), and other operational needs. The Company also is required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of changes in interest rates, a liquidity crisis or any other factors, the Company will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity.

Primary Sources of Cash

The following table shows Doral Financial’s sources of borrowings and the related average interest rates as of March 31, 2010 and December 31, 2009:

TABLE I
SOURCES OF BORROWINGS

	As of March 31, 2010		As of December 31, 2009
	Amount	Average	Amount	Average
	Outstanding	Rate	Outstanding	Rate
	(Dollars in thousands)

Deposits	$4,586,209	2.20%	$4,643,021	2.24%
Repurchase Agreements	1,909,000	3.50%	2,145,262	3.32%
Advances from FHLB	1,472,920	2.90%	1,606,920	3.05%
Other Short-Term Borrowings	—	0.00%	110,000	0.25%
Loans Payable	329,706	6.99%	337,036	7.27%
Notes Payable	269,496	7.30%	270,838	7.30%

As of March 31, 2010, Doral Financial’s banking subsidiaries held approximately $4.4 billion in interest-bearing deposits at a weighted-average interest rate of 2.32%. For additional information on the Company’s sources of borrowings please refer to Notes 18 to 23 of the consolidated financial statements accompanying this Quarterly Report on Form 10-Q.

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The following table presents the average balance and the annualized average rate paid on each deposit type for the periods indicated:

TABLE J
AVERAGE DEPOSIT BALANCE

	Quarter Ended		Year Ended
	March 31, 2010		December 31, 2009
	Average	Average	Average	Average
	Balance	Rate	Balance	Rate
	(Dollars in thousands)

Certificates of deposit	$511,024	2.76%	$484,917	3.34%
Brokered certificates of deposits	2,784,675	2.75%	2,374,207	3.70%
Regular passbook savings	358,674	1.51%	361,217	1.69%
NOW accounts and other transaction accounts	351,488	1.13%	350,300	1.26%
Money market accounts	402,968	2.06%	390,962	2.71%

Total interest-bearing	4,408,829	2.46%	3,961,603	3.16%
Non-interest bearing	243,774	—	244,606	—

Total deposits	$4,652,603	2.33%	$4,206,209	2.97%

The following table sets forth the maturities of certificates of deposit having principal amounts of $100,000 or more at March 31, 2010.

TABLE K
CERTIFICATES OF DEPOSIT MATURITIES

Amount
(In thousands)

Certificates of deposit maturing:
Three months or less	$453,688
Over three through six months	412,324
Over six through twelve months	590,791
Over twelve months	1,495,770

Total	$2,952,573

The amounts in Table K, include $2.7 billion in brokered deposits issued in denominations greater than $100,000 to broker-dealers. As of March 31, 2010 and December 31, 2009, all brokered deposits were within the applicable FDIC insurance limit. On October 3, 2008, the President of the U.S. signed the Emergency Economic Stabilization Act of 2008 (“EESA”), which among other things, temporarily raised the basic limit on FDIC deposit insurance from $100,000 to $250,000. The temporary increase in deposit insurance became effective upon the President’s signature and was set to expire on December 31, 2009.

On May 20, 2009, the President of the U.S. signed the Helping Families Save Their Homes Act, which extends the temporary increase in the standard maximum deposit insurance amount (“SMDIA”) to $250,000 per depositor through December 31, 2013. This extension of the temporary $250,000 coverage limit became effective immediately upon the President’s signature. The legislation provides that the SMDIA will return to $100,000 on January 1, 2014.

As of both March 31, 2010 and December 31, 2009, Doral Financial’s retail banking subsidiaries had approximately $2.7 billion, in brokered deposits. Brokered deposits are used by Doral Financial’s retail banking subsidiaries as a source of long-term funds, and Doral Financial’s retail banking subsidiaries have traditionally been able to replace maturing brokered deposits. Brokered deposits, however, are generally considered a less stable source of funding than core deposits obtained through retail bank branches. Brokered-

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deposit investors are generally very sensitive to interest rates and will generally move funds from one depository institution to another based on minor differences in rates offered on deposits.

Doral Financial’s banking subsidiaries, as members of the FHLB, have access to collateralized borrowings from the FHLB up to a maximum of 30% of total assets. In addition, the FHLB makes available additional borrowing capacity in the form of repurchase agreements on qualifying high grade securities. Advances and reimbursement obligations with respect to letters of credit must be secured by qualifying assets with a market value of 100% of the advances or reimbursement obligations. As of March 31, 2010, Doral Financial’s banking subsidiaries had $1.5 billion in outstanding advances from FHLB at a weighted-average interest rate cost of 2.90%. Refer to Note 20 to the consolidated financial statements accompanying this Quarterly Report on Form 10-Q for additional information regarding such advances.

Doral Financial also derives liquidity from the sale of mortgage loans in the secondary mortgage markets. The U.S. (including Puerto Rico) secondary mortgage market is the most liquid in the world in large part because of the sale or guarantee programs maintained by FHA, VA, HUD, FNMA and FHLMC. To the extent these programs are curtailed or the standard for insuring or selling loans under such programs is materially increased, or, for any reason, Doral Financial were to fail to qualify for such programs, Doral Financial’s ability to sell mortgage loans and consequently its liquidity would be materially adversely affected.

Other Uses of Cash

Servicing agreements relating to the mortgage-backed securities programs of FNMA, FHLMC and GNMA, and to mortgage loans sold to certain other investors, require Doral Financial to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. While Doral Financial generally recovers funds advanced pursuant to these arrangements within 30 days, it must absorb the cost of funding the advances during the time the advance is outstanding. For the quarter ended March 31, 2010, the monthly average amount of funds advanced by Doral Financial under such servicing agreements was approximately $44.1 million, compared to $35.7 million for the corresponding period of 2009. To the extent the mortgage loans underlying Doral Financial’s servicing portfolio experience increased delinquencies, Doral Financial would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts. In the past, Doral Financial sold pools of delinquent FHA and VA and conventional mortgage loans. Under these arrangements, Doral Financial is required to advance the scheduled payments whether or not collected from the underlying borrower. While Doral Financial expects to recover the amounts advanced through foreclosure or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of the delinquent status of the loans. As of March 31, 2010 and December 31, 2009, the outstanding principal balance of such delinquent loans was $151.3 million and $154.2 million, respectively, and the aggregate monthly amount of funds advanced by Doral Financial was $10.9 million and $13.9 million, respectively.

When Doral Financial sells mortgage loans to third parties, which serves as a source of cash, it also generally makes customary representations and warranties regarding the characteristics of the loans sold. To the extent the loans do not meet specified characteristics investors are generally entitled to cause Doral Financial to repurchase such loans.

In addition to its servicing and warranty obligations, in the past Doral Financial’s loan sale activities have included the sale of non-conforming mortgage loans subject to recourse arrangements that generally require Doral Financial to repurchase or substitute the loans if the loans are 90 days or more past due or otherwise in default up to a specified amount or limited to a period of time after the sale. To the extent the delinquency ratios of the loans sold subject to recourse are greater than anticipated and Doral Financial is required to repurchase more loans than anticipated, Doral Financial’s liquidity requirements would increase. Please refer to “Off-Balance Sheet Activities” below for additional information on these arrangements.

In the past, Doral Financial sold or securitized mortgage loans with FNMA on a partial or full recourse basis. Doral Financial’s contractual agreements with FNMA authorize FNMA to require Doral Financial to

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post collateral in the form of cash or marketable securities to secure such recourse obligation to the extent Doral Financial does not maintain an investment grade rating. As of March 31, 2010, Doral Financial’s maximum recourse exposure with FNMA amounted to $624.2 million and required the posting of a minimum of $44.0 million in collateral to secure recourse obligations. While deemed unlikely by Doral Financial, FNMA has the contractual right to request collateral for the full amount of Doral Financial’s recourse obligations. Any such request by FNMA would have a material adverse effect on Doral Financial’s liquidity and business. Please refer to Note 26 of the accompanying consolidated financial statements and “Off-Balance Sheet Activities” below for additional information on these arrangements.

Under Doral Financial’s repurchase lines of credit and derivative contracts, Doral Financial is required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of changes in interest rates or other market conditions, Doral Financial will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity.

Regulatory Capital Ratios

As of March 31, 2010, Doral Bank PR and Doral Bank NY were in compliance with all the regulatory capital requirements that were applicable to them as a state non-member bank and federal savings bank, respectively, (i.e., total capital and Tier 1 capital to risk-weighted assets of at least 8% and 4%, respectively, and Tier 1 capital to average assets of at least 4%). However, as described below, Doral Financial is subject to a consent order pursuant to which it submitted a capital plan in which it has agreed to maintain capital ratios in excess of the prompt corrective action well capitalized floors at both the holding company and Doral Bank PR level.

Set forth below are Doral Financial’s, and its banking subsidiaries’ regulatory capital ratios as of March 31, 2010, based on existing Federal Reserve, FDIC and OTS guidelines.

TABLE L
REGULATORY CAPITAL RATIOS

	As of March 31, 2010
	Doral	Doral	Doral
	Financial	Bank PR	Bank NY

Total Capital Ratio (Total capital to risk- weighted assets)	15.1%	15.7%	16.4%
Tier 1 Capital Ratio (Tier 1 capital to risk- weighted assets)	13.8%	14.4%	15.9%
Leverage Ratio(1)	8.4%	7.4%	12.5%

(1)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

	As of December 31, 2009
	Doral	Doral	Doral
	Financial	Bank PR	Bank NY

Total Capital Ratio (Total capital to risk- weighted assets)	15.1%	15.3%	16.6%
Tier 1 Capital Ratio (Tier 1 capital to risk- weighted assets)	13.8%	14.0%	16.2%
Leverage Ratio(1)	8.4%	7.4%	13.0%

(1)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

As of March 31, 2010, Doral Financial capital levels exceeded the well capitalized thresholds under applicable federal bank regulatory definitions. In addition, as of March 31, 2010, Doral Bank PR and Doral Bank NY capital levels exceeded the well capitalized thresholds as contained in the prompt corrective action regulations adopted by the FDIC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”). Those thresholds require an institution to maintain a Leverage Ratio of at least 5%, a Tier 1

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Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and not be subject to any written agreement or directive to meet a higher specific capital ratio.

Failure to meet minimum regulatory capital requirements could result in the initiation of certain mandatory and additional discretionary actions by banking regulators against Doral Financial and its banking subsidiaries that, if undertaken, could have a material adverse effect on Doral Financial, such variety of enforcement remedies, including, with respect to an insured bank or savings bank, the termination of deposit insurance by the FDIC, and to certain restrictions on its business.

On March 17, 2006, Doral Financial entered into a consent order with the Federal Reserve, pursuant to which the Company submitted a capital plan in which it established a target minimum leverage ratio of 5.5% for Doral Financial and 6.0% for Doral Bank PR. For a detailed description of this order, please refer to Part I, Item 3. Legal Proceedings, in the Company’s 2009 Annual Report on Form 10-K.

On March 19, 2009, the Board of Directors of Doral Financial approved a capital infusion of up to $75.0 million to Doral Bank PR, of which $19.8 million was made during the first quarter of 2009. The remainder of the capital infusion authorized on March 19, 2009 was not contributed. On November 20, 2009, the Board of Directors approved an additional capital contribution of up to $100.0 million to Doral Bank PR, which was made during November and December 2009.

ASSETS AND LIABILITIES

Doral Financial’s total assets amounted to $9.7 billion at March 31, 2010, compared to $10.2 billion at December 31, 2009. Total assets at March 31, 2010, when compared to December 31, 2009 were affected by a decrease of $708.9 million in the Company’s investment securities portfolio that resulted from a combination of a sale of $1.2 billion of investment securities during the first quarter of 2010 and purchases primarily of shorter duration mortgage-backed securities as part of interest rate risk management, as well as decreases of $413.1 million in cash and due from banks and $46.2 million in other interest earning assets. These decreases were partially offset by increases in accounts receivable of $63.5 million, in mortgage servicing advances of $10.8 million and in other assets of $572.9 million. The increase in other assets was due to unsettled investment securities trades as of March 31, 2010.

Total liabilities were $8.9 billion at March 31, 2010, compared to $9.4 billion at December 31, 2009. Total liabilities as of March 31, 2010 were principally affected by a decrease in deposits of $56.8 million, primarily in retail deposits, decreases in securities sold under agreements to repurchase of $236.3 million, advances from FHLB of $134.0 million and other short term borrowings of $110.0 million, as a result of the Company’s execution of its strategy to delever the balance sheet. These decreases were partially offset by an increase in other accrued expenses and other liabilities of $39.4 million.

CAPITAL

Doral Financial’s total equity totaled $862.4 million at March 31, 2010, compared to $875.0 million at December 31, 2009.

On March 20, 2009, the Board of Directors of Doral Financial announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three outstanding series of non-cumulative preferred stock, and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock.

On May 7, 2009, the Company announced the commencement of an offer to exchange a stated amount of its shares of common stock and a cash payment in exchange for a limited number of its shares of outstanding preferred stock. The offer to exchange commenced on May 7, 2009 and expired on June 8, 2009. Each of the series of outstanding preferred stock of Doral Financial were eligible to participate in the exchange offer, subject to all terms and conditions set forth in the Tender Offer Statement that was filed with the SEC on May 7, 2009, as amended. The transaction was settled on June 11, 2009.

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Pursuant to the terms of the offer to exchange, the Company issued 2,619,710 shares of common stock and paid $3.7 million in cash in exchange for 298,986 shares of convertible preferred stock; issued 493,058 shares of common stock and paid $0.5 million in cash in exchange for 228,173 shares of Series A preferred stock; issued 234,929 shares of common stock and paid $0.2 million in cash in exchange for 217,339 shares of Series B preferred stock; and issued 606,195 shares of common stock and paid $0.6 million in cash in exchange for 560,798 shares of Series C preferred stock. Overall, $105.6 million liquidation preference of the Company’s preferred stock were validly tendered, not withdrawn and exchanged upon the terms and subject to the conditions set forth in the offer to exchange and the related letter of transmittal, which then represented 18.4% of the aggregate liquidation preference of its preferred shares. An aggregate of 1,305,296 shares of preferred stock were retired upon receipt. As a result of the exchange offer, Doral issued an aggregate of 3,953,892 shares of common stock and paid an aggregate of $5.0 million in cash premium payments. After settlement of the exchange offer, 1,266,827 shares of Series A preferred stock, 1,782,661 shares of Series B preferred stock, 3,579,202 shares of Series C preferred stock, and 1,081,014 shares of convertible preferred stock remained outstanding.

The exchange by holders of shares of the non-cumulative preferred stock for shares of common stock and payment of a cash premium resulted in the extinguishment and retirement of such shares of non-cumulative preferred stock and an issuance of common stock. The carrying (liquidation) value of each share of non-cumulative preferred stock retired and the fair value of the consideration exchanged (cash plus fair value of common stock) was treated as an increase to retained earnings and income available to common shareholders for earnings per share purposes upon the cancellation of shares of non-cumulative preferred stock acquired by the Company pursuant to the offer to exchange, in accordance with guidance of ASC 260-10, Earnings per Share, (previously EITF Topic No. D-42, The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock).

The exchange by holders of convertible preferred stock for common stock and a cash premium was accounted for as an induced conversion. Common stock and additional paid-in-capital was increased by the carrying (liquidation) value of the amount of convertible preferred stock exchanged. The fair value of common stock issued and the cash premium in excess of the fair value of securities issuable pursuant to the original exchange terms was treated as a reduction to retained earnings and net income available to common shareholders for earnings per share purposes.

As a result of the exchange offer, Doral issued an aggregate of 3,953,892 shares of common stock and paid an aggregate of $5.0 million in cash premium payments and recognized a non-cash credit to retained earnings (with a corresponding charge to additional paid in capital) of $9.4 million that was added to net income available to common shareholders in calculating earnings per share. This exchange resulted in an increase in common equity of $100.6 million and a decrease in preferred stock of $105.6 million, resulting in an increase in book value per common share of $1.63.

On November 20, 2009, the Company filed an amendment to its Registration Statement on Form S-4 (“S-4”) announcing a new offer to exchange a number of properly tendered and accepted shares of its Convertible Preferred Stock, as defined below, for newly issued shares of its common stock. The offer to exchange expired on December 9, 2009 and was settled on December 14, 2009, as defined below. Pursuant to the terms of the offer to exchange, the Company issued 4,300,301 shares of common stock in exchange for 208,854 shares of Convertible Preferred Stock, as defined below. This exchange resulted in an increase in common equity and a corresponding decrease in preferred stock of $52.2 million, as well as a non-cash charge to retained earnings of $18.0 million (with a corresponding credit to additional paid in capital) that was deducted from net income available to common shareholders in calculating earnings per share.

The effect of the two preferred stock exchanges in 2009 was to increase common equity by $152.8 million, increase book value per common share by $2.47, decreased preferred equity by $157.8 million and decrease net income available to common shareholders by $8.6 million.

On March 15, 2010, the Company filed a Registration Statement on Form S-4 announcing its offer to exchange a number of properly tendered and accepted shares of its (i) 4.75% Perpetual Cumulative Convertible Preferred Stock (the “Convertible Preferred Stock”), (ii) 7.00% Noncumulative Monthly Income Preferred

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Stock, Series A (“Series A preferred stock”), (iii) 8.35% Noncumulative Monthly Income Preferred Stock, Series B (“Series B preferred stock”), and (iv) 7.25% Noncumulative monthly Income Preferred Stock, Series C (“Series C preferred stock”), for newly issued shares of its common stock. The offer to exchange expired on March 19, 2010 and was settled on March 24, 2010. Pursuant to the terms of the offer to exchange, the Company issued 1,207,268 shares of common stock in exchange for 58,634 shares of Convertible Preferred Stock. This exchange resulted in an increase in common equity and a corresponding decrease in preferred stock of $14.7 million, as well as a non-cash charge to retained earnings of $5.1 million (with a corresponding credit to additional paid in capital) that was deducted from net income available to common shareholders in calculating earnings per share. Pursuant to the terms of the offer to exchange, the Company issued 1,304,636 shares of common stock in exchange for 314,661 shares of Series A preferred stock; issued 928,984 shares of common stock in exchange for 450,967 shares of Series B preferred stock; and issued 1,778,178 shares of common stock in exchange for 863,197 shares of Series C preferred stock. Overall, $63.3 million liquidation preference of the Company’s preferred stock were validly tendered, not withdrawn, and exchanged upon the terms and subject to the conditions set forth in the offer to exchange. An aggregate of 1,689,459 shares of preferred stock were retired upon receipt. As a result of the exchange offer, Doral Financial issued an aggregate of 5,219,066 shares of common stock. After settlement of the exchange offer, 950,166 shares of Series A preferred stock, 1,331,694 shares of Series B preferred stock, 2,716,005 shares of Series C preferred stock, and 813,526 shares of convertible preferred stock remained outstanding.

Refer to Note 29 of the accompanying financial statements for further discussion about the preferred stock conversions.

In April 2010, the Company announced that it had entered into a definitive Stock Purchase Agreement with various purchasers of the Company’s common stock, including certain direct and indirect investors in Doral Holdings Delaware LLC (“Doral Holdings”), the Company’s parent company, to raise new equity capital for the Company through a private placement. The Company raised approximately $171.0 million (net of estimated issuance costs) of non contingent capital consisting of approximately 180,000 shares of the Company’s Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock, $1.00 par value and $1,000 liquidation preference per share. Refer to Note 34 of the accompanying financial statements for additional information.

Housing and Urban Development Requirements

The Company’s mortgage operation is a U.S. Department of Housing and Urban Development (“HUD”) approved non-supervised mortgagee and is required to maintain an excess of current assets over current liabilities and minimum net worth, as defined by the various regulatory agencies. Such equity requirement is tied to the size of the Company’s servicing portfolio and ranged up to $1.0 million. The Company is also required to maintain fidelity bonds and errors and omissions insurance coverage based on the balance of its servicing portfolio. Non-compliance with these requirements could result in actions from the regulatory agencies such as monetary penalties, the suspension of the license to originate loans, among others.

As of March 31, 2010 and December 31, 2009, Doral Mortgage maintained $25.1 million and $24.4 million, respectively, in excess of the required minimum level for adjusted net worth required by HUD.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company uses fair value measurements to record certain assets and liabilities at fair value. Securities held for trading, securities available for sale, derivatives and servicing assets are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record other financial assets at fair value on a nonrecurring basis, such as loans held for sale, loans receivable and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.

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Under ASC 820-10 (SFAS No. 157), the Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 — Valuation is based upon unadjusted quoted prices for identical instruments traded in active markets.

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market, or are derived principally from or corroborated by observable market data, by correlation or by other means.

•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Under ASC 820-10 (SFAS No. 157), the Company bases fair values on the price that would be received upon sale of an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. It is Doral Financial’s intent to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in ASC 820-10 (SFAS No. 157).

Fair value measurements for assets and liabilities where there is limited or no observable market data are based primarily upon the Company’s estimates, and are generally calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the fair values represent management’s estimates and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

Approximately 23% and 29% of the Company total assets at March 31, 2010 and December 31, 2009, respectively, consisted of financial instruments recorded at fair value on a recurring basis. Assets for which fair values were measured using significant Level 3 inputs represented approximately 19% and 15% of these financial instruments at both March 31, 2010 and December 31, 2009, respectively. The fair values of the remaining assets were measured using valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements.

Refer to Note 30 of the accompanying consolidated financial statements for a discussion about the extent to which fair value is used to measure assets and liabilities, the valuation methodologies used and its impact on earnings.

OFF-BALANCE SHEET ACTIVITIES

In the ordinary course of the business, Doral Financial makes certain representations and warranties to purchasers and insurers of mortgage loans at the time of the loan sales to third parties regarding the characteristics of the loans sold, and in certain circumstances, such as in the event of early or first payment default. To the extent the loans do not meet specified characteristics, if there is a breach of contract of a representation or warranty or if there is an early payment default, Doral Financial may be required to repurchase the mortgage loan and bear any subsequent loss related to the loan. For the quarters ended March 31, 2010 and 2009, repurchases amounted to approximately $50,000 and $2.0 million, respectively. These repurchases were at fair value and no significant losses were incurred. Please refer to Item 1A. Risk Factors, “Risks Related to our Business — Defective and repurchased loans may harm our business and financial condition” below for additional information.

In the past, in relation to its asset securitization and loan sale activity, the Company sold pools of delinquent FHA, VA and conventional mortgage loans on a servicing retained basis. Following these

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transactions, the loans are not reflected on Doral Financial’s Consolidated Statements of Financial Condition. Under these arrangements, as part of its servicing responsibilities, Doral Financial is required to advance the scheduled payments of principal and interest regardless of whether they are collected from the underlying borrower. While Doral Financial expects to recover a significant portion of the amounts advanced through foreclosure or, in the case of FHA and VA loans, under the applicable FHA and VA insurance and guarantee programs, the amounts advanced tend to be greater than normal arrangements because of delinquent status of the loans. As of March 31, 2010 and December 31, 2009, the outstanding principal balance of such delinquent loans amounted to $151.3 million and $154.2 million, respectively.

In addition, Doral Financial’s loan sale activities in the past included certain mortgage loan sale and securitization transactions subject to recourse arrangements that require Doral Financial to repurchase or substitute the loan if the loans are 90-120 days or more past due or otherwise in default. The Company is also required to pay interest on delinquent loans in the form of servicing advances. Under certain of these arrangements, the recourse obligation is terminated upon compliance with certain conditions, which generally involve: (i) the lapse of time (normally from four to seven years), (ii) the lapse of time combined with certain other conditions such as the unpaid principal balance of the mortgage loans falling below a specific percentage (normally less than 80%) of the appraised value of the underlying property or (iii) the amount of loans repurchased pursuant to recourse provisions reaching a specific percentage of the original principal amount of loans sold (generally from 10% to 15%). As of March 31, 2010 and December 31, 2009, the Company’s records reflected that the outstanding principal balance of loans sold subject to full or partial recourse was $0.9 billion, for both periods. As of such date, the Company’s records also reflected that the maximum contractual exposure to Doral Financial if it were required to repurchase all loans subject to recourse was $0.8 billion, for both periods. Doral Financial’s contingent obligation with respect to such recourse provision is not reflected on Doral Financial’s consolidated financial statements, except for a liability of estimated losses from such recourse agreements, which is included as part of “Accrued expenses and other liabilities.” The Company discontinued the practice of selling loans with recourse obligations in 2005. Doral Financial’s current strategy is to sell loans on a non-recourse basis, except recourse for certain early payment defaults. For the quarters ended March 31, 2010 and 2009, the Company repurchased at fair value $7.3 million and $6.6 million, respectively, pursuant to recourse provisions.

In the past, the Company’s approach for estimating its liability for expected losses from recourse obligations was based on the amount that would be required to pay for mortgage insurance to a third party in order to be relieved of its recourse exposure on these loans. During the third quarter of 2008, Doral Financial refined its estimate for determining expected losses from recourse obligations as it began to develop more data regarding historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment. This actual data on losses showed a substantially different experience than that used for newer loans for which insurance quotes are published.

Doral Financial reserves for its exposure to recourse amounted to $9.3 million and $9.4 million and the reserve for other credit-enhanced transactions explained above amounted $9.0 million and $8.8 million as of March 31, 2010 and December 31, 2009, respectively. For additional information regarding sales of delinquent loans please refer to “Liquidity and Capital Resources” above.

The following table shows the changes in the Company’s liability of estimated losses from recourse agreements, included in the Statement of Financial Condition, for the period shown:

Quarter Ended
March 31, 2010
(In thousands)

Balance at beginning of period	$9,440
Net charge-offs/termination	(471)
Provision for recourse liability	368

Balance at end of period	$9,337

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The company enters into financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position.

The contractual amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company’s exposure to credit losses in the event of non-performance by the other party to the financial instrument for commitments to extend credit or for forward sales is represented by the contractual amount of these instruments. Doral Financial uses the same credit policies in making these commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses. Generally, the Company does not enter into interest rate lock agreements with borrowers.

The Company purchases mortgage loans and simultaneously enters into a sale and securitization agreement with the same counterparty, essentially a forward contract that meets the definition of a derivative under ASC 815-10, Derivatives and Hedging, (previously SFAS No. 133, Accounting for derivatives instruments and hedging activities), during the period between trade and settlement date.

A letter of credit is an arrangement that represents an obligation on the part of the Company to a designated third party, contingent upon the failure of the Company’s customer to perform under the terms of the underlying contract with a third party. The amount of the letter of credit represents the maximum amount of credit risk in the event of non-performance by these customers. Under the terms of a letter of credit, an obligation arises only when the underlying event fails to occur as intended, and the obligation is generally up to a stipulated amount and with specified terms and conditions. Letters of credit are used by the customer as a credit enhancement and typically expire without having been drawn upon.

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS

The tables below summarize Doral Financial’s contractual obligations, on the basis of contractual maturity or first call date, whichever is earlier, and other commercial commitments as of March 31, 2010.

TABLE M
CONTRACTUAL OBLIGATIONS

	Payment Due by Period
		Less Than			After
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(In thousands)

Deposits	$4,586,209	$3,059,024	$1,128,233	$241,553	$157,399
Repurchase agreements(1)(2)	1,909,000	807,500	486,500	615,000	—
Advances from FHLB(1)(2)	1,472,920	908,500	308,420	256,000	—
Loans payable(3)	329,706	40,443	74,583	58,940	155,740
Notes payable	269,496	3,505	5,953	10,465	249,573
Other liabilities(4)	115,212	115,212	—	—	—
Non-cancelable operating leases	43,311	5,641	10,410	7,703	19,557

Total Contractual Cash Obligations	$8,725,854	$4,939,825	$2,014,099	$1,189,661	$582,269

(1)	Amounts included in the table above do not include interest.

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(2)	Includes $288.5 million of repurchase agreements with an average rate of 3.87% and $279.0 million in advances from FHLB with an average rate of 5.41%, which the lenders have the right to call before their contractual maturities. The majority of such repurchase agreements and advances from FHLB are included in the less-than-one year category in the above table but have actual contractual maturities ranging from June 2010 to February 2012. They are included on the first call date basis because increases in interest rates over the average rate of the Company’s callable borrowings may induce the lenders to exercise their call right.

(3)	Secured borrowings with local financial institutions, collateralized by residential mortgage loans at variable interest rates tied to 3-month LIBOR. These loans are not subject to scheduled payments, but are required to be repaid according to the regular amortization and prepayments of the underlying mortgage loans. For purposes of the table above, the Company used a CPR of 10.9% to estimate the repayments.

(4)	Includes the liability for uncertain tax positions, excluding associated interest and penalties of $3.7 million that the Company expects to settle within less than one year.

TABLE N
OTHER COMMERCIAL COMMITMENTS(1)

	Amount of Commitment Expiration per Period
	Total
	Amount	Less Than			After
	Committed	1 Year	1-3 Years	3-5 Years	5 Years
	(In thousands)

Commitments to extend credit	$84,612	$77,568	$3,550	$2,780	$714
Commitments to sell loans	139,406	139,406	—	—	—
Commercial and financial standby letters of credit	25	25	—	—	—
Maximum contractual recourse exposure	752,132	—	—	—	752,132

Total	$926,175	$166,999	$3,550	$2,780	$752,846

(1)	Refer to “Off-Balance Sheet Activities” above for additional information regarding other commercial commitments of the Company.

RISK MANAGEMENT

Doral Financial’s business is subject to four broad categories of risks: interest rate risk, credit risk, operational risk and liquidity risk. Doral Financial has specific policies and procedures which have been designed to identify, measure and manage risks to which the Company is exposed.

Interest Rate and Market Risk Management

Interest rate risk refers to the risk that changes in interest rates may adversely affect the value of Doral Financial’s assets and liabilities and its net interest income.

Doral Financial’s risk management policies are designed with the goal of maximizing shareholder’s value with emphasis on stability of net interest income and market value of equity. These policies are also targeted to remain well capitalized, preserve adequate liquidity, and meet various regulatory requirements. The objectives of Doral Financial’s risk management policies are pursued within the limits established by the Board of Directors of the Company. The Board of Directors has delegated the oversight of interest rate and liquidity risks to its Risk Policy Committee.

Doral Financial’s Asset/Liability Management Committee (“ALCO”) has been created under the authority of the Board of Directors to manage the Company’s interest rate, market and liquidity risk. The ALCO is primarily responsible for ensuring that Doral Financial operates within the Company’s established asset/

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liability management policy guidelines and procedures. The ALCO reports directly to the Risk Policy Committee of the Board of Directors.

The ALCO is responsible for:

•	developing the Company’s asset/liability management and liquidity strategy;

•	establishing and monitoring of interest rate, pricing and liquidity risk limits to ensure compliance with the Company’s policies;

•	overseeing product pricing and volume objectives for banking and treasury activities; and

•	overseeing the maintenance of management information systems that supply relevant information for the ALCO to fulfill its responsibilities as it relates to asset/liability management.

Risk Identification Measurement and Control

Doral Financial manages interest rate exposure related to its assets and liabilities on a consolidated basis. Changes in interest rates can affect the volume of Doral Financial’s mortgage loan originations, the net interest income earned on Doral Financial’s portfolio of loans and securities, the amount of gain on the sale of loans and the value of Doral Financial’s servicing assets, loans, investment securities and other retained interests.

As part of its interest rate risk management practices, Doral Financial has implemented measures to identify the interest rate risk associated with the Company’s assets, liabilities and off-balance sheet activities. The Company has also developed policies and procedures to control and manage these risks and continues to improve its interest rate risk management practices. The Company currently manages its interest rate risk by principally focusing on the following metrics: (a) net interest income sensitivity; (b) market value equity sensitivity; (c) effective duration of equity; and (d) maturity/repricing gaps. Doral Financial’s Asset/Liability Management Policies provide a limit structure based on these four metrics. A single limit is defined for effective duration of equity. Net interest income sensitivity limits are set for instantaneous parallel rate shifts. Specific parallel rate shifts defined for net interest income and market value equity limits are -300 bps, −200 bps, −100 bps, +100 bps, +200 bps, and +300 bps. Net interest income sensitivity limits are established for different time horizons. Additional limits are defined for maturity/repricing mismatches, however management continues to emphasize risk management and controls based on net interest income and market value of equity sensitivity as these measures incorporate the effect of existing asset/liability mismatches. The explanations below provide a brief description of the metrics used by the Company and the methodologies/assumptions employed in the estimation of these metrics:

•	Net Interest Income Sensitivity. Refers to the relationship between market interest rates and net interest income due to the maturity mismatches and repricing characteristics of Doral Financial’s interest-earning assets, interest-bearing liabilities and off-balance sheet positions. To measure net interest income exposure to changes in market interest rates, the Company uses earnings simulation techniques. These simulation techniques allow for the forecasting of net interest income and expense under various rate scenarios for the measurement of interest rate risk exposures of Doral Financial. Primary scenarios include instantaneous parallel and non-parallel rate shocks. Net interest income sensitivity is measured for time horizons ranging from twelve to sixty months and as such, serves as a measure of short to medium term earnings risk. The basic underlying assumptions used in net interest income simulations are: (a) the Company maintains a static balance sheet; (b) full reinvestment of funds in similar product/instruments with similar maturity and repricing characteristics; (c) spread assumed constant; (d) prepayment rates on mortgages and mortgage related securities are modeled using multi-factor prepayment model; (e) non-maturity deposit decay and price elasticity assumptions are incorporated, and (f) evaluation of embedded options is also taken into consideration. To complement and broaden the analysis of earnings at risk the Company also performs earning simulations for longer time horizons.

•	Market Value of Equity Sensitivity. Used to capture and measure the risks associated with longer-term maturity and re-pricing mismatches. Doral Financial uses value simulation techniques for all financial

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components of the Statement of Financial Condition. Valuation techniques include static cash flows analyses, stochastic models to qualify value of embedded options and prepayment modeling. To complement and broaden the risk analysis, the Company uses duration and convexity analysis to measure the sensitivity of the market value of equity to changes in interest rates. Duration measures the linear change in market value of equity caused by changes in interest rates, while, convexity measures the asymmetric changes in market value of equity caused by changes in interest rates due to the presence of options. The analysis of duration and convexity combined provide a better understanding of the sensitivity of the market value of equity to changes in interest rates.

•	Effective Duration of Equity. The effective duration of equity is a broad measure of the impact of interest rate changes on Doral Financial’s economic capital. The measure summarizes the net sensitivity of assets and liabilities, adjusted for off-balance sheet positions.

Interest Rate Risk Management Strategy

Doral Financial’s current interest rate management strategy is implemented by the ALCO and is focused on reducing the volatility of the Company’s earnings and to protect the market value of equity. While the current strategy will also use a combination of derivatives and balance sheet management, more emphasis is placed on balance sheet management.

Net Interest Income Risk.  In order to protect net interest income against interest rate risk, the ALCO employs a number of tactics which are evaluated and adjusted in relation to prevailing market conditions. Internal balance sheet management practices are designed to reduce the re-pricing gaps of the Company’s assets and liabilities. However, the Company will use derivatives, mainly interest rate swaps and interest rate caps, as part of its interest rate risk management activities. Interest rate swaps represent a mutual agreement to exchange interest rate payments; one party pays fixed rate and the other pays a floating rate. For net interest income protection, Doral Financial typically enters into a fixed rate payer-float receiver swaps to eliminate the variability of cash flows associated to floating rate debt obligations.

Market Value of Equity Hedging Strategies.  Due to the composition of Doral Financial’s assets and liabilities, the Company has earnings exposure to rising interest rates. The Company measures the market value of all rate sensitive assets, liabilities and off-balance sheet positions; and the difference between assets and liabilities, adjusted by off-balance sheet positions, is termed market value of equity. The Company measures how the market value of equity fluctuates with different rate scenarios to measure risk exposure of economic capital or market value equity. Management uses duration matching strategies to manage the fluctuations of market value of equity within the long-term targets established by the Board of Directors of the Company.

Duration Risk.  Duration is a measure of the impact (in magnitude and direction) of changes in interest rates in the economic value of financial instruments. In order to bring duration measures within the policy thresholds established by the Company, management may use a combination of internal liabilities management techniques and derivative instruments. The derivatives such as interest rate swaps, treasury futures, Eurodollar futures and forward contracts may be entered into as part of the Company’s risk management.

Convexity Risk.  Convexity is a measure of how much duration changes as interest rates change. For Doral Financial, convexity risk primarily results from mortgage prepayment risk. As part of managing convexity risk management may use a combination of internal balance sheet management instruments or derivatives, such as swaptions, caps, floors, put or call options on interest rate indexes or related fixed income underlying securities (i.e. Eurodollar, treasury notes).

Hedging related to Mortgage Banking Activities.  As part of Doral Financial’s risk management of mortgage banking activities, such as secondary market and servicing assets, the Company enters into forward agreements to buy or sell mortgage-backed securities to protect the Company against changes in interest rates that may impact the economic value of servicing assets or the pricing of marketable loan production.

Hedging the various sources of interest rate risks related to mortgage banking activities is a complex process that requires sophisticated modeling, continuous monitoring and active management. While Doral

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Financial balances and manages the various aspects relating to mortgage activities, there are potential risks to earnings associated to them. The following bullets summarize some of these potential risks:

•	The valuation of MSRs are recorded in earnings immediately within the accounting period in which the changes in value occur, whereas the impact of changes in interest rates are reflected in originations with a time lag and effects on servicing fee income occurs over time. Thus, even when mortgage activities could be protected from adverse changes in interest rates over a period of time (on a cumulative basis) they may display large variations in income from period to period.

•	The degree to which the “natural hedge” associated to mortgage banking (i.e. originating and servicing) offsets changes in servicing asset valuations may be imperfect, as it may vary over time.

•	Origination volumes, the valuation of servicing assets, economic hedging activities and other related costs are impacted by multiple factors, which include, changes in the mix of new business, changes in the term structure of interest rates, changes in mortgage spreads (mortgage basis) to other rate benchmarks, and rate volatility, among others. Interrelation of all these factors is hard to predict and, as such, the ability to perfectly hedge their effects is limited.

Doral Financial’s Risk Profile

Doral Financial’s goal is to manage market and interest rate risk within targeted levels established and periodically reviewed by the Board of Directors. Interest rate sensitivity represents the relationship between market interest rates and the net interest income due to existing maturity and repricing imbalances between interest-earning assets and interest-bearing liabilities. Interest rate sensitivity is also defined as the relationship between market interest rates and the economic value of equity (referred to market value of equity or “MVE”). The interest risk profile of the Company is measured in the context of net interest income, market value of equity, maturity/repricing gaps and effective duration of equity.

The risk profile of the Company is managed by use of natural offsets generated by the different components of the balance sheet during as a result of the normal course of business operations and through active hedging activities by means of both, on-balance sheet and off-balance sheet transactions (i.e. derivative instruments) to achieve targeted risk levels.

The Company’s interest rate risk exposure may be asymmetric due to the presence of embedded options in products and transactions which allow clients and counterparties to modify the maturity of loans, securities, deposits and/or borrowings. Examples of embedded options include the ability of a mortgagee to prepay his/her mortgage or a counterparty exercising its puttable option on a structured funding transaction. Assets and liabilities with embedded options are evaluated taking into consideration the presence of options to estimate their economic price elasticity and also the effect of options in assessing maturity/repricing characteristics of the Company’s balance sheet. The embedded optionality is primarily managed by purchasing or selling options or by other active risk management strategies involving the use of derivatives, including the forward sale of mortgage-backed securities.

The Company measures interest rate risk and has specific targets for various market rate scenarios. General assumptions for the measurement of interest income sensitivity are: (1) rate shifts are parallel and instantaneous throughout all benchmark yield curves and rate indexes; (2) behavioral assumptions are driven by simulated market rates under each scenario (i.e. prepayments, repricing of certain liabilities); (3) static balance sheet assumed with cash flows reinvested at forecasted market rates (i.e. forward curve, static spreads) in similar instruments. For net interest income the company monitors exposures and has established limits for time horizons ranging from one (1) up to three (3) years, although for risk management purposes earning exposures are forecasted for longer time horizons.

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The tables below show the risk profile of Doral Financial (taking into account the derivatives set forth below) under 100-basis point parallel and instantaneous increases or decreases of interest rates, as of March 31, 2010 and December 31, 2009.

	Market Value	Net Interest Income
As of March 31, 2010	of Equity Risk	Risk(1)

+ 100 BPS	(5.1)%	(2.4)%
− 100 BPS	(2.7)%	0.9%

	Market Value of	Net Interest Income
As of December 31, 2009	Equity Risk	Risk(1)

+ 100 BPS	(9.4)%	(3.4)%
− 100 BPS	(2.4)%	(0.4)%

(1)	Based on 12-month forward change in net interest income.

The net interest income (“NII”) sensitivity measure to a one hundred (100) basis point parallel and instantaneous rate increase, based on a 12-month horizon, changed from −3.4% to −2.4% when comparing March 31, 2010 to December 31, 2009. The effect is driven by the continued efforts targeted to reduce maturity/repricing mismatches by extending the maturity in certain wholesale liabilities.

As of March 31, 2010 the market value of equity (“MVE”) showed lower sensitivity to rising interest rates when compared to December 31, 2009. The change in the MVE sensitivity to an increase of one hundred (100) basis points in market rates, from −9.4% to −5.1%, was driven by the change in the mix of the investment portfolio and the continued focus to reduce balance sheet mismatches through extension of the maturity of certain liabilities. The Company has been actively managing the balance sheet to maintain the interest rate risk measures in line with targets mainly by the use of on-balance sheet strategies. The repositioning of the investment portfolio in assets with shorter duration and limited extension risk has contributed to a reduction of $6.3 million in MVE sensitivity to a parallel and instantaneous increase of one hundred (100) basis points.

The following table shows the Company’s investment portfolio sensitivity to changes in interest rates. The table below assumes parallel and instantaneous increases and decreases of interest rates as of March 31, 2010 and December 31, 2009.

	March 31, 2010	December 31, 2009
	Change in Fair Value	Change in Fair Value
Change in Interest	of Available for Sale	of Available for Sale
Rates (Basis Points)	Securities	Securities
	(In thousands)

+200	$(144,404)	$(164,043)
+100	(65,347)	(71,675)
Base	—	—
−100	39,320	51,165
−200	57,895	103,334

Derivatives.  As described above, Doral Financial uses derivatives to manage its exposure to interest rate risk caused by changes in interest rates. Derivatives are generally either privately negotiated over-the-counter (“OTC”) contracts or standard contracts transacted through regulated exchanges. OTC contracts generally consist of swaps, caps and collars, forwards and options. Exchange-traded derivatives include futures and options.

The Company is subject to various interest rate cap agreements to manage its interest rate exposure. Interest rate cap agreements generally involve purchase of out of the money caps to protect the Company from larger rate moves and to provide the Company with positive convexity. Non-performance by the counterparty

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exposes Doral Financial to interest rate risk. The following table summarizes the Company’s interest rate caps outstanding at March 31, 2010.

TABLE O
INTEREST RATE CAPS

	Maturity	Entitled Payment	Premium	Fair
Notional Amount	Date	Conditions	Paid	Value
	(Dollars in thousands)

$ 25,000	September, 2010	1-month LIBOR over 5.00%	$205	$—
15,000	September, 2011	1-month LIBOR over 5.50%	134	—
15,000	September, 2012	1-month LIBOR over 6.00%	143	13
35,000	October, 2010	1-month LIBOR over 5.00%	199	—
15,000	October, 2011	1-month LIBOR over 5.00%	172	—
15,000	October, 2012	1-month LIBOR over 5.50%	182	21
50,000	November, 2012	1-month LIBOR over 6.50%	228	48
50,000	November, 2012	1-month LIBOR over 5.50%	545	76
50,000	November, 2012	1-month LIBOR over 6.00%	350	58

$270,000			$2,158	$216

The Company is subject to various interest rate swap agreements to manage its interest rate exposure. Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. The Company principally uses interest rate swaps to convert floating rate liabilities to fixed rate by entering into pay fixed receive floating interest rate swaps. Non-performance by the counterparty exposes Doral Financial to interest rate risk. The following table summarizes the Company’s interest rate swaps outstanding at March 31, 2010.

TABLE P
INTEREST RATE SWAPS

	Maturity	Pay	Receive	Fair
Notional Amount	Date	Fixed Rate	Floating Rate	Value
	(Dollars in thousands)

CASH FLOW HEDGE
$200,000	July, 2010	3.00%	3-month LIBOR minus 0.04%	$(2,785)
8,000	September, 2010	4.62%	1-month LIBOR plus 0.02%	(176)
3,000	September, 2011	4.69%	1-month LIBOR plus 0.02%	(179)
8,000	October, 2010	4.37%	1-month LIBOR plus 0.02%	(192)
6,000	October, 2011	4.51%	1-month LIBOR plus 0.05%	(349)
5,000	October, 2012	4.62%	1-month LIBOR plus 0.05%	(399)
15,000	November, 2010	4.42%	1-month LIBOR	(415)
15,000	November, 2011	4.55%	1-month LIBOR plus 0.02%	(921)
45,000	November, 2012	4.62%	1-month LIBOR plus 0.02%	(3,698)

$305,000				$(9,114)

Freestanding Derivatives.  Doral Financial uses derivatives to manage its market risk and generally accounts for such instruments on a mark-to-market basis with gains or losses charged to current operations as part of net gain (loss) on securities held for trading as they occur. Contracts with positive fair values are recorded as assets and contracts with negative fair values as liabilities, after the application of netting arrangements. Fair values of derivatives such as interest rate futures contracts or options are determined by reference to market prices. Fair values for derivatives purchased in the over-the-counter market are determined by valuation models and validated with prices provided by external sources. The notional amounts of

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freestanding derivatives totaled $395.0 million and $480.0 million as of March 31, 2010 and December 31, 2009, respectively. Notional amounts indicate the volume of derivatives activity, but do not represent Doral Financial’s exposure to market or credit risk. The decrease in the notional amount of freestanding derivatives with respect to December 31, 2009 is due mainly to economic hedges related to servicing assets and secondary marketing activities.

Derivatives — Hedge Accounting.  Doral Financial seeks to designate derivatives under hedge accounting guidelines when it can clearly identify an asset or liability that can be hedged pursuant to the strict hedge accounting guidelines. The notional amount of swaps treated under hedge accounting totaled $305.0 million as of both March 31, 2010 and December 31, 2009. The Company typically uses interest rate swaps to convert floating rate FHLB advances to fixed rate by entering into pay fixed receive floating swaps. In these cases, the Company matches all of the terms in the FHLB advance to the floating leg of the interest rate swap. Since both transactions are symmetrically opposite the effectiveness of the hedging relationship is high.

The following table summarizes the total derivatives positions at March 31, 2010 and December 31, 2009, respectively, and their different designations.

TABLE Q
DERIVATIVES POSITIONS

	March 31, 2010		December 31, 2009
	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value
	(In thousands)

Cash flow Hedges
Interest rate swaps	$305,000	$(9,114)	$305,000	$(10,691)
Other derivatives
Interest rate caps	270,000	216	270,000	777
Forward contracts	125,000	(669)	210,000	(1,572)

	395,000	(453)	480,000	(795)

	$700,000	$(9,567)	$785,000	$(11,486)

The following tables summarize the fair values of Doral Financial’s freestanding derivatives as well as the source of the fair values.

TABLE R
FAIR VALUE RECONCILIATION

Quarter Ended
March 31, 2010
(In thousands)

Fair value of contracts outstanding at the beginning of the period	$(795)
Changes in fair values during the period	342

Fair value of contracts outstanding at the end of the period	$(453)

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TABLE S
SOURCES OF FAIR VALUE

	Payment Due by Period
	Maturity			Maturity
	Less Than	Maturity	Maturity	in Excess	Total Fair
As of March 31, 2010	1 Year	1-3 Years	3-5 Years	of 5 Years	Value
	(In thousands)

Prices actively quoted	$(669)	$—	$—	$—	$(669)
Prices provided by internal sources	—	216	—	—	216

	$(669)	$216	$—	$—	$(453)

The use of derivatives involves market and credit risk. The market risk of derivatives arises principally from the potential for changes in the value of derivative contracts based on changes in interest rates.

The credit risk of OTC derivatives arises from the potential of counterparties to default on their contractual obligations. To manage this credit risk, Doral Financial deals with counterparties of good credit standing, enters into master netting agreements whenever possible and monitors market on pledge collateral to minimize credit exposure. Master netting agreements incorporate rights of set-off that provide for the net settlement of contracts with the same counterparty in the event of default. As a result of the ratings downgrades affecting Doral Financial, counterparties to derivatives contracts used for interest rate risk management purposes could increase the applicable margin requirements under such contracts, or could require the Company to terminate such agreements.

TABLE T
DERIVATIVE COUNTERPARTY CREDIT EXPOSURE

	March 31, 2010
			Total Exposure	Negative		Weighted Average
	Number of		At Fair	Fair	Total Fair	Contractual Maturity
Rating(1)	Counterparties(2)	Notional	Value(3)	Values	Value	(In Years)
	(Dollars in thousands)

AA−	1	$215,000	$203	$—	$203	2.20
A+	1	360,000	13	(9,114)	(9,101)	0.88
A	2	125,000	49	(718)	(669)	0.11

Total Derivatives	4	$700,000	$265	$(9,832)	$(9,567)	1.15

(1)	Based on the S&P Long-Term Issuer Credit Ratings.

(2)	Based on legal entities. Affiliated legal entities are reported separately.

(3)	For each counterparty, this amount includes derivatives with a positive fair value including the related accrued interest receivable/payable (net).

	December 31, 2009
			Total Exposure			Weighted Average
	Number of		At Fair	Negative Fair	Total Fair	Contractual Maturity
Rating(1)	Counterparties(2)	Notional	Value(3)	Values	Value	(In Years)
	(Dollars in thousands)

AA−	1	$215,000	$719	$—	$719	2.45
A+	1	360,000	58	(10,691)	(10,633)	1.12
A	2	210,000	553	(2,125)	(1,572)	0.11

Subtotal	4	$785,000	$1,330	$(12,816)	$(11,486)	1.21

(1)	Based on the S&P Long-Term Issuer Credit Ratings.

(2)	Based on legal entities. Affiliated legal entities are reported separately.

(3)	For each counterparty, this amount includes derivatives with a positive fair value including the related accrued interest receivable/payable (net).

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Credit Risk

Doral Financial is subject to credit risk with respect to its portfolio investment securities and loans receivable. For a discussion of credit risk on investment securities please refer to Note 7 of the accompanying financial statements.

Loans receivable are loans that Doral Financial holds for investment and, therefore, the Company is at risk for the term of the loans. With respect to mortgage loans originated for sale as part of its mortgage banking business, Doral Financial is generally at risk for any mortgage loan default from the time it originates the mortgage loan until the time it sells the loan or packages it into a mortgage-backed security. With respect to FHA loans, Doral Financial is fully insured as to principal by the FHA against foreclosure loss. VA loans are guaranteed within a range of 25% to 50% of the principal amount of the loan subject to a maximum, ranging from $22,500 to $50,750, in addition to the mortgage collateral.

Prior to 2006, the Company sold loans on a recourse basis as part of the ordinary course of business. As part of such transactions, the Company committed to make payments to remedy loan defaults or to repurchase defaulted loans. Please refer to “Off-Balance Sheet Activities” above for additional information regarding recourse obligations. In mid 2005, the Company discontinued the practice of selling mortgage loans with recourse, except for recourse related to early payments defaults. The residential mortgage portfolio includes loans that, at some point were repurchased pursuant to recourse obligations and, as a result, have a higher credit risk. Repurchases of delinquent loans from recourse obligations for the quarter ended March 31, 2010 amounted to $7.3 million and resulted in a loss of $0.4 million. When repurchased from recourse obligations, loans are recorded at their market value, which includes a discount for poor credit performance.

Doral Financial has historically provided land acquisition, development, and construction financing to developers of residential housing projects and, as consequence, has a relatively high credit risk exposure to this sector. Construction loans extended to developers are typically adjustable rate loans, indexed to the prime interest rate with terms ranging generally from 12 to 36 months. Doral Financial principally targeted developers of residential construction for single-family primary-home occupancy. As a result of the negative outlook for the Puerto Rico economy and its adverse effect on the construction industry, in the fourth quarter of 2007, the Company ceased financing new housing projects in Puerto Rico. The balance outstanding for the residential housing construction sector has decreased from $276.2 million as of December 31, 2009, to $264.2 million as of March 31, 2010. Management expects that the amount of loans of the construction industry will continue to decrease in subsequent years.

The first quarter of 2010 reflected lower delinquency in the construction and land portfolio compared to December 2009 due to better collections. Nevertheless, for the quarter ended March 31, 2010, absorption trends continued in a similar pattern to those experienced at the end of 2009. The overall sentiment of the housing development industry in Puerto Rico continues unchanged since the last quarter reflecting a negative outlook. Absorption for the quarter ended March 31, 2010 reflects 71% reduction versus the corresponding 2009 period. The Company expects that absorption will continue to be at low levels due to the current economic environment.

In optimizing its recovery of non-performing construction loans, as of March 31, 2010, management has determined to foreclose approximately 26 non-performing residential development properties with an outstanding balance of approximately $156.4 million in order to accelerate sales of the individual units. Most of these projects are in a mature stage of the development. If foreclosure is probable, accounting guidance requires the measurement of impairment to be based on the fair value of the collateral. Since current appraisals were not available on all these properties at quarter end, management determined its loss reserve estimates for these loans by estimating the fair value of the collateral. In doing so, management considered a number of factors including the price at which individual units could be sold in the current market, the period of time over which the units would be sold, the estimated cost to complete the units, the risks associated with completing and selling the units, the required rate of return on investment a potential acquirer may have and current market interest rates in the Puerto Rico market. Management continues to evaluate the best course of action to optimize loan recoveries on all non-performing properties, and will regularly assess all projects in choosing its course of action.

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Because most of Doral Financial’s loans are made to borrowers located in Puerto Rico and secured by properties located in Puerto Rico, the Company is subject to credit risks tied to adverse economic, political or business developments and natural hazards, such as hurricanes, that may affect Puerto Rico. The Puerto Rico economy has been in a recession since 2006. This has affected borrowers’ disposable incomes and their ability to make payments when due, causing an increase in delinquency and foreclosures rates. The Company believes that these conditions will continue to affect its credit quality. In addition, there is evidence that property values have declined from their peak. This has reduced borrowers’ capacity to refinance and increased the exposure to loss upon default. This decline in prices and increases in expected defaults are incorporated into the loss rates used for calculating the Company’s allowance for loan and lease losses.

Doral Financial mitigates loan defaults on its construction and commercial portfolios through its Loan Workout function. The function’s main responsibilities are avoiding defaults and minimizing losses upon default of relatively large credit relationships. The group utilizes relationship officers, collection specialists, attorneys and has contracted with third party service providers to supplement its internal resources. In the case of residential construction projects, the workout function monitors project specifics, such as project management and marketing, as deemed necessary. With respect to residential mortgages, the Company has developed collection and loss mitigation strategies.

The Company also engages in the restructuring and/or modifications of the debt of borrowers, who are delinquent due to economic or legal reasons, if the Company determines that it is in the best interest for both the Company and the borrower to do so. In some cases, due to the nature of the borrower’s financial condition, the restructure or loan modification fits the definition of Troubled Debt Restructuring (“TDR”) as defined by the ASC 310-40, Receivables- Troubled Debt Restructuring by Creditors and ASC 470-60, Debt-Troubled Debt Restructuring by Debtors, (previously SFAS No. 15, Accounting by Debtors and Creditors of Troubled Debt Restructurings). Such restructures are identified as TDRs and accounted for based on the provisions ASC 310-10-35, Receivables-Measurement of Loan Impairment, (previously SFAS No. 114, Accounting by Creditors for Impairment of a Loan).

During the fourth quarter of 2007, the Company started a Loan Restructuring Program (“the Program”) with the purpose of aiding borrowers with delinquent mortgage loans in returning to financial stability. The Program was designed so that borrowers that prove future payment capacity are given the opportunity of transferring past due amounts to the end of the term of the loan, thus placing the loan in current status. The Company does not reduce rates or forgive principal or interest under the Program, it simply shifts past due payments to the end of the loan for a fee. The Program was designed to comply with all laws and regulations.

For purposes of the allowance for loan and lease losses and the related provision, the Company has made the determination that Program fits under the definition of TDR. Under ASC 310-40-35, once restructured, TDRs are to be considered impaired and therefore treated for allowance for loan and lease losses purposes following the guidelines of ASC 310-10-35 ( SFAS No. 114). Under an impairment analysis of discounted cash flows, these loans would yield a present value equal to their unpaid principal balance, and accordingly, require no additional allowance for loan and lease losses. For purposes of determining the allowance for loan and lease losses, the Company has made the determination to include these restructured loans in the regular pool in accordance with ASC 450-20-25 (SFAS No. 5).

During the second quarter of 2009, the Company launched a new loss mitigation program (the “Special Repayment Plan”) for customers whose monthly net cash flows have been reduced and cannot continue to make their mortgage payments. The Special Repayment Plan lowers the monthly payment of qualifying loans through the extension of the remaining maturity by 10 years and, in some cases, a decrease of the interest rate. The program, which is similar in nature to the Home Affordable Modification Program (“HAMP”) launched by the U.S. government, does not engage in a formal modification of the mortgage note; it simply enters into a legally binding payment plan with the customer that is valid through the end of the loan or a subsequent default, whichever occurs first. The Special Repayment Plan was designed to comply with all laws and regulations.

For purposes of the allowance for loan and lease losses and the related provision, the Company has made the determination that the Special Repayment Plan fits under the definition of a TDR and accordingly,

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considers the underlying loans to be impaired and under the scope of ASC 310-10-35 ( SFAS No. 114). The Company performs a cash flow analysis for these loans in which expected monthly payments are calculated using the new amortization schedules and interest rates are discounted using the loans’ original rate. Any identified impairment results in the recognition of a provision for loan and lease losses.

The following table summarizes information regarding the Company’s outstanding TDRs for the period indicated.

	March 31, 2010
		90 and Over Days
	TDRs	Delinquency
	(In thousands)

Residential mortgage loans	$461,909	$107,438
Construction loans (including land)	117,497	97,675
Commercial loans	55,430	23,650
Consumer loans	1,474	91

Total TDRs	$636,310	$228,854

Non-performing Assets and Allowance for Loan and Lease Losses

Non-performing assets consist of loans on a non-accrual basis, other real estate owned and other non-performing assets. Loans are placed on a non-accrual basis after they are delinquent for more than 90 days, except for revolving lines of credit and credit cards that accrue interest until 180 days past due and FHA and VA loans that accrue interest until 300 days past due, or earlier if concern exists as to the ultimate collectibility of principal or interest. On a case by case basis, the Company may decide that a particular loan should be placed on non-accrual status based on the borrower’s financial condition, or, in the case of construction loans, if a given project is considered to be behind schedule or experiencing economic distress. Generally, when the loan is placed on non-accrual, all accrued but unpaid interest to date is reversed. Such interest, if collected, is credited to income in the period of the recovery, and the loan returns to accrual when it becomes current and/or collectibility is reasonably assured. The Company places in non-accrual status all residential construction loans classified as substandard whose sole source of payment are interest reserves funded by Doral Financial. For the quarters ended March 31, 2010 and 2009, Doral Financial would have recognized $6.9 million and $8.6 million, respectively, in additional interest income had all delinquent loans been accounted for on an accrual basis. This amount also includes interest reversal on loans placed on non-accrual status during the quarter.

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The following table sets forth information with respect to Doral Financial’s non-accrual loans, OREO and other NPAs as of the dates indicated:

TABLE U
NON-PERFORMING ASSETS

	As of	As of
	March 31, 2010	December 31, 2009
	(Dollars in thousands)

Non-performing loans:
Residential mortgage loans — held for sale(1)	$3,374	$4,901
Residential mortgage loans — held for investment	435,564	403,070

Total non-performing residential mortgage loans(2)	438,938	407,971

Other lending activities:
Construction loans	230,351	273,581
Commercial real estate loans	156,694	130,156
Commercial real estate loans — held for sale	749	655
Consumer loans	511	519
Commercial non-real estate loans	1,908	933
Lease financing receivable	637	1,091
Land loans	74,062	33,373

Total non-performing other lending activities	464,912	440,308

Total non-performing loans	903,850	848,279
Repossessed Units	146	101
OREO(3)	100,345	94,219

Total NPAs of Doral Financial (consolidated)	$1,004,341	$942,599

Total NPAs as a percentage of the loan portfolio, net, and OREO (excluding GNMA defaulted loans)	17.84%	16.65%
Total NPAs of Doral Financial as a percentage of consolidated total assets	10.34%	9.21%
Total non-performing loans to total loans (excluding GNMA defaulted loans)	15.92%	14.86%
Ratio of allowance for loan and lease losses to total Non-performing loans (excluding loans held for sale) at end of period(4)	16.39%	16.70%

(1)	Does not include approximately $164.9 million and $128.6 million of GNMA defaulted loans over 90 days delinquent (for which the Company has the option, but not an obligation, to buy back from the pools serviced), included as part of the loans held for sale portfolio as of March 31, 2010 and December 31, 2009, respectively.

(2)	In November 2009, the Company evaluated its non-performing assets policy and placed in accrual status all FHA loans until 300 days delinquent because the principal balance of these loans is insured or guaranteed under applicable FHA programs and interest is, in most cases, fully recovered in foreclosure proceedings. As a result of the change in policy, total non-performing residential mortgage loans exclude $76.4 million and $105.5 million of FHA loans as of March 31, 2010 and December 31, 2009, respectively.

(3)	Excludes FHA and VA claims amounting to $15.6 million as of both March 31, 2010 and December 31, 2009, respectively.

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(4)	Refer to non-performing assets and allowance for loan and lease losses above for additional information regarding the Company’s methodology for assessing the adequacy of the allowance for loan and lease losses.

Non-performing assets increased by $61.7 million, or 6.6%, during the quarter ended March 31, 2010. The increase in delinquency is mostly attributable to economic stress being experienced by borrowers during the quarter ended March 31, 2010. Macroeconomic pressure has significantly affected both early stage delinquency and cures from later delinquency segments.

Non-performing residential mortgage loans increased by $31.0 million, or 7.59%, when compared to December 31, 2009. The increase in delinquency is mostly attributable to economic stress being experienced by borrowers during the quarter ended March 31, 2010. Macroeconomic pressure has significantly affected both early stage delinquency and cures from later delinquency segments.

Doral Financial does not hold a significant amount of adjustable interest rate, negative amortization, or other exotic credit features that are common in other parts of the United States. Substantially all residential mortgage loans are conventional 30 and 15 year amortizing fixed rate loans. The following table shows the composition of the mortgage non-performing loans according to their actual loan-to-value (“LTV”) and whether they are covered by mortgage insurance. LTV ratios are calculated based on current unpaid balances and original property values.

TABLE V
COMPOSITION OF MORTGAGE NON-PERFORMING ASSETS

Collateral Type	Loan to Value	Distribution

FHA/VA loans		7.4%
Loans with private mortgage insurance		7.1%
Loans with no mortgage insurance	< 60%	14.1%
	61-80%	40.3%
	81-90%	15.3%
	Over 91%	15.8%

Total loans		100.0%

Actual loan-to-value ratios are considered when establishing the levels of general reserves for the residential mortgage portfolio. Assumed loss severity fluctuates depending on the different LTV levels of individual loans.

Doral Financial believes that the value of the OREO reflected on its Consolidated Statements of Financial Condition represents a reasonable estimate of the properties’ fair values, net of disposition costs. The fair value of the OREO is normally determined on the basis of internal and external appraisals and physical inspections. A loss is recognized for any initial write down to fair value less cost to sell. Any losses in the carrying value of the properties arising from periodic appraisals are charged to expense in the period incurred. Holding costs, property taxes, maintenance and other similar expenses are charged to expense in the period incurred.

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Detailed below is a roll-forward of the Company’s OREO properties:

	Quarter Ended
	March 31,
	2010	2009
	(In thousands)

Balance at beginning of period	$94,219	$61,340
Additions	18,722	20,162
Sales	(6,978)	(7,881)
Retirement	(2,389)	(2,584)
Lower of cost or market adjustments	(3,229)	(829)

Balance at end of period	$100,345	$70,208

During the first quarter of 2010, the Company sold 69 OREO properties, representing $7.1 million in unpaid balance. Total proceeds amounted to $6.3 million, representing the recovery of 89.3% and 98.6% of unpaid balance and book value, respectively. For the quarter ended March 31, 2009, the Company sold 152 OREO properties, representing $12.6 million in unpaid balance. Total proceeds amounted to $10.7 million, representing the recovery of 84.9% and 91.6% of unpaid balance and book value, respectively. Gains and losses on sales of OREO are recognized in other expenses in the Company’s Consolidated Statements of Operations.

During 2009, the Company improved its foreclosure functions resulting in shorter foreclosure periods, and units are entering the OREO portfolio at faster rates than in previous years, which together with the deteriorating economic conditions in Puerto Rico explains the higher additions reflected in 2009. Retirements represent properties transferred to loan portfolio or claims receivable. Generally the Company does not maintain properties for periods in excess of five years for accounting purposes.

The increase in lower of cost or market adjustments is due to the economic conditions in Puerto Rico, lower values received on appraisals and an estimated reserve for stale appraisals based on the current trend of appraisal values. The Company’s portfolio of OREO properties was composed of the following categories for the periods indicated:

	As of
	March 31,	December 31,
	2010	2009
	(In thousands)

Construction	$2,308	$1,878
Residential	81,251	76,461
Commercial Real Estate	15,438	14,283
Land secured	1,348	1,597

Balance at end of period	$100,345	$94,219

During the first quarter of 2010, non-performing construction loans (including land loans) decreased by $2.5 million, or 1%, compared to December 31, 2009. This decrease is mainly related to repayment of loans due to absorption during the quarter, as well two loans moving to the OREO portfolio. The construction portfolio is affected by the deterioration in the economy because the underlying loans’ repayment capacity is dependent on the ability to attract buyers and maintain housing prices. Construction projects financed by the Company experienced lower levels of unit sales in comparison with the 2009 corresponding period.

In optimizing its recovery of non-performing construction loans, as of March 31, 2010, management has determined to foreclose approximately 26 non-performing residential development properties with an outstanding balance of approximately $156.4 million in order to accelerate sales of the individual units. Most of these projects are in a mature stage of the development. If foreclosure is probable, accounting guidance requires the measurement of impairment to be based on the fair value of the collateral. Since current appraisals were not available on all these properties at quarter end, management determined its loss reserve estimates for these

III-93

loans by estimating the fair value of the collateral. In doing so, management considered a number of factors including the price at which individual units could be sold in the current market, the period of time over which the units would be sold, the estimated cost to complete the units, the risks associated with completing and selling the units, the required rate of return on investment a potential acquirer may have and current market interest rates in the Puerto Rico market. Management continues to evaluate the best course of action to optimize loan recoveries on all non-performing properties, and will regularly assess all projects in choosing its course of action.

During the past two years, the Company’s construction loan (including land loans) portfolio has experienced a significant increase in default rates resulting from borrowers not being able to sell finished units within the loan term. As of both March 31, 2010 and December 31, 2009, 56% of the loans within the construction (and land) portfolio were considered non-performing loans. Although the Company is taking steps to mitigate the credit risk underlying these loans, their ultimate performance will be affected by each borrower’s ability to complete the project, maintain the pricing level of the housing units within the project, and sell the inventory of units within a reasonable timeframe.

During 2009 and the first quarter of 2010, Doral Financial did not enter into commitments to fund new construction loans for residential housing projects in Puerto Rico. Commitments to fund new construction loans in New York amounted to $17.7 million and $18.6 million for the quarters ended March 31, 2010 and 2009, respectively.

The following table presents further information on the Company’s construction portfolio.

	As of	As of
	March 31, 2010	December 31, 2009
	(Dollars in thousands)

Construction loans(1)(2)	$405,772	$452,386
Total undisbursed funds under existing commitments(2)(3)	30,391	30,879
Total non-performing construction loans (2)	230,351	273,581
Net (recovery) charge offs — Construction loans(2)	(90)	17,754
Allowance for loan losses — Construction loans(2)	39,854	44,626
Non-performing construction loans to total construction loans	56.8%	60.5%
Allowance for loan losses — construction loans to total construction loans	9.8%	9.9%
Net charge-offs on an annualized basis to total construction loans	(0.1)%	3.9%

(1)	Includes $264.2 million and $276.2 million of construction loans for residential housing projects as of March 31, 2010 and December 31, 2009, respectively. Also includes $141.5 million and $176.2 million of construction loans for commercial, condominiums and multi-family projects as of March 31, 2010 and December 31, 2009, respectively.

(2)	Excludes land loans.

(3)	Includes undisbursed funds to matured loans and loans in non-accrual status that still disbursing funds.

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The following table sets forth information with respect to Doral Financial’s loans past due 90 days and still accruing as of the dates indicated. Loans included in this table are 90 days or more past due as to interest or principal and still accruing, because they are either well-secured and in the process of collection or charged-off prior to being placed in non-accrual status.

Table W — Loans past due 90 days and still accruing

	As of	As of
	March 31, 2010	December 31, 2009
	(Dollars in thousands)

Loans past due 90 days and still accruing:
Residential mortgage loans(1)	$76,443	$105,520
Commercial non-real estate loans(2)	806	1,245
Consumer loans(2)(3)	2,461	2,137

Total loans past due 90 days and still accruing	$79,710	$108,902

(1)	In November 2009, the Company placed in accrual status all Federal Housing Administration (“FHA”), Farmers Home Administration (“FMHA”) and Veteran’s Administration (“VA”) guaranteed loans less than 300 days delinquent because the principal balance of these loans is insured or guaranteed under applicable FHA, FmHA or VA programs and interest is, in most cases, fully recovered in foreclosure proceedings.

(2)	Revolving lines of credit still accruing until 180 days delinquent.

(3)	Credit cards still accruing until 180 days delinquent.

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The following table summarizes certain information regarding Doral Financial’s allowance for loan and lease losses for the periods indicated.

TABLE X
ALLOWANCE FOR LOAN AND LEASE LOSSES

	Quarter Ended March 31,
	2010	2009
	(Dollars in thousands)

Allowance for Loan and Lease Losses:
Balance at beginning of period	$140,774	$132,020
Provision (recovery) for loan and lease losses:
Construction loans	(4,862)	8,355
Residential mortgage loans	6,609	4,396
Commercial real estate loans	3,069	6,089
Consumer loans	1,886	2,464
Lease financing	(254)	349
Commercial non-real estate loans	(74)	1,285
Land secured loans	7,547	687

Total provision for loan and lease losses	13,921	23,625

Charge-offs:
Construction loans	(32)	(3,946)
Residential mortgage loans	(4,715)	(1,033)
Commercial real estate loans	(256)	(2,034)
Consumer loans	(2,139)	(2,834)
Commercial non-real estate loans	(310)	(1,837)
Lease financing	(198)	(286)

Total charge-offs	(7,650)	(11,970)

Recoveries:
Construction loans	122	—
Commercial real estate loans	50	17
Consumer loans	215	182
Commercial non-real estate loans	23	7
Leasing financing receivable	26	19

Total recoveries	436	225

Net charge-offs	(7,214)	(11,745)

Balance at end of period	$147,481	$143,900

Allowance for loan losses as a percentage of loans receivable outstanding, at the end of period	2.68%	2.73%
Provision for loan losses to net charge-offs	192.97%	201.15%
Net charge-offs on an annualized basis to average loans receivable outstanding	0.53%	0.91%
Allowance for loan and lease losses to net charge-offs on an annualized basis	504.09%	302.10%

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The following table sets forth information concerning the allocation of Doral Financial’s allowance for loan and lease losses by category and the percentage of loans in each category to total loans as of the dates indicated:

TABLE Y
ALLOCATION OF ALLOWANCE FOR LOAN AND LEASE LOSSES

	March 31, 2010		December 31, 2009
	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Loans receivable:
Construction	$39,854	7%	$44,626	8%
Residential mortgage loans	53,708	69%	51,814	70%
Commercial — secured by real estate	24,745	13%	21,883	13%
Consumer	6,918	2%	6,955	1%
Lease financing receivable	845	0%	1,383	0%
Commercial non-real estate	4,032	6%	4,281	6%
Land secured	17,379	3%	9,832	2%

Total	$147,481	100%	$140,774	100%

As of March 31, 2010, the Company’s allowance for loan and lease losses was $147.5 million, an increase of $6.7 million from $140.8 million as of December 31, 2009. The allowance for loan and lease losses was 2.68% of period-end loans receivable at March 31, 2010, compared with 2.55% at December 31, 2009.

The provision for loan and lease losses decreased $9.7 million to $13.9 million for the quarter ended March 31, 2010, from $23.6 million for the quarter ended March 31, 2009. The variance is due to adverse developments in five loans during the first quarter of 2009 which drove $11.0 million in additional provisions, together with one large commercial credit relationship for which the Company received an adverse appraisal.

Mortgage lending is the Company’s principal line of business and has historically reflected significant recoveries and low levels of losses. Nevertheless, due to current economic conditions in Puerto Rico, and increases in non-performing loans and loss severities in this portfolio, the Company increased its allowance during 2010. Non-performing residential mortgage loans increased $31.0 million, or 7.6%, and the related allowance for loan and lease losses increased $1.9 million or 3.7% during the first quarter of 2010 compared with December 31, 2009.

In 2010, charge-offs of residential mortgage loans were driven by the implementation of the Company’s real estate valuation policy under which the Company obtains assessments of collateral value for residential mortgage loans that are over 180 days past due and any outstanding balance in excess of the value of the property less cost to sell is classified as loss and written down by charging the allowance for loans and lease losses.

The general allowance for residential mortgage loans is calculated based on the probability that loans within different delinquency buckets will default and, in the case of default, the extent of losses that the Company expects to realize. In determining the probabilities of default, the Company considers recent experience of rolls of loans from one delinquency bucket into the next. Recent roll rates show that the proportion of loans rolling into subsequent buckets has been following an increasing trend throughout the year. For purposes of forecasting the future behavior of the portfolio, Doral Financial determined that it should only use the roll-rates of relatively recent months, which show a more aggressive deteriorating trend that those in older periods. Using the older historical performance would yield lower probabilities of default that may not reflect recent macroeconomic trends. Severity losses are calculated based on historical results from foreclosure and ultimate disposition of collateral. Historical results are adjusted for the Company’s expectation of housing

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prices. Severity assumptions for the residential portfolio range between 5% and 20% depending on the different loan types and loan-to-value ratios, and up to 75% for the second mortgages

The commercial real estate loan portfolio decreased during 2010 since the Company is not actively lending in this line of business. Non-performing commercial real estate loans increased $26.5 million in 2010 as a result of the deterioration in economic conditions in Puerto Rico. The allowance for loan and lease losses for this portfolio increased $2.9 million during 2010 due to portfolio behavior including the increase in non-performing loans.

The commercial non-real estate portfolio increased primarily as a result of the launch of the middle market syndicated lending unit in the second half of 2009. Non-performing loans and the allowance for the portfolio remained relatively flat during the quarter.

The consumer and lease financing portfolios continued to decrease consistent with the Company’s exit strategy for these business lines. Non-performing loans in these portfolios are stable and the allowance has decreased in the consumer portfolio as non-performing loan balances are charged-off.

In total for the quarter, the balance of non-performing loans outstanding increased $55.6 million, and the Company provided $13.9 million for loan losses. In addition, the Company had net charge-offs of $7.2 million, resulting in a net increase in the allowance for loan and lease losses of $6.7 million.

Net charge-offs for the quarter ended March 31, 2010 of $7.2 million were lower than net charge-offs for the comparable 2009 period of $11.7 million by $4.5 million. Higher charge-offs in 2009 were the result of confirmed losses in the construction and commercial portfolios.

The Company evaluates impaired loans and the related valuation allowance based on ASC 310-10-35 (SFAS No. 114). Commercial and construction loans over $1.0 million that are classified as substandard are evaluated individually for impairment. Loans are considered impaired when, based on current information and events, it is probable that the borrower will not be able to fulfill its obligation according to the contractual terms of the loan agreement.

The impairment loss, if any, on each individual loan identified as impaired is generally measured based on the present value of expected cash flows discounted and the loan’s effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. If foreclosure is probable, accounting guidance requires the measurement of impairment to be based on the fair value of the collateral. Since current appraisals were not available on all these properties at quarter end, management determined its loss reserve estimates for these loans by estimating the fair value of the collateral. In doing so, management considered a number of factors including the price at which individual units could be sold in the current market, the period of time over which the units would be sold, the estimated cost to complete the units, the risks associated with completing and selling the units, the required rate of return on investment a potential acquirer may have and current market interest rates in the Puerto Rico market.

The following table summarizes the Company’s loans individually reviewed for impairment and the related allowance:

	March 31,	December 31,
	2010	2009
	(In thousands)

Impaired loans with allowance(1)	$447,023	$346,145
Impaired loans without allowance	130,330	184,601

Total impaired loans	$577,353	$530,746

Related allowance	$67,321	$48,223
Average impaired loan portfolio	$554,050	$449,741

(1)	The increase in balance of impaired loans with allowance during the first quarter of 2010 was primarily related to $82.3 million of loans under the Company’s Special Repayment Plan.

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As part of the regular loan workout cycle, the Company charges-off the portion of specific reserves for impaired loans that it considers being confirmed losses. Accordingly, certain loans considered impaired and measured for specific reserve in accordance with ASC 310-10 (SFAS No. 114) are carried at an unpaid balance that has already been reduced by charge-offs, and therefore, carry a relatively lower dollar allowance. Under some circumstances, the economics of a particular credit relationship suggest that the underlying loans are sufficiently collateralized and that no specific reserve is necessary. ASC 310-10 (SFAS No. 114) prohibits the allocation of general reserves for those loans for which an impairment analysis has been conducted and for which no specific reserve is required. As of March 31, 2010, Doral Financial’s construction and commercial real estate portfolio includes $139.2 million of impaired loans that are adequately collateralized and, accordingly, carry no specific reserves.

Doral Financial records an allowance for all performing loans and non-performing small-balance homogeneous loans (including residential mortgages, consumer, commercial and construction loans under $1.0 million) on a group basis under the provisions of ASC 450-20-25, Contingencies- Loss Contingencies/Recognition, (previously SFAS No. 5, Accounting for Contingencies). For such loans, the allowance is determined considering the historical charge-off experience of each loan category and delinquency levels as well as economic data, such as interest rate levels, inflation and the strength of the housing market in the areas where the Company operates.

Generally, the percentage of the allowance for loan and lease losses to non-performing loans will not remain constant due to the nature of Doral Financial’s portfolio of loans, which are primarily collateralized by real estate. The collateral for each non-performing mortgage loan is analyzed to determine potential loss exposure, and, in conjunction with other factors, this loss exposure contributes to the overall assessment of the adequacy of the allowance for loan and lease losses. On an ongoing basis, management monitors the loan portfolio and evaluates the adequacy of the allowance for loan and lease losses. In determining the adequacy of the allowance, management considers such factors as default probabilities, internal risk ratings (based on borrowers’ financial stability, external credit ratings, management strength, earnings and operating environment), probable loss and recovery rates, and the degree of risk inherent in the loan portfolios. Allocated specific and general reserves are supplemented by a macroeconomic or emerging risk reserve. This portion of the total allowance for loan and lease losses reflects management’s evaluation of conditions that are not directly reflected in the loss factors used in the determination of the allowance. The conditions evaluated in connection with the macroeconomic and emerging risk allowance include national and local economic trends, industry conditions within the portfolios, recent loan portfolio performance, loan growth, changes in underwriting criteria and the regulatory and public policy environment.

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The following table sets forth information concerning the composition of Doral Financial’s allowance for loan and lease losses by loan category and whether the allowance and related provisions were calculated individually through the requirements of ASC 310-10 (SFAS No. 114) or through a general valuation allowance in accordance with the provisions of ASC 450-20-25 (SFAS No. 5):

	Construction	Residential
	and Land	Mortgage	Commercial	Consumer
	Secured	Loans	Loans	and Lease	Total
	(Dollars in thousands)

ASC 310-10 (SFAS No. 114) — Specific reserves
Unpaid balance	$352,418	$97,441	$132,530	$1,474	$583,863
Allowance for loan and lease losses	48,913	7,910	11,041	44	67,908
Allowance for loan and lease losses to unpaid principal balance	13.88%	8.12%	8.33%	2.99%	11.63%
ASC 450-20-25 (SFAS No. 5) — General allowance
Unpaid balance	192,814	3,709,287	941,633	77,897	4,921,631
Allowance for loan and lease losses	8,320	45,798	17,736	7,719	79,573
Allowance for loan and lease losses to unpaid principal balance	4.32%	1.23%	1.88%	9.91%	1.62%
Total Portfolio
Unpaid balance	545,232	3,806,728	1,074,163	79,371	5,505,494
Allowance for loan and lease losses	57,233	53,708	28,777	7,763	147,481
Allowance for loan and lease losses to unpaid principal balance	10.50%	1.41%	2.68%	9.78%	2.68%

Loans deemed by management to be uncollectible are charged to the allowance for loan and lease losses. Recoveries on loans previously charged-off are credited to the allowance. Provisions for loan and lease losses are charged to expenses and credited to the allowance in amounts deemed appropriate by management based upon its evaluation of the known and inherent risks in the loan portfolio. While management believes that the current allowance for loan and lease losses is adequate, future additions to the allowance may be necessary. If economic conditions change substantially from the assumptions used by Doral Financial in determining the allowance for loan and lease losses further increases in the allowance may be required.

Counterparty Risk

The Company has exposure to many different counterparties, and it routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, and other institutional clients. Loans, derivatives investments, repurchase agreements and other borrowings, receivables, among others (including the LBI transaction) expose the Company to counterparty risk. Many of these transactions expose the Company to credit risk in the event of default of its counterparty or client. In addition, the Company’s credit risk may be impacted when the collateral held by it cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to the Company. There can be no assurance that any such losses would not materially and adversely affect the Company’s results of operations.

The Company has procedures in place to mitigate the impact of a default among its counterparties. The Company requests collateral for most credit exposures with other financial institutions and monitors these on a regular basis. Nevertheless, market volatility could impact the valuation of collateral held by the Company and result in losses.

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Operational Risk

Operational risk includes the potential for financial losses resulting from failed or inadequate controls. Operational risk is inherent in every aspect of business operations, and can result from a range of factors including human judgment, process or system failures, or business interruptions. Operational risk is present in all of Doral Financial’s business processes, including financial reporting. The Company has adopted a policy governing the requirements for operational risk management activities. This policy defines the roles and responsibilities for identifying key risks, key risks indicators, estimation of probabilities and magnitudes of potential losses and monitoring trends.

Overview of Operational Risk Management

Doral Financial has a corporate-wide Chief Risk Officer, who is responsible for implementing the process of managing the risks faced by the Company. The Chief Risk Officer is responsible for coordinating risk identification and monitoring throughout Doral Financial with the Company’s Internal Audit group. In addition, the Internal Audit function provides support to facilitate compliance with Doral Financial’s system of policies and controls and to ensure that adequate attention is given to correct issues identified.

Internal Control Over Financial Reporting

For a detailed discussion of the Management’s Report on Internal Control Over Financial Reporting as of December 31, 2009, please refer to Part II, Item 9A. Controls and Procedures, of the Company’s 2009 Annual Report on Form 10-K.

Liquidity Risk

For a discussion of the risks associated with Doral Financial’s ongoing need for capital to finance its lending, servicing and investing activities, please refer to “Liquidity and Capital Resources” above.

General Business, Economic and Political Conditions; Puerto Rico Economy and Fiscal Condition

The Company’s business and earnings are sensitive to general business and economic conditions in Puerto Rico and the United States. Significant business and economic conditions include short-term and long-term interest rates, inflation and the strength of the Puerto Rico and U.S. economies and housing markets. If any of these conditions deteriorate, the Company’s business and earnings could be adversely affected. For example, business and economic conditions that negatively impact household income could decrease the demand for residential mortgage loans and increase the number of customers who become delinquent or default on their loans; or, a dramatically rising interest rate environment could decrease the demand for loans and negatively affect the value of the Company’s investments and loans.

Inflation also generally results in increases in general and administrative expenses. Interest rates normally increase during periods of high inflation and decrease during periods of low inflation. Please refer to “Risk Management” above for a discussion of the effects of changes of interest rates on Doral Financial’s operations.

Markets in the United States and elsewhere have experienced extreme volatility and disruption for approximately two years, continuing through the quarter ended March 31, 2010. The United States, Europe and Japan entered into recessions during 2008 that persisted through most of 2009, despite past and expected governmental intervention in the world’s major economies.

Doral Financial’s business activities and credit exposure are concentrated in Puerto Rico. Consequently, its financial condition and results of operations are highly dependent on economic conditions in Puerto Rico.

Puerto Rico’s economy is currently in a recession that commenced in the fourth quarter of the fiscal year that ended June 30, 2006, a fiscal year in which Puerto Rico’s real gross national product grew by only 0.5%. For fiscal years 2007 and 2008, Puerto Rico’s real gross national product contracted by 1.9% and 2.5%, respectively. According to the latest information published by the Puerto Rico Planning Board in February 2010, the contraction continued into fiscal year 2009 with an estimated reduction in Puerto Rico’s real gross national product of 3.4%. In addition, the Puerto Rico Planning Board announced in March 2010, that it is projecting a continuation of the contraction into fiscal year 2010 with a projected reduction of real gross national product of 3.6%.

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Future growth of the Puerto Rico economy will depend on several factors including the condition of the

United States economy, the relative stability of the price of oil imports, the exchange value of the United States dollar, the level of interest rates, the effectiveness of the recently approved changes to local tax incentive legislation, and the continuing economic uncertainty generated by the Puerto Rico government’s fiscal condition described below.

Fiscal Condition.  Puerto Rico is experiencing a fiscal crisis as a result of the structural imbalance between recurring government revenues and expenses. The structural imbalance has been exacerbated during fiscal years 2008 and 2009, with recurring government expenses significantly higher than recurring revenues, which have declined as a result of the multi-year economic contraction mentioned above. In order to bridge the deficit resulting from the structural imbalance, the Puerto Rico government has used non-recurring solutions, such as borrowing from Government Development Bank for Puerto Rico (“GDB”) or in the bond market, and postponing the payment of various government expenses, such as payments to suppliers and utilities providers. The structural deficit for fiscal year 2009 was estimated to be $3.2 billion.

Fiscal Stabilization Plan.  The new Puerto Rico government administration, which commenced on January 2, 2009 and controls the Executive and Legislative branches of government, has developed and commenced implementing a multi-year plan designed to achieve fiscal balance and restore economic growth. The fiscal stabilization plan seeks to achieve budgetary balance on or before fiscal year 2013, while addressing expected fiscal deficits in the intervening years through the implementation of a number of initiatives, including the following: (i) a $2.0 billion operating expense reduction plan during fiscal year 2010, through government reorganization and reduction of operating expenses, including payroll as the main component of government expenditures; (ii) a combination of temporary and permanent tax increases, coupled with additional tax enforcement measures; and (iii) a bond issuance program through Puerto Rico Sales Tax Financing Corporation (“COFINA” by its Spanish-language acronym). Before the temporary measures expire in 2013, the administration intends to design and adopt a comprehensive reform of the tax system and a long-term economic development plan to complement the economic reconstruction and supplemental stimulus initiatives described below.

The proceeds expected to be obtained from the COFINA bond issuance program will be used to repay existing government debt (including debts with GDB), finance operating expenses of the Commonwealth for fiscal years 2009 through 2011 (and for fiscal year 2012, to the extent included in the government’s annual budget for such fiscal year), including costs related to the implementation of a workforce reduction plan, the funding of an economic stimulus plan, as described below, and for other purposes to address the fiscal imbalance while the fiscal stabilization plan is being implemented. The fiscal stabilization plan seeks to safeguard the investment grade ratings of the Commonwealth’s general obligation debt and lay the foundation for sustainable economic growth. Legislation was enacted during 2009 authorizing the implementation of all the measures in the fiscal stabilization plan.

Economic Reconstruction Plan.  The current Puerto Rico government administration has also developed and commenced implementing a short-term economic reconstruction plan. The cornerstone of this plan is the implementation of U.S. federal and local economic stimuli. Puerto Rico will benefit from the American Recovery and Reinvestment Act of 2009 (“ARRA”) enacted by the U.S. government to provide a stimulus to the U.S. economy in the wake of the global economic downturn. Puerto Rico expects to receive approximately $6.0 billion in the aggregate from ARRA during the current fiscal year and the next fiscal year, which includes tax relief, expansion of unemployment benefits and other social welfare provisions, and domestic spending in education, health care, and infrastructure, among other measures. The administration will seek to complement the U.S. federal stimulus with additional short- and medium term supplemental stimulus measures seeking to address specific local challenges and providing investment in strategic areas. These measures include a local $500.0 million economic stimulus plan to supplement the federal plan. The local stimulus is composed of three main elements: (i) capital improvements; (ii) stimulus for small and medium-sized businesses; and (iii) consumer relief in the form of payments to retirees, mortgage-debt restructuring for consumers that face risk of default, and consumer stimulus for the purchase of housing. In addition, to further stimulate economic development and cope with the fiscal crisis, the administration has established a legal framework via

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legislation approved in June 2009, to authorize and promote the use of public-private partnerships to finance and develop infrastructure projects and operate and manage certain public assets.

The new administration is also developing a comprehensive long-term economic development plan aimed at improving Puerto Rico’s overall competitiveness and business environment and increasing private-sector participation in the Puerto Rico economy. As part of this plan, the administration will emphasize (i) the simplification and shortening of the permitting and licensing process; (ii) the strengthening of the labor market by encouraging greater labor-force participation and bringing out-of date labor laws and regulations in line with U.S. and international standards and (iii) the adoption of a new energy policy that seeks to lower energy costs and reduce energy-price volatility by reducing Puerto Rico’s dependence on fossil fuels, particularly oil, through the promotion of diverse, renewable-energy technologies. One of these goals was accomplished on December 1, 2009, when the Puerto Rico Governor signed Act. No. 161, which overhauls the existing permitting and licensing process in Puerto Rico in order to provide for a leaner and more efficient process that is expected to foster economic development.

The Company cannot predict at this time the impact that the current fiscal situation of the Commonwealth of Puerto Rico and the various legislative and other measures adopted by the Puerto Rico government in response to such fiscal situation will have on the Puerto Rico economy and on Doral Financial’s financial condition and results of operations.

The Company operates in a highly competitive industry that could become even more competitive as a result of economic, legislative, regulatory and technological changes. The Company faces competition in such areas as mortgage and banking product offerings, rates and fees, and customer service. In addition, technological advances and increased e-commerce activities have, generally, increased accessibility to products and services for customers which has intensified competition among banking and non-banking companies in the offering of financial products and services, with or without the need for a physical presence.

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You can now access your Doral Financial Corporation account online.
Access your Doral Financial Corporation account online via Investor ServiceDirect® (ISD).
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Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting to be held on             , 2010. The proxy card, the proxy statement, the notice of special meeting and the Corporation’s Annual report on Form 10-K for the year ended December 31, 2009 are available at http://bnymellon.mobular.net/bnymellon/DRL.
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Doral Financial Corporation
1451 F.D. Roosevelt Ave.
San Juan, Puerto Rico 00920-2717
PROXY
SOLICITED BY THE BOARD OF DIRECTORS FOR SPECIAL MEETING OF SHAREHOLDERS
      The undersigned holder of Common Stock of Doral Financial Corporation (the "Corporation") hereby authorizes and appoints James E. Gilleran, Glen R. Wakeman and Enrique R. Ubarri, or any one or more of them, as proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Shareholders of the Corporation to be held at Doral Financial Plaza Building, 1451 F. D. Roosevelt Ave., Second floor, San Juan, Puerto Rico beginning at 9:00 a.m. AST, on             , 2010 and any adjournment or adjournment of said meeting and thereat to vote and act with respect to all the shares of Common Stock of Corporation that the undersigned would be entitled to vote if then personally present in accordance with the instructions listed on the reverse hereof.
     Such proxies may vote in their discretion upon such other businesses may properly be brought before the meeting or any adjournment thereof. The Corporation at present has no knowledge of any other business that may be brought before the meeting.
     Receipt of the Notice of Meeting and the related Proxy Statement is hereby acknowledged.

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